Filed pursuant to Rule 424(b)(3)
Registration Nos. 333-220288 and
333-220288-01

PROSPECTUS SUPPLEMENT NO. 7
to Prospectus dated
December 1, 2017

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GWG HOLDINGS, INC.

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This prospectus supplement no. 7 filed under Rule 424(b)(3) supplements and amends our prospectus dated December 1, 2017 and all subsequent prospectus supplements (collectively, the “prospectus”). Among other things, this prospectus supplement updates the disclosure in the prospectus based upon the contents of our Annual Report on Form 10-K for the year ended December 31, 2018 (filed with the Securities and Exchange Commission (the “SEC”) on July 9, 2019) and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2019 (filed with the SEC on August 5, 2019), and the contents of certain other filings made by us under the Securities Exchange Act of 1934, as amended.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This prospectus supplement is part of the prospectus and either it or its contents must accompany the prospectus to satisfy the prospectus-delivery requirements under the Securities Act of 1933.

The date of this prospectus supplement is August 7, 2019

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GWG HOLDINGS, INC.

____________________________

1,000,000 Units of L Bonds
($1,000,000,000)

We are a financial services company committed to transforming the alternative asset industry with disruptive and innovative products and services. In 2018 and early 2019 we consummated a series of transactions (as more fully described in this prospectus supplement) with Beneficient (as defined below) that has resulted in a significant reorientation of our business and capital allocation strategy towards an expansive and diverse exposure to alternative assets.

We are offering up to 1,000,000 Units of L Bonds (the “L Bonds”) at $1,000 principal amount per whole Unit, representing $1,000,000,000 in aggregate principal amount of L Bonds. As of the date of this prospectus supplement, we have sold previously $515.9 of L Bonds in this offering. This is a continuous offering and there is no minimum amount of L Bonds that must be sold before we can use any of the proceeds. The proceeds from the sale of the L Bonds will be paid directly to us following each sale and will not be placed in an escrow account. We intend to use the net proceeds from the offering of the L Bonds to grow our alternative asset exposure, primarily through investments in Beneficient in the form of equity investments or loans, and to meet our other obligations, including debt obligations. The minimum investment in L Bonds is 25 Units, or $25,000. Investments in excess of the minimum amount may be made in any number of whole Units. The L Bonds will be sold with varying maturity terms, interest rates and frequency of interest payments, all as set forth in this prospectus supplement and in further supplements we publish from time to time. Depending on our capital needs and the amount of your investment, L Bonds with certain maturity terms may not always be available. Although we will periodically establish and change interest rates on unsold L Bonds offered under this prospectus supplement, once an L Bond is sold, its interest rate will not change during its term (subject, however, to the extension and renewal provisions of the L Bond). Upon maturity, and subject to the terms and conditions described in this prospectus supplement, the L Bonds will be automatically renewed for the same or lesser term at the interest rate we are offering at that time to other investors with similar aggregate L Bond portfolios for L Bonds of the same maturity, unless redeemed upon maturity at our or your election.

Obligations under the L Bonds are secured by substantially all the assets of GWG Holdings (the most significant components of which are cash and investments in subsidiaries), and by a guarantee and corresponding grant of a security interest in substantially all the assets of our subsidiary, GWG Life, LLC. As a guarantor, GWG Life has fully and unconditionally guaranteed the payment of principal and interest on the L Bonds. Substantially all of our life insurance assets are held by GWG DLP Funding IV, LLC (DLP IV), which is a wholly owned subsidiary of GWG Life. The policies held by DLP IV are not collateral for the L Bond obligations but serve instead as collateral for our senior credit facility. These facts present the risk to investors that the collateral security that we and GWG Life have granted for our obligations under the L Bonds may be insufficient to repay the L Bonds upon an event of default.

Cover continued on next page

The date of this prospectus supplement is August 7, 2019

We may call and redeem the entire outstanding principal and accrued but unpaid interest of any or all of the L Bonds at any time, and from time to time, without penalty or premium. L Bond holders will have no right to put (that is, require us to redeem) any L Bond prior to its due date unless in the case of a holder’s death, bankruptcy or total permanent disability. In the event we agree to redeem L Bond upon the request of an L Bond holder — other than after death, bankruptcy or total permanent disability of such holder — we will impose a redemption fee of 6% against the outstanding principal balance of the redeemed L Bond. This redemption fee will be subtracted from the amount paid.

We do not intend to list our L Bonds on any securities exchange during the offering period, and we do not expect a secondary market in the L Bonds to develop. As a result, you should not expect to be able to resell your L Bonds regardless of how we perform. Accordingly, an investment in our L Bonds is not suitable for investors that require liquidity in advance of their L Bond’s maturity date.

We maintain senior borrowing arrangements that subordinate to our senior lenders the right to payment on, and the collateral securing, the L Bonds. In addition, these borrowing arrangements restrict our receipt of distributions from our operating subsidiaries, subject to certain exceptions. These provisions will restrict cash flows available for payment of principal and interest on the L Bonds. From time to time we may add or replace senior lenders and the particular arrangements under which we borrow from them.

Investing in our L Bonds may be considered speculative and involves a high degree of risk, including the risk of losing your entire investment. See “Risk Factors” beginning on page 17 to read about the risks you should consider before buying our L Bonds. The L Bonds are only suitable for persons with substantial financial resources and with no need for liquidity in this investment.

Please read this prospectus supplement and the accompanying prospectus before investing and keep it for future reference. We file annual, quarterly and current reports with the SEC. This information will be available free of charge by contacting us at 220 South Sixth Street, Suite 1200, Minneapolis, MN 55402, or by phone at (612) 746-1944. This information may also be accessed on our website at www.gwgh.com, and the SEC maintains a website at www.sec.gov that contains this information.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The L Bonds will be offered and sold on a best-efforts basis by Emerson Equity LLC, a registered broker-dealer and member of the Financial Industry Regulatory Authority (“FINRA”). Emerson Equity will be our dealer manager for the L Bonds in this offering for purposes of the Securities Act of 1933. Our dealer manager will enter into participating dealer agreements with certain other broker-dealers that are members of FINRA, referred to as “selling group members,” to authorize those broker-dealers to sell our L Bonds. We will pay Emerson Equity a selling commission ranging from 0.75% to 5.00% of the principal amount of L Bonds sold, depending on the L Bonds’ maturity date. We will also pay Emerson Equity additional compensation consisting of those items set forth in footnote (1) to the table below. The dealer manager will share its commissions and additional compensation, other than its dealer manager fee, with selling group members pursuant to the terms of each participating dealer agreement. The total amount of the selling commissions and additional compensation (including reimbursements, non-transaction-based and non-cash compensation) paid to Emerson Equity and any other FINRA member in the course of offering and selling L Bonds will not exceed 8.00% of the aggregate gross offering proceeds we receive from the sale of L Bonds. We also may sell L Bonds at a discount from the public offering price through appropriate and designated distribution channels. See “Plan of Distribution” and “Use of Proceeds” for further information.

	Units	Price to Investors	Aggregate Commission, Fees, and Expense Allowances(1)(2)	Net Proceeds to Company
Minimum Investment	25	$25,000	$2,000	$23,000
Maximum Investment	1,000,000	$1,000,000,000	$80,000,000	$920,000,000

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(1)      Assumes an average sales commission of 5.00%. As explained above, actual commissions will vary based on the term of the L Bonds sold. Nevertheless, the total amount of selling commissions and additional compensation (consisting of (i) a dealer-manager fee payable to the dealer manager in an amount equal to 0.50% of the principal amount of all L Bonds sold; (ii) an accountable expense allowance payable to the selling group members as described in the “Plan of Distribution,”

which may include due-diligence expenses of the dealer manager and selling group members set forth in a detailed and itemized invoice; (iii) wholesaling fees, which may consist of commissions and non-transaction-based compensation of the wholesalers; (iv) non-cash compensation; and (v) up to a 1.00% reallowance to selling group members) will not exceed 8.00% of the aggregate gross offering proceeds we receive from the sale of L Bonds. Accordingly, and assuming the sale of all $1,000,000,000 in principal amount of bonds offered hereby, the maximum amount of selling commissions we can pay is 5.00% of the gross offering proceeds we receive from the sale of the L Bonds (or $50,000,000), and the maximum amount of additional compensation we can pay will not exceed 3.00% of the aggregate gross offering proceeds we receive from the sale of the L Bonds (or $30,000,000). See “Plan of Distribution” for further information.

(2)      Emerson Equity has agreed to offer the L Bonds on a “best efforts” basis.

(3)      Net Proceeds to Company based on the Minimum Investment are calculated after deducting (i) selling commissions and (ii) additional compensation (consisting of the dealer-manager fee, a wholesaling fee, an accountable expense allowance and non-transaction-based and non-cash selling compensation). We expect that our own offering expenses, consisting of legal, accounting, printing, mailing, registration, qualification and associated securities offering filing costs and expenses, will through the course of the offering aggregate to approximately $1,200,000, but for purposes of illustrating the Net Proceeds to Company based on the Minimum Investment, those offering expenses of $1,200,000 are not reflected.

(4)      Net Proceeds to Company based on the Maximum Offering of 1,000,000 L Bond Units (representing $1,000,000,000 in aggregate principal amount) are calculated as described in footnote (3) above, but also before deducting our estimated offering-related expenses of $1,200,000.

L Bonds will be sold as “Units,” with each whole Unit representing $1,000 in principal amount of L Bonds. Throughout this prospectus supplement, we refer to L Bond Units simply as “L Bonds.” We will issue the L Bonds in book-entry form, certificated form, or in the form of a global certificate deposited with a depositary. Depending on the manner in which you purchase L Bonds, you may not receive a physical certificate representing your L Bonds. In all cases, however, we will deliver written confirmation to purchasers of L Bonds. Bank of Utah will act as trustee for the L Bonds.

The current interest rates for the L Bonds based on their applicable maturity is set forth in the table below.

Maturity Term	Interest Rate (%)
2 years	5.50
3 years	6.25
5 years	7.50
7 years	8.50

We may change the interest rates applicable to unsold L Bonds from time to time during this offering, in which case the applicable interest rates will be set forth in a supplement to this prospectus. Once an L Bond is sold, the interest rate will not change during its term (subject, however, to the extension and renewal provisions contained in that L Bond).

GWG Holdings, Inc.
220 South Sixth Street, Suite 1200
Minneapolis, MN 55402
Tel: (612) 746-1944
Fax: (612) 746-0445

i

ABOUT THIS PROSPECTUS

We have prepared this prospectus supplement and the accompanying prospectus as part of a registration statement that we filed with the SEC for our continuous offering of L Bonds.

The registration statement we filed with the SEC includes exhibits that provide more detailed descriptions of the matters discussed in this prospectus supplement and the accompanying prospectus and certain information that is incorporated by reference. You should read this prospectus supplement and the accompanying prospectus, the related exhibits filed with the SEC, and any further prospectus supplement(s), together with additional information described below under “Where You Can Find More Information,” and the documents that are incorporated, or deemed to be incorporated, by reference into the accompanying prospectus. Any statement that we make in this prospectus supplement will be modified or superseded by any inconsistent statement made by us in a subsequent prospectus supplement (or other disclosure incorporated into the accompanying prospectus by reference). This prospectus supplement and the accompanying prospectus contain summaries of certain other documents, which summaries contain all material terms of the relevant documents and are believed to be accurate, but reference is hereby made to the full text of the actual documents for full and complete information concerning those documents. All documents relating to this offering, if readily available to us, will be made available to a prospective investor or its representatives upon request.

The L Bonds will be issued under an amended and restated indenture, as may be amended or supplemented from time to time (referred to herein as the “indenture”). This prospectus supplement and the accompanying prospectus are qualified in their entirety by the terms of that indenture filed with SEC as an exhibit to the registration statement of which the accompanying prospectus is a part. All material terms of the indenture are summarized in this prospectus supplement and the accompanying prospectus. You may obtain a copy of the indenture upon written request to us or online at www.sec.gov.

The indenture trustee did not participate in the preparation of this prospectus supplement or the accompanying prospectus and makes no representations concerning the L Bonds, the collateral, or any other matter stated in this prospectus supplement and the accompanying prospectus. The indenture trustee has no duty or obligation to pay the L Bonds from their funds, assets or capital or to make inquiry regarding, or investigate the use of, amounts disbursed from any account.

You should rely only on the information contained in this prospectus supplement and the accompanying prospectus, as the same may be supplemented by further prospectus supplements or other public disclosure incorporated into the accompanying prospectus by reference. Neither we nor the dealer manager have authorized any other person to provide you with any information different from that contained in this prospectus supplement and the accompanying prospectus, a supplement, information incorporated into this prospectus by reference, or information furnished by us upon request as described herein. The information contained in this prospectus supplement is complete and accurate only as of the date of this prospectus supplement, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or sale of our securities.

No information contained herein, nor in any prior, contemporaneous or subsequent communication should be construed by a prospective investor as legal or tax advice. Each prospective investor should consult its, his or her own legal, tax and financial advisors to ascertain the merits and risks of the transactions described herein prior to purchasing the L Bonds. This written communication is not intended to be written advice as defined in Circular 230 published by the U.S. Treasury Department.

In this prospectus supplement, we use the term “day” to refer to a calendar day, and we use the term “business day” to refer to any day other than Saturday, Sunday, a legal holiday or a day on which banks in New York City are authorized or required to close.

INDUSTRY AND MARKET DATA

The industry and market data used throughout this prospectus supplement and the accompanying prospectus have been obtained from our own research, surveys or studies conducted by third parties and industry or general publications. Industry publications and surveys generally state that they have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. We believe that each of these studies and publications is reliable.

HOW TO PURCHASE L BONDS

If, after carefully reading this entire prospectus supplement and the accompanying prospectus, obtaining any other information requested and available, and being fully satisfied with the results of pre-investment due-diligence activities, you would like to purchase L Bonds, you will have two different ways in which to consummate a purchase: (1) DTC settlement, or (2) direct settlement with the Company.

1. Depositary Trust Company Settlement (DTC settlement).    You can place an order for the purchase of L Bonds using DTC Settlement through your selling group member (i.e., your broker-dealer). A selling group member using this service will have an account with a DTC participant in which your funds will be placed to facilitate a closing on our periodic DTC closing cycle (typically, closings will occur on a bi-monthly cycle). Orders may be placed until the cyclical order due date. Orders will be executed by your selling group member electronically and you must coordinate with your selling group member’s registered representative to pay the full purchase price for the L Bonds by the trade date. You will be credited with ownership of an L Bond on the second business day following the periodic DTC closing cycle in which the purchase is made. Nevertheless, interest will accrue for a period of 15 or 30 days for the month in which your purchase is made, depending on when during the DTC closing cycle your purchase is made. Your purchase price for L Bonds purchased in this way will not be held in escrow. This process is different if you purchase L Bonds through direct settlement with the Company as described below.

2. Direct Settlement with the Company.    If you wish to purchase L Bonds through direct settlement with the Company, then you must complete, execute and return the Subscription Agreement to us together with a certified check or personal check payable to the order of “GWG Holdings, Inc. — Subscription Account” (or wire sent to the Subscription Account) equal to the principal amount of L Bonds you wish to purchase. You will be credited with ownership of an L Bond, and interest will begin to accrue, from the date on which your fully paid subscription is accepted. If you are working with a selling group member, your subscription materials and the wire transfer, certified check or personal check should be delivered to your selling group member, who will deliver it to us at the following address:

GWG Holdings, Inc.
220 South Sixth Street, Suite 1200
Minneapolis, MN 55402

Wire Instructions
GWG Holdings, Inc. — Subscription Account
Account: 500023916
Routing: 091310521
Bank Name: Bell State Bank & Trust

Your purchase is subject to our acceptance. All information provided is confidential and will be disclosed only to our directors, officers and employees who need to know, affiliates, the managing broker-dealer, legal counsel and, if required, to governmental authorities and self-regulatory organizations or as otherwise required by law. For your purchase to be effective as of the first business day of a calendar month, your completed and executed Subscription Agreement, together with your related funds, must be received and accepted by us on or prior to the final settlement date (settlement dates normally occur on a bi-monthly basis).

Upon our receipt of the signed Subscription Agreement and acceptance of your purchase, we will notify you of such acceptance. In our sole discretion, we may accept or reject any purchase, in whole or in part. In the event we do not accept your purchase of L Bonds for any reason, we will promptly return your payment. We may terminate or suspend this offering at any time, for any reason or no reason, in our sole discretion. You may obtain a copy of the Subscription Agreement from our website at www.gwgh.com, from your selling group member (if you are working with one), or by contacting us at 1-877-494-2388.

COVERED SECURITY

Our L Bonds are a “covered security.” The term “covered security” applies to securities exempt from state registration pursuant to Section 18 of the Securities Act of 1933. Generally, securities listed on national exchanges are the most common type of covered security exempt from state registration. A non-traded security also can be a covered security if it has a seniority greater than or equal to other securities from the same issuer that are listed on a national exchange. Our L Bonds are a covered security because they will be senior to our common stock, which is listed on The Nasdaq Capital Market, and therefore our offering of L Bonds is exempt from state registration.

Although the status of our L Bonds as a “covered security” will facilitate their purchase and sale to a broader range of investors than would otherwise be available to us, and although the offer and sale of a “covered security” generally involves fewer issuance costs to the issuer of such securities, our L Bonds are not a suitable purchase for all investors. Investors are urged to read carefully the risk factors relating to our business and our Company contained in the Risk Factors section of this prospectus beginning on page 17. In addition, investors should understand that because our L Bonds are a “covered security” exempt from state securities regulations, neither our Company, the L Bonds, or any other aspects of this offering have been the subject of any merit-based review by state securities regulators.

QUESTIONS AND ANSWERS ABOUT THIS OFFERING

The following questions and answers about this offering highlight material information regarding us and this offering that you may wish to review. Nevertheless, you should read this entire prospectus, including the section entitled “Risk Factors,” before deciding to purchase our L Bonds.

Can you explain and clarify the interplay between GWG Holdings, Inc. and GWG Life, LLC and its subsidiaries in relation to the L Bonds and the registration statement?

GWG Holdings, Inc. will be issuing the L Bonds, receiving all proceeds from the sale of L Bonds, and will be the only entity making regular payments on the L Bonds. Nevertheless, because a significant amount of our consolidated assets is held in our subsidiary GWG Life, LLC (and its own subsidiaries), GWG Life is a guarantor of our obligations under the L Bonds. As guarantor of the L Bonds, SEC rules require that GWG Life be included as a co-registrant under this registration statement. GWG Life will not, however, be otherwise involved in the offering of L Bonds.

It seems as though you are offering several L Bonds with different interest rates and maturities but calling them all L Bonds. Is this the case?

All bonds we issue in this offering will have identical terms, excepting only (1) the interest rate and (2) the maturity length or “term.” In this regard, we have essentially created multiple classes of L Bonds, similar to how companies may have different classes of stocks with slightly different economic rights. Currently, we are offering four classes of L Bonds, as follows:

•        “Class 2-2” L Bonds will mature two years from their issuance and accrue interest at 5.50% per annum.

•        “Class 3-2” L Bonds will mature three years from their issuance and accrue interest at 6.25% per annum.

•        “Class 5-2” L Bonds will mature five years from their issuance and accrue interest at 7.50% per annum.

•        “Class 7-2” L Bonds will mature seven years from their issuance and accrue interest at 8.50% per annum.

The economic terms for each L Bond in any particular class will be identical to all other L Bonds in the same class (other than the date of maturity). In the event we adjust the interest rate for any class of bonds we offer, we will create a new class of L Bonds. Upon the renewal of any L Bonds we have sold, any new interest rate applied to an L Bond will be applied to all L Bonds in the same class.

Your prospectus supplement states that the interest rate for the L Bonds may be adjusted from time to time during the course of the offering. Will any such adjustment apply retroactively to L Bonds already issued?

No. Once you purchase an L Bond, the interest rate on that L Bond will not change during the entirety of its original term. The interest rate on an issued L Bond may, however, be adjusted upon renewal of that L Bond. In any such case, we will advise you of any different interest rate that may apply to your L Bond upon renewal. In sum, any new interest rates for the L Bonds will apply only to newly issued L Bonds sold or renewed after the date of any interest rate change. Our decision to change interest rates depends on numerous factors, including but not limited to things such as market interest rates, our capitalization, the demand for our L Bonds, the life settlement market in general, our capital requirements, and other factors. Please see “Description of the L Bonds — Interest Rate.”

How do I subscribe for L Bonds, and what is the settlement process?

L Bonds may be purchased either directly from the Company or through your broker-dealer (also referred to in this prospectus as a selling group member), who utilizes a participant in the DTC system and offers “DTC settlement.”

If you purchase directly from the Company, you will send your completed and executed Subscription Agreement, together with your subscription amount to us at the address listed in “How to Purchase L Bonds.” Your subscription amount is the principal amount of L Bonds you wish to purchase, and should be paid through a certified check or personal check payable to the order of “GWG Holdings, Inc. — Subscription Account.” In lieu of paying by check, you may wire your subscription amount to the account referenced in “How to Purchase L Bonds.” If you are working with a broker-dealer or other investment professional, your broker-dealer or professional will gather and send in the required information on your behalf, and may facilitate your payment of the subscription amount.

Once we have received your subscription amount and required documentation, we will either reject or accept your subscription. If accepted, you will be credited with ownership of the L Bond, we will have immediate access to your subscription amount and you will start to accrue interest on your investment at the rate applicable to the L Bond you have purchased. If you purchase directly from the Company, your L Bond will ordinarily be issued in book-entry (or, if requested, certificated) form and payments will be made directly into the account you indicate in your Subscription Agreement.

Purchasing through a DTC participant is a slightly different process. In this case, you will provide your order for the purchase of L Bonds to your broker-dealer, together with such other information as your broker-dealer may require. Your broker-dealer will ensure your order is electronically placed with the Company and that the Company timely receives your subscription amount. There is no need to furnish the Company with a Subscription Agreement when you purchase through a broker-dealer that utilizes a participant in the DTC system and offers “DTC settlement,” However, your broker-dealer may require additional documents.

Once we have received your subscription amount, we will either reject or accept your subscription. Once accepted based on our DTC closing cycle, we will have immediate access to your subscription amount and you will start to accrue interest on your investment at the rate applicable to the L Bond you have purchased. Nevertheless, you will be credited with ownership of an L Bond on the second business day after the end of the closing cycle in which your subscription is accepted. Interest will accrue for a period of 15 or 30 days for the month in which your purchase is made, depending on when during the DTC closing cycle your purchase is made. If you purchase through a broker-dealer who utilizes a participant in the DTC system and offers “DTC settlement,” your L Bond will be issued to DTC in the name of Cede & Co, as its nominee. In this sense, DTC will be the legal owner of the L Bond and you will be the beneficial owner. Your ownership of the L Bond should then appear on the brokerage or other investment statements you receive from your broker-dealer or custodian.

For so long as DTC settlement is approved, we intend to issue each class of L Bonds a unique identifying number (CUSIP) each month to facilitate the settlement of L Bonds. Thus, Class 2-2 L Bonds issued in February 2018 (and maturing February 2020) will all have the same CUSIP, which will be different from the CUSIP applicable to Class 2-2 L Bonds issued in September 2018 (and maturing September 2020). In this way, all L Bonds belonging to a single CUSIP will be completely fungible, meaning that they will all mature on the same date and have identical terms so that one L Bond with a particular CUSIP is interchangeable with any other L Bond having the same CUSIP. This process creates a tracking system for the L Bonds to be issued to and transferred through DTC.

What is the role of the trustee?

The Bank of Utah is the trustee for the L Bonds. The role of the trustee is essentially to enforce the terms of the L Bonds on behalf of bondholders, including direct and beneficial holders, and facilitate the relationship between our Company and the bondholders. We must notify the trustee of certain events as required under the indenture, and the trustee will in turn notify bondholders. The trustee has also been granted a security interest in all of the assets of GWG Holdings and GWG Life for the benefit of the bondholders. The trustee has no duty to pay any obligations under L Bonds or to make inquiry regarding, or investigate the use of, amounts disbursed from any account. Upon an event of default under the indenture, and subject to those limitations in the indenture designed to benefit our senior creditors, the trustee may take action against us to enforce the rights of holders of the L Bonds.

What is the role of the paying agent?

The paying agent is the term ascribed to whomever it is that is making the payment to the holders of L Bonds. Presently, the Company itself is the paying agent and therefore responsible for tracking investors’ respective payment dates and ensuring timely payment of principal and interest under the L Bonds. Under the indenture, we may designate a third party, such as a transfer agent registered with the SEC, or a banking institution, to serve as paying agent. The role of the paying agent is essentially mechanical, and does not ordinarily involve the exercise of discretion and judgment in the way that is typical for an indenture trustee.

Do I need to sign any paperwork in connection with the renewal of my L Bond?

No. The terms of the L Bond allow for the automatic renewal into a new L Bond of an identical (or lesser) maturity, unless we receive notice from you. Upon maturity, the L Bonds will be automatically renewed for the same term at the interest rate we are offering at that time to other investors with similar aggregate L Bond portfolios for L Bonds of the same maturity, unless repaid upon maturity at our or your election. In this regard, we will notify you at least 30 days prior to the maturity date of your L Bonds. In the notice, we will advise you if we intend to repay the L Bonds or else remind you that your L Bonds will be automatically renewed unless you exercise your option, at least 15 days prior to the maturity date, to elect to have your L Bonds repaid. If applicable, a new certificate will be issued. Please see “Prospectus Supplement Summary — Renewal or Redemption at Maturity” and “Description of the L Bonds — Renewal or Redemption at Maturity.”

Can I resell or transfer my L Bond after it has been purchased?

Yes. Since these L Bonds are being offered and sold pursuant to an effective registration statement, the L Bonds may be transferred so long as the transfer is documented in a form approved by us. We do not, however, expect a public trading market to develop for the L Bonds in the foreseeable future, if ever. Because of the lack of a trading market for L Bonds, it is unlikely that holders will be able to sell their L Bonds easily. If you wish to transfer your L Bond held in book-entry (or certificated) form, you should contact us. If you wish to transfer your L Bond held through DTC, you should contact your broker-dealer (i.e., your selling group member).

How will I receive interest and principal payments on my L Bonds?

This will depend on how you purchased your L Bond. If you purchased your L Bond directly from us, we will directly deposit our payments of interest and principal into the account indicated in your Subscription Agreement. If you purchased through DTC, all payments of principal and interest will be made to DTC, who will forward such payment to your brokerage account. In this case, all accountings of what you have contributed and what you are owed will be the responsibility of your broker-dealer.

What is GWG Holdings, Inc.?

We are a financial services company committed to transforming the alternative asset industry with disruptive and innovative products and services. In 2018 and early 2019 we consummated a series of transactions (as more fully described below) with Beneficient that has resulted in a significant reorientation of our business and capital allocation strategy towards an expansive and diverse exposure to alternative assets, Beneficient, through its subsidiaries, plans to operate three potentially high value, high margin lines of business: (i) private trust lending & liquidity products; (ii) trust and custody services; and (iii) financial technology.

While we are continuing our work to maximize the value of our secondary life insurance business, we have made the strategic decision to begin reducing capital allocated to purchasing additional life insurance policies in the secondary market and to begin increasing capital allocated toward providing liquidity to a broader range of alternative assets, primarily through investments in Beneficient. We believe Beneficient can finance investments in alternative assets that will produce higher risk-adjusted returns than those we can achieve from life insurance policies acquired in the secondary market. Furthermore, although we believe that our portfolio of life insurance policies is a meaningful component of a growing diversified alternative asset portfolio, we have begun to explore strategic alternatives for our life insurance portfolio aimed at maximizing its value, including a possible sale, refinancing or recapitalization of our life insurance portfolio.

Our common stock is listed on The NASDAQ Capital Market under the ticker symbol “GWGH.” We are based in Minneapolis, Minnesota.

Do you currently own any assets?

Our assets consist primarily of cash, equity interests in our subsidiaries and our equity and debt investments in Beneficient. Nearly all of our life insurance assets are held through our subsidiaries. As of March 31, 2019, our consolidated assets totalled $1.56 billion, of which approximately $154.4 million was cash and equivalents, approximately $20.3 million was restricted cash, approximately $782.2 million was the fair value of our life insurance assets (with an aggregate face value of policy benefits approximating $2.1 billion), approximately $359.1 million was our equity investment in Beneficient and $186.8 million was a financing receivable from Beneficient. Subsequent to March 31, 2019, we advanced an additional $50 million to six common law trusts established as part of alternative asset financings extended by a subsidiary of Beneficient and, subject to satisfaction of certain customary conditions, it is anticipated that we will advance an additional $15 million, which will be funded no sooner than September 15, 2019 and no later than December 31, 2019. Proceeds of this loan will be used primarily to further the diversification into alternative assets and ancillary businesses by positioning Beneficient’s balance sheet, working capital and liquidity profile to satisfy audit and anticipated State of Texas regulatory requirements.

What is your business strategy?

We are a financial services company committed to transforming the alternative asset industry with disruptive and innovative products and services. In 2018 and early 2019 we consummated a series of transactions (as more fully described below) with Beneficient that has resulted in a significant reorientation of our business and capital allocation strategy towards an expansive and diverse exposure to alternative assets.

Are there any risks involved in investing in this offering?

Yes. Investing in our L Bonds involves a high degree of risk. You should carefully review the “Risk Factors” section of this prospectus supplement and the accompanying prospectus, which contains a detailed discussion of the material risks that you should consider before investing in our L Bonds.

How long will this offering last?

The offering is a continuous offering. The offering under this registration statement expires under SEC rules after three years (i.e.,  December 1, 2020). We may, however, conduct similar or identical offerings of L Bonds or other securities during this same time or afterwards. We may also decide to terminate this offering at any time.

Will I be notified of how my investment is doing?

We will provide you with periodic updates on our performance through periodic filings we make with the SEC. Such filings will include: (i) three quarterly financial reports; (ii) one annual report; (iii) supplements to this prospectus supplement and the accompanying prospectus, as appropriate; and (iv) such other reports as required under Section 13 of the Securities Exchange Act of 1934. Such information is also available on our website at www.gwgh.com.

Will I receive annual tax information regarding interest payments from you?

You will receive a Form 1099-INT, which will be mailed by January 31 of each year.

Who can help answer my questions about the offering?

If you have more questions about our offering, you should contact a registered representative of your broker-dealer (i.e., your selling group member) or other investment professional, or else contact:

GWG Holdings, Inc.

220 South Sixth Street, Suite 1200

Minneapolis, MN 55402

(612) 746-1944

Attention: Craig Opp, General Counsel

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights some of the information in this prospectus supplement and the accompanying prospectus. It is not complete and may not contain all of the information that you may want to consider. To understand this offering fully, you should carefully read the entire prospectus supplement and the accompanying prospectus, including the section entitled “Risk Factors,” and the documents that are incorporated, or deemed to be incorporated, by reference into the accompanying prospectus, before making a decision to invest in our L Bonds. Unless otherwise noted or unless the context otherwise requires, the terms “we,” “us,” “our,” the “Company” and “GWG” refer to GWG Holdings, Inc. together with its wholly owned direct or indirect subsidiaries. In instances where we refer emphatically to “GWG Holdings” or “GWG Holdings, Inc.,” or where we refer to a specific subsidiary of ours by name, we are referring only to that specific legal entity.

Our Company

We are a financial services company committed to transforming the alternative asset industry with disruptive and innovative products and services. In 2018 and early 2019 we consummated a series of transactions (as more fully described below) with Beneficient that has resulted in a significant reorientation of our business and capital allocation strategy towards an expansive and diverse exposure to alternative assets. As part of this reorientation, we also changed our Board of Directors and executive management team.

Beneficient, through its subsidiaries, plans to operate three potentially high value, high margin lines of business:

•        Private Trust Lending & Liquidity Products.    Through Beneficient Capital Company, L.L.C. (“BCC”), Beneficient provides a unique suite of private trust, lending and liquidity products focused on bringing liquidity to owners of professionally managed alternative assets. Beneficient’s innovative liquidity solutions are designed to serve mid-to-high net worth (“MHNW”) individuals, small-to-mid sized (“STM”) institutions, and asset managers who have historically possessed few attractive options to access early liquidity from their alternative assets. Beneficient targets MHNW clients with $5 million to $30 million in net worth and STM institutional clients typically holding up to $1 billion in assets. Beneficient has closed a limited number of these transactions to date, and intends to significantly expand its operations going forward.

•        Trust and Custody Services.    Through Beneficient Administrative and Clearing Company, L.L.C. (“BACC”) and (subject to capitalization) through PEN Indemnity Insurance Company, LTD (“PEN”), Beneficient plans, in the future, to market retirement funds, custody and clearing of alternative assets, and trustee and insurance services for covering risks attendant to owning or managing alternative assets.

•        Financial Technology.    Through ACE Portal, L.L.C. (“ACE”), Beneficient plans in the future to provide online portals and financial technologies for the trading and financing of alternative assets.

Beneficient’s existing and planned products and services are designed to support the tax and estate planning objectives of its MHNW clients, facilitate a diversification of assets or simply provide administrative management and reporting solutions tailored to the goals of the investor who owns alternative investments.

While we are continuing our work to maximize the value of our secondary life insurance business, we have significantly reduced the capital allocated to purchasing additional life insurance policies in the secondary market and have increased capital allocated toward providing liquidity to a broader range of alternative assets, primarily through investments in Beneficient. We believe Beneficient can finance investments in alternative assets that will produce higher risk-adjusted returns than those we can achieve from life insurance policies acquired in the secondary market. Furthermore, although we believe that our portfolio of life insurance policies is a meaningful component of a growing diversified alternative asset portfolio, we have begun to explore strategic alternatives for our life insurance portfolio aimed at maximizing its value, including a possible sale, refinancing or recapitalization of our life insurance portfolio.

We completed our transactions with Beneficient to provide us with a significant increase in assets and common shareholder equity. In addition, our transactions with Beneficient provide us with the opportunity for a diversified source of future earnings within the alternative asset industry. We believe the Beneficient transactions will transform GWG from a niche provider of liquidity to owners of life insurance to, as GWG and Beneficient expand their strategic relationship, a full-scale provider of trust and liquidity products and services to owners of a broad range of alternative assets.

For more information, see “Business” below.

Organizational Structure

GWG Holdings conducts its life insurance secondary market business through a wholly owned subsidiary, GWG Life, LLC (“GWG Life”), and GWG Life’s wholly owned subsidiaries, GWG Life Trust and GWG DLP Funding IV, LLC. GWG Holdings’ indirect interests in other alternative assets are held and managed by The Beneficient Company Group, L.P. (“BEN LP,” including all of the subsidiaries it may have from time to time — “Beneficient”) and its general partner, Beneficient Management, L.L.C. All of these entities are legally organized in Delaware, other than GWG Life Trust, which is governed by the laws of the State of Utah. GWG Holdings’ wholly owned subsidiary, Life Epigenetics Inc. (formerly named Actüa Life & Annuity Ltd.) (“Life Epigenetics”), was formed to engage in various life insurance related businesses and activities related to its development of epigenetic technology. Through its wholly owned subsidiary, youSurance General Agency, LLC (“youSurance”), GWG Holdings offers life insurance directly to customers from a variety of life insurance carriers. Unless the context otherwise requires or we specifically so indicate, all references in this prospectus supplement to “we,” “us,” “our,” “our Company,” “GWG,” or the “Company” refer to these entities collectively. Our headquarters are currently based in Minneapolis, Minnesota.

Beneficient was formed in 2003 but began its alternative asset financing business in September 2017. Beneficient operates primarily through its subsidiaries, which provide Beneficient’s products and services.

In the second quarter of 2019, in connection with the expansion of our strategic relationship with Beneficient, (i) our former chief executive officer resigned and was replaced with Murray Holland, a trust advisor of the Seller Trusts (as defined below) which control a majority of our outstanding common stock, was appointed as our chief executive officer and (ii) all then current members of our Board of Directors resigned as directors of the Company, and 11 individuals designated by Beneficient were appointed as directors of the Company. Shortly thereafter, two independent directors were appointed to our Board of Directors. Under our conflicts of interest policy, all transactions between the Company and its wholly owned subsidiaries, on the one hand, and Beneficient and its controlled affiliates, on the other hand, must be approved by our independent directors. We are currently working towards entering into an agreement pursuant to which we will have the right to appoint a majority of the board of directors of the general partner of Beneficient, resulting in the Company and Beneficient being under common control. There can be no assurance that such an agreement will ultimately be entered into. See “Business — The Beneficient Transactions — The Expanded Strategic Relationship.”

The Offering

Issuer	GWG Holdings, Inc.
Indenture Trustee	Bank of Utah
Paying Agent	GWG Holdings, Inc.
Securities Offered

We are offering up to 1,000,000 Units of L Bonds (“L Bonds”), with each whole Unit representing $1,000 in principal amount of L Bonds. The L Bonds are being sold on a continuous basis. As of the date of this prospectus supplement, we had previously sold approximately 515,900 units of L Bonds ($515.9 million) in this offering.

Method of Purchase

We will sell L Bonds using two different closing or “settlement” services, whenever available. The first service is DTC settlement, and the second is direct settlement with the Company. For more information, see “Plan of Distribution.” The registration statement of which the accompanying prospectus is a part also registers the renewal of L Bonds that are outstanding from time to time.

Denomination	The minimum purchase amount is 25 L Bond Units, or $25,000 in principal amount. Additional L Bonds in excess of 25 Units may be purchased in any number of whole or fractional Units.
Offering Price	$1,000 per whole Unit, representing 100% of the principal amount of the L Bond represented by a whole Unit. Throughout this prospectus supplement, we refer to L Bond Units simply as “L Bonds.”
Limited Rescission Right

If you are purchasing L Bonds through direct settlement with the Company and your Subscription Agreement is accepted at a time when we have determined that a post-effective amendment to the registration statement of which the accompanying prospectus is a part must be filed with the SEC, but such post-effective amendment has not yet been declared effective, you will have a limited time within which to rescind your investment subject to the conditions set forth in this prospectus supplement. See “Description of the L Bonds — Limited Rescission Right” for additional information.

Maturity

You may generally choose maturities for your L Bonds of two, three, five or seven years. Nevertheless, depending on our capital requirements, we may not offer and sell L Bonds of all maturities at all times during this offering.

Interest Rates

The interest rate of the L Bonds will be established at the time of your purchase, or at the time of renewal, based upon the rates we are offering in this prospectus supplement or our latest interest rate supplement to this prospectus supplement (i.e., any prospectus supplement containing interest rate information for L Bonds of different maturities), and will remain fixed throughout the term of the L Bond. We may offer higher rates of interest to investors with larger aggregate L Bond portfolios, but only as set forth in the then-current interest rate supplement.

Interest Payments

We will pay interest on the L Bonds based on the terms you choose, which may be monthly or annually. Interest will accrue from the effective date of the L Bond’s issuance. If you purchase your L Bond directly from the Company, the effective date of your L Bond will be the date on which we accept your fully paid subscription. If you purchase your L Bond through DTC settlement, interest will begin accruing on the trade date. Based on our anticipated bi-monthly closing cycle, this means that interest will accrue for a period of 15 or 30 days for the month in which your purchase is made, depending on when during the DTC closing cycle your purchase is made. Interest payments will generally be made on the 15th day immediately following the last day of the month to the L Bond holder of record as of the last day of that interest-payment period. Interest will be paid without any compounding.

Principal Payments

The maturity date for the L Bonds will be the last day of the month during which the L Bond matures. We are obligated to pay the principal on the L Bond by the fifth day of the month next following its maturity (or the first business day following such date).

Payment Method

Principal and interest payments will be made by direct deposit to the account you designate in your Subscription Agreement if you purchase L Bonds through direct settlement with the Company. If you purchase L Bonds through DTC settlement, principal and interest payments will be made to your brokerage or custodial account through DTC.

Renewal or Redemption at Maturity

Upon maturity, the L Bonds will be automatically renewed for the same term at the interest rate we are offering at that time to other investors with similar aggregate L Bond portfolios for L Bonds of the same maturity, unless repaid upon maturity at our or your election. In this regard, we will notify you at least 30 days prior to the maturity date of your L Bonds. In the notice, we will advise you if we intend to repay the L Bonds or else remind you that your L Bonds will be automatically renewed unless you exercise your option, at least 15 days prior to the maturity date, to elect to have your L Bonds repaid. If applicable, a new certificate will be issued.

If we determine that a post-effective amendment to the registration statement covering the offer and sale of L Bonds must be filed during your 15-day repayment election period, we will extend your election period until ten days following the postmark date of our notice to you that the amendment has become effective.

For any L Bonds offered hereby that mature after the three-year anniversary of the commencement of this offering, we expect that the renewal of such L Bonds may require us to file a new registration statement. In such a case, the new registration statement must be declared effective before we will be able to renew your L Bond. In this event, if the new registration statement has not yet been filed or become effective, we will extend your election period until ten days following the date of our notice to you that the new registration statement has become effective, which notice will include a new prospectus.

If L Bonds with similar terms are not being offered at the time of renewal, then (i) the interest rate upon renewal will be (a) the rate specified by us in writing on or before the maturity date or (b) if no such rate is specified, the rate of your existing L Bonds, and (ii) the maturity will the same if L Bonds of the same maturity are then being offered at the time of renewal. If L Bonds of the same maturity are not then being offered at the time of renewal, then the maturity will be the next earliest maturity. Accordingly, you should understand that the interest rate offered upon renewal may differ from the interest rate applicable to your L Bonds prior to maturity. See “Description of the L Bonds — Renewal or Redemption on Maturity.”

Call and Redemption Prior to Maturity

We may call and redeem the entire outstanding principal balance and accrued but unpaid interest of any or all of the L Bonds at any time without penalty or premium. L Bond holders will have no right to require us to redeem any L Bond prior to maturity unless the request is due to death, bankruptcy or total permanent disability. The indenture defines “total permanent disability” as the determination by a physician, approved by us, that a holder of an L Bond who is a natural person, and who was gainfully employed at the time of issuance of the L Bond (or its renewal date), is unable to work on a full-time basis during a period of 24 consecutive months.

In our sole discretion, we may accommodate other requests to redeem any L Bond prior to maturity. If we agree to redeem an L Bond upon the request of an L Bond holder (other than in connection with death, bankruptcy or total permanent disability), we will impose a redemption fee of 6% against the outstanding principal balance of the L Bond redeemed, which fee will be subtracted from the amount paid.

Ranking	The L Bonds will constitute secured debt of GWG Holdings. The payment of principal and interest on the L Bonds will be:

•   pari passu with respect to payment on and collateral securing all L Bonds (including those issued under our prior L Bond offering) and Seller Trust L Bonds, of which approximately $769.3 million and $366.9 million in principal amount was outstanding, respectively, as of March 31, 2019 (see the caption “— Collateral Security” below);

•   structurally junior to the present and future obligations owed by DLP IV under a senior secured term loan with LNV/CLMG, and structurally or contractually junior to any future obligations that DLP IV or other primary obligors or guarantors may have under future senior secured borrowing facilities; and

• structurally junior to the present and future claims of other creditors of DLP IV, including trade creditors.

The indenture will permit us to issue other forms of debt, including senior and secured debt, in the future. Any such secured senior debt will have priority over L Bonds with respect to claims for payment and claims for any collateral that is shared as between the holders of L Bonds and such senior secured debt.

To fully understand the foregoing summary, you should understand that “pari passu” means that claims for payment and entitlement to security among the holders of L Bonds (including the holders of previously issued L Bonds) and the holders of any later-created class of “pari passu debt” of ours, will generally be treated equally and without preference. Debt issued on a pari passu basis in the future would be treated equally and without preference in respect of the L Bonds. Thus, in the event of any default on the L Bonds (or any other debt securities of ours that is pari passu with the L Bonds) resulting in claims for payment or claims on collateral security, the holders of the L Bonds and all such other debt securities that are pari passu with the L Bonds would share in payment or collateral in proportion to the amount of principal and interest owed on each such debt instrument. See “Description of the L Bonds — Ranking” for further information.

Guarantee

The payment of principal and interest on the L Bonds (including those issued under our prior L Bond offering) and Seller Trust L Bonds is fully and unconditionally guaranteed by GWG Life. On March 31, 2019, there was approximately $769.3 million and $366.9 million, respectively, in outstanding principal amount of previously issued L Bonds and Seller Trust L Bonds.

Collateral Security

The L Bonds are secured by the assets of GWG Holdings, Inc. We have granted a security interest in all of our assets to the indenture trustee for the benefit of the L Bond holders. Our assets consist primarily of our investments in our subsidiaries and any cash proceeds we receive from life insurance assets of our subsidiaries, and all other cash and investments we hold in various accounts.

Substantially all of our life insurance assets are held in our subsidiary DLP IV. The L Bonds’ security interest will be structurally subordinate to the security interest in favor of our senior secured lender, together with any future senior secured lenders of ours. The assets of GWG Life, including proceeds it receives as distributions from DLP IV and derived from the insurance policies owned by DLP IV, are collateral for GWG Life’s guarantee of the repayment of principal and interest on the L Bonds.

The L Bonds are also secured by a pledge of 3,952,155 shares of our common stock. For more information please see “Description of the L Bonds — Collateral Security.”
Indenture Covenants	The indenture governing the L Bonds places restrictive covenants and affirmative obligations on us. For example, our debt coverage ratio may not exceed 90%.

The indenture defines the debt coverage ratio as a percentage calculated by the ratio of (A) obligations owing by us and our subsidiaries on all outstanding debt for borrowed money (including the L Bonds), over (B) the net present asset value of all life insurance assets we own, directly or indirectly, plus any cash held in our accounts, plus, without duplication, the value of all other assets of the Company as reflected on our most recently available balance sheet prepared in accordance with GAAP. For this purpose, the net present asset value of our life insurance assets is equal to the present value of the cash flows derived from the face value of policy benefit assets we own, discounted at a rate equal to the weighted-average interest rate paid on indebtedness, excluding that of Seller Trust L Bonds. The net present asset value of our life insurance assets for purposes of this covenant is not necessarily the same as the net present asset value of our life insurance assets as reflected on our most recently available balance sheet prepared in accordance with GAAP and does not necessarily reflect the saleable or fair market value of those assets.

We are required to notify the indenture trustee in the event that we violate this restrictive covenant for a period of 30 consecutive days. An “event of default” will exist under the indenture if a violation of this covenant persists for a period of 60 calendar days after the trustee’s notice to us of a breach, or such a notice received from the holders of at least 25% in principal amount of outstanding L Bonds.

The indenture also places limitations on our ability to engage in a merger or sale of all of our assets. See “Description of the Indentures — Events of Default” and “— Consolidation Mergers or Sales” for more information.

Use of Proceeds

As of the date of this prospectus supplement, there remains unsold $484.1 million of L Bonds in this offering from the sale of which we expect to receive up to approximately $445.4 million of net proceeds from this offering after paying our estimated offering and related expenses and the estimated selling commissions. Because we do not know the total principal amount of L Bonds that will be ultimately sold, we are unable to accurately forecast the total net proceeds that will be generated by this offering. There is no minimum amount of L Bonds that must be sold before we access investor funds. The exact amount of proceeds we receive may vary considerably depending on a variety of factors, including how long the L Bonds are offered.

We intend to use a significant portion of the net proceeds from this offering to grow our alternative asset exposure, primarily through investments in Beneficient in the form of equity investments or loans, and to meet our other obligations, including debt obligations. Beneficient will have broad discretion to use the proceeds of any such investments and may use such proceeds to fund alternative asset financings, to repay indebtedness, including to related parties, and for general working capital purposes, including operating expenses. We may also use some of the proceeds from this offering to pay principal amounts owing under previously issued L Bonds, Seller Trust L Bonds, and L Bonds offered hereby. See “Use of Proceeds” for additional information.

No Market for L Bonds Units; Transferability

There is no existing market for the L Bonds and we do not anticipate that a secondary market for the L Bonds will develop. We do not intend to apply for listing of the L Bonds on any securities exchange or for quotation of the L Bonds in any automated dealer quotation system. Nevertheless, you will be able to freely transfer or pledge L Bonds. See “Description of the L Bonds — Transfers.”

Book Entry	The L Bonds may be issued in book-entry form, certificated form, or in the form of a global certificate deposited with a depositary. See “Description of the L Bonds — Registration and Exchange.”
Covered Security

Our L Bonds are a “covered security.” The term “covered security” applies to securities exempt from state registration because of their oversight by federal authorities and national-level regulatory bodies pursuant to Section 18 of the Securities Act of 1933. Generally, securities listed on national exchanges are the most common type of covered security exempt from state registration. A non-traded security also can be a covered security if it has a seniority greater than or equal to other securities from the same issuer that are listed on a national exchange. Our L Bonds are a covered security because they are senior to our common stock, which is listed on The Nasdaq Capital Market, and therefore our offering of L Bonds is exempt from state registration.

Although the status of our L Bonds as a “covered security” will facilitate their purchase and sale to a broader range of investors than would otherwise be available to us, and although the offer and sale of a “covered security” generally involves fewer issuance costs to the issuer of such securities, our L Bonds are not a suitable purchase for all investors. In this regard, please carefully review the “Risk Factors” contained in this prospectus supplement and the accompanying prospectus, as well as the disclosures on page 3 under the heading “Covered Security.”

Risk Factors

An investment Covered Security in the L Bonds involves significant risks, including the risk of losing your entire investment, and may be considered speculative. Importantly, we maintain a senior borrowing arrangement that subordinates the right to payment on, and shared collateral securing, the L Bonds to our senior secured lender. From time to time we may add or replace senior lenders and the particular arrangements under which we borrow from them. In addition, these borrowing arrangements with senior lenders restrict, and are expected to continue to restrict, our cash flows and, subject to certain exceptions, distributions from our operating subsidiaries. These provisions will restrict cash flows available for payment of principal and interest on the L Bonds. For a summary of risks relating to this offering and our Company and business, please see “Risk Factors” on page 17.

RISK RELATING TO FORWARD-LOOKING STATEMENTS

Certain matters discussed in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference contain forward-looking statements. These forward-looking statements reflect our current expectations and projections about future events and are subject to risks, uncertainties and assumptions about our operations and the investments we make, including, among other things, factors discussed under the heading “Risk Factors” below.

The words “believe,” “could,” “possibly,” “probably,” “anticipate,” “estimate,” “project,” “expect,” “may,” “will,” “should,” “seek,” “intend,” “plan,” “expect,” or “consider” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from such statements. Such risks and uncertainties include, but are not limited to:

•        the valuation of assets reflected on our financial statements, including our equity method investment in Beneficient and our financing receivable from Beneficient;

•        the illiquidity of our life insurance and Beneficient-related investments and receivables;

•        our ability to realize the anticipated benefits from our strategic relationship with Beneficient;

•        Beneficient’s financial performance and ability to execute on its business plan;

•        our ability to obtain accurate and timely financial information from Beneficient;

•        our ability to effectively transition the management and oversight roles served by our former executives and members of our Board of Directors;

•        changes resulting from the evolution of our business model and strategy with respect to Beneficient and the life insurance secondary market;

•        our reliance on debt financing and continued access to the capital markets;

•        our significant and on-going financing requirements;

•        our predominant use of short term debt to fund a portfolio of long term assets could result in a liquidity shortage;

•        our ability to make cash distributions in satisfaction of dividend obligations and redemption requests;

•        our ability to satisfy our debt obligations if we were to sell our portfolio of life insurance policies and our Beneficient-related assets;

•        our history of operating losses;

•        general economic outlook, including prevailing interest rates;

•        federal, state and FINRA regulatory matters;

•        litigation risks;

•        our ability to comply with financial and non-financial covenants contained in borrowing agreements;

•        the reliability of assumptions underlying our actuarial models, including life expectancy estimates and our projections of mortality events and the realization of policy benefits;

•        risks relating to the validity and enforceability of the life insurance policies we purchase;

•        our reliance on information provided and obtained by third parties, including changes in underwriting tables and underwriting methodology;

•        life insurance company credit exposure;

•        cost-of-insurance (premium) increases on our life insurance policies;

•        performance of our investments in life insurance policies;

•        the various risks associated with our attempts to commercialize our epigenetic technology;

•        risks associated with our ability to protect our intellectual property rights; and

•        risks associated with causing Life Epigenetics and youSurance to become independent of GWG.

We caution you that the foregoing list of factors is not exhaustive. Forward-looking statements are only estimates and predictions, or statements of current intent. Actual results, outcomes or actions that we ultimately undertake could differ materially from those anticipated in the forward-looking statements due to risks, uncertainties or actual events differing from the assumptions underlying these statements.

RISK FACTORS

An investment in our securities involves a high degree of risk. Before purchasing the securities offered by this prospectus supplement and the accompanying prospectus, you should carefully consider the risks, uncertainties and additional information (i) set forth in our most recent Annual Report on Form 10-K filed with the SEC on July 9, 2019, Quarterly Report on Form 10-Q filed with the SEC on August 5, Current Reports on Form 8-K filed with the SEC on January 1, 2019, January 24, 2019, April 16, 2019, April 16, 2019, April 22, 2019, April 26, 2019, April 30, 2019, May 17, 2019, May 23, 2019, June 6, 2019, June 6, 2019 and July 9, 2019, our definitive proxy statement filed with the SEC on April 11, 2018, and our Schedule 14f-1 filed with the SEC on April 16, 2019, all which are incorporated by reference into the accompanying prospectus, and (ii) contained herein or in any applicable prospectus supplement. The information incorporated by reference into the accompanying prospectus specifically includes the risk factors contained in our Annual Report on Form 10-K filed with the SEC on July 9, 2019.

For a description of these reports and documents, and information about where you can find them, see “Where You Can Find More Information” and “Incorporation of Certain Documents By Reference.” The risks and uncertainties in this prospectus supplement and the accompanying prospectus and in the documents incorporated, or deemed to be incorporated, by reference in the accompanying prospectus are those that we currently believe may materially impact the Company and could result in the loss of all or a portion of your investment in the L Bonds. Additional risks not presently known or are currently deemed immaterial could also materially and adversely affect our financial condition, results of operations, business and prospects.

Risks Relating to Our Company

We have a relatively limited history of operations, a history of net losses, and our future earnings, if any, and cash flows may be volatile, resulting in uncertainty about our ability to service and repay our debt when it comes due, redeem preferred stock when requested and uncertainty about our prospects generally.

We are a company with a relatively limited operating history, which makes it difficult to accurately forecast our earnings and cash flows. We incurred a net loss attributable to common shareholders of $136.1 million and $33.3 million in the years ended December 31, 2018 and 2017, respectively. Our lack of a significant history and the evolving nature of the market in which we operate make it likely that there are risks inherent to our business that are yet to be recognized by us or others, or not fully appreciated, and that could result in us suffering further losses. As a result of the foregoing, an investment in our securities necessarily involves uncertainty about the stability of our operating results, cash flows and, ultimately, our ability to service and repay our debt and our prospects generally. In addition, any volatility in our operating results we experience may adversely affect the market price of our common stock.

Our indebtedness could adversely affect our financial condition and may otherwise adversely impact our business operations. We and our subsidiaries may incur additional indebtedness, including secured indebtedness.

As of March 31, 2019, we had $1,270 million of indebtedness outstanding. Our indebtedness could have significant effects on our business and the holders of the Notes. For example, it could:

•        require us to use a substantial portion of our cash flow from operations to service our indebtedness, which would reduce the available cash flow to fund acquisitions of alternative investments, working capital and other general corporate purposes;

•        require payments of principal and interest that may be greater than our cash flow from operations;

•        force us to dispose of life insurance policies or other investments, possibly on disadvantageous terms, to make payments on our debt;

•        increase our vulnerability to general adverse economic and industry conditions;

•        limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•        restrict us from exploiting other business opportunities;

•        make it more difficult for us to satisfy our obligations; and

•        place us at a competitive disadvantage compared to our competitors that have less debt.

In addition, as of March 31, 2019, we had approximately $146.9 million of borrowings outstanding under our amended and restated credit facility with LNC Corporation, that bore interest at variable rates. If interest rates increase significantly, our ability to borrow additional funds may be reduced and the risk related to our indebtedness would intensify.

In addition, most of our current debt is, and we anticipate that much of our future debt will be, non-amortizing and payable in balloon payments. Therefore, we will likely need to refinance at least a portion of that debt as it matures. There is a risk that we may not be able to refinance debt maturing in future years or that the terms of any refinancing will not be as favorable as the terms of the then-existing debt. If principal payments due at maturity cannot be refinanced, extended or repaid with proceeds from other sources, such as new equity capital or sales of facilities, our cash flow may not be sufficient to repay all maturing debt in years when significant balloon payments come due. Additionally, we may incur significant penalties if we choose to prepay the debt.

We critically rely on debt financing for our business. Any inability to borrow could adversely affect our business operations, our ability to satisfy our debt-payment obligations and, ultimately, our prospects and viability.

To date, we have chosen to finance our business principally through the issuance of debt, including debt incurred by our subsidiary GWG DLP Funding IV, LLC (“DLP IV”) under our amended and restated senior credit facility with LNV Corporation (see Note 8 to our consolidated financial statements), our L Bonds and Seller Trust L Bonds. Our amended and restated senior credit facility with LNV Corporation is secured by all of the assets of DLP IV, has a maximum amount of $300 million, and the outstanding balance at March 31, 2019 was approximately $146.9 million. Obligations under the amended and restated senior credit facility with LNV Corporation have a maturity date of September 27, 2029. Our L Bonds and Seller Trust L Bonds have scheduled maturities as indicated below in the risk factor “If a significant number of holders . . . .” Our debt facilities and offerings are the most important sources of financing on which our business continues to critically rely to grow and maintain our exposure to alternative assets — which include our portfolio of life insurance policies and our investments in Beneficient — as well as service existing debt.

Our business model is based on the acquisition of alternative assets financed primarily through debt financing. These alternatives assets are typically long-term and may not produce cash flow for an extended period of time. For example, we do not receive cash in respect of acquired life insurance policies until the insured individual dies. The resulting asset/liability mismatch can result in a liquidity shortage if we are unable to renew maturing short term debt or secure suitable additional financing. In such a situation, we could be forced to sell assets at less than optimal (distressed) prices. We thus rely on continued access to financing to enable us to grow our exposure to alternative assets and to pay the attendant premiums and costs of maintaining the life insurance portfolio, all while satisfying our current interest and principal repayment obligations under our amended and restated senior credit facility with LNV Corporation, L Bonds and Seller Trust L Bonds and our dividend obligations on our preferred stock. Proceeds from life insurance policies that have been pledged to our amended and restated senior credit facility with LNV Corporation will first be applied, as determined by such agreement governing the amended and restated senior credit facility with LNV Corporation. Accordingly, until we achieve sufficient cash flows derived from our portfolio of life insurance policies, we expect to rely on advances from our amended and restated senior credit facility with LNV Corporation and proceeds from our L Bond offering to satisfy our ongoing financing and liquidity needs. Likewise, until interest and dividends from our investments in Beneficient reach a significant size to service our various debt obligations, we expect to rely on advances from our amended and restated senior credit facility with LNV Corporation and proceeds from our L Bond offering for these amounts.

Continued access to financing and liquidity under the amended and restated senior credit facility with LNV Corporation (other than premium payments on existing policies pledged thereto), the offering of our L Bonds, or otherwise is not guaranteed. Due to our failure to deliver GWG Life audited financial statements for 2018 to LNV Corporation within 90 days after the end of the year and the failure to deliver GWG Life unaudited financial statements within 45 days after March 31, 2019, we were in violation of our debt covenants under our amended and restated senior credit facility with LNV Corporation. CLMG Corp., as administrative agent for LNV Corporation, issued a forbearance extending the delivery of these reports to July 22, 2019. Although the covenant violations were cured during the forbearance period, until we regained compliance with our debt covenants, we were prohibited from making advances under the amended and restated senior credit facility, and we were not entitled to any excess amounts received from policies pledged under the amended and restated senior credit facility. See “An inability to obtain accurate and timely financial information from Beneficient may prevent us from complying with reporting obligations under federal securities law ….” In addition, general economic conditions could limit our access to financing, as could regulatory or legal pressures exerted on us, our financiers, or those involved in the procurement of financing such as brokers, dealers, and registered investment advisors. If we are unable to borrow under the amended and restated senior credit facility with LNV Corporation or otherwise for any reason, or to renew or replace the amended and restated senior credit facility with LNV Corporation when it comes due, or if we are forced to discontinue our L Bond offering for any significant length of time and for any reason, our business would be adversely impacted and our ability to service and repay our debt obligations would be compromised, thereby negatively affecting our business prospects, the value of our common stock and perhaps our viability.

We may not be able to raise the capital that we are seeking from our securities offerings and may be unable to meet our overall business objective of growing and diversifying our alternative asset exposure.

The offer and sale of our L Bonds is the principal means by which we intend to raise funds needed to meet our business and financial goals. However, if we are unable to continue to do so for any reason, we may be unable to meet our goals. If actual cash flows from our portfolio of life insurance policies do not occur as we have forecasted, which has thus far been the case, we could be forced to sell our investments in life insurance policies in order to service or satisfy our debt-related obligations. Likewise, if our investments in Beneficient do not perform as we have projected, we could be forced to sell such investments in order to service or satisfy such debt-related obligations. Presently, none of our material investments (life insurance policies and investments in Beneficient) are supported by liquid secondary markets and our investments in Beneficient contain transfer restrictions. If we are forced to sell any material amount of these investments, we may be unable to sell them at prices we believe are optimal or at or above the carrying value of such investments, particularly if our sale of policies occurs at a time when we are (or are perceived to be) in distress. In any such event, our business and the value of our securities would likely be materially and adversely impacted.

We depend upon cash distributions from our subsidiaries, and contractual restrictions on distributions to us or adverse events at one of our operating subsidiaries could materially and adversely affect our ability to pay our debts, redeem preferred stock when requested and continue operating our business.

GWG Holdings, Inc. is a holding company. As a holding company, we conduct our operations through operating subsidiaries, and as such our most significant assets are cash, our financing receivable from Beneficient and our ownership interests in our subsidiaries, controlled affiliates and equity investees, which includes our investment in Beneficient. Accordingly, our ability to meet our obligations, including our debt-related and dividend-payment obligations, materially depends upon the ability of our subsidiaries to distribute cash to us. In this regard, the ability of our subsidiaries to distribute cash to us is, and will continue to be, restricted by certain negative covenants in the agreement governing our senior credit facility. If any of these limitations were to materially impede the flow of cash to us, our ability to service and repay our debt, including obligations under the L Bonds and Seller Trust L Bonds, and make cash dividend payments to holders of our preferred stock would be materially and adversely affected. In addition, any adverse corporate event at the subsidiary level, such as a declaration of bankruptcy, liquidation or reorganization or an event of default under our senior credit facility, could adversely affect the ability of our subsidiaries to distribute cash to us, and thereby materially and adversely affect our ability to service and repay our debt and make cash dividend payments, and negatively impact our ability to continue operations.

The collateral granted as security for our obligations under the L Bonds and Seller Trust L Bonds may be insufficient to repay the indebtedness upon an event of default.

GWG Holdings (the issuer of the L Bonds and Seller Trust L Bonds) and GWG Life (the guarantor of obligations under the L Bonds and Seller Trust L Bonds, and the wholly owned subsidiary of GWG Holdings) have each granted a security interest in substantially all of their respective assets to serve as collateral security for obligations under the L Bonds and Seller Trust L Bonds. Importantly, DLP IV, a wholly owned subsidiary of GWG Life, owns a substantial number of our life insurance policies, 62.6% of the face value of our life insurance portfolio as of March 31, 2019, and is the borrower under our amended and restated senior credit facility with LNV Corporation. As the borrower under that amended and restated senior credit facility with LNV Corporation, all of its assets — including all of its life insurance policy assets — serve as collateral for our obligations under the facility.

Because of the fact that a substantial number of our life insurance assets are held in our DLP IV subsidiary (approximately 62.6% of face amount as of March 31, 2019), and all of those life insurance assets serve as collateral security first for our obligations under our amended and restated senior credit facility with LNV Corporation, then on a pari passu basis for our L Bonds and Seller Trust L Bonds, holders of L Bonds and Seller Trust L Bonds risk the possibility that the collateral security granted in our life insurance policies and our investments in Beneficient to secure our obligations under the L Bonds and Seller Trust L Bonds may be insufficient to repay holders upon an event of default. Furthermore, while the indenture governing the L Bonds and the Seller Trust L Bonds limits the amount of debt relative to a measure of asset coverage we and our subsidiaries can incur, the indenture permits us and our subsidiaries to incur additional secured debt (subject to the debt coverage ratio) that may be senior to the L Bonds and Seller Trust L Bonds.

Furthermore, the life insurance policies and our investments in Beneficient to secure our obligations under the L Bonds and Seller Trust L Bonds are illiquid investments. The book value of those assets as reflected on our financial statements are based on numerous assumptions and do not necessarily reflect the current market price for those assets, especially in the event of a bulk or distressed sale. Furthermore, a substantial majority of the net assets of Beneficient are currently represented by intangible assets and goodwill and, as such, we believe substantially all of our equity method investment in Beneficient is characterized as equity method goodwill as of March 31, 2019. Some or a substantial portion of the proceeds from L Bond sales may be used to make investments in Beneficient. Because these advances may be used by Beneficient for working capital purposes and to repay indebtedness, such investments may not increase the tangible assets securing the L Bonds. If the trustee for the L Bonds were forced to sell all or a portion of the collateral securing them, there can be no assurance that the trustee would be able to sell them for the prices at which we have recorded them, and the trustee might be forced to sell them at significantly lower prices.

If a significant number of holders of our L Bonds and Seller Trust L Bonds demand repayment of those instruments upon maturity instead of renewing them, and at such time we do not have sufficient capital on hand to fund those repayments (and do not otherwise have access to sufficient capital), we may be forced to liquidate some of our life insurance policies or other assets, which could have a material and adverse impact on our results of operation and financial condition.

As of December 31, 2018, we had approximately $662.2 million in principal amount of L Bonds outstanding (excluding Seller Trust L Bonds). Since we first issued our L Bonds, we have experienced $506.1 million in maturities, of which $297.5 million has renewed for an additional term, as of December 31, 2018. This has provided us with an historical renewal rate of approximately 58.8% for investments in our L Bonds. Future contractual maturities of L Bonds (excluding Seller Trust L Bonds) as of December 31, 2018 are as follows:

Years Ending December 31,	L Bonds
2019	$144,627,000
2020	160,035,000
2021	117,230,000
2022	43,794,000
2023	73,646,000
2024	33,782,000
Thereafter	89,038,000
$662,152,000

As of December 31, 2018, we had approximately $366.9 million in principal amount of Seller Trust L Bonds outstanding. The Seller Trust L Bonds have a contractual maturity in August 2023; however, the holders have the ability to exercise a put to require redemption beginning in 2021. Under the Supplemental Indenture for the Seller Trust L Bonds due 2023, in the event of a redemption request, including maturity, by the holders of the Seller Trust L Bonds, GWG in its sole discretion has the ability to satisfy the principal in the form of cash, a pro rata portion of (i) the outstanding principal amount and accrued and unpaid interest under the Commercial Loan Agreement (as defined below) with BEN LP and (ii) BEN LP common units, or a combination of cash and such property.

If investors holding existing indebtedness which matures do not elect to renew their investments and we do not at such time have or have access to sufficient capital to repay the indebtedness, then we may need to liquidate some of our life insurance policies or other assets earlier than anticipated. In such an event, we may be unable to sell those policies or other assets at prices we believe are fair or otherwise appropriate and such sales could have a material and adverse impact on our results of operations and financial condition. See also “We may not be able to raise the capital that we are seeking . . . .”

Subordination provisions contained in the indenture will restrict the ability of the trustee or the L Bond or Seller Trust L Bond holders to enforce their rights against us under the indenture, including the right to payment on the L Bonds, if a default then exists under a senior credit facility.

The L Bonds and Seller Trust L Bonds will be subordinate in right of payment to any claims of our senior lender under the amended and restated senior credit facility with LNV Corporation. In this regard, subordination provisions limiting the right of L Bond and Seller Trust L Bond holders to enforce their rights are contained in the indenture. These provisions include:

•        a prohibition on challenging any enforcement action taken by a senior lender, or interfering with any legal action or suits undertaken by a senior lender, against us and our affiliates;

•        a 180-day standstill period during which there may not be brought any action against us or our affiliates to enforce rights respecting collateral unless our amended and restated senior credit facility with LNV Corporation has been repaid in full, which period may be extended if the senior lender takes action during such standstill period; and

•        a prohibition on filing a bankruptcy or insolvency case against us or our affiliates for at least one year plus one day after any senior lender has been paid in full.

In the event of a default on a senior credit facility, the indenture prohibits us from making any payment, direct or indirect (whether for interest, principal, as a result of any redemption or repayment at maturity, on default, or otherwise), on the L Bonds, Seller Trust L Bonds and any other indebtedness unless and until: (i) the default respecting the senior credit facility has been cured or waived or has ceased to exist; or (ii) in the case of a non-payment default that permits a senior lender to declare as due and payable all amounts owing under a senior credit facility (but where that senior lender has not yet so declared amounts as being due and payable), the end of the period commencing on the date the trustee receives written notice of default from the senior lender and ending on the earliest of (1) our discharge of the default (or other cure), (2) the trustee’s receipt of a valid waiver of default from the senior lender, or (3) a written notice from the senior lender terminating the payment prohibition.

During any payment prohibition period, neither the holders of the L Bonds, the Seller Trust L Bonds, nor the trustee will have the right, directly or indirectly, to sue to enforce the indenture or the L Bonds or Seller Trust L Bonds. Other provisions of the indenture do permit the trustee to take action to enforce the payment rights of L Bond and Seller Trust L Bond holders after 179 days have passed since the trustee’s receipt of notice of default from a senior lender, but in such case any funds paid as a result of any such suit or enforcement action shall be applied toward the senior credit facility until the facility is indefeasibly paid in full before being applied to the L Bonds and Seller Trust L Bonds.

These subordination provisions present the risk that, upon any default by us on obligations owed to our senior lender, the holders of the L Bonds and Seller Trust L Bonds will be unable to enforce their rights to payment.

If the 180-day standstill period noted above, or any other limitation on the rights of the trustee or L Bond and Seller Trust L Bond holders to assert their rights to payment of principal or interest under the indenture, is ultimately determined to conflict with provisions of the Trust Indenture Act of 1939 (most notably sections 316(b) and 317(a) of that Act), then the trustee, as well as any holder who shall not have earlier consented to such subordination provisions, will (notwithstanding such provision contained in the indenture) be authorized to institute a lawsuit for the enforcement of any payment of principal or interest after their respective due dates.

A failure to maintain compliance with the covenants under our amended and restated senior credit facility with LNV Corporation and the indenture governing the L Bonds and Seller Trust L Bonds may have a material adverse effect on our ability to continue our business operations.

We are subject to various covenants under our amended and restated senior credit facility with LNV Corporation, including requirements to timely deliver financial statements to LNV Corporation (our senior lender). Due to our failure to deliver GWG Life audited financial statements for 2018 to LNV Corporation within 90 days after the end of the year and the failure to deliver GWG Life unaudited financial statements within 45 days after March 31, 2019, we were in violation or our debt covenants. CLMG Corp., as administrative agent for LNV Corporation, issued a forbearance extending the delivery of these reports to July 22, 2019. The covenant violations were cured during the forbearance period and we are in compliance with the debt covenants as of the date of this prospectus supplement. A failure to timely deliver required financial statements to LNV Corporation in the future or any other default under the credit facility may result in termination of the credit facility absent a similar extension of such period. We may be unable to repay outstanding amounts under this credit facility unless we are able to replace it with another facility or otherwise obtain capital from other sources, in which case LNV Corporation could elect to foreclose on the life insurance assets held in our DLP IV subsidiary that serve collateral security.

Under the indenture governing the L Bonds and Seller Trust L Bonds, as amended on March 27, 2018, we are subject to various financial and non-financial covenants, including a maximum debt coverage ratio. As of December 31, 2018, we were in compliance with all of our covenants; however, there can be no assurance that we will be able to comply with all of our financial and non-financial covenants in the future. A failure to comply with these covenants could cause us to be in default of the indenture governing the L Bonds and Seller Trust L Bonds and indenture trustee, acting on behalf of the holders of our L Bonds and Seller Trust L Bonds, would be within its rights to accelerate the maturity dates of any amounts owed on our L Bonds and Seller Trust L Bonds. If we were unable to repay outstanding amounts, either using current cash reserves or another source of capital, the indenture trustee would have the right, subject to the subordination provisions in the indenture, to foreclose on our assets and the assets of GWG Life (including GWG Life’s equity in DLP IV), which serve as collateral for our L Bonds and Seller Trust L Bonds. If we are required to seek other sources of financing in order to satisfy our obligations under our amended and restated senior credit facility with LNV Corporation, our L Bonds or Seller Trust L Bonds, such other sources of capital may be unavailable to us on terms acceptable to us or at all. As a result, failure to comply with the covenants under our debt arrangements would have a material and adverse impact on our ability to continue our business operations.

The debt coverage ratio, designed to provide some assurance to the holders of the L Bonds and Seller Trust L Bonds that the value of our total assets exceeds our total interest-bearing obligations, values our life insurance policy assets, which represent 50% of our total assets as of December 31, 2018, in a manner that may not be representative of the amount we would actually receive upon a sale of those assets.

Under the indenture governing the L Bonds and Seller Trust L Bonds, as amended on March 27, 2018, the maximum amount of L Bonds and Seller Trust L Bonds we may issue at any time is limited to an amount such that our debt coverage ratio does not exceed 90%. This limitation is designed to provide some basis to ensure that the net present value of policy benefits from our life insurance assets, plus the carrying value of our other assets (including our investments in Beneficient), will be sufficient to meet our obligations to our L Bond and Seller Trust L Bond holders. Expressed as a percentage, the debt coverage ratio is calculated as the ratio of (i) the total amounts outstanding on interest-bearing debt over (ii) the net present asset value of all life insurance assets we own, plus any cash and cash equivalents held in our accounts, policy benefit receivables and, without duplication, the value of all other assets of the Company, primarily our investments in Beneficient, as reflected on our most recently available balance sheet prepared in accordance with GAAP. For this purpose, the net present asset value of our life insurance assets is calculated as the present value of the life insurance portfolio’s expected future cash flows discounted at the weighted-average interest rate of the interest-bearing indebtedness for the previous month.

Although the debt coverage ratio is designed to provide some basis to ensure that our assets will be sufficient to meet our obligations to the holders of L Bonds and Seller Trust L Bonds, the “net present value” of our life insurance assets used in the debt coverage ratio is not the same as the GAAP “fair value” of those assets on our balance sheet. Accordingly, the “net present value” and the “fair value” of our life insurance assets may be different and as a result the debt coverage ratio is not informative of the amount we and holders of L Bonds and Seller Trust L Bonds would actually receive if we were forced to sell or liquidate our life insurance related assets. Furthermore, any sale or liquidation of all or a significant portion of our life insurance policies or investments in Beneficient would include significant transactional costs. See “— The collateral granted as security for our obligations under the L Bonds and Seller Trust L Bonds may be insufficient to repay the indebtedness upon an event of default.” As a result, our mere compliance with the debt coverage ratio in the indenture will not guarantee that the value of our life insurance assets plus the value of our investments in Beneficient, if sold or liquidated, would in all cases exceed the amount of our obligations to the holders of L Bonds and Seller Trust L Bonds.

The loss of the services of our key employees, or the failure to attract additional key individuals, would materially adversely affect our business operations and prospects.

Our success and viability are dependent to a significant extent upon our ability to attract and retain qualified personnel in all areas of our business, especially our sales, policy acquisition, and financial management team. If we were to lose the members of these service teams, we would need to replace them with qualified individuals in a timely manner or our business operations and prospects could be adversely impacted.

We have the discretion to purchase assets through different subsidiaries, and to transfer assets among our subsidiaries. Any decision to purchase or hold title to assets in one subsidiary, as opposed to a different subsidiary, may affect the value of collateral security for our debts.

We may at our discretion direct the purchase of life insurance policies and other assets by, and the sale of life insurance policies and other assets amongst, different subsidiaries of GWG Holdings. Purchases of assets in, or movements of assets amongst, different subsidiaries could affect the value of the collateral security for obligations under the L Bonds and Seller Trust L Bonds. For example, purchases through, or transfers of life insurance policies to, DLP IV would cause the policies acquired or transferred to become collateral for our amended and restated senior credit facility with LNV Corporation, whereas purchases through, or transfers of life insurance policies to, GWG Life would cause the policies acquired by GWG Life to become collateral for the L Bonds and Seller Trust L Bonds. Accordingly, purchases of assets through, or transfers of assets to, different subsidiaries may affect the value of collateral security for different classes of holders of our debt.

Being a public company is expensive and could adversely affect our ability to attract and retain qualified officers and directors.

We have been a public reporting company since January 31, 2012. As such, we are subject to the reporting requirements of the Securities Exchange Act of 1934. These requirements generate significant accounting, legal, and financial compliance costs, and make some activities more difficult, time consuming or costly than they would otherwise be, and may place significant strain on our personnel and resources. These rules and regulations applicable to public companies, and the risks involved in serving as an officer or director of a public company, may also make it more difficult and expensive for us to obtain director and officer liability insurance, and to recruit and retain qualified officers and directors.

Changes in general economic conditions could adversely impact our business.

Changes in general economic conditions, including, for example, interest rates, investor sentiment, changes specifically affecting competition, technological developments, political and diplomatic events, tax laws, and other factors not known to us today, can substantially and adversely affect our business and prospects. For example, changes in interest rates may increase our cost of capital and ability to raise capital and have a corresponding adverse impact on our operating results. While we may engage in certain hedging activities in the future to mitigate the impact of rising interest rates, none of these risks are or will be within our control.

We are dependent on our information systems for our financial reporting, policy-related databases, communications and other functions. If our information systems fail or experience major interruptions, including those relating to cybersecurity or arising from cyber-attacks, our business and our financial results could be adversely affected.

We rely on our information systems to effectively manage our operational and financial functions. Our computer systems, Internet web sites, telecommunications, and data networks are also vulnerable to damage or interruption from power loss, natural disasters and attacks from viruses or hackers, including cybersecurity threats and incidents. Global cybersecurity threats and incidents can range from uncoordinated individual attempts to gain unauthorized access to information technology systems to targeted measures directed at us, our databases, policies, and/or the subjects of acquired policies. Although we utilize various procedures and controls to attempt to mitigate our exposure to these risks, attacks are evolving and unpredictable and we cannot guarantee that any risk prevention measures implemented will be successful. System failures or interruptions, including those relating to cybersecurity or arising from cyber-attacks, could breach the security of the personal information of the subjects of the acquired policies and could adversely affect our reputation, business, financial condition, and operating results.

We may in the future rely, in part, on new and unproven technology as part of our life insurance policy underwriting processes. If the mortality predictions we obtain through use of this technology proves inaccurate, our results of operation and financial condition could be materially and adversely affected.

In the future we may rely on new epigenetic-based technology that we believe may be applied to assist us with the mortality predictions in the course of underwriting and valuing life insurance policies. This technology, however, has not yet been commercially applied in the manner we envision, and it is possible that we will be unable to obtain more accurate mortality predictions through its use. It is also possible that the mortality predictions we obtain through use of epigenetic-based technology or other proprietary technology that we are developing will prove inaccurate, and perhaps materially so. In such a case, our failure to accurately forecast mortalities could have a material and adverse effect on our results of operation and financial condition, which could in turn materially and negatively affect the price of our common stock and our ability to satisfy our debts.

Any failure to protect our intellectual property rights could impair our ability to protect our proprietary technology and our brand.

If we fail to protect our intellectual property rights adequately, our competitors might gain access to our technology, and our business might be harmed. In addition, defending our intellectual property rights might entail significant expense. Any of our patents or other intellectual property rights may be challenged by others or invalidated through administrative process or litigation. Although we have U.S. patent applications pending, we may be unable to obtain patent protection for the technology covered in our patent applications. In addition, any patents issued in the future may not provide us with competitive advantages or may be successfully challenged by third parties. Furthermore, legal standards relating to the validity, enforceability and scope of protection of intellectual property rights are uncertain.

We might be required to spend significant resources to monitor and protect our intellectual property rights. We may initiate claims or litigation against third parties for infringement of our proprietary rights or to establish the validity of our proprietary rights. Any litigation, whether or not it is resolved in our favor, could result in significant expense to us and divert the efforts of our technical and management personnel.

Although we have entered into a written license agreement for the M-Panel technology, we may have difficulties preventing third parties from using that technology, and we may be required to obtain additional licenses from other parties prior to our commercial use of that technology. We are also developing our own proprietary processes, the success of which is uncertain. Difficulties we encounter in our efforts to use or develop, and protect, intellectual property may prove costly and affect our results of operation.

The M-Panel technology rights we have licensed are the subject of a non-provisional patent application filed with the U.S. Patent and Trademark Office. If the patent for the M-Panel technology ultimately were to issue, we would be legally entitled to prevent third parties from using any part of the technology that is both covered by the claims of the patent and licensed to us. If, on the other hand, no patent is ultimately granted with respect to the M-Panel technology (or the scope of claims is too narrow to afford us with meaningful protection), then we may be unable to prevent third parties from using the M-Panel technology. This outcome may severely diminish any competitive advantage we hope to obtain through our use of the M-Panel technology.

We are aware that other patent applications pending in the U.S. Patent and Trademark Office may have scopes of claims that overlap with the claims contained in the pending patent application filed with respect to the M-Panel technology. If those other patents were to issue with scopes of claims that in fact overlap with the claims in any patent application for the M-Panel technology, we would likely be required to enter into a license agreement with other third parties before we could use processes that are covered by those overlapping claims. Nevertheless, we may be unable to procure such a license and, even if we are able to procure such a license, it may prove too costly for us. Alternatively, we would ourselves be required to develop other processes that would not overlap with other patent claims. Our own development of these processes could be costly and time consuming and may ultimately prove unsuccessful.

In sum, any difficulties we encounter in our efforts to use (through a license), or develop, and ultimately protect, intellectual property from which we hope to gain a competitive advantage and enter into new insurance-related and other markets could prove costly and time-consuming enough to materially and adversely affect our results of operation.

The technology (including M-Panel technology) we own or license may subject us to claims of infringement or invalidity from third parties, and the magnitude of this risk to our business generally rises if and as we become more successful in employing and relying on the technology. Any such claims would be complex and costly, and adverse outcomes could undermine the competitive advantages we seek.

Our reliance on technology (including M-Panel technology) that we own or license will subject us to the risk that other parties may assert, rightly or wrongly, that our intellectual property rights are invalid or violate the rights of those parties, as well as the risk that our intellectual property rights will be infringed upon by third parties. Any outcome invalidating our intellectual property rights or otherwise diminishing the competitive advantages obtained, at least in part, through the use of those rights could have a material and adverse effect on our competitive position and our prospects.

Commercializing epigenetic or other technology may require significant expenses, may cause us to incur losses, and may ultimately prove ineffective or fail to create profitable business lines in the life insurance and other industries in which we may operate.

We intend to pursue new business models and business strategies in the life insurance and other industries with epigenetic or similar technology. This epigenetic technology, however, has not yet been commercially applied in the manner we envision, and it is possible that we will incur losses as a result of these efforts. It is also possible that we will be unable to effectively commercialize epigenetic or similar technology, or be unsuccessful in disrupting the life insurance industry or other industries in which we may choose to operate. One or more competitors, however, may ultimately succeed in applying technology within the industries in which we operate in a manner that provides them with a significant competitive advantage or that disrupts the marketplace. Any such outcome could have a material and adverse effect on our prospects, which could in turn materially and negatively affect the price of our common stock and our ability to satisfy our debts.

Further, although we invest in the InsurTech business overall and in research and development specifically, these activities do not guarantee that we will develop or obtain intellectual property necessary for profitable operations. Costs involved in developing and protecting rights in intellectual property may have a negative impact on our business.

Risks Related to Our Life Insurance Secondary Business and Industry

Material changes in the life insurance secondary market, a relatively new and evolving market, may adversely affect our operating results, business prospects, the value of our common stock and our ability to repay our debt obligations.

The success of our business and our ability to satisfy our debt obligations depends in large part on the continued development of the secondary market for life insurance, including the accuracy of actuarial forecasting and the solvency of life insurance companies to pay the face value of the life insurance benefits, both of which will critically impact our performance. The life insurance secondary market may be impacted by a variety of factors such as the interpretation of existing laws and regulations (including laws relating to insurable interests), the passage of new legislation and regulations, mortality improvement rates, updated actuarial methodologies, and mortality tables. Importantly, all of the factors that we believe could most significantly affect the life insurance secondary market are beyond our control. Any material and adverse change in the life insurance secondary market could adversely affect our operating results, our access to capital, the value of our common stock, our ability to repay our various debt and other obligations, and our business prospects and viability. Because of this, an investment in our securities involves greater risk as compared to investments offered by companies with more diversified business operations in more established or predictable markets.

The valuation of our life insurance policy assets on our balance sheet requires us to make material assumptions that may ultimately prove to be incorrect. If our assumptions prove incorrect, we could suffer significant losses that materially and adversely affect our results of operations.

One of our principal assets is a portfolio of life insurance policies purchased in the secondary market, comprising approximately 50% and 79% of our total assets as of December 31, 2018 and 2017, respectively. Those assets are considered “Level 3” fair value measurements under Accounting Standards Codification 820, Fair Value Measurements and Disclosures (“ASC 820”), as there is currently no active market where we are able to observe quoted prices for identical assets. As a result, our determination of “fair value” for those assets on our balance sheet incorporates significant inputs that are not observable. Fair value is defined as an exit price representing the amount that would be received if assets were sold or that would be paid to transfer a liability in an orderly transaction between market participants at the measurement date. As such, fair value is a market-based measurement determined based on the assumptions market participants would use in pricing an asset or liability. A sale of the portfolio or a portion of the portfolio in an other than orderly transaction would likely occur at less than the fair value of the respective life insurance policies.

A Level 3 fair value measurement is inherently uncertain and could create additional volatility in our financial statements that is not necessarily related to the performance of our underlying assets. As of December 31, 2018 and 2017, we estimated the fair value discount rate for our life insurance portfolio to be 8.25% and 10.45%, respectively. Life expectancy estimates are also a significant component within our fair value measurement. If in the future we determine that a higher discount rate is required to ascribe fair value to a similarly situated portfolio of life insurance policies or that life expectancy estimates materially differ from actuarial estimates and/or our projections, we could experience significant losses materially affecting our results of operations. In addition, significant losses of this nature would likely at some point cause our common stock to decline in value and cause us to be out of compliance with borrowing covenants contained in our various borrowing agreements. This could in turn result in acceleration of our amended and restated senior credit facility with LNV Corporation, L Bonds and Seller Trust L Bonds, which we may not be able to repay. As a result, we may be forced to seek additional debt or equity financing to repay such debt amounts, and additional financing may not be available on terms acceptable to us, if at all.

If we are unable to repay our debt when it comes due, then our senior lender or the holders of our L Bonds and Seller Trust L Bonds, or both, would have the right to foreclose on our assets. For further disclosure relating to the risks associated with the valuation of our assets, see the risk factors below “If actuarial assumptions we obtain from third-party providers . . . .” and “Inaccuracies in the life expectancy estimates we use for small face policies . . . .”

Actual results from our life insurance portfolio may not match our projected results, which could adversely affect our ability to service our existing portfolio and meet our debt obligations.

Our business partially relies on achieving actual results that are in line with the results we expect to attain from our investments in life insurance policy assets. In this regard, we believe that the larger the portfolio of life insurance we own, the greater the likelihood that we will achieve our expected results. To our knowledge, rating agencies generally suggest that portfolios of life insurance policies contain enough policies on individual lives to achieve actuarial stability in receiving expected cash flows. For instance, in a life insurance securitization methodology published in 2016, A.M. Best concluded that at least 300 lives are necessary to achieve actuarial stability, while Standard & Poor’s has indicated that stability is unlikely to be achieved with less than 1,000 lives. As of December 31, 2018, we owned $2.05 billion in face value of life insurance policies covering 1,032 lives.

However, even if our life insurance portfolio is actuarially stable, we still may experience differences between the projection models we use and actual mortalities, which generally has been the case over the past several years. Differences between our expectations and actual mortality results could have a materially adverse effect on our operating results and cash flow. In such a case, we may face liquidity problems, including difficulties servicing our remaining portfolio of policies and servicing our outstanding debt obligations. Continued or material failures to meet our expected results could decrease the attractiveness of our securities in the eyes of potential investors, thereby making it even more difficult to obtain capital needed to service and grow the portfolio — to the extent we allocate capital to life insurance policy purchases, and service our existing debt.

Our investments in life insurance policies have inherent risks, including fraud and legal challenges to the validity of the policies, which we will be unable to eliminate and which may adversely affect our results of operations.

When we purchase a life insurance policy, we face certain risks associated with insurance fraud and other legal challenges to the validity of the policy. For example, to the extent the insured is not aware of the existence of the policy, the insured does not exist, or the insurance company does not recognize the policy, the insurance company may cancel or rescind the policy thereby causing the loss of an investment in that policy. In addition, if an insured’s medical records have been altered in such a way as to shorten a life expectancy as reported, this may cause us to overpay for the related policy. Finally, we may experience legal challenges from insurance companies claiming that the insured failed to have an insurable interest at the time the policy was originally purchased or that the policy owner made fraudulent disclosures to the insurer at the time the policy was purchased (e.g., disclosures pertaining to the health status of the insured or the existence or sources of premium financing), or challenges from the beneficiaries of an insurance policy claiming that the sale of the policy to us was invalid.

To mitigate these risks, our origination practices and underwriting procedures include a current verification of coverage from the insurance company, a complete due-diligence investigation of the insured and accompanying medical records, a review of the life insurance policy application, and a requirement that the policy has been in force for at least two years. We also conduct a legal review of any premium financing associated with the policy to determine if an insurable interest existed at the time of its issuance. Nevertheless, these steps will not eliminate the risk of fraud or legal challenges to the life insurance policies we purchase. Furthermore, changes in laws or regulations or the interpretation of existing laws or regulations, may prove our due-diligence and risk-mitigation efforts inadequate. If a significant face amount of policies were invalidated for reasons of fraud or any other reason, our results of operations would be materially adversely affected.

Our ownership of life insurance policies issued by insurers that are unable to pay claims presented to them could have a materially adverse effect on our results of operation, our financial condition, or even our overall prospects.

We rely on the payment of policy claims by insurers as our most significant source of revenue collection. In essence, the life insurance assets we own represent the obligations of insurers to pay the benefit amount under the relevant policy upon the mortality of the insured. As a result, in our business, we face the “credit risk” that a particular insurer will be financially unable to pay claims when and as they become due. Depending on how many policies we own that are issued by insurers having financial difficulties at the time a claim is presented for payment, this risk could be significant enough to have a materially adverse effect on our results of operation, our financial condition, or even our overall prospects.

To mitigate this credit risk, we generally purchase policies issued only by insurers with an investment-grade credit rating from one or more of Standard & Poor’s, Moody’s, or A.M. Best Company. As of December 31, 2018, 95.6% of the face value benefits of our life insurance policies were issued by insurers having an investment-grade rating (BBB or better) by Standard & Poor’s. We also review our exposure to credit risk associated with our portfolio of life insurance policies when estimating its fair value. In evaluating the policies’ credit risk we consider items such as insurance company solvency, credit risk indicators, and general economic conditions. Notwithstanding our efforts to mitigate credit risk exposure and to reflect this risk in our portfolio valuation, we cannot predict with any certainty whether a particular insurer will be in a financial position to satisfy amounts that it owes under life insurance policies it has issued when a claim for payment is presented.

We have relied materially on information provided or obtained by third parties in the acquisition of life insurance policies. Any misinformation or negligence in the course of obtaining information could materially and adversely affect the value of the policies we own, our results of operation and the value of our securities.

Our acquisition of each life insurance policy is negotiated based on variables and particular facts that are unique to the policy itself and the health of the insured. The facts we obtain about the policies and the insured at the time when the policy was applied for and obtained are based on the insured’s factual representations to the insurance company, and the facts the insurance company independently obtains in the course of its own due-diligence examination, such as facts concerning the health of the insured and whether or not there is an insurable interest present when the policy was issued. Any misinformation or negligence in the course of obtaining information relating to a policy or insured could materially and adversely impact the value of the policies we own and could in turn adversely affect our results of operations and the value of our securities.

Although we have significantly reduced capital allocated to our life insurance business, such business continues to be subject to state regulation and changes in those laws and regulations, or changes in their interpretation, could negatively affect our results of operation and financial condition.

When we purchase a life insurance policy, we are subject to state insurance regulations. Over the past number of years, we have seen a dramatic increase in the number of states that have adopted legislation and regulations from model laws promulgated by either the NAIC or by the National Conference of Insurance Legislators (NCOIL). These laws are essentially consumer protection statutes responding to abuses that arose early in the development of our industry, some of which may persist. Today, almost every state has adopted some version of either the NAIC or NCOIL model laws, which generally require the licensing of purchasers of and brokers for life insurance policies, the filing and approval of purchase agreements, and the disclosure of transaction fees. These laws also require various periodic reporting requirements and prohibit certain business practices deemed to be abusive. State statutes typically provide state regulatory agencies with significant powers to interpret, administer, and enforce the laws relating to the purchase of life insurance policies. Under statutory authority, state regulators have broad discretionary power and may impose new licensing requirements, interpret or enforce existing regulatory requirements in different ways, or issue new administrative rules, any of which could be generally adverse to the industry and potentially the value of our life insurance policy assets.

If federal regulators or courts conclude that the purchase of life insurance in the secondary market constitutes, in all cases, a transaction in securities, we could be in violation of existing covenants under our amended and restated senior credit facility with LNV Corporation, which could result in significantly diminished access to capital. We could also face increased operational expenses. The materialization of this risk could adversely affect our operating results and financial condition, our ability to repay our debt, and possibly threaten the viability of our business.

On occasion, the SEC has attempted to regulate the purchase of non-variable universal life insurance policies as transactions in securities under federal securities laws. In July 2010, the SEC issued a Staff Report of its Life Settlement Task Force. In that report, the Staff recommended that certain types of purchased insurance policies be classified as securities. The SEC has not taken any position on the Staff Report, and there is no indication if the SEC will take any action to implement the recommendations of the Staff Report. In addition, there have been several federal court cases in which transactions involving the purchase and fractionalization of life insurance policies have been held to be transactions in securities under the federal Securities Act of 1933.

We believe that the matters discussed in the Staff Report and existing case law do not impact our current business model because our purchases of life insurance policies are distinguishable from those cases that have been held by courts, and advocated by the Staff Report, to be transactions in securities. For example, neither we nor any of our affiliates are involved in the fractionalization of life insurance policies, and we presently do not purchase significant amounts of variable life insurance policies. As a practical matter, if all or a majority of our life insurance policies were deemed to be “securities” under federal securities laws, either through an expansion of the definition of what constitutes a “security,” the expansion of the types of transactions in life insurance policies that would constitute transactions in “securities,” or the elimination or limitation of available exemptions and exceptions (whether by statutory change, regulatory change, or administrative or court interpretation), then we or one or more of our affiliated entities could become subject to the federal Investment Company Act of 1940. This outcome would likely have a material and negative effect on our Company by imposing additional regulations and rules to our governance structure, operations, and our capital structure. In particular, this outcome would likely cause us to be in violation of existing covenants under our amended and restated senior credit facility with LNV Corporation requiring us not to operate or be characterized as an “investment company” under the Investment Company Act of 1940. This breach would likely adversely affect our liquidity and increase our cost of capital and operational expenses, all of which would adversely affect our operating results. Such an outcome could also threaten our ability to satisfy our obligations as they come due and the viability of our business.

If actuarial assumptions we obtain from third-party providers and rely on to calculate our expected returns on our investments in life insurance policies change, our operating results and cash flow could be adversely affected, as well as the value of our collateral and our ability to service our debt obligations.

When we acquire a life insurance policy, the expected internal rate of return we calculate is based upon the probability of an insured’s mortality over an actuarial life expectancy estimate. We presently obtain these estimates from third-party medical-actuarial underwriting companies. In addition to actuarial life expectancies, we rely on a pricing and premium forecasting software model developed by a third-party actuarial firm for the valuation of policies we purchase, future mortality revenues, and the calculation of anticipated internal rates of return. These pricing models forecast the estimated future premiums due as well the future mortalities of insureds.

All actuarial life expectancies (and related forecasting software) are subject to interpretation and change based on evolving medical technology, actuarial data, and analytical techniques. Additionally, we are required under the borrowing agreement for our amended and restated senior credit facility with LNV Corporation to update life expectancy estimates for life insurance policies with face amounts greater than $750,000 every two years beginning from the closing date of the amended facility. Our prior experience in updating life expectancies has generally resulted in longer life expectancies for most, but not all, of the insureds within our portfolio. Any increase in the actuarial life expectancy estimates of insureds within our life insurance portfolio could have a materially adverse effect on our operating results and cash flow, and our balance sheet. Adverse impacts on the value of our life insurance policy portfolio or our cash flow could in turn impair the value of the collateral we have pledged to our creditors and our ability to service our debt and obligations as they come due.

Inaccuracies in the life expectancy estimates we use for small face policies could have a material and adverse effect on our results of operation and financial condition.

As of December 31, 2018, we owned 684 “small face” life insurance policies (i.e., policies having $1 million in face value of benefits or less) having $382.0 million in aggregate face value of benefits.

The underwriting processes we use to evaluate, price and purchase small face policies are different from, and may not be as reliable as, the processes we use for life insurance policies with larger face values of benefits. In particular, the processes we use to develop or obtain life expectancy estimates and the related mortality curves for small face policies are less extensive than traditional methods. These processes include obtaining either a single fully underwritten or simplified report as opposed to two fully underwritten reports. A simplified third-party underwriting report is based on a self-reported medical interview and may be supplemented with additional information obtained from a pharmacy benefit manager database which is provided to one or more medical-actuarial underwriting firms to obtain a simplified life expectancy report. Although we obtain professional actuarial guidance regarding these processes, our simplified underwriting methodology may not be as reliable as the processes we use for policies with larger (i.e., greater than $1 million) face value of benefits.

Any shortcomings in the process we use to evaluate, price, purchase and value our small face policies, or significant inaccuracies in the life expectancy estimates relating to those policies, could have a material and adverse effect on our results of operations and financial condition. Any such outcomes could have a negative and possibly material effect on our ability to satisfy our debts.

We rely on estimated rates of mortality when valuing life insurance policies and forecasting the performance of our life insurance portfolio, and we also rely on other estimates derived from statistical methodologies for projecting our future cash flows. If any of our estimates prove to be incorrect, it could materially and adversely affect our financial condition and ability to satisfy our debt service and repayment obligations.

If we project we will receive cash inflows from policies sooner than we actually do, we may not be able to make payment on our debt obligations in a timely manner, or at all. Moreover, a significant medical discovery or advance that results in mortality improvements among seniors, above historically predicted actuarial rates, could have a material adverse effect on the value of our life insurance investments.

We use a modeling practice for projecting cash flows known as the “probabilistic method.” This is an actuarial method that uses the probability of an insured’s mortality over time (a mortality curve) to project the flow of policy benefits to us and to project premiums that must be paid by us. This method requires the input of life expectancy assumptions. These inputs are then used to estimate the discounted cash flows from the life insurance portfolio using the ClariNet LS probabilistic and stochastic portfolio pricing model from ClearLife Limited, which estimates the expected cash flows using various mortality probabilities and scenarios.

Historically, the life expectancy inputs were based on the arithmetic average of two independent life expectancy reports (“Average Life Expectancy method”). Thus far, we have experienced fewer cash flows from policy benefits than projected using the Average Life Expectancy method. We had expected to receive approximately $453.8 million cumulative policy benefits as of December 31, 2018, and in fact received $262.1 million. This has resulted in greater than expected premium payments, increasing such expected payments from an expected $235.4 million to $248.3 million.

Using the Average Life Expectancy method, policy benefits actually received were approximately 58% of expected results. This resulted in a delay in policy benefit inflows from those anticipated and premium outflows being higher than anticipated due to the slower than anticipated maturities occurring within the life insurance portfolio.

Our enhanced longest life expectancy valuation methodology using the longest life expectancy report result at the time of purchase combined with a multiplier factor applied for variance in our portfolio actual to expected experience using the longest life expectancy results, attempts to address this issue by utilizing prior life insurance portfolio performance to establish life expectancy estimates. Given the methodology change, we anticipate the receipt of policy benefits and the payment of premiums to more closely track cash flow estimates in the future; however, this cannot be guaranteed.

We use the current future cash flow projection to generate our expected internal rate of return on the life insurance policy portfolio we own. Any change to these projections, pricing models, methodology, premium forecasting assumptions, cash flow projections, or mortality assumptions accompanied therewith that increase the projected cost-of-insurance premiums or decrease the probability of mortality could have a material and adverse impact on our cash flows and financial condition. Ultimately, this could adversely affect our ability to meet our debt service and repayment obligations and our viability.

Cost-of-insurance (premium) increases could materially and adversely affect our profitability and financial condition.

We are subject to the risk of increased cost-of-insurance (“COI”) charges (i.e., premium charges) for the universal life insurance policies we own in our portfolio. As of December 31, 2018, approximately 29% of the policies in our life insurance portfolio have premium levels that are guaranteed under the terms of the policy to keep the policy’s death benefit in force even in a situation where the policy’s cash account has been wholly depleted. On the remaining approximately 71% of our policies, we pay “non-guaranteed COI charges” and are subject to the risk that the insurer could increase the COI charges for the policy. In all cases, the amount of increase is subject to any limits that may be set forth in the insurance policy. Because very few of the policies we own have significant cash account value balances, any COI increase will require us to use more cash to satisfy the minimum premium amount required to keep the related policy in force, and this could materially and adversely affect our profitability.

A COI increase can also be expected to impair the value of the affected policy because extra expense (i.e., additional premium amounts) will be required to keep the policy in force, and such extra expense will diminish the economic value, or return, of the policy realized upon the mortality of the insured. As a result, any widespread COI increases in policies we own would likely have a material and adverse effect on the value of our portfolio, which in turn would materially and adversely affect our profitability and financial condition.

Our business and prospects may be adversely affected by changes, lack of growth, or increased competition in the life insurance secondary market.

The growth of the life insurance policy secondary market may be negatively affected by a variety of factors beyond our control, including: negative publicity about the life insurance secondary market based on actual or perceived abuses; and the adoption of additional governmental regulation.

The relatively new and evolving nature of the market in which we operate makes the related risks difficult to identify and quantify. Nevertheless, contractions in the secondary market for life insurance policies, whether resulting from general economic conditions, regulatory or legal pressures, or otherwise (including regulatory pressures exerted on us or others involved in the secondary market for life insurance), could make participation in the market generally less desirable. This could in turn depress the prices at which life insurance policies on the secondary market are bought and sold and have a negative impact on the estimated value of the policies we own. If the value of the policies we own decreases, our results of operation and financial condition could suffer.

Risks Related to our Strategic Relationship with The Beneficient Company Group, L.P., including the Purchase and Contribution Transaction:

On December 28, 2018, we held the Final Closing of the Exchange Transaction with Beneficient and the Seller Trusts. On April 15, 2019, Jon R. Sabes, the Company’s former Chief Executive Officer and a former director, and Steven F. Sabes, the Company’s former Executive Vice President and a former director, entered into a Purchase and Contribution Agreement (the “Purchase and Contribution Agreement”) with, among others, Beneficient. The closing of the transactions contemplated by the Purchase and Contribution Agreement (the “Purchase and Contribution Transaction”) occurred on April 26, 2019. You should consider carefully the following risk factors related to the Exchange Transaction and Purchase and Contribution Transaction in evaluating us and our business.

We currently have limited or no ability to influence Beneficient’s management’s decisions regarding its business or its agreements or arrangements with its affiliates.

The Purchase and Contribution Agreement contemplates that following the closing of the Purchase and Contribution Transaction, Beneficient will seek to negotiate and enter into an agreement with GWG pursuant to which GWG will have the authority to appoint a majority of the Board of Directors of the general partner of Beneficient upon terms and conditions as may be determined appropriate to ensure compliance with all regulatory and reporting requirements. Under the Purchase and Contribution Agreement, entry into such agreement is subject to the exercise of the respective duties by each of our Board of Directors and the Board of Directors of the General Partner of Beneficient. If and when such agreement is effected, we expect a resulting financial consolidation of Beneficient and its subsidiaries and GWG.

Prior to this occurrence and although we own a significant percentage of BEN LP’s outstanding common units, BEN LP’s general partner is authorized to perform all acts that it determines to be necessary or appropriate to carry out BEN LP’s purposes and to conduct its business. As a result, we have only limited voting rights relating to certain matters and, as is contemplated by the terms of BEN LP’s limited partnership agreement (to which we are a party to), any person or group that acquires beneficial ownership of 20% or more of BEN LP’s common limited partnership units (including us) will lose voting rights associated with all of its common units and such common units may not be voted on any matter. Further, any person or group (other than BEN LP’s general partner and its affiliates, or a direct or subsequently approved transferee of the general partner or its affiliates or such person or group approved by the board of directors of the general partner of BEN LP) who acquires, in the aggregate, beneficial ownership of 20% or more of BEN LP’s common units (including us), will lose voting rights associated with all of its common units and such common units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of limited partners, calculating required votes, determining the presence of a quorum or for other similar purposes. In addition, prior to a listing, if any, of BEN LP’s common units on a national stock exchange or, in lieu thereof, quotation of the common units in an automated quotation system, the executive committee of the board of directors of the general partner of BEN LP will be entitled to cast all of the votes that the limited partners would otherwise be entitled to cast, and no limited partner, in its capacity as such, will be permitted to vote in respect of its common units. As a result, we have limited or no ability to influence BEN LP’s management’s decisions regarding its business.

Beneficient has business agreements and other arrangements with parties related to Beneficient and entities affiliated or associated with its founder(s). We cannot assure that these agreements and arrangements have been or will be negotiated and entered into under arms-length terms.

Our loans to Beneficient are contractually and structurally subordinated to the debt and other liabilities of the Beneficient entities that are not obligors on such loans, which means that creditors of such entities will be paid from their assets before we would have any claims to those assets.

As of March 31, 2019, GWG Life had loaned to BEN LP approximately $186.7 million pursuant to the Commercial Loan Agreement. The amounts owed to GWG Life under the Commercial Loan Agreement are contractually subordinated to Beneficient’s obligations (“Senior Obligations”) (i) to commercial banks pursuant to commercial term loan and/or revolving credit facilities and (ii) under Beneficient’s NPC-B limited partnership interest. As of March 31, 2019, Beneficient had outstanding approximately $206.5 million of Senior Obligations. Furthermore, because a substantial portion of BEN LP’s assets are held by subsidiaries, the amounts owed to us under the Commercial Loan Agreement are structurally subordinated to all debt and other liabilities of those entities, which means that creditors of those entities will be paid from their assets before GWG Life would have any claims to those assets.

On May 31, 2019, GWG Life agreed to loan $65 million to six common law trusts established as part of alternative asset financings extended by a subsidiary of Beneficient. An initial advance in the principal amount of $50,000,000 was funded on June 3, 2019 and, subject to satisfaction of certain customary conditions, it is anticipated that the second advance, in the principal amount of $15,000,000, will be funded no sooner than September 15, 2019 and no later than December 31, 2019. These loans are contractually subordinated to the secured obligations of Beneficient and its affiliates outstanding to HCLP Nominees, L.L.C. and Beneficient Holdings, Inc.

Beneficient may be unable to operate its business successfully, which would negatively impact its ability to generate distributable cash flow and increase the value of BEN LP’s common units.

Beneficient plans to provide mid-to-high net worth individuals (i.e., individuals having a net worth of between $5 million and $30 million) with trust services and related liquidity products (collectively, “trust services and liquidity products”) for the alternative assets and illiquid investment funds those individuals may own, and a variety of other financial services, including custody and clearing of alternative assets, fund and trust administration, retirement funds and insurance services for covering risks attendant to owning or managing alternative assets. The success of the Exchange Transaction and the Purchase and Contribution Transaction from our perspective will depend largely on

Beneficient’s ability to operate its business successfully, generate distributable cash flow, and increase the value of BEN LP’s common units (of which we are a significant owner). If Beneficient is unable to do so, such inability will negatively impact the value of our investment in Beneficient and the Commercial Loan. Furthermore, to date, BEN’s originations of liquidity products have been transacted with a limited number of family offices, fund-of-funds and institutions. These types of clients, specifically, fund-of-funds and institutions may not represent the target market of BEN’s liquidity products in the future.

We may be unable to capitalize on the anticipated benefits of the Exchange Transaction and the Purchase and Sale Transaction.

We entered into the Exchange Transaction anticipating that such transaction would provide significant financial and strategic benefits, including, significantly increasing our common equity, significantly reducing our leverage ratio (as measured by total assets divided by total equity), the introduction of new opportunities to lower our cost of funds (an important driver of shareholder value), diversifying our revenue and cash flow sources resulting in more consistent earnings, and increasing our public float and the liquidity in our common stock, thereby increasing our common stockholder base and potentially attracting additional equity analyst coverage (both of which are important factors in maximizing share valuation). In addition, we believe that the Exchange Transaction has created opportunities for us and Beneficient to pursue strategies that are mutually advantageous, including the opportunity to leverage our knowledge, experience and significant infrastructure in, and the marketing, sales and servicing of, the independent broker dealer market and the related market for illiquid alternative investments — a prime target market for the origination of Beneficient’s suite of liquidity products. We believe that the expansion of our strategic relationship with Beneficient pursuant to the Purchase and Contribution Transaction has created a unified platform uniquely positioned to provide an expanded suite of products, services and resources for investors and the financial professionals who assist them. We intend to collaborate extensively with Beneficient and capitalize on our respective capabilities, relationships and services. Specifically, the Purchase and Contribution Agreement contemplates that we will seek to enter into an agreement with Beneficient pursuant to which we would offer and distribute (through a FINRA registered managing broker-dealer) Beneficient’s liquidity products and services. There is no assurance that we will realize the anticipated benefits from the Exchange Transaction and the Purchase and Contribution Transaction. Failure to realize these benefits will likely negatively impact the results of our operations, our business prospects, the ultimate success of our strategic relationship and the value of our common stock.

Beneficient’s operations will impact our financial performance.

We account for our acquisition of common units of BEN LP using the equity method of accounting. As a result, from the closing of the Exchange Transaction, we will recognize a share of the profits and losses of Beneficient in the periods when such profits and losses are earned or incurred by Beneficient (subject to a quarter-lag accounting policy election that we have made). Because common units of BEN LP will represent a significant percent of our assets, the impact on our financial statements of Beneficient’s financial performance may be material.

Management is evaluating the accounting treatment for the April 2019 transaction. The evaluation may result in a conclusion that a change in control event under ASC 805 occurred. Depending on which entity is deemed to be the accounting acquirer, the transaction may result in a requirement for GWG to consolidate BEN or vice versa. If GWG is determined to be the accounting acquiree, the Company will be required to consider an accounting policy election with regards to pushdown accounting. If the Company was to elect to apply pushdown, the Company’s assets and liabilities would be recorded at fair value as of the transaction date. The aforementioned accounting treatments are being evaluated and have not been finalized. Depending upon the accounting conclusions, our basis of accounting for and presentation of our investment in Beneficient may be materially different from that described in this prospectus supplement.

Beneficient may be unable to obtain trust company charters, which would hinder Beneficient’s ability to successfully pursue its current business plan and could adversely affect the value of BEN LP’s common units.

Beneficient has applied for trust company charters from the State of Texas and intends to carry on much of its business through two trust company subsidiaries. While it anticipates receiving the trust charters in the near future, there can be no assurance that Beneficient will be successful in obtaining trust company charters or the timing of the receipt of such trust charters. Because Beneficient’s current business plans are based on obtaining regulatory approval to operate as regulated trust companies, a failure to do so may materially and adversely impact its financial performance and prospects, which would likely decrease the value of the BEN LP common units we hold.

BEN LP’s partnership agreement eliminates fiduciary duties that might otherwise be owed to us under Delaware law.

BEN LP’s business and affairs are managed by Beneficient Management, L.L.C., its general partner (“Beneficient Management”). BEN LP’s partnership agreement eliminates the fiduciary duties that might otherwise be owed by Beneficient Management under Delaware law and replaces them with the duties expressly set forth in such agreement. BEN LP’s partnership agreement provides that, when the general partner is permitted or required to make a decision in its “discretion” or pursuant to a provision not subject to an express standard of “good faith,” in making such decision, the general partner has no duty to give any consideration to any interest of or factors affecting Beneficient or any other person. If a decision under BEN LP’s partnership agreement is subject to an express standard of “good faith,” such decision will not constitute a breach of the agreement if the decision is approved by (i) a majority of the members of the conflicts committee of the board of directors of the general partner of Beneficient, (ii) holders of a majority of the voting power of the BEN LP’s common units entitled to vote (excluding voting common units owned by the general partner and its affiliates), or (iii) the general partner acting without a subjective belief that such decision was adverse to the interests of BEN LP. Potential conflicts of interest may arise among the general partner and its affiliates, on the one hand, and Beneficient, on the other hand, and the general partner may be able to favor its own interest to the detriment of Beneficient and the holders of the common units of BEN LP.

Beneficient has significant debt obligations outstanding to us and has the ability to incur additional indebtedness.

Subject to certain restrictions within our current Commercial Loan Agreement with Beneficient, Beneficient is permitted to incur additional indebtedness ranking senior to the Commercial Loan. If Beneficient is unable to execute its business plans, it may materially and adversely impact Beneficient’s ability to repay its indebtedness, including indebtedness under the Commercial Loan Agreement in accordance with its terms. As a significant holder of Beneficient indebtedness, a payment default under any additional indebtedness Beneficient may incur, or under the Commercial Loan Agreement, would likely have a corresponding negative impact on the value of our assets (including the value of our BEN LP common units) and the price of our common stock.

Our percentage ownership in BEN LP may be diluted significantly.

If GWG is granted the authority to appoint a majority of the Board of Directors of Beneficient Management (as contemplated by the Purchase and Contribution Agreement (as described above)), we believe that GWG will control Beneficient and that GWG would consolidate Beneficient for financial statement reporting purposes. It is also possible that GWG and Beneficient will redeem all outstanding common units of BEN LP not owned by GWG such that GWG becomes the sole owner of such common units. In this scenario “dilution” refers to the potentially significant economic rights and privileges of the limited partner interests (described below) that are senior or preferred to our common interests that could result in substantial economic dilution to GWG.

Upon completion of the Exchange Transaction, we owned approximately 89.9% of the issued and outstanding common units in BEN LP. Our percentage ownership does not take into account (i) limited partner interests that may be issued upon the conversion of outstanding securities issued by Beneficient or its affiliates and outstanding at the closing of the Exchange Transaction, or (ii) additional limited partner interests that have been issued after the closing of the Exchange Transaction. Taking these issuances into account, our ownership interest in common units of BEN LP could be reduced significantly below a majority of those issued and outstanding. In addition, and importantly, Beneficient Management has discretion to cause BEN LP to issue additional limited partner interests from time to time, and BEN LP’s partnership agreement contains no meaningful restrictions on this authority. Moreover, the Beneficient organizational structure permits the future issuance of additional securities that can, upon certain circumstances or at the discretion of their holders, be converted into additional limited partner interests in BEN LP. Should any of these actions be taken, our percentage ownership in BEN LP will be diluted.

The resale of our common stock issued in the Exchange Transaction could put downward pressure on the market price of our common stock and result in a destabilized trading market for our common stock.

Upon the Final Closing, we issued approximately 27.0 million shares of our common stock, which in the aggregate represented approximately 83% of our outstanding common stock as of December 31, 2018. The shares issued in the Exchange Transaction are subject to resale restrictions applicable to “restricted securities” under applicable federal securities. The Master Exchange Agreement and related ancillary agreements require that we register the resale of the shares of common stock issued in the Final Closing to the Seller Trusts to the extent permitted by applicable SEC rules and regulations. Upon the effectiveness of such registration, or the lapse of applicable resale restrictions under applicable securities laws, the shares of our common stock issued in the Exchange Transaction will be available for resale in the public equity markets only through an Orderly Marketing Agreement among GWG, the Seller Trusts and Credit Suisse Securities (USA), LLC (the “Orderly Marketing Agreement”) or in a widely dispersed registered public offering, unless the restrictions in the Orderly Marketing Agreement are waived by us or the Orderly Marketing Agreement expires. The Orderly Marketing Agreement expires upon the earlier of (i) December 27, 2019 and (ii) the date that all shares of stock subject to the Orderly Marketing Agreement have been sold. We cannot predict the effect, if any, that future sales of these shares or the availability of these shares for future sale could have on the market price of our common stock.

At the Final Closing, we entered into the Orderly Marketing Agreement for the orderly marketing and resale of the common stock issued to the Seller Trusts in the Exchange Transaction. The purpose of this Orderly Marketing Agreement is to manage the timing and amount of our common shares that are publicly resold in the market because the number of shares of our common stock to be issued in the Exchange Transaction substantially increased the total number of our issued and outstanding shares. However, there is no assurance that the Orderly Marketing Agreement will accomplish its purpose of maintaining a stable market for our common stock. The Orderly Marketing Agreement may be terminated upon written agreement among us and the other parties thereto, or by the trust advisors to the Seller Trusts in their sole discretion. The Orderly Marketing Agreement will terminate in accordance with its terms on December 27, 2019.

The Seller Trusts, collectively, own a substantial majority of our outstanding common stock.

According to their most recent Schedule 13D filing, the Seller Trusts own approximately 78.6% of our outstanding common stock. The Seller Trusts are a group of individual common law trusts that received shares of our common stock in the Exchange Transaction. The trustee of each of the Seller Trusts is Delaware Trust Company. The trust advisors of each trust are two individuals unrelated to each other, Jeffrey S. Hinkle and Murray T. Holland (our President and Chief Executive Officer), who have sole decision-making authority with respect to each Seller Trust. The beneficiary of each of the Seller Trusts is MHT Financial, LLC. The current members of MHT Financial, LLC include Murray T. Holland (our President and Chief Executive Officer) and an entity owned by Shawn T. Terry and Mike McGill. The Seller Trusts are entitled to full voting rights with respect to the shares of Common Stock they own. Because the Seller Trusts, collectively, own a substantial majority of our outstanding voting securities, the Seller Trusts are entitled to cast a majority of the votes on all matters requiring stockholder votes, including: the election of directors; mergers, consolidations, acquisitions and other strategic transactions; the sale of all or substantially all of our assets and other decisions affecting our capital structure; amendments to our Certificate of Incorporation or our bylaws; and our winding up and dissolution. This effectively transferred voting control over the Company to the Seller Trusts from Messrs. Jon and Steven Sabes, who held a majority of our outstanding common stock not held by the Seller Trusts prior to the closing of the Purchase and Contribution Transaction. This concentrated ownership enables the Seller Trusts to exert significant influence over all of our corporate activities and may delay, deter or prevent acts that would be favored by our other stockholders. The interests of the Seller Trusts may not always coincide with our interests or the interests of our other stockholders. This concentration of ownership may also have the effect of delaying, preventing or deterring a change in control of the Company. Also, the Seller Trusts may seek to cause us to take courses of action that, in their judgments, could enhance their investments in us, but which might involve risks to our other stockholders or adversely affect us or our other stockholders. As a result, the market price of our shares could decline or stockholders might not receive a premium over the then-current market price of our shares upon a change in control. In addition, this continued concentration of share ownership, albeit in new hands, may adversely affect the trading price of our shares because prospective investors may perceive disadvantages in owning shares in a company with such significant stockholders.

We are currently relying on the “controlled company” exemption under Nasdaq Stock Market Listing Rules, pursuant to which “controlled companies” are exempt from certain corporate governance requirements otherwise applicable under Nasdaq listing rules.

The Nasdaq Stock Market Listing Rules exempt “controlled companies,” or companies of which more than 50% of the voting power is held by an individual, a group or another company, from certain corporate governance requirements, including those requirements that:

•        A majority of the Board of Directors consist of independent directors;

•        Compensation of officers be determined or recommended to the Board of Directors by a majority of its independent directors or by a compensation committee comprised solely of independent directors; and

•        Director nominees be selected or recommended to the Board of Directors by a majority of its independent directors or by a nominating committee that is composed entirely of independent directors.

The Seller Trusts that acquired our shares in the Beneficient Transactions own approximately 78.6% of our common stock and are considered a group for purposes of the Nasdaq controlled company listing rule, based on the most recent Schedule 13D/A filed by the Seller Trusts and the trust advisors with the SEC. As a result, we are currently a “controlled company” and are relying on the controlled company exemption for certain of the above requirements, including those related to the determination or recommendation of officer compensation. Accordingly, should the interests of the Seller Trusts differ from those of other stockholders, the other our stockholders do not have the same protections generally as stockholders of other Nasdaq-listed companies with respect to corporate governance for so long as we rely on the controlled company exemption from the specified corporate governance requirements. Our status as a controlled company could make our common stock less attractive to some investors or otherwise harm our stock price.

An inability to obtain accurate and timely financial information from Beneficient may prevent us from complying with reporting obligations under federal securities law and compromise our ability to finance our operations through the public equity or debt markets.

We account for our investment in the common units of BEN LP using the equity method. Under this method, we record our share of the net earnings or losses attributable to BEN LP common unitholders, on a one quarter lag, as a separate line on our consolidated statements of operations. Therefore, we will continue to be heavily reliant on Beneficient to provide us with accurate and timely financial reporting that will allow us to timely prepare and file our own financial statements in accordance with GAAP and in compliance with SEC regulations and Nasdaq listing rules.

Beneficient’s management and auditors identified material weaknesses in Beneficient’s internal controls as of December 31, 2018 relating to various COSO components including control environment, risk assessment, monitoring activities and control activities. More specifically, material weaknesses were identified relating to, among other matters, insufficient accounting resources to properly capture and accurately record all material transactions; insufficient controls surrounding certain key valuation models and surrounding data inputs into such key valuation models; and ineffective controls over the period end financial reporting process. Beneficient has informed us that it is implementing remedial measures and, while there can be no assurance that its efforts will be successful, it has informed us that it plans to remediate the material weaknesses prior to the second quarter of 2020. However, there is no assurance that remediation will be completed within that timeframe. If Beneficient is unable to remediate these material weaknesses or is otherwise unable to maintain effective internal control over financial reporting, the financial information we receive from Beneficient necessary to produce our financial statements may not be accurate and our ability to prepare financial statements within required time periods, could be adversely affected.

If we are unable to obtain accurate and timely financial information from Beneficient and are unable to timely prepare and file our financial statements as a result, we may fail to comply with reporting obligations under federal securities law, become subject to delisting from the Nasdaq Stock Market, and may be unable to utilize the public debt or equity markets to finance our operations. Because we have been heavily reliant on the public offer and sale of L Bonds, discontinuing our L Bond offers would have a material adverse impact on our ability to expand our alternative asset portfolio, service our existing portfolio of life insurance policies, satisfy payment requirements under our debt obligations, including our L Bonds and Seller Trust L Bonds, and otherwise fund our operations. In addition, our failure to deliver financial information and comply with disclosure requirements under applicable SEC regulations may result in covenant violations under our amended and restated senior credit facility with LNV Corporation and hurt our reputation and credibility with our stockholders and our debt holders.

On April 2, 2019, we filed with the SEC a Notification of Late Filing pursuant to Rule 12b-25 of the Securities Exchange Act of 1934 indicating that we were unable, without unreasonable effort and expense, to complete our financial statements as of and for the year ended December 31, 2018 within the time period required to timely file this Annual Report on Form 10-K for the year ended December 31, 2018. Our inability to timely file our Annual Report on Form 10-K for the year ended December 31, 2018 (the “2018 Form 10-K”) was due, in part, to a delay in our obtaining financial information from Beneficient. We indicated at the time that we expected to file the 2018 Form 10-K no later than April 16, 2019, which is the fifteenth calendar day filing extension period afforded registrants under Rule 12b-25 of the Securities Exchange Act of 1934. As of April 16, 2019, however, we remained unable to file the 2018 Form 10-K.

As a result, and in accordance with standard procedures related to the delayed filing of periodic reports with the SEC, we received a letter from NASDAQ stating that we were not in compliance with its filing requirements for continued listing. For the same reasons, we were unable to timely file our Quarterly Report on Form 10-Q for the quarter ended March 31, 2019 (the “Form 10-Q”), which was due on or before May 15, 2019. As a result, on May 17, 2019, we received a letter from NASDAQ stating that the Company continued not to be in compliance with the filing requirements for continued listing under NASDAQ Listing Rule 5250(c)(1). The NASDAQ letter provided that the Company had until June 17, 2019 (60 calendar days from after the date it received NASDAQ’s initial notification letter) to submit a plan to regain compliance with NASDAQ’s filing requirements for continued listing. The Company submitted its compliance plan to NASDAQ on June 12, 2019. NASDAQ accepted the Company’s compliance plan on June 19, 2019 and granted an extension of 180 days from the 2018 Form 10-K’s filing due date, or October 14, 2019, for the Company to regain compliance with NASDAQ’s filing requirements for continued listing. The Company regained compliance with NASDAQ’s filing requirements for continued listing during the 180 extension period. However, a future inability to timely file our SEC reports may subject us to additional delisting procedures that could result in the Company ultimately being delisted, in which case our business and the value of our securities would likely be materially and adversely impacted. Our inability to timely file these reports also resulted in a temporary suspension of the offering of our L Bonds and in our management concluding that our internal control over financial reporting and our disclosure controls and procedures as of December 31, 2018 were not effective due to the existence of a material weakness in our internal control over financial reporting. See Item 9A — Controls and Procedures.

Our remedies for an “Event of Default” under our Commercial Loan Agreement with BEN LP are limited.

As part of the Exchange Transaction, GWG Life, as lender, and BEN LP, as borrower, entered into the Commercial Loan Agreement under which $192,615,000 in principal and interest was outstanding at December 31, 2018. The principal amount under the Commercial Loan Agreement is due on August 9, 2023; provided that (a) in the event BEN LP completes at least one public offering of its common units raising at least $50 million which on its own or together with any other public offering of BEN LP’s common units results in BEN LP raising at least $100 million, then the maturity date will be extended to August 9, 2028; and (b) in the event that BEN LP (i) completes at least one public offering of its common units raising at least $50 million which on its own or together with any other public offering of BEN LP’s common units results in BEN LP raising at least $100 million and (ii) at least 75% of Beneficient Holding’s total outstanding NPC-B limited partnership interests have been converted to shares of BEN LP’s common units, then the maturity date will be extended to August 9, 2033.

BEN LP’s obligations under the Commercial Loan Agreement are unsecured, and repayment of the balance under the Commercial Loan Agreement is subordinated in right of payment to any of Beneficient’s commercial bank debt and to obligations which may arise in connection with its NPC-B Unit limited partnership interests. As a result, our remedies upon a default by BEN LP under the Commercial Loan Agreement that constitutes an “Event of Default” (as defined in the Commercial Loan Agreement) are limited to accelerating the loan and commencing a lawsuit for collection. We would not have the right to force BEN LP into bankruptcy or, since the Commercial Loan is unsecured, foreclose on any collateral. In addition, under the subordination provisions of the Commercial Loan Agreement, we would have the right to receive proceeds of any sale of BEN LP assets or any liquidation proceeding only after Beneficient’s senior lender is paid in full.

Failure to effectively transition the management and oversight roles served by our former executives and our Board of Directors may materially disrupt our business operations.

We have historically been heavily reliant upon the service of Jon R. Sabes as our Chief Executive Officer since our inception. On April 26, 2019, and in connection with the closing of the Purchase and Contribution Transaction, Mr. Jon R. Sabes resigned as our Chief Executive Officer and from all officer positions he held with the Company or any of its subsidiaries prior to the closing, other than his position as Chief Executive Officer of our technology focused wholly owned subsidiaries, Life Epigenetics Inc. and youSurance General Agency, LLC. Also at such closing, Murray T. Holland was appointed to serve as Chief Executive Officer. It will be vital to ensure a successful transition of Mr. Sabes’ roles, responsibilities and leadership to Mr. Holland. A failure to effectively transition to Mr. Holland could be materially disruptive to our business operations and have a material adverse effect on such operations and our financial results. In addition, the reconstitution of our board of directors and management team that occurred upon the closing of the Purchase and Contribution Transaction will likely alter our operating priorities, allocation of capital and overall strategic direction, which may not ultimately prove to be successful.

The Purchase and Contribution Agreement provides that GWG and Beneficient will use commercially reasonable efforts to enter into a joint venture agreement which may significantly alter the existing strategic relationship between GWG and Beneficient.

The Purchase and Contribution Agreement provides that GWG and Beneficient will use commercially reasonable efforts to enter into a joint venture agreement. The terms of that agreement have not been determined and they may significantly alter the existing strategic relationship between GWG and Beneficient, including granting GWG the authority to designate a majority of the Board of Directors of Beneficient Management, providing for further integration of our respective businesses and establishing additional or alternative financing arrangements. The terms of the joint venture agreement are subject to approval of the Board of Directors of GWG and the Board of Directors of Beneficient Management and subject to the exercise of their respective fiduciary duties. The Board of Directors of GWG has established a special committee of independent and disinterested directors to review and, if deemed appropriate, approve proposed transactions with or involving Beneficient.

Risks Related to Beneficient’s operations:

In addition to the risks set forth above related to our strategic relationship with Beneficient generally, the risk factors set forth below relate specifically to Beneficient’s business operations. Because common units of BEN LP represent a significant percent of our assets, the impact on our financial results of Beneficient’s current business operations may be material to the overall results of our business operations. Therefore, you should also consider carefully the following risk factors in evaluating us and our business.

Beneficient does not have any operating history for its new business.

Beneficient’s management has a long track record of successfully organizing and operating businesses, including Beneficient’s founder who organized Beneficient’s predecessor in 2003, but Beneficient’s business plan represents a new phase in its development and Beneficient does not have operating history under its current business plan. Additionally, Beneficient’s proposed trust company subsidiaries have no operating history. In general, companies that seek to implement these kinds of business plans present substantial business and financial risks and uncertainties.

Beneficient’s business is dependent on obtaining the charters necessary to implement its business plan.

Beneficient’s proposed trust company subsidiaries may not commence trust company operations until those subsidiaries receive the necessary trust charters from the Texas Department of Banking. Beneficient filed charter applications for its proposed trust company subsidiaries with the Texas Department of Banking in September of 2018 and approval of those applications is not assured. Even if the charter applications are approved, Beneficient expects that the approvals will be subject to certain conditions including, among others, that the proposed trust company subsidiaries satisfy certain minimum restricted capital requirements. There is no assurance that Beneficient will be able to satisfy all the conditions imposed by the Texas Department of Banking in connection with its approvals. In addition, such conditions could delay the anticipated time for commencement of trust operations.

If Beneficient is ultimately unable to obtain satisfactory limited trust association charters, Beneficient’s ability to implement its current business plan may be compromised. Without the trust company charters, federal regulations would substantially limit the amount of liquidity solutions or transactions with beneficial interests in underlying alternative assets (“Liquidity Transactions”) or financing transactions Beneficient could undertake.

A determination that Beneficient is an unregistered investment company would have serious adverse consequences.

A determination that Beneficient or any of the proposed trust company subsidiaries is an unregistered investment company under the Investment Company Act of 1940 (the “1940 Act”) would have serious adverse consequences. Beneficient does not believe it could operate its business effectively as a registered investment company. As a result, Beneficient would have to change its operations so as not to be an investment company. Changes could include refraining from raising capital, changing the types of products and services that Beneficient provides, and changing the nature of Beneficient’s assets related to interests in private equity funds and other alternative assets that serve as collateral supporting Beneficient’s Liquidity Transactions or financing transactions (“BEN Collateral”). Furthermore, if at any time it were established that Beneficient or any of the proposed trust company subsidiaries had been operating as an investment company in violation of the registration requirements of the 1940 Act, there would be a risk, among other material adverse consequences, that such company: (i) could become subject to SEC enforcement and investigation, monetary penalties or injunctive relief, or both and (ii) would be unable to enforce contracts with third parties or that third parties could seek to obtain rescission of transactions with such company undertaken during the period in which it was established that such company was an unregistered investment company. Such developments would be likely to have material and adverse consequences for Beneficient. In addition, if Beneficient were treated as an investment company, it would not be eligible to be taxed as a partnership and instead would be taxable as a corporation for U.S. federal income tax purposes, which could result in a material and adverse impact on the returns of holders of BEN LP common units.

Beneficient’s success depends on certain key executives and the ability to attract, retain, and develop new professionals.

Beneficient’s success will depend in large part upon the skills, experience, personal reputations and network of business contacts of certain key executives. These individuals’ reputations, business relationships and expertise are critical elements in the successful implementation of Beneficient’s business strategy. Accordingly, the loss of any of the key executives could materially harm Beneficient’s business and the value of Beneficient.

Beneficient’s key executives are directly responsible for setting Beneficient’s strategic direction, operating Beneficient’s business, maintaining and expanding business and other critical relationships, customers and business partners and identifying expansion opportunities. Should Beneficient lose one of these key executives, it may have to search externally for a qualified replacement, which search may be prolonged, and Beneficient cannot provide assurance that it will be able to hire such a replacement on a timely basis or at all.

Competition for qualified personnel in the financial services industry is intense. Thus, the loss of any of these key personnel, by resignation, termination, death or disability, or Beneficient’s inability to recruit and retain qualified replacements, could cause disruption in Beneficient’s business and could prevent Beneficient from fully implementing Beneficient’s business strategy, which could materially and adversely affect Beneficient’s business, growth and profitability.

Beneficient may not be able to grow, effectively manage its growth, or achieve profitability.

A principal focus of Beneficient’s strategy is to expand the number of Beneficient’s product offerings, grow Beneficient’s trust administration products and services and increase the number of clients Beneficient serves. Beneficient’s future growth will depend upon a number of factors, many of which are beyond Beneficient’s ability to control. These factors include Beneficient’s ability to:

•        accurately assess the demand for and sell the products and offerings that Beneficient expects to develop to meet demand;

•        compete against other client solutions and other vendors;

•        maintain the quality of Beneficient’s trust administration products and services;

•        effectively manage Beneficient’s underwriting criteria, the acquisition of alternative assets and manage BEN Collateral, including with effective risk management discipline;

•        update Beneficient’s products and offerings and develop new products and offerings needed by clients; and

•        hire, train and retain qualified personnel to manage and operate Beneficient’s business as it is expected to grow.

A deficiency in any of these factors could adversely affect Beneficient’s ability to achieve or manage growth or profitability.

Beneficient’s business faces substantial competition from a variety of financial solution companies and other liquidity providers.

Beneficient will face substantial competition in all areas of its operations from a variety of competitors, many of which are larger, have an established track record and reputation, and may have more financial resources. Beneficient’s business will compete with other providers of financial and trust administration such as bank holding companies, commercial and savings banks, savings and loan associations, credit unions, asset managers and their private equity affiliates, insurance companies and a growing list of other local, regional and national institutions which offer financial and trust administration. Beneficient’s business will also compete with other providers of liquidity for alternative assets, including secondary funds, which may hinder Beneficient’s ability to offer Liquidity Transactions and financings to the market. If Beneficient is unable to compete effectively, Beneficient will lose market share and income generated from trust administration and other financial products will decline.

Beneficient’s liquidity, profitability and business may be adversely affected by an inability to access, or ability to access only on unfavorable terms, the capital markets.

Liquidity is essential to Beneficient’s business and will require Beneficient to continue to grow its capital. , Similar to GWG, BEN’s business model is based on the acquisition of alternative assets financed primarily through debt financing. These alternatives assets are typically long-term and may not produce cash flow for an extended period of time. To the extent that working capital is insufficient to fund future operating costs and potential losses and loss adjustment expenses, Beneficient may need to raise additional funds through equity or debt financings, including investments, in the form of equity investments and debt advance, from GWG, reduce expenses, or curtail Beneficient’s growth. Many factors will affect Beneficient’s capital needs and their amount and timing, including Beneficient’s growth and profitability, as well as market disruptions and other unforeseeable developments.

Beneficient’s liquidity may be impaired by an inability to access, or ability to access only on unfavorable terms, secured and/or unsecured debt markets or equity markets, an inability to access funds from its subsidiaries or otherwise allocate liquidity optimally, an inability to sell assets or redeem its interests in the BEN Collateral, or unforeseen outflows of cash or collateral. This situation may arise due to circumstances that Beneficient may be unable to control, such as a general market disruption or an operational problem that affects third parties or Beneficient, a disruption of the financial markets or negative views about the financial services industry generally, including concerns regarding fiscal matters in the U.S. and other geographic areas.

In addition, Beneficient’s ability to raise funding could be impaired if investors or lenders develop a negative perception of Beneficient’s long-term or short-term financial prospects. An increase in debt of Beneficient and/or its subsidiaries may increase Beneficient’s leverage and reduce its interest coverage.

If Beneficient is unable to raise funding using the methods described above, Beneficient would likely need to consider financing or liquidating assets to meet maturing liabilities. Beneficient may be unable to sell some of its assets or Beneficient may have to sell assets at a discount to market value, either of which could adversely affect Beneficient’s results of operations, cash flows and financial condition.

Beneficient’s results of operations may fluctuate from period to period.

Beneficient expects that the results of its operations may vary significantly from period to period for a variety of reasons, many of which are outside of Beneficient’s control and difficult to predict, including the number of alternative asset owners Beneficient can engage as clients, performance of the alternative assets comprising the BEN Collateral and concentration of risk in the portfolios. Because Beneficient’s results of operations may vary significantly from quarter to quarter, the results of any one period should not be relied upon as an indication of future performance. Many but not all of the factors that may cause Beneficient’s results of operations to fluctuate are presented in these risk factors.

Beneficient may incur significant losses as a result of ineffective risk management processes and strategies.

Beneficient seeks to monitor and control its risk exposure by developing an effective risk and control framework which will encompass a variety of separate but complementary financial, credit, operational, compliance, and legal reporting systems; internal controls; management review processes; and other mechanisms. While Beneficient employs and will continue to develop and deploy a broad and diversified set of risk monitoring and risk mitigation techniques, those techniques and the judgments that accompany their application may not be effective and may not anticipate every risk event in all market environments or the specific nature of the impact and timing of such outcomes.

Beneficient’s operations, products and services may be negatively impacted by changes in economic and market conditions.

Beneficient’s operations, products and services may be negatively impacted by changes in general economic and market conditions because the performance of Beneficient’s private trust lending and liquidity products and trust and custody services is directly affected by conditions in the financial and securities markets. The financial markets and businesses operating in the securities industry are highly volatile (meaning that performance results can vary greatly from period to period) and are directly affected by, among other factors, domestic and foreign economic conditions, geopolitics and general trends in business and finance, all of which are beyond Beneficient’s control. Declines in the financial markets or a lack of sustained growth may result in a corresponding decline in Beneficient’s performance and may adversely affect the assets comprising the BEN Collateral.

Fluctuations in interest rates may negatively impact the business of Beneficient.

Fluctuations in interest rates may negatively impact the business of Beneficient. These rates are highly sensitive to many factors beyond Beneficient’s control, including general economic conditions, both domestic and foreign, and the monetary and fiscal policies of various governmental and regulatory authorities. Beneficient’s assets and liabilities can be affected significantly by changes in market interest rates. As a result, Beneficient may adopt asset and liability management policies to minimize the potential adverse effects of changes in interest rates, primarily by altering the mix and maturity of Liquidity Transactions, interests in the BEN Collateral, funding sources, and derivatives. However, even with these policies in place, a change in interest rates can impact Beneficient’s financial condition. Beneficient’s ability to successfully manage its interest rate risks is subject to factors beyond its control.

Beneficient relies on other companies to provide key components of Beneficient’s business infrastructure.

Third-party vendors are expected to provide key components of Beneficient’s business infrastructure. Any problems caused by these third parties, including as a result of their not providing Beneficient their services for any reason or their performing their services poorly, could adversely affect Beneficient’s ability to deliver products and services to Beneficient’s customers, impair Beneficient’s ability to conduct its business efficiently and effectively, and/or result in regulatory action, financial loss, litigation, and loss of reputation. Replacing these third-party vendors could also entail significant delay and expense.

Beneficient may only be able to offer a limited number of products.

Beneficient may only be able to offer a limited number of products due to regulatory, capital or other restrictions. Accordingly, the prospects for Beneficient’s success may be solely dependent upon the performance of a single product or solution, or dependent upon the development or market acceptance of a single or limited number of products or solutions. A lack of diversification in its offerings may make Beneficient susceptible to numerous economic, competitive and regulatory conditions, any or all of which may have a substantial adverse impact upon Beneficient’s ability to operate its business and/or grow its business in the future. Further, Beneficient would not be able to diversify its operations or benefit from the possible spreading of risks or offsetting of losses that offering a comprehensive suite of solutions could provide.

Beneficient’s assets may continue to be concentrated in a limited number of assets and industries, which may subject it to a risk of significant loss if there is poor performance by the funds in which is its invested or in the industries in which its investments are concentrated.

As of December 31, 2018, approximately 52.7% of Beneficient’s portfolio of alternative assets were represented by interests in three funds, one of which represented 32,7% of Beneficient’s portfolio. A majority of the funds in which Beneficient was invested as of December 31, 2018 were focused on venture capital investing. In turn, approximately 50.8% of the net assets of the funds in which Beneficient is invested are represented by five companies, the largest of which represents approximately 20.7% of Beneficient’s portfolio. Beneficient’s portfolio may continue to be concentrated in a limited number of funds and/or companies for some period of time. Poor investment performance by one or more these funds or companies could significantly impact the aggregate returns Beneficient realizes. Furthermore, venture capital may involve greater risk than other types of investing.

As of December 31, 2018, a majority of the portfolio companies in which Beneficient had an indirect interest through its ownership of interests in alternative assets were in the healthcare or pharmaceutical industries. The healthcare and pharmaceutical industries are subject to risks unique to those industries. If either or both of these industries suffers from adverse business or economic conditions, a material portion of Beneficient’s investments could be affected adversely, which, in turn, could adversely affect our financial position and results of operations.

Beneficient depends on the accuracy and completeness of information from and about customers and counterparties.

In deciding whether to enter into Liquidity Transactions with customers and counterparties, Beneficient may rely on information furnished to it by or on behalf of customers and counterparties, including financial statements and other financial information. Beneficient also may rely on representations of customers and counterparties as to the accuracy and completeness of that information and, with respect to financial statements, on reports of independent auditors. For example, under Beneficient’s liquidity product offerings, Beneficient may rely on information provided by a customer such as net asset value of an underlying alternative asset. Beneficient will also rely on customer representations and certifications, or other audit or accountants’ reports, with respect to the business and financial condition of the assets underlying the Liquidity Transaction. Reliance on customers and counterparties may not reveal or highlight all relevant facts (including bribery, fraud or other illegal activities) or risks that are necessary or helpful in evaluating such transaction opportunity. Instances of bribery, fraud, accounting irregularities and other improper, illegal or corrupt practices can be difficult to detect and may be more widespread in certain jurisdictions. Beneficient’s financial condition, results of operations, financial reporting and reputation could be negatively affected if Beneficient relies on materially misleading, false, inaccurate or fraudulent information.

Beneficient will be subject to comprehensive governmental regulation and supervision.

Beneficient and its subsidiaries will operate in a highly regulated environment and will be subject to supervision and regulation by several governmental agencies, including the Texas Department of Banking. Beneficient and its subsidiaries are expected to be subject to changes in federal and state laws, regulations, governmental policies, tax laws and accounting principles. As Beneficient’s business grows, Beneficient and its subsidiaries expect to become subject to additional regulatory agencies’ regulation. Changes in regulations or the regulatory environment could adversely affect Beneficient’s business.

Beneficient may incur fines, penalties and other negative consequences from regulatory violations.

Beneficient may fail to comply with applicable laws and regulations and be held accountable for such violations, even if such violations are inadvertent. Some legal/regulatory frameworks provide for the imposition of fines or penalties for noncompliance even though the noncompliance was inadvertent or unintentional and even though there were systems and procedures designed to ensure compliance in place at the time. For example, Beneficient is subject to regulations issued by the Office of Foreign Assets Control, or “OFAC,” that prohibit financial institutions from participating in the transfer of property belonging to the governments of certain foreign countries and designated nationals of those countries. OFAC may impose penalties for inadvertent or unintentional violations even if reasonable processes are in place to prevent the violations. There may be other negative consequences resulting from a finding of noncompliance, including restrictions on certain activities. Such a finding may also damage Beneficient’s reputation and could restrict the ability of institutional investment managers to invest in Beneficient’s securities.

Beneficient faces a risk of noncompliance with and enforcement actions under the Bank Secrecy Act and other anti-money laundering statutes and regulations.

The Bank Secrecy Act, the USA PATRIOT Act of 2001, and other laws and regulations require financial institutions, among other duties, to institute and maintain an effective anti-money laundering program and file suspicious activity and currency transaction reports as appropriate. The federal Financial Crimes Enforcement Network is authorized to impose significant civil money penalties for violations of those requirements and has recently engaged in coordinated enforcement efforts with the individual federal banking regulators, as well as the U.S. Department of Justice, Drug Enforcement Administration, and Internal Revenue Service (the “IRS”). Beneficient is also subject to increased scrutiny of compliance with the rules enforced by the OFAC and compliance with the Foreign Corrupt Practices Act. If Beneficient’s policies, procedures and systems are deemed deficient, Beneficient will be subject to liability, including fines and regulatory actions, which may include restrictions on Beneficient’s ability to make distributions to its unitholders and the necessity to obtain regulatory approvals to proceed with certain aspects of Beneficient’s business plan. Failure to maintain and implement adequate programs to combat money laundering and terrorist financing could also have serious reputational consequences for Beneficient. Any of these results could materially and adversely affect Beneficient’s business, financial condition and results of operations.

Difficult market conditions can cause investors to reduce or suspend their investments in alternative assets or their desire to liquidate alternative assets they hold, which could adversely affect Beneficient’s business.

During economic downturns, alternative asset owners may suffer from decreasing returns (including negative returns and loss of principal investment), liquidity pressure, increased volatility and difficulty maintaining targeted asset allocations, and investors may decrease or suspend making new fund investments during and after such periods. As the economy begins to recover from these periods, investors may elect to reduce their exposure to alternative investments, resulting in a smaller overall pool of potential clients in the industry and customers for Beneficient’s services and products in the future. In the event all or part of this analysis proves true, when trying to find new customers Beneficient will be competing for fewer available alternative assets to administer in an increasingly competitive environment, which could lead to terms less favorable to Beneficient as well as difficulty in reaching new customers. Such changes would adversely affect Beneficient’s revenues and profitability.

Beneficient is dependent on the continued success of the private equity industry and on the identification of suitable investment opportunities for Beneficient’s clients.

Beneficient’s success depends, in part, on the continued success of private equity firms and the private equity industry that has enjoyed a prolonged period of expansion and profitability. There is no assurance that such success and profitability will continue. Beyond business and financial success, the private equity industry may also become subject to greater governmental regulation and investigation which could have a negative effect on Beneficient.

Beneficient’s success depends, in part, on the identification and availability of suitable investment opportunities for its clients. The availability of investment opportunities is subject to market conditions and other factors outside of Beneficient’s control and the control of the private markets fund managers with which BEN invests. There is no assurance that the private markets funds Beneficient selects will be able to identify sufficient attractive investment opportunities to meet its investment objectives.

A failure of Beneficient to appropriately identify and address potential conflicts of interest could adversely affect Beneficient’s business.

Beneficient intends to develop robust procedures and controls designed to identify and address conflicts of interest. However, appropriately identifying and dealing with conflicts of interest is complex and difficult, and Beneficient’s reputation could be damaged, and the willingness of clients to enter into transactions with Beneficient may be affected, if Beneficient fails, or appears to fail, to identify, disclose and deal appropriately with conflicts of interest. In addition, potential or perceived conflicts could give rise to litigation or regulatory enforcement actions.

A failure in Beneficient’s operational systems as well as human error or malfeasance, could impair Beneficient’s liquidity, disrupt Beneficient’s business, result in the disclosure of confidential information, damage Beneficient’s reputation, and cause losses.

Beneficient faces a variety of risks that are substantial and inherent in its business, including market, liquidity, credit, operational, legal, regulatory and reputational risks. The following are some of the more important factors that could affect Beneficient’s business.

Beneficient’s financial, accounting, data processing or other operational systems and facilities may fail to operate properly or become disabled as a result of events that are wholly or partially beyond Beneficient’s control. Beneficient must continuously update systems to support its operations and growth and to respond to changes in regulations and markets, and invest heavily in systemic controls and training to ensure that such transactions do not violate applicable rules and regulations or, due to errors in processing such transactions, adversely affect markets, Beneficient’s clients or Beneficient. Enhancements and updates to systems, as well as the requisite training, including in connection with the integration of new businesses, entail significant costs and create risks associated with implementing new systems and integrating them with existing ones.

The use of computing devices and phones is critical to the work done by Beneficient’s employees and the operation of Beneficient’s systems and business and those of Beneficient’s clients and its third-party service providers and vendors. Additionally, computing devices may be vulnerable to cyber-attacks or have other inherent weaknesses.

Notwithstanding the proliferation of technology and technology-based risk and control systems, Beneficient’s business ultimately relies on people as its greatest resource, and, from time-to-time, they may make mistakes or engage in violations of applicable policies, laws, rules or procedures that are not always identified immediately by Beneficient’s technological processes or by Beneficient’s controls and other procedures, which are intended to prevent and detect such errors or violations. These errors or violations can include calculation errors, mistakes in addressing emails, errors in software or model development or implementation, or simple errors in judgment, as well as intentional efforts to ignore or circumvent applicable policies, laws, rules or procedures. Human errors and malfeasance, even if promptly discovered and remediated, can result in material losses and liabilities for Beneficient.

Any cybersecurity-attack or other security breach of Beneficient’s technology systems, or those of third-party vendors Beneficient relies on, could subject Beneficient to significant liability and harm Beneficient’s business operations and reputation.

Cybersecurity attacks and security breaches of Beneficient’s technology systems, including those of Beneficient’s clients and third-party vendors, may subject Beneficient to liability and harm Beneficient’s business operations and overall reputation. Beneficient’s operations rely on the secure processing, storage and transmission of confidential and other information in its computer systems and networks. Threats to information technology systems associated with cybersecurity risks and cyber incidents continue to grow, and there have been a number of highly publicized cases involving financial services companies, consumer-based companies and other organizations reporting the unauthorized disclosure of client, customer or other confidential information in recent years. Beneficient is regularly the target of attempted cyber-attacks. Cybersecurity risks could disrupt Beneficient’s operations, negatively impact Beneficient’s ability to compete and result in injury to Beneficient’s reputation, downtime, loss of revenue, and increased costs to prevent, respond to or mitigate cybersecurity events. Although Beneficient has developed, and continues to invest in, systems and processes that are designed to detect and prevent security breaches and cyber-attacks, and while Beneficient expects to periodically test this security, Beneficient’s security measures, information technology and infrastructure may be vulnerable to attacks by hackers or breached due to employee error, malfeasance or other disruptions that could result in unauthorized disclosure or loss of sensitive information; damage to Beneficient’s reputation; the incurrence of additional expenses; additional regulatory scrutiny or penalties; or Beneficient’s exposure to civil or criminal litigation and possible financial liability, any of which could have a material adverse effect on BEN’s business, financial condition and results of operations.

Third parties upon whom Beneficient relies face similar threats, which could directly or indirectly impact Beneficient’s business and operations. The occurrence of a cybersecurity-incident or attack on Beneficient’s third-party vendors could have a material adverse effect on Beneficient’s reputation and on Beneficient’s business, financial condition and results of operations.

Beneficient may not be able to attract a sufficient number of clients to achieve Beneficient’s business goals.

Many alternative assets contain stringent transfer restrictions imposed by the issuing entity, which may prevent Beneficient from providing trust administration and financing and liquidity with respect to such assets. Beneficient may not be able to attract a sufficient number of clients or alternative assets and, as a result, its revenues and profitability could be adversely affected.

Beneficient’s failure to correctly identify mergers, acquisitions, divestitures or other strategic transactions could have a material adverse effect on its business, financial condition and results of operations.

Mergers, acquisitions, and other strategic transactions involve inherent risks that could compromise the success of the combined business and dilute the holdings of Beneficient’s unitholders. If Beneficient is incorrect when assessing the value, strengths, weaknesses, liabilities and potential profitability of such transactions, or if Beneficient fails to adequately integrate the acquired businesses or individuals, the success of the combined business could be compromised. Business acquisitions are subject to the risks commonly associated with such transactions including, among others, potential exposure to unknown liabilities of acquired companies and to acquisition costs and expenses, the difficulty and expense of integrating the operations and personnel of the acquired companies, potential disruptions to the business of the combined company and potential diversion of management’s time and attention, the impairment of relationships with and the possible loss of key employees and clients as a result of changes in management, potential litigation or other legal risks, potential write-downs related to goodwill impairments in connection with acquisitions and dilution to the unitholders of the combined company if the acquisition is made for equity of the combined company. In addition, investment strategies, technologies or businesses of acquired companies may not be effectively assimilated into Beneficient’s business or may have a negative effect on the combined company’s revenues or earnings. The combined company may also incur significant expenses to complete acquisitions and support acquired investment strategies and businesses. Further, any such acquisitions may be funded with cash, debt or equity, which could dilute the holdings or limit the rights of Beneficient’s unitholders. Finally, Beneficient may not be successful in identifying attractive acquisition candidates or completing acquisitions on favorable terms.

Divestitures involve inherent risks that could compromise the success of Beneficient’s business. Risks related to divestitures can include difficulties in the separation of the divested business, loss of clients, retention or obligation to indemnify certain liabilities, the failure of counterparties to satisfy payment obligations, unfavorable market conditions that may impact any earnout or contingency payment due to Beneficient and unexpected difficulties in losing employees of the divested business.

There is no assurance that Beneficient will be successful in overcoming these or other risks encountered with mergers, acquisitions, divestitures and other strategic transactions. These risks may prevent Beneficient from realizing the expected benefits from mergers, acquisitions, divestitures and other strategic transactions and could result in the failure to realize the full economic value of a strategic transaction.

Beneficient faces risks associated with the ability of its information technology systems and its people and processes to support its operations and future growth effectively.

In order to serve Beneficient’s market effectively, Beneficient has developed, and is continually developing, a comprehensive array of products and services. In order to support these products and services and for Beneficient to operate effectively, Beneficient has developed, purchased and licensed information technology and other systems and processes. As Beneficient’s business grows, Beneficient expects to continue to invest in and enhance these systems, and its people and processes.

These investments and enhancements may affect Beneficient’s future profitability and overall effectiveness. From time to time, Beneficient may change, consolidate, replace, add or upgrade existing systems or processes, which if not implemented properly to allow for an effective transition, may have an adverse effect on Beneficient’s operations, including business interruptions which may result in inefficiencies, revenue losses, client losses, exposure to fraudulent activities, regulatory enforcement actions, or damage to Beneficient’s reputation. Beneficient also outsources certain operational and other functions to consultants or other third parties. If Beneficient does not implement its systems effectively or if its outsourcing business partners do not perform their functions properly, there could be an adverse effect on Beneficient. There can be no assurance that Beneficient will be able to effectively maintain or improve its systems and processes, or utilize outsourced talent, to meet its business needs efficiently. Any failure of such could adversely affect Beneficient’s operations, financial condition, results of operations, future growth and reputation.

Business disruptions and interruptions due to natural disasters and other external events beyond Beneficient’s control can adversely affect Beneficient’s business, financial condition and results of operations.

Beneficient’s operations can be subject to natural disasters and other external events beyond Beneficient’s control, such as earthquakes, fires, severe weather, public health issues, power failures, telecommunication loss, major accidents, terrorist attacks, acts of war, and other natural and man-made events. Such events, whether natural or attributable to human beings, could cause severe destruction, disruption or interruption to Beneficient’s operations or property. Financial institutions, such as Beneficient, generally must resume operations promptly following any interruption. If Beneficient were to suffer a disruption or interruption and was not able to resume normal operations within a period consistent with industry standards, Beneficient’s business could suffer serious harm. In addition, depending on the nature and duration of the disruption or interruption, BEN might be vulnerable to fraud, additional expense or other losses, or to a loss of business and/or clients. Beneficient expects to implement a business continuity plan and continue to enhance it on an ongoing basis. There is no assurance that Beneficient’s business continuity plan can adequately mitigate the risks of such business disruptions and interruptions.

If Beneficient fails to establish and maintain effective internal controls over financial reporting, Beneficient’s ability to accurately report its financial results could be adversely affected.

Beneficient has been and is a private company with limited accounting personnel to execute its accounting processes and other supervisory resources with which to address Beneficient’s internal controls over financial reporting. There is no certainty that Beneficient will be able to maintain effective internal controls over financial reporting.

Effective internal controls are necessary for Beneficient to provide reliable financial reports, prevent fraud and operate successfully. If Beneficient cannot provide reliable financial reports or prevent fraud, Beneficient’s ability to accurately report its financial results could be adversely affected and its reputation and operating results would be harmed. Beneficient cannot be certain that its efforts to develop and maintain its internal controls will be successful or that Beneficient will be able to maintain adequate controls over its financial processes and reporting in the future. Any failure to develop or maintain effective internal controls, or difficulties encountered in implementing or improving Beneficient’s internal controls, could harm Beneficient’s operating results or cause GWG to fail to meet its reporting obligations. See the risk factor above “An inability to obtain accurate and timely financial information from Beneficient may prevent us from complying with reporting obligations under federal securities law . . . .” Ineffective internal controls could also cause investors to lose confidence in Beneficient’s reported financial information.

Beneficient faces risks from regulatory investigations and proceedings and from private actions brought against it.

From time to time, Beneficient may be named as a defendant or otherwise become involved in various legal proceedings, including class actions and other litigation or disputes with third parties. Future actions against Beneficient may result in judgments, settlements, fines, penalties or other results adverse to Beneficient, which could materially adversely affect Beneficient’s business, financial condition or results of operations, or cause serious reputational harm to Beneficient.

Beneficient’s businesses and operations are also subject to increasing regulatory oversight and scrutiny, which may lead to additional regulatory investigations or enforcement actions. These and other initiatives from federal and state officials may subject Beneficient to judgments, settlements, fines or penalties, or cause Beneficient to be required to restructure its operations and activities, all of which could lead to reputational issues, or higher operational costs, thereby reducing Beneficient’s profitability.

While Beneficient seeks to insure against potential risks, Beneficient may not be able to obtain insurance to cover certain risks, or obtain coverage on favorable terms, and the insurance that Beneficient has may be inadequate to cover certain civil or criminal proceedings or regulatory investigations and associated costs.

Beneficient may be impacted adversely by claims or litigation, including claims or litigation relating to its fiduciary responsibilities.

Beneficient’s business involves the risk that clients or others may sue Beneficient, claiming that Beneficient has failed to perform under a contract or otherwise failed to carry out a duty perceived to be owed to them. This risk is heightened when Beneficient’s trust company subsidiaries begin serving as fiduciaries for their clients following the issuance of state trust company charters. Specifically, Beneficient’s trust company subsidiaries will be required to (i) adhere to the fiduciary standard of care required under the terms of the governing documents or applicable law and (ii) properly discharge their fiduciary duties. If Beneficient fails to comply with these fiduciary obligations, it could incur significant costs and possibly liability, which could materially and adversely affect Beneficient’s business, financial condition or results of operations. Liability for breach of fiduciary duty may be difficult to assess or quantify and its existence and magnitude may remain unknown for a substantial period of time. Additionally, an alleged breach of fiduciary duty, regardless of the merits of such alleged breach, could significantly damage Beneficient’s reputation and cause it to incur legal and other costs. Claims made or actions brought against Beneficient, whether founded or unfounded, may result in injunctions, settlements, damages, fines or penalties, which could have a material adverse effect on Beneficient’s financial condition and results of operations, could adversely affect Beneficient’s ability to raise additional funding or attract new clients, and could require changes to Beneficient’s business. Even if Beneficient defends itself successfully, the cost of litigation is often substantial, and public reports regarding claims made against Beneficient may cause damage to its reputation among existing and prospective clients or negatively impact the confidence of counterparties, rating agencies, and equityholders, consequently affecting Beneficient’s earnings negatively.

A change in Beneficient’s tax treatment could adversely affect Beneficient.

Beneficient is subject to a variety of tax laws and tax regulations by national, regional and local governments. Beneficient, and most of its subsidiaries, are pass through entities that are generally not subject to taxation. Rather, Beneficient passes on the distributive share of income to its investors who bear the burden of any tax liability that may be generated by such income. These tax laws and regulations (including the applicable tax rates), and their interpretation and application, may change from time to time and those changes could have a material adverse effect on the results of operations or Beneficient’s financial position.

In addition, without the consent of Beneficient’s unitholders, Beneficient’s general partner may elect to convert Beneficient into a corporation or be taxed as a corporation for U.S. federal income tax purposes if certain conditions have been met. Such a conversion could be a taxable event to Beneficient’s unitholders where gain or loss is recognized.

In addition, a conversion would subject all of Beneficient’s future net income to a level of corporate tax, which may reduce the amount of cash available for distribution or reinvestment.

Beneficient’s business, profitability and liquidity may be adversely affected by deterioration in the credit quality of, or defaults by, third parties who owe Beneficient money, securities or other assets or whose securities or obligations Beneficient holds.

Beneficient is exposed to the risk that third parties that owe Beneficient money, securities or other assets will not perform their obligations. These parties may default on their obligations to Beneficient due to bankruptcy, lack of liquidity, operational failure or other reasons. A failure of a significant market participant, or even concerns about a default by such an institution, could lead to significant liquidity problems, losses or defaults by other institutions, which in turn could adversely affect Beneficient.

In the event Beneficient uses hedging transactions to manage certain market risks, Beneficient’s business, profitability and liquidity may be adversely affected by unanticipated market conditions including interest rates, currency exchange rates, equity market behavior, and other relevant asset classes.

When managing its exposure to market risks, Beneficient may make use of forward contracts, options, swaps, caps, collars and floors or pursue other strategies or use other forms of derivative instruments to limit its exposure to changes in the relative values of investments that may result from market developments, including changes in prevailing interest rates and currency exchange rates.

The use of hedging transactions and other derivative instruments to reduce the effects of changes in the value of a position does not eliminate the possibility of fluctuations in the value of the position or prevent losses if the value of the position declines. However, such activities can establish other positions designed to gain from those same developments, thereby offsetting the decline in the value of the position. Such transactions may also limit the opportunity for gain if the value of a position increases. Moreover, it may not be possible to limit the exposure to a market development that is so generally anticipated that a hedging or other derivative transaction cannot be entered into at an acceptable price. Although Beneficient may enter into hedging transactions in order to reduce its exposure to market risks, unanticipated market changes may result in poorer overall investment performance than if the transaction had not been executed. In addition, the degree of correlation between price movements of the instruments used in connection with hedging activities and price movements in a position being hedged may vary. Moreover, for a variety of reasons, Beneficient may not be successful in establishing a sufficient correlation or a sufficient matching of cash flows between the instruments used in a hedging or other derivative transaction and the position being hedged. An insufficient correlation could prevent Beneficient from achieving the intended result and create new risks of loss. In addition, Beneficient will not be able to fully limit exposure against all changes in the values of the alternative assets underlying its Liquidity Transactions, because the values of such assets are likely to fluctuate as a result of a number of factors, some of which will be beyond Beneficient’s control, and it may not be able to respond to such fluctuations in a timely manner or at all.

Beneficient’s fair value estimates of illiquid assets may not accurately estimate prices obtained at the time of sale and Beneficient cannot provide assurance that the values of the alternative assets underlying the Liquidity Transactions that it reports from time to time will be realized.

Asset valuations for which there is no readily available market, such as the illiquid assets comprising the BEN Collateral, require estimates and assumptions about matters that are inherently uncertain. Given this uncertainty, the fair values of such assets as reflected in estimated net asset value may not reflect the prices that would actually be obtained if and when such assets are sold.

Under Beneficient’s valuation policy, Beneficient bases its estimates of the fair value of its private equity fund investments on the fund reported net asset value reported to it by the underlying fund managers. Because private equity funds generally hold a high proportion of their investments in assets for which market prices are not readily available, fund reported net asset value will necessarily incorporate estimates of fair value made by the fund managers. As there is no single method for determining fair value, there may be significant variations in the valuation policies used by different fund managers in Beneficient’s portfolio.

In addition, due to time lags in receiving valuation information from fund managers, Beneficient typically will not have up-to-date information from all underlying funds at the time it calculates the fair value of the alternative assets underlying the Liquidity Transactions. BEN typically will not be aware of all material developments at a fund or its underlying portfolio companies that could adversely affect the value of the funds in Beneficient’s portfolio.

Even if market quotations are available for the alternative assets underlying the Liquidity Transactions, such quotations may not reflect the value that could actually be realized because of various factors, including the possible illiquidity associated with a large ownership position, subsequent illiquidity in the market for a company’s securities, future market price volatility or the potential for a future loss in market value. Realizations at values significantly lower than the fair values recorded in Beneficient’s financial statements could have a material adverse effect on the net asset value of the alternative asset, and therefore the value of the beneficial interests and the corresponding Liquidity Transactions.

Furthermore, a substantial majority of the net assets of Beneficient are currently represented by intangible assets and goodwill. Beneficient’s management performs goodwill and intangible asset impairment testing annually, during the fourth quarter, or when events occur, or circumstances change that would more likely than not indicate impairment has occurred. Goodwill impairment exists when the carrying value of goodwill exceeds its implied fair value. If Beneficient’s management concludes that a portion of its goodwill is impaired, and writes down the value of such goodwill, the value of our investment in Beneficient may also have to be written down.

The due diligence process that Beneficient undertakes in connection with Liquidity Transactions may or may not reveal all facts that may be relevant in connection with such Liquidity Transaction, and even if Beneficient receives complete and accurate information it may not translate to identifying the appropriate underwriting criteria.

Before offering liquidity solutions to clients, Beneficient conducts due diligence that it deems reasonable and appropriate based on the facts and circumstances applicable to each transaction. When conducting due diligence, Beneficient may be required to evaluate important and complex business, financial, tax, accounting, technological, environmental, social, governance and legal and regulatory issues. In addition to Beneficient’s own employees, outside consultants, legal advisors and accountants may be involved in the due diligence process in varying degrees depending on the type of investment and the parties involved. Nevertheless, when conducting due diligence and making an assessment regarding the alternative assets behind a potential Liquidity Transaction, Beneficient relies on the resources available to it, including information provided by the potential client of the Liquidity Transaction, the general partners and managers of the alternative assets the client holds, and, in some circumstances, third-party investigations, and such an investigation will not necessarily result in the investment ultimately being successful. Moreover, even in the event that Beneficient receives complete and accurate information in the due diligence process, it may not translate to identifying the appropriate underwriting criteria, which could result in negative reputational effects, and/or otherwise materially and adversely affect Beneficient’s business, financial condition and results of operations.

Restrictions on Beneficient’s ability to collect and analyze data regarding its clients’ alternative assets investments could adversely affect its business.

The BEN Collateral includes interests in alternative assets. Beneficient depends on the continuation of its relationships with the general partners and sponsors of the underlying funds and investments in order to maintain current data on these alternative asset investments. The termination of such relationships or the imposition of restrictions on its ability to use the data it obtains for its reporting and monitoring services could adversely affect its business, financial condition and results of operations. Beneficient’s monitoring is also dependent on the statements and conduct of personnel at investment managers of the general partners of these alternative asset firms. To the extent that the beliefs and expectations of these managers turn out to be inaccurate, Beneficient’s expectations as part of its monitoring process may be materially impacted.

Risks Related to the Offering and the L Bonds

There is no established trading market for the L Bonds. If an actual trading market does not develop for the L Bonds, you may not be able to resell them quickly, for the price that you paid or at all.

There is currently no existing market for the L Bonds and the L Bonds will not be listed for trading on any exchange. We cannot assure you as to the liquidity of any market that may develop for the L Bonds, the ability of holders of the L Bonds to sell them or the price at which the holders of the L Bonds may be able to sell them. The liquidity of any market for the L Bonds will depend on numerous factors , including prevailing interest rates, the market for similar securities and other factors, including general economic conditions and our own financial condition, performance and prospects. Historically, the market for debt securities, such as the L Bonds, has been subject to disruptions that have caused substantial price volatility. We cannot assure you that if a market for the L Bonds were to develop, such a market would not be subject to similar disruptions.

We also cannot assure you that you will be able to sell your L Bonds at a particular time or at all, or that the prices that you receive when you sell them will be favorable. If no active trading market develops, you may not be able to resell your L Bonds at their fair market value, or at all.

USE OF PROCEEDS

As of the date of this prospectus supplement, there remains unsold $484.1 million of L Bonds from the sale of which we expect to receive up to approximately $445.4 million of net proceeds from this offering after paying our estimated offering and related expenses and the estimated selling commissions (which we estimate, and which cannot exceed, will be approximately 8.0% of gross proceeds in the aggregate). Because we do not know the total principal amount of L Bonds that will be ultimately sold, we are unable to accurately forecast the total net proceeds that will be generated by this offering.

There is no minimum amount of L Bonds that must be sold before we access investor funds. The exact amount of proceeds we receive may vary considerably depending on a variety of factors, including how long the L Bonds are offered.

We intend to use the net proceeds from this offering to grow out Beneficient’s alternative asset financings business, primarily through investments in Beneficient in the form of equity investments or loans, and to meet our other obligations, including:

•        servicing our portfolio of life insurance assets (i.e., paying attendant life insurance policy premiums);

•        paying principal (at maturity or upon earlier prepayment or redemption), interest and fees to our lenders, including under a senior credit facility, previously issued L Bonds, Seller Trust L Bonds and the L Bonds offered hereby;

•        paying dividends on our preferred stock;

•        paying transaction expenses relating to interest rate hedging and similar derivative transactions (e.g., caps, collars, etc.); and

•        general working capital purposes.

The extent to which we will use proceeds from this offering for any of these purposes, and the amounts and timing of such expenditures, will depend on, among other things, how long the L Bonds are offered, the amount of net proceeds that we receive from the sale of L Bonds being offered, our cash flows and needs for liquidity, the existence and timing of opportunities to strategically increase our investment in Beneficient, the availability of funds from other sources, including realizations from policy benefits, distributions from investments in Beneficient, the issuance of common or preferred equity, borrowings from senior credit facilities, and other factors deemed relevant by our Board of Directors and management.

Beneficient will have broad discretion to use the proceeds of any such investments and may use such proceeds to acquire alternative assets, to repay indebtedness, including to related parties, and for general working capital purposes, including operating expenses.

Net offering proceeds not immediately applied to the uses summarized above will be invested in bank deposits or short-term investments such as money market funds, commercial paper, U.S. Treasury Bills and similar securities investments pending their use.

Also as indicated above, we may use some of the net proceeds from this offering to pay principal amounts owing under previously issued L Bonds, Seller Trust L Bonds and L Bonds offered hereby. The amount of such securities that we would repay with proceeds of this offering will depend on, among other things, whether the holders of such notes elect repayment rather than renewal of such securities, as well as whether we elect to use other sources of repayment.

The maximum amount of L Bonds we may issue and have outstanding is limited by our debt coverage ratio discussed below.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Note: The following discussion and analysis of the financial condition and results of operations of GWG Holdings are derived from our Annual Report on Form 10-K for the year ended December 31, 2018 and our Quarterly Report on Form 10-Q for the period ended March 31, 2019, filed with the SEC on July 9, 2019 and August 5, 2019, respectively. As indicated in those reports, this discussion and analysis is based on the beliefs of our management, as well as assumptions made by, and information currently available to, our management. The statements in this discussion and analysis concerning expectations regarding our future performance, liquidity and capital resources, as well as other non-historical statements in this discussion and analysis, are forward-looking statements. See “Risks Relating to Forward-Looking Statements” above and in the prospectus. These forward-looking statements are subject to numerous risks and uncertainties. Our actual results could differ materially from those suggested or implied by any forward-looking statements.

You should read the following discussion in conjunction with the consolidated financial statements and accompanying notes beginning at page F-1 of this prospectus supplement, and the information contained in other sections of our Annual Report on Form 10-K for the year ended December 31, 2018 and our Quarterly Report on Form 10-Q for the period ended March 31, 2019, filed with the SEC on July 9, 2019 and August 5, 2019, respectively. This discussion and analysis is based on the beliefs of our management, as well as assumptions made by, and information currently available to, our management.

Management’s Discussion and Analysis from the Annual Report on Form 10-K for the year ended December 31, 2018

JOBS Act

On April 5, 2012, the Jumpstart Our Business Startups Act of 2012, or JOBS Act, was enacted. Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933 for complying with new or revised accounting standards. This means that an “emerging growth company” can make an election to delay the adoption of certain accounting standards until those standards would apply to private companies. We have historically qualified as an emerging growth company and have elected to delay our adoption of new or revised accounting standards and, as a result, we may not have complied with new or revised accounting standards at the same time as other public reporting companies that are not “emerging growth companies.” Effective upon the Initial Transfer of the transactions contemplated by the Master Exchange Agreement (discussed below), we no longer qualify as an emerging growth company as a result of the aggregate amount of non-convertible debt that we have issued during the prior three year period.

Overview

We are a financial services company committed to transforming the alternative asset industry with disruptive and innovative products and services. In 2018 and early 2019 we consummated a series of transactions (as more fully described below) with Beneficient that has resulted in a significant reorientation of our business and capital allocation strategy and a change in our Board of Directors and executive management team. Beneficient provides private trust solutions, including a unique suite of lending and liquidity products focused on bringing liquidity to owners of alternative assets. Beneficient’s innovative liquidity solutions are designed to serve mid-to-high net worth (“MHNW”) individuals, small-to-mid (“STM”) sized institutions, and asset managers who have historically possessed few attractive options to access early liquidity from their alternative assets. Beneficient targets MHNW individual clients with $5 million to $30 million in investments and STM institutional clients typically holding up to $1 billion in assets.

Beneficient also plans to market custody and clearing of alternative assets, and trustee and insurance services for covering risks attendant to owning or managing alternative assets as well as online portals for the trading of alternative assets. Beneficient plans to offer these future services through Beneficient’s U.S.-based subsidiaries, including trust companies Beneficient is in the process of applying to charter in Texas, and (subject to capitalization) through its Bermuda-regulated insurance companies, including PEN and its subsidiaries. The two anticipated trust companies will exist to provide loans and liquidity products to clients, to serve as custodian and trustee to certain trusts required for loan and liquidity product transactions, and to provide trustee services to Beneficient’s clients.

Beneficient’s existing and planned products and services can support tax and estate planning objectives, facilitate a diversification of assets or simply provide administrative management and reporting solutions tailored to the goals of the investor.

While we are continuing our work to maximize the value of our life insurance related business, we have made the strategic decision to begin reducing capital allocated to our traditional secondary market life insurance business and to begin increasing capital allocated toward providing liquidity to a broader range of alternative assets. We believe these investments will ultimately produce higher risk-adjusted returns than those we are projecting to receive from our portfolio of life insurance acquired in the secondary market. Furthermore, although we believe that our portfolio of life insurance policies is a meaningful component of a growing diversified alternative asset portfolio, we have begun to explore strategic alternatives for our life insurance portfolio aimed at maximizing its value, including a possible sale, refinancing or recapitalization of our life insurance portfolio.

Our transactions with Beneficient provided us with a significant increase in assets and common shareholder equity and provide the opportunity for a diversified source of future earnings within the alternative asset industry. We believe these transactions will complete the transformation of GWG from a niche provider of liquidity to owners of life insurance, to a full-scale provider of trust and liquidity products and services to owners of a broad range of alternative assets.

Critical Accounting Policies

Critical Accounting Estimates

The preparation of our consolidated financial statements in accordance with the Generally Accepted Accounting Principles in the United States of America (GAAP) requires us to make significant judgments, estimates, and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. We base our judgments, estimates, and assumptions on historical experience and on various other factors believed to be reasonable under the circumstances. Actual results could differ materially from these estimates. We evaluate our judgments, estimates, and assumptions on a regular basis and make changes accordingly. We believe that the judgments, estimates, and assumptions involved in valuing our investments in life insurance policies, assessing potential impairment of equity method investments and equity security investments, assessing the need for allowance for credit losses on financing receivables and evaluating deferred taxes have the greatest potential impact on our consolidated financial statements and accordingly believe these to be our critical accounting estimates. Below we discuss the critical accounting policies associated with these estimates as well as certain other critical accounting policies.

Ownership of Life Insurance Policies — Fair Value Option

We account for the purchase of life insurance policies in accordance with Accounting Standards Codification 325-30, Investments in Insurance Contracts, which requires us to use either the investment method or the fair value method. We have elected to account for all of our life insurance policies using the fair value method.

The fair value of our life insurance policies is determined as the net present value of the life insurance portfolio’s future expected cash flows (policy benefits received and required premium payments) that incorporates current life expectancy estimates and discount rate assumptions.

We initially record our purchase of life insurance policies at the transaction price, which is the amount paid for the policy, inclusive of all external fees and costs associated with the acquisition. At each subsequent reporting period, we re-measure the investment at fair value in its entirety and recognize the change in fair value as unrealized gain (loss) in the current period, net of premiums paid. Changes in the fair value of our life insurance portfolio are based on periodic evaluations and are recorded in our consolidated statements of operations as changes in fair value of life insurance policies.

Fair Value Components — Life Expectancies

Unobservable inputs, as discussed below, are a critical component of our estimate for the fair value of our investments in life insurance policies. We currently use a probabilistic method of estimating and valuing the projected cash flows of our portfolio, which we believe to be the preferred and most prevalent valuation method in the industry. In this regard, the most significant assumptions we make are the life expectancy estimates of the insureds and the discount rate applied to the expected future cash flows to be derived from our life insurance portfolio.

The fair value of our portfolio of life insurance policies is determined as the net present value of the life insurance portfolio’s future expected cash flows (net of policy benefits received and required premium payments). The net present value of the future expected cash flows incorporate life expectancy estimates and current discount rate assumptions. The life expectancy estimates we use for acquiring and valuing life insurance policies has in the past been typically based upon the average of two life expectancy reports received from independent third-party medical actuarial underwriting firms (“Life Expectancy Providers”). After the acquisition of a life insurance policy, we historically have sought to update these life expectancy reports on a periodic basis.

In October and November 2018, two of the primary Life Expectancy Providers used by the Company — ITM TwentyFirst, LLC (“TwentyFirst”) and AVS, LLC (“AVS”) — released updates to their respective mortality tables and medical underwriting methodologies. As disclosed in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2018 filed with the SEC on November 19, 2018, and our amended Quarterly Report on Form 10-Q/A filed on April 22, 2019, the majority of our life insurance policies were valued using life expectancy reports provided by TwentyFirst and/or AVS. The updates from TwentyFirst and AVS suggest a lengthening of prior life expectancy estimates and relate to revised estimates of the originally issued life expectancy reports. These updates do not encompass any change to the insured’s age and health condition since the report was originally issued.

We, along with other major secondary market participants, have noted the frequent changes in methodologies made by the Life Expectancy Providers over the years that, short of purchasing revised life expectancy reports at a substantial cost, have lacked detailed information about the impact of these changes on individual policy values. Moreover, our experience is these methodology changes have not resulted in a narrowing of consensus in the life expectancy estimates issued for individual insureds. Finally, as our life insurance portfolio has grown in size and diversity, our ability to model with greater certainty and predictability through the incorporation of historical portfolio experience in conjunction with the use of life expectancy reports has improved significantly.

Performance Based Forecasting and Valuation Methodology (“Actual-to-Expected” or “A2E”)

As a result, we undertook a comprehensive study to determine a more accurate, transparent and cost-effective method of pricing, valuing, and modeling the performance of our portfolio of life insurance policies. Our goal was to incorporate life expectancy estimates from Life Expectancy Providers, the historical experience of the portfolio, the diversification and mortality factors of the portfolio, and relevant market-based observations and inputs.

We believe we have succeeded in creating and validating such an approach which is referred to as the “Longest Life Expectancy” methodology.

Our Longest Life Expectancy methodology is built from the following pillars:

•        The utilization of life expectancy reports from independent Life Expectancy Providers for the pricing of all life insurance policies;

•        The application of a stable valuation methodology driven by the experience of our life insurance portfolio which is re-evaluated if experience deviates by a specified margin; and

•        The use of relevant market observations that can be validated and mapped to the discount rate used to value the life insurance portfolio.

We are committed to using the Longest Life Expectancy methodology going forward based upon using the longest life expectancy report received from the Life Expectancy Providers used for pricing at the time a life insurance policy is purchased (the “Longest Life Expectancy”).

Our life insurance portfolio modeling and predicted future cash flows are based upon the central limit theorem, which establishes that, in certain situations, random events become normalized and predictable around the mean as the number of observations grow in size. We believe our portfolio of life insurance policies has grown sufficiently large in size and diversity to establish that while individual mortality experience is inherently unpredictable, the actual mortality experience of the portfolio should be expected to approach the mean modeled prediction. As of December 31, 2018, our life insurance portfolio, stratified by age of insured in the table below, stood at $2.047 billion in face value of policy benefits and 1,154 policies:

				Percentage of Total
Min Age	Max Age	Number of Policies	Policy Benefits	Number of Policies	Policy Benefits
95	100	16	$23,483,000	1.4%	1.1%
90	94	129	257,877,000	11.2%	12.6%
85	89	232	519,107,000	20.1%	25.3%
80	84	243	458,529,000	21.1%	22.4%
75	79	230	407,087,000	19.9%	19.9%
70	74	213	275,933,000	18.4%	13.5%
60	69	91	105,976,000	7.9%	5.2%
Total		1,154	$2,047,992,000	100.0%	100.0%

After extensive research and modeling, we determined that the Longest Life Expectancy methodology was highly predictive of the actual experience of our portfolio of life insurance policies as compared to our historical methodology using the Average Life Expectancy method.

We used the Least Squares statistical method, which can be used to determine a line of best fit by minimizing the sum of squares of the errors (actual vs expected) and can be used with either linear or non-linear data. In this case, we are fitting non-linear data to a non-linear curve. The Least Squares method was determined to be an efficient means of calculating the required portfolio multiplier (PMM) to maintain the overall shape of the projected curve while maximizing fit to the observed data.

The tables below compare the A2E mortality cash flow experience of our life insurance portfolio using Average Life Expectancy and Longest Life Expectancy. By using the Longest Life Expectancy methodology, we increased our actual- to-expected mortality cash flow experience accuracy from 78% to 95%.

We believe that a Longest Life Expectancy methodology, which incorporates the actual mortality experience of our portfolio and the use of third-party estimates, is superior to our historical methodology. We believe this methodology should minimize future fluctuations of valuation, decrease our reliance on Life Expectancy Providers for updated reports, and improve our ability to finance and forecast future revenues and earnings.

The implementation of the Longest Life Expectancy methodology required us to take a non-cash charge (net of the impact of a change in discount rate) to revenue of $87.1 million, reflecting a decrease in the fair value of its portfolio of life insurance policies at December 31, 2018. This non-cash charge represents approximately 10% of fair market value of the portfolio prior to adjustment.

Updates to the Analysis

Proper maintenance of an A2E based valuation methodology includes the continual tracking of actual results as well as comparisons to projections. An A2E based valuation methodology rests on the actuarial premise that mortality results for sufficiently large populations follow predictable mortality curves (see discussion above regarding the Central Limit Theorem). As such, through the A2E analysis and the use of the PMM, we are able to “fit” projections to actual results, which provides a basis to forecast future performance more accurately.

Should performance sufficiently deviate in the future from these projections, the A2E analysis would be re-examined to determine if the resultant PMM still results in the most accurate fitting of the projections to actual results. Adjustments to the PMM would then be made based on that analysis if warranted.

The analysis would utilize the same basic methodology as the initial analysis to ensure consistency in the process and would include:

•        Calculation of a static Portfolio PMM;

•        A cohort analysis of our life insurance portfolio combined with a durational analysis to determine if either static or vector cohort PMM’s are warranted; and

•        Following this updated analysis, any necessary changes to the PMM would then be incorporated into the valuation methodology.

The basis for a re-examination of the A2E analysis could be based on either the passage of time or a pre-determined performance trigger. Following further analysis, we determined that a performance-based trigger approach that allows the portfolio to perform within statistical norms (+/- 1 standard deviation) without constant updates is most appropriate. We intend to re-examine the A2E analysis and recalculate the resultant PMM anytime the six-month moving average of the difference between actual portfolio performance and projected performance deviates by more than one standard deviation from the mean and such deviation persists for three consecutive months. This methodology allows for natural periods of slow or excess maturities to occur without the necessity of changes to the PMM. At present, a one standard deviation move in the six month moving average of the difference between actual portfolio performance and projected performance would equate to a valuation change of approximately $8 million. The decision to update our valuation methodology was based in part on an analysis performed by an independent third party actuarial consulting firm, which indicated a very strong tendency toward mean reversion within the dataset.

The analysis above utilizes the Society of Actuaries 2015 Valuation Basic Table (“2015 VBT”). The 2015 VBT is the standard in the secondary market for life insurance and is based on a much larger dataset of insured lives, face amount of policies and more current information compared to the dataset underlying the 2008 Valuation Basic Table. The 2015 VBT dataset includes 266 million policies compared to the 2008 VBT dataset of 75million. The experience data in the 2015 VBT dataset includes 2.6 million claims on policies from 51 insurance carriers. Life expectancies implied by the 2015 VBT are generally slightly longer for both male and female non-smokers between the ages of 65 and 80. However, insureds of both genders over the age of 80 have significantly longer life expectancies, approximately 8% to 42% longer, as compared to the 2008 VBT. We adopted the 2015 VBT in our valuation process in 2016.

Periodic Updates to Life Expectancy (LE) Reports

We anticipate some lenders will require regular updates to LE Reports. These lenders may also utilize an average LE for valuation, similar to our historical methodology.

We intend to continue obtaining LE Reports beyond our policy purchase process to the extent they are needed to comply with existing and future covenants within credit facilities. To the extent such LE Reports are available, we do not expect to immediately incorporate these life expectancy reports into our revised valuation methodology but will track this data to determine over time if there exists any additive predictive value in relation to the basis of its mortality projections.

As such, the policies and procedures surrounding the updating of LE Reports will reflect that LE Reports will only be updated when required by third parties.

Portfolio Return Implications

At any time, we calculate our returns from our life insurance assets based upon (i) our historical results; and (ii) the future cash flows we expect to realize from our statistical forecasts. To forecast our expected future cash flows and returns, we use the probabilistic method of analysis. The expected internal rate of return (“IRR”) of our portfolio is based upon future cash flow forecasts derived from a probabilistic analysis of policy benefits received and policy premiums paid in relation to our non-GAAP investment cost basis which includes purchase price, total premiums paid, and total financing costs incurred to date. As of December 31, 2018, the expected internal rate of return on our portfolio of life insurance assets was 6.16% based on our portfolio benefits of $2.05 billion and our non-GAAP investment cost basis of $844.2 million. This calculation excludes returns realized from our matured policy benefits, which are substantial.

We seek to further enhance our understanding of our expected future cash flow and returns by using a stochastic analysis, sometimes referred to as a “Monte Carlo simulation,” to provide us with a greater understanding of the variability of our projections. The stochastic analysis we perform, which excludes financing costs to isolate only those cash flows associated with the life insurance policies, provides IRR calculations for different statistical confidence intervals. The results of our stochastic analysis, in which we run 10,000 random mortality scenarios, demonstrates that the scenario ranking at the 50th percentile of all 10,000 results generates an IRR of 8.20%, which is very near to the discount rate of 8.25% that we used to calculate the fair value of our portfolio. Our Expected IRR is based upon future policy related cash flow forecasts derived from a probabilistic analysis of our policy benefits received and policy premiums paid. The stochastic analysis results also reveal that our portfolio is expected to generate an IRR of 7.75% or better in 75% of all generated scenarios; and an IRR of 7.36% or better in 90% of all generated scenarios. We believe the Company’s portfolio of life insurance policies has grown sufficiently large in size and diversity to establish that, while individual mortality experience is inherently unpredictable, the actual mortality experience of the portfolio should be expected to approach the mean modeled prediction.

Fair Value Components — Required Premium Payments

We must pay the premiums on the life insurance policies within our portfolio in order to collect the policy benefit. The same probabilistic model and methodologies used to generate expected cash inflows from the life insurance policy benefits over the expected life of the insured are used to estimate cash outflows due to required premium payments. Premiums paid are offset against revenue in the applicable reporting period.

Fair Value Components — Discount Rate

A discount rate is used to calculate the net present value of the expected cash flows. The discount rate used to calculate fair value of our portfolio incorporates the guidance provided by Accounting Standards Codification (“ASC”) 820, Fair Value Measurements and Disclosures.

The table below provides the discount rate used to estimate the fair value of our portfolio of life insurance policies for the period ending:

December 31, 2018	December 31, 2017
8.25%	10.45%

In adopting the Longest Life Expectancy methodology as described above, we preserved the general methodology that we have historically used to calculate the fair value discount rate and have made important enhancements. Most notably, we improved the reliability and relevancy of the competitive sales estimates we use to measure the discount rates (on a Longest Life Expectancy basis) observed in the life insurance secondary market. We continue to use market interest rates, credit exposure to the issuing insurance companies, and our estimate of the operational risk premium a purchaser would apply to the future cash flows derived from our portfolio of life insurance policies in our methodology.

Management has significant discretion regarding the combination of these and other factors when determining the discount rate. The discount rate we choose assumes an orderly and arms-length transaction (i.e., a non-distressed transaction in which neither seller nor buyer is compelled to engage in the transaction), which is consistent with related GAAP guidance. The carrying value of policies acquired during each quarterly reporting period are adjusted to their current fair value using the fair value discount rate applied to the entire portfolio as of that reporting date.

We engaged ClearLife Limited, owner of the ClariNet LS actuarial portfolio pricing software we use, to prepare a net present value calculation of our life insurance portfolio. ClearLife Limited processed policy data, future premium data, life expectancy estimate data, and other actuarial information to calculate a net present value for our portfolio using the specified discount rate of 8.25%. ClearLife Limited calculated the net present value of our portfolio of 1,154 policies to be $747.9 million and furnished us with a letter documenting its calculation. A copy of such letter was filed as Exhibit 99.1 to the 2018 Form 10-K.

See Note 4 to the consolidated financial statements for additional discussion of the sensitivity of the valuation to different discount rates.

Equity Method Investment, Equity Security Investment and Financing Receivable from Affiliate

GWG has an investment in BEN LP, accounted for using the equity method, an equity security investment in Beneficient and a financing receivable for a loan it provided to Beneficient. When circumstances indicate that the carrying value of the equity method investment or equity security may not be recoverable, the fair value of the investment is evaluated by management. The fair value of these investments are not readily determinable as the BEN LP common units are not currently publicly traded on a stock exchange. Management will use other accepted valuation methods to determine fair value such as discounting estimated future cash flows for the business. If the fair value of the investment is determined to be less than its carrying value and the decline in value is considered to be other than temporary, an appropriate write down is recorded to net earnings based on the excess of the carrying value over the best estimate of fair value of the investment. In addition, if based on current information and events, it is probable that GWG will be unable to collect all amounts due according to the contractual terms of the financing receivable from affiliate and an amount can be reasonably estimated, GWG will write down the amounts to estimated realizable value. Information and events creating uncertainty about the realization of recorded amounts for financing receivables from affiliates include, but are not limited to, the estimated cash flows generated by the affiliate’s business, the sufficiency of collateral securing the amounts, and the creditworthiness of the counterparties involved. Changes in facts, circumstances and management’s estimates and judgment could result in a material charge to earnings. At December 31, 2018, we determined that no indication of an impairment of the equity method investment or equity security investment existed, and no allowance for credit losses was recorded on the financing receivable from affiliate.

Deferred Income Taxes

Under ASC 740, Income Taxes, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. A valuation allowance is established for deferred tax assets that are not considered “more likely than not” to be realized. Realization of deferred tax assets depends upon having sufficient past or future taxable income in periods to which the deductible temporary differences are expected to be recovered or within any applicable carryback or carryforward periods or sufficient tax planning strategies. After assessing the realization of the net deferred tax assets, we believe that there is substantial uncertainty that our net deferred tax asset will be realized during the applicable carryforward period. As such, a valuation allowance has been recorded against the total net deferred tax asset as of December 31, 2018 and December 31, 2017, respectively.

At December 31, 2018 and 2017, we had federal net operating loss (“NOL”) carryforwards of $36,501,000 and $34,775,000, respectively, and aggregate state NOL carryforwards of approximately $36,475,000 and $34,749,000, respectively. The NOL carryforwards subject to expiration (i.e., those generated prior to 2018) will begin to expire in 2031. Future utilization of NOL carryforwards is subject to limitations under Section 382 of the Internal Revenue Code. This section generally relates to a more than 50 percent change in ownership over a three-year period. As a result of the Exchange Transaction, it is believed that a change in ownership for tax purposes only has occurred as of December 28, 2018. As such, the annual utilization of our net operating losses generated prior to the ownership change is limited. Based on the estimated value of the Company prior to the Exchange Transaction, utilization of pre-ownership change net operating losses are subject to an annual limitation of approximately $7,564,000.

Principal Revenue and Expense Items

We earn revenues from the following primary sources.

•        Life Insurance Policy Benefits Realized.    We recognize the difference between the face value of the policy benefits and carrying value when an insured event has occurred and determine that collection of the policy benefits is realizable and reasonably assured. Revenue from a transaction must meet both criteria in order to be recognized. We generally collect the face value of the life insurance policy from the insurance company within 45 days of our notification of the insured’s mortality.

•        Change in Fair Value of Life Insurance Policies.    We value our portfolio investments for each reporting period in accordance with the fair value principles discussed herein, which reflects the expected receipt of policy benefits in future periods, net of premium costs, as shown in our consolidated financial statements.

•        Interest on Financing Receivable from Affiliate.    We recognize and record interest income on outstanding principal as earned.

•        Sale of a Life Insurance Policy.    In the event of a sale of a policy, we recognize gain or loss as the difference between the sale price and the carrying value of the policy on the date of the receipt of payment on such sale.

Our main components of expense are summarized below.

•        Selling, General and Administrative Expenses.    We recognize and record expenses incurred in our business operations, including operations related to the purchasing and servicing of life insurance policies. These expenses include salaries and benefits, sales, marketing, occupancy and other expenditures.

•        Interest Expense.    We recognize, and record interest expenses associated with the costs of financing our life insurance portfolio and our investment in Beneficient for the current period. These expenses include interest paid to our senior lenders under our amended and restated senior credit facility with LNV Corporation, as well as interest paid on our L Bonds, Seller Trust L Bonds and other outstanding indebtedness. When we issue debt, we amortize the financing costs (commissions and other fees) associated with such indebtedness over the outstanding term of the financing and classify it as interest expense.

An additional component of our net earnings.

•        Earnings from Equity Method Investment.    We account for our investment in the common units of BEN LP using the equity method. Under this method, we record our share of the net earnings or losses attributable to BEN LP common unitholders, on a one quarter lag, as a separate line on our consolidated statements of operations.

Results of Operations — 2018 Compared to 2017

The following is our analysis of the results of operations for the periods indicated below. This analysis should be read in conjunction with our consolidated financial statements and related notes.

Revenue

	Years Ended December 31,
	2018	2017
Revenue realized from maturities of life insurance policies	$50,326,000	$48,649,000
Revenue recognized from change in fair value of life insurance policies(1)	(10,344,000)	66,761,000
Premiums and other annual fees	(54,087,000)	(53,296,000)
Gain (loss) on life insurance policies, net	(14,105,000)	62,114,000
Interest and other income	13,715,000	2,020,000
Total revenue	$(390,000)	$64,134,000

Attribution of gain (loss) on life insurance policies, net:
Change in estimated probabilistic cash flows, net of premium and other annual fees paid	$21,357,000	$9,945,000
Net revenue recognized at matured policy event	28,511,000	26,476,000
Unrealized gain on acquisitions	28,017,000	31,019,000
Change in discount rates	—	14,931,000
Change in life expectancy evaluation	(4,890,000)	(20,257,000)
Change of life expectancy valuation methodology(2)	(87,100,000)	—
Gain (loss) on life insurance policies, net	$(14,105,000)	$62,114,000

Number of policies acquired	318	255
Face value of purchases	$440,445,000	$378,948,000
Purchases (initial cost basis)	$128,503,000	$88,644,000
Unrealized gain on acquisition (% of face value)	6.4%	8.2%

Number of policies matured	62	47
Face value of matured policies	$71,090,000	$64,719,000
Net revenue recognized at maturity event (% of face value matured)	40.1%	40.9%

____________

(1)      Includes a net pre-tax charge of $87.1 million related to the adoption of the Longest Life Expectancy methodology.

(2)      Represents the net impact of the lengthening of overall life expectancies as a result of the adoption of the Longest Life Expectancy methodology partially offset by the impact of a decrease in the discount rate associated thereto.

Revenue from changes in estimated probabilistic cash flows, net of premiums paid was $21.4 million and $9.9million in 2018 and 2017, respectively. The decrease of $76.2 million on gain on life insurance policies for the twelve months ended December 31, 2018 over the comparable prior year period was driven by an $87.1 million charge resulted from the adoption of the Longest Life Expectancy methodology, offset by premium optimization actions coordinated with our external servicer, leveraging certain guarantee features and shadow accounts on certain life insurance policies in our portfolio, and growth of face value in our portfolio.

The face value of policies purchased was $440.4 million and $378.9 million in 2018 and 2017, respectively, reflecting increase of face value purchased of $61.5 million. The resulting unrealized gain on acquisition was $28.0 million and $31.0 million in 2018 and 2017, respectively, reflecting a decrease of $3.0 million. Decreased unrealized gain on acquisition in the current period is the result of increased purchase competition driving down yields in the secondary market for life insurance, which we expect to continue for the foreseeable future.

The face value of matured policies was $71.1 million and $64.7 million in 2018 and 2017, respectively, reflecting an increase of face value of matured policies of $6.4 million. The resulting revenue recognized at matured policy event was $50.3 million and $48.6 million, respectively. Revenue changes from maturity events of $2.0 million primarily resulted from the changes of face value of policies matured during those same periods.

The discount rate of 8.25% as of December 31, 2018 reflected a decrease from the 10.45% rate used at December 31, 2017. The discount rate was decreased in connection with the implementation of our Longest Life Expectancy methodology. We believe this methodology should minimize future valuation fluctuations and improve our ability to finance and forecast future cash flows and revenues from our life insurance portfolio.

Net revenue charges from change in life expectancy evaluation were $4.9 million and $20.3 million in 2018 and 2017, respectively. The resulting net revenue increase of $15.4 million primarily resulted from a lower number of life insurance policy updates received during 2018 over 2017. The decreased number of life expectancy updates is primarily the result of our cycle update timing and concentrated efforts of our external servicer in the prior year to resolve a backlog of third party evaluations. The aforementioned excludes the impact of the adoption of the Longest Life Expectancy methodology, which had the overall effect of lengthening life expectancy estimates.

Interest and other income is comprised of interest from financing receivables, bank interest and other miscellaneous items. Increased revenue of $11.7 million in 2018 compared to 2017 was primarily driven by the interest income earned on the financing receivables from Beneficient, and to a lesser extent, interest income from higher bank account balances and the implementation of a sweep process to move balances to higher interest earning bank accounts.

Expenses

	Years Ended December 31,
	2018	2017	Increase/ (Decrease)
Interest expense (including amortization of deferred financing costs)(1)	$80,136,000	$54,419,000	$25,717,000
Employee compensation and benefits(2)	17,407,000	14,870,000	2,537,000
Legal and professional expenses(3)	5,541,000	5,096,000	445,000
Other expenses(4)	15,995,000	12,479,000	3,516,000
Total expenses	$119,079,000	$86,864,000	$32,215,000

____________

(1)      Increase is primarily due to the increase in the average debt outstanding from $597.5 million in 2017 to $771.0million in 2018, contributing $14.9 million of interest expense. The average interest rate of the amended and restated senior credit facility with LNV Corporation increased from 7.95% to 10.12% in 2018 compared to 2017. Seller Trust L Bonds of $366.9 million were issued in the third quarter resulting in an additional $10.8 million of interest expense in 2018.

(2)      Increase is incentive cost resulting from certain stock-based compensation items in the third and fourth quarters of 2018.

(3)      Increase is the result of higher non-capitalizable professional service fees associated with the Exchange Transaction.

(4)      Increased contract labor costs, provision for uncollectible policy benefit receivable, and servicing and facility fees were offset by a reduction in charitable contributions and marketing costs, and lower provision for merchant cash advances. See Note 19 for the detailed breakdown of other expenses.

Insurtech Initiatives

During 2018 and 2017 we incurred $4.2 million and $1.6 million of expenses, respectively, in furtherance of our insurtech initiatives, which we believe are potentially transformational. These expenses are primarily related to the development of intellectual property surrounding advanced epigenetic testing technology and we expect these costs will increase over the foreseeable future.

Deferred Income Taxes

Under ASC 740, Income Taxes, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. A valuation allowance is established for deferred tax assets that are not considered “more likely than not” to be realized. Realization of deferred tax assets depends upon having sufficient past or future taxable income in periods to which the deductible temporary differences are expected to be recovered or within any applicable carryback or carryforward periods. After assessing the realization of the net deferred tax assets, we believe that there is substantial uncertainty that our net deferred tax asset will be realized during the applicable carryforward period. As such, a valuation allowance has been established against the total net deferred tax asset as of December 31, 2018 and December 31, 2017.

Income Tax Expense

We realized a net income tax benefit of $0 and $2.1 million for the years ended December 31, 2018 and 2017, respectively. The effective rate for the years ended December 31, 2018 and 2017 was 0% and 9.2%, respectively, compared to the statutory rate of 21% and 34%, respectively.

The following table provides a reconciliation of our income tax expense at the statutory federal tax rate to our actual income tax expense:

	Years Ended
	December 31, 2018		December 31, 2017
Statutory federal income tax (benefit)	$(25,085,000)	21.0%	$(7,728,000)	34.0%
State income taxes (benefit), net of federal benefit	(9,243,000)	7.7%	(1,433,000)	6.3%
Impact of change in enacted rate	—	—	2,605,000	(11.4)%
Valuation allowance	33,999,000	(28.4)%	4,222,000	(18.6)%
Other permanent differences	329,000	(0.3)%	237,000	(1.1)%
Total income tax expense (benefit)	$—	0.0%	$(2,097,000)	9.2%

The Tax Reform Bill enacted by U.S. Federal government in December 2017 changed existing tax law including a reduction of the U.S. Corporate tax rate. The Company re-measured deferred taxes as of the date of enactment, reflecting these changes within deferred tax assets as of December 31, 2017.

The most significant temporary differences between GAAP net income (loss) and taxable net income (loss) are the treatment of interest costs, policy premiums and servicing costs with respect to the acquisition and maintenance of the life insurance policies and revenue recognition with respect to the fair value of the life insurance portfolio.

Revenue and Earnings before Tax by Reportable Segment — 2018 Compared to 2017

Comparison of revenue by reportable segment for the periods indicated:

	Years Ended December 31,
Revenue:	2018	2017	Increase/ (Decrease)
Secondary Life Insurance	$(11,633,000)	$62,674,000	$(74,307,000)
Investment in Beneficient	10,655,000	—	10,655,000
Corporate & Other	588,000	1,460,000	(872,000)
Total	$(390,000)	$64,134,000	$(64,524,000)

The primary drivers of the changes from 2017 to 2018 were:

•        Secondary Life Insurance revenue decreased by $74.3 million in 2018 primarily as a result of a $76.2 million decrease in the gain on life insurance policies, net as described in the discussion of consolidated results of operations. This decrease was driven by an $87.1 million charge resulting from the adoption of the Longest Life Expectancy methodology, offset by premium optimization actions coordinated with our external servicer, leveraging certain guarantee features and shadow accounts on certain life insurance policies in our portfolio, and growth of face value in our portfolio. The decrease was also partially offset by $1.9 million higher interest income as a result of higher bank balances and the implementation of a sweep process to earn higher yield on bank balances.

•        Investment in Beneficient represents interest income on new financing receivables as a result of the transaction with Beneficient in 2018.

Comparison of earnings before tax by reportable segment for the periods indicated:

	Years Ended December 31,
Segment Earnings Before Tax:	2018	2017	Increase/ (Decrease)
Secondary Life Insurance	$(96,578,000)	$(3,433,000)	$(93,145,000)
Investment in Beneficient	(106,000)	—	(106,000)
Corporate & Other	(22,767,000)	(19,296,000)	(3,471,000)
Total	$(119,451,000)	$(22,729,000)	$(96,722,000)

The primary drivers of the change from 2017 to 2018 were:

•        Secondary Life Insurance decreased by $93.1 million due to a $76.2 million decrease in the gain on life insurance policies, net as described above in the discussion of consolidated results of operations. The additional $16.9 million decrease is a result of the following:

•        Increase in interest expense of $14.9 million as a result of higher average debt outstanding and an interest rate increase of 2.17% on the amended and restated senior credit facility with LNV Corporation in 2018.

•        Partially offset by a $1.9 million increase in interest income as noted above in the segment revenue discussion.

•        An increase in operating expenses of $3.9 million, primarily resulting from a provision for an uncollectible policy benefit receivable of $4.3 million relating to an insurable interest challenge from an insurance carrier.

•        Investment in Beneficient results in 2018 primarily consisted of interest income of $10.7 million from financing receivables, offset by $10.8 million of interest expense on the Seller Trust L Bonds issued to finance the Exchange Transaction.

•        Corporate and Other operating loss increased primarily due to increased investments in its insurtech initiatives.

Liquidity and Capital Resources

We finance our businesses through a combination of life insurance policy benefit receipts, dividends and interest on investments, equity offerings, debt offerings and our amended and restated senior credit facility with LNV Corporation. We have used proceeds from our debt and equity offerings and our amended and restated senior credit facility with LNV Corporation for policy acquisition, policy premiums and servicing costs, working capital and financing expenditures including paying principal, interest and dividends.

As of December 31, 2018 and December 31, 2017, we had approximately $141.9 million and $159.4 million, respectively, in combined available cash, cash equivalents, restricted cash and policy benefits receivable for the purpose of financing our business.

Additional future borrowing base capacity for premiums and servicing costs, created as the premiums and servicing costs of pledged life insurance policies become due and by additional policy pledges to the facility, if any, exists under our amended and restated senior credit facility with LNV Corporation. We may also obtain borrowing base capacity through the offering of our L Bonds, subject to recommencing offers and sales thereof. Due to the failure to issue GWG Life, LLC audited financial statements for 2018 to LNV Corporation within 90 days after the end of the year and the failure to deliver GWG Life, LLC unaudited financial statements within 45 days after March 31, 2019, we are in violation or our debt covenants. CLMG Corp., as administrative agent for LNV Corporation, has issued a forbearance extending the delivery of these reports to July 15, 2019; however, until we regain compliance with our debt covenants, we are not permitted to request, nor are we entitled to receive, advances under the amended and restated senior credit facility with LNV Corporation, and we will not be entitled to any excess amounts received from policies pledged under the amended and restated senior credit facility with LNV Corporation.

On August 10, 2018, we issued and sold $50 million of Series B in connection with the Initial Transfer of the Exchange Transaction. Approximately half of the proceeds from this sale were distributed to common shareholders pursuant to a special dividend paid on September 5, 2018 to shareholders of record on August 27, 2018. The remaining amount is expected to be utilized primarily for our insurtech initiatives, although these amounts are available for general corporate purposes. We do not expect to issue any additional Series B.

As of June 30, 2019, we had approximately $83.0 million in combined available cash, cash equivalents, restricted cash and policy benefits receivable. The decrease from approximately $141.9 million as of December31, 2018 is due, in part, to our temporarily suspending the offering of our L Bonds, on which we heavily rely to fund our business operations. As described elsewhere in this prospectus supplement, the suspension resulted from our delinquency in filing certain periodic reports with the SEC. We anticipate recommencing our offering of L Bonds upon regaining compliance with our SEC reporting obligations. Although we expect to regain compliance with reporting obligations early in the third quarter of 2019, there is no assurance that we will be able to do so within that timeframe. If we are forced to discontinue our L Bond offering for any significant length of time, our business would be adversely impacted and our ability to service and repay our debt obligations would be compromised, thereby negatively affecting our business prospects and viability. See Item 1A — Risk Factors — “We critically rely on debt financing for our business….”

Financings Summary

We had the following outstanding debt balances as of December 31, 2018 and December 31, 2017:

	As of December 31, 2018		As of December 31, 2017
Issuer/Borrower	Principal Amount Outstanding	Weighted Average Interest Rate	Principal Amount Outstanding	Weighted Average Interest Rate
GWG DLP Funding IV, LLC – LNV senior credit facility (see Note 8)	$158,209,000	10.45%	$222,525,000	9.31%
GWG Holdings, Inc. – L Bonds (see Note 10)	662,152,000	7.10%	461,427,000	7.29%
GWG Holdings, Inc. – Seller Trust L Bonds (see Note 11)	366,892,000	7.50%	—	—
Total	$1,187,253,000	7.67%	$683,952,000	7.95%

The table below reconciles the face amount of our outstanding debt to the carrying value shown on our balance sheets:

	As of December 31, 2018	As of December 31, 2017
Senior credit facility with LNV Corporation
Face amount outstanding	$158,209,000	$222,525,000
Unamortized selling costs	(9,231,000)	(10,287,000)
Carrying amount	$148,978,000	$212,238,000

L Bonds and Seller Trust L Bonds:
Face amount outstanding	$1,029,044,000	$461,427,000
Subscriptions in process	13,467,000	1,560,000
Unamortized selling costs	(24,216,000)	(15,593,000)
Carrying amount	$1,018,295,000	$447,394,000

In November 2011, we began offering Series I Secured Notes, which were governed by an Intercreditor Agreement, a Third Amended and Restated Note Issuance and Security Agreement dated November 1, 2011, as amended, and a related Pledge Agreement. In September 2017, all of the Series I Secured Notes were paid in full and all obligations thereunder were terminated.

In June 2011, we concluded a private placement offering of Series A Preferred Stock for new investors, having received an aggregate $24.6 million in subscriptions for our Series A Preferred Stock. These subscriptions consisted of $14.0 million in conversions of outstanding Series I Secured Notes into Series A Preferred Stock and $10.6 million of new investments. In October 2017, we exercised our contractual right to call for the redemption of the Series A Preferred Stock and all related outstanding warrants and paid an aggregate of approximately $22.2 million.

In January 2012, we began publicly offering up to $250.0 million in debt securities (initially named “Renewable Secured Debentures” and subsequently renamed “L Bonds”) that was completed in January 2015.

On September 24, 2014, we consummated an initial public offering of our common stock resulting in the sale of 800,000 shares of common stock at $12.50 per share and net proceeds of approximately $8.6 million after the deduction of underwriting commissions, discounts and expense reimbursements.

In January 2015, we began publicly offering up to $1.0 billion of L Bonds as a follow-on to our earlier $250.0million public debt offering. In January 2018, we began publicly offering up to $1.0 billion L Bonds as a follow-on to our earlier L Bond offering. Through December 31, 2018, the total amount of these L Bonds sold, including renewals, was $1.1 billion. As of December 31, 2018 and December 31, 2017, respectively, we had approximately $662.1 million and $461.4 million in principal amount of L Bonds outstanding (exclusive of Seller Trust L Bonds).

In October 2015, we began publicly offering up to 100,000 shares of our Redeemable Preferred Stock (“RPS”) at a per-share price of $1,000. As of December 31, 2017, we had issued approximately $99.1 million stated value of RPS and terminated that offering.

In February 2017, we began publicly offering up to 150,000 shares of our Series 2 Redeemable Preferred Stock (“RPS 2”) at a per-share price of $1,000. As of December 31, 2018, we have issued approximately $150 million stated value of RPS 2 and terminated that offering.

On August 10, 2018, GWG Holdings, GWG Life and the Bank of Utah, as trustee, entered into the Supplemental Indenture to the Amended and Restated Indenture. GWG Holdings entered into the Supplemental Indenture to add and modify certain provisions of the Amended and Restated Indenture necessary to provide for the issuance of the Seller Trust L Bonds. We issued Seller Trust L Bonds in the amount of $366,892,000 to the Seller Trusts in connection with the Exchange Transaction. The maturity date of the Seller Trust L Bonds is August 9, 2023. The Seller Trust L Bonds bear interest at 7.5% per annum. Interest is payable monthly in cash (see Note 11).

In August 2018, we offered and sold 5,000,000 shares of our Series B Convertible Preferred Stock (“Series B”) in reliance upon the exemption from registration provided by Section 4(a)(2) under the Securities Act of 1933. The Series B shares were issued at $10 per share for cash consideration of $50 million.

On December 28, 2018, the Series B converted into 5,000,000 shares of our common stock at a conversion price of $10.00 per share immediately following the Final Closing of the Exchange Transaction.

The weighted-average interest rate of our outstanding L Bonds (excluding the Seller Trust L Bonds) as of December 31, 2018 and December 31, 2017 was 7.10% and 7.29%, respectively, and the weighted-average maturity at those dates was 2.83 and 2.38 years, respectively. Our L Bonds have renewal features. Since we first issued our L Bonds, we have experienced $506.1 million in maturities, of which $297.5 million has renewed through December 31, 2018 for an additional term. This has resulted in an aggregate renewal rate of approximately 58.8% for investments in these securities.

Future contractual maturities of L Bonds and Seller Trust L Bonds at December 31, 2018 are:

Years Ending December 31,	L Bonds
2019	$144,627,000
2020	160,035,000
2021(1)	484,122,000
2022	43,794,000
2023	73,646,000
2024	33,782,000
Thereafter	89,038,000
$1,029,044,000

____________

(1)      After the second anniversary of the Final Closing, the holders of the Seller Trust L Bonds will have the right to cause GWG to repurchase, in whole but not in part, the Seller Trust L Bonds held by such holder within 45 days. As such, while the maturity date of the $366,892,000 Seller Trust L Bonds is in August 2023, their contractual maturity is reflected in 2021, as that is the first period in which they could become payable. The repurchase may be paid, at GWG’s option, in the form of cash, a pro rata portion of (i) the outstanding principal amount and accrued and unpaid interest under the Commercial Loan Agreement and (ii) BEN LP common units, or a combination of cash and such property.

The L Bonds and the Seller Trust L Bonds are secured by all of our assets and are subordinate to our amended and restated senior credit facility with LNV Corporation.

On September 27, 2017, we entered into a $300 million amended and restated senior credit facility with LNV Corporation in which DLP IV is the borrower. We intend to use the proceeds from this facility to maintain our portfolio of life insurance policies, for liquidity and for general corporate purposes. As of December 31, 2018, we had approximately $158.2 million outstanding under the amended and restated senior credit facility with LNV Corporation.

We expect to meet our ongoing operational capital needs for alternative asset investments, policy premiums and servicing costs, working capital and financing expenditures including paying principal, interest and dividends through a combination of the receipt of policy benefits from our portfolio of life insurance policies, net proceeds from our L Bond offering, dividends and interest from investments (primarily our investments in Beneficient), and funding available from our amended and restated senior credit facility with LNV Corporation. We estimate that our liquidity and capital resources are sufficient for our current and projected financial needs for at least the next twelve months given current assumptions. However, if we are unable to continue our L Bonds offering for any reason, and we are unable to obtain capital from other sources, our business will be materially and adversely affected. In addition, our business will be materially and adversely affected if we do not receive the policy benefits we forecast and if holders of our L Bonds fail to renew with the frequency we have historically experienced. In such a case, we could be forced to sell our investments in life insurance policies to service or satisfy our debt-related and other obligations. A sale under such circumstances may result in significant impairment of the recognized value of our portfolio.

Capital expenditures have historically not been material and we do not anticipate making material capital expenditures in 2018 or beyond.

Alternative Assets and Secured Indebtedness

At December 31, 2018, the fair value of our investments in life insurance policies of $747.9 million plus our cash balance of $114.6 million, restricted cash balance of $10.8 million, policy benefits receivable of $16.5million, and other assets (see definition below) of $591.0 million totaled $1,480.8 million, representing an excess of portfolio assets over secured indebtedness of $293.6 million. At December 31, 2017, the fair value of our investments in life insurance policies of $650.5 million plus our cash balance of $114.4 million, restricted cash balance of $28.3 million, and policy benefits receivable of $16.7 million, totaled $809.9 million, representing an excess of portfolio assets over secured indebtedness of $126.0 million.

The following forward-looking table seeks to illustrate the impact that a hypothetical sale of our portfolio of life insurance assets (at various discount rates), and the realization of the financing receivable from affiliate, equity method investment and equity security investment in the Option Agreement (at their carrying amounts) would have on our ability to satisfy our debt obligations as of December 31, 2018. In all cases, the sale of the life insurance assets owned by DLP IV will be used first to satisfy all amounts owing under our amended and restated senior credit facility with LNV Corporation. The net sale proceeds remaining after satisfying all obligations under our amended and restated senior credit facility with LNV Corporation would be applied to the L Bonds and Seller Trust L Bonds on a pari passu basis.

Life Insurance

Portfolio Discount Rate	12%	14%	16%	18%	19%
Value of life insurance portfolio	$611,519,000	555,428,000	507,870,000	467,171,000	448,981,000
Cash, cash equivalents and policy benefits receivable	141,897,000	141,897,000	141,897,000	141,897,000	141,897,000
Other assets(2)	591,048,000	591,048,000	591,048,000	591,048,000	591,048,000
Total assets	1,344,464,000	1,288,373,000	1,240,815,000	1,200,116,000	1,181,926,000
Senior credit facility	158,209,000	158,209,000	158,209,000	158,209,000	158,209,000
Net after senior credit facility	1,186,255,000	1,130,164,000	1,082,606,000	1,041,907,000	1,023,717,000
L Bonds(1)	1,029,044,000	1,029,044,000	1,029,044,000	1,029,044,000	1,029,044,000
Net remaining	$157,211,000	101,120,000	53,562,000	12,863,000	(5,327,000)
Impairment to L Bonds	No impairment	No impairment	No impairment	No Impairment	Impairment

____________

(1)      Amount represents L Bonds and Seller Trust L Bonds

(2)      Other assets includes Equity method investment, Financing receivable from affiliate and the equity security investment in the Option Agreement. Beneficient issued to GWG an option (the “Option Agreement”) to acquire the number of common units of BEN LP, interests or other property that would be received by a holder of the NPC-A Prime limited partnership interests of Beneficient Company Holdings, L.P., an affiliate of BEN LP.

The table illustrates that our ability to fully satisfy amounts owing under the L Bonds and Seller Trust L Bonds would likely be impaired upon the sale or realization of the financing receivable from affiliate, equity method investment and equity security investment in the Option Agreement at their respective carrying amounts, plus all our life insurance assets at a price equivalent to a discount rate of approximately 18.70% or higher. At December 31, 2017, the likely impairment occurred at a discount rate of approximately 15.04% or higher. The discount rate used to calculate the fair value of our life insurance portfolio was 8.25% as of December 31, 2018 and 10.45% as of December 31, 2017.

The table does not include any allowance for transactional fees and expenses associated with a portfolio sale or the realization of the financing receivable with affiliate, equity method investment and equity security investment in the Option Agreement (which expenses and fees could be substantial) and is provided to demonstrate how various discount rates used to value our portfolio could affect our ability to satisfy amounts owing under our debt obligations in light of our senior secured lender’s right to priority payments under our amended and restated senior credit facility with LNV Corporation. This table also does not include the yield maintenance fee, which could be substantial, we are required to pay in certain circumstances under our amended and restated senior credit facility with LNV Corporation. You should read the above table in conjunction with the information contained in other sections of this prospectus supplement, including Critical Accounting Policies — Fair Value Components — Discount Rate and the notes to the consolidated financial statements.

Amendment of Credit Facility

Effective September 27, 2017, DLP IV entered into an amended and restated senior credit facility with LNV Corporation. The amended and restated senior credit facility makes available a total of up to $300,000,000 in credit to DLP IV with a maturity date of September 27, 2029. Additional advances are available under the amended and restated senior credit facility at the LIBOR rate described below. Advances are available as the result of additional borrowing base capacity, created as the premiums and servicing costs of pledged life insurance policies become due and by additional policy pledges to the amended and restated senior credit facility, if any. Interest will accrue on amounts borrowed under the amended and restated senior credit facility at an annual interest rate, determined as of each date of borrowing or quarterly if there is no borrowing, equal to (A) the greater of 12-month LIBOR or the federal funds rate (as defined in the agreement) plus one-half of one percent per annum, plus (B) 7.50% per annum. The effective rate at December 31, 2018 was 10.42%. Interest payments are made on a quarterly basis.

Under the amended and restated senior credit facility, DLP IV has granted the administrative agent, for the benefit of the lenders under the facility, a security interest in all of DLP IV’s assets. As with prior collateral arrangements relating to the senior secured debt of GWG Holdings and its subsidiaries (on a consolidated basis), GWG Life’s equity ownership in DLP IV continues to serve as collateral for the obligations of GWG Holdings under the L Bonds and Seller Trust L Bonds (although the life insurance assets owned by DLP IV will not themselves serve directly as collateral for those obligations).

We are subject to various financial and non-financial covenants under the amended and restated senior credit facility with LNV Corporation, including, but not limited to, compliance with laws, preservation of existence, financial reporting, keeping of proper books of record and account, payment of taxes, ensuring that neither DLP IV nor GWG Life become an investment company. As of December 31, 2018, we were in compliance with these covenants; however, due to our failure to deliver GWG Life audited financial statements for 2018 to LNV Corporation within 90 days after the end of the year and the failure to deliver GWG Life unaudited financial statements within 45 days after March 31, 2019, we are currently in violation of our debt covenants under our senior credit facility. CLMG Corp., as administrative agent for LNV Corporation, has issued a forbearance extending the delivery of these reports to July 15, 2019; however, until we regain compliance with our debt covenants, we are not permitted to request, nor are we entitled to receive, advances under the amended and restated senior credit facility with LNV Corporation, and we will not be entitled to any excess amounts received from policies pledged under the amended and restated senior credit facility with LNV Corporation.

Cash Flows

Interest and Dividend Payments

We finance our businesses through a combination of life insurance policy benefit receipts, dividends and interest on investments (primarily our investments in Beneficient), equity offerings, debt offerings and our amended and restated senior credit facility with LNV Corporation. We have historically relied on debt (L Bonds and our amended and restated senior credit facility with LNV Corporation) and equity (preferred stock) financing for the majority of our cash expenditures (for policy acquisition, policy premiums and servicing costs, working capital and financing expenditures including paying principal and interest on existing debt) as the amount of cash flows from the realization of life insurance policy benefits and cash flows from our other investments has been insufficient to meet all of our needs. This has resulted in the Company incurring substantial indebtedness and, to a lesser extent, obligations to make dividend payments on our classes of preferred stock.

Our total interest expense for the years ended December 31, 2018 and 2017 was $80.1 million and $54.4million, respectively, and represent the largest single line item of expense in both periods. Preferred stock cash dividends paid for the years ended December 31, 2018 and 2017 were $16.7 million and $12.7 million, respectively. While reducing our cost of funds and increasing our common equity base (at valuations accretive to our book value) are primary goals of the Company, until we do so we will continue to expend significant amounts of cash for interest and dividend payments and will thus continue to rely heavily on our ability to raise cash from our L Bond offering, amended and restated senior credit facility with LNV Corporation and other means as they are developed and available.

Life Insurance Policy Premium Payments

The payment of premiums and servicing costs to maintain life insurance policies represents one of our most significant requirement for cash disbursement. When a policy is purchased, we are able to calculate the minimum premium payments required to maintain the policy in-force. Over time as the insured ages, premium payments will increase. Nevertheless, the probability we will actually be required to pay the premiums decreases as mortality becomes more likely. These scheduled premiums and associated probabilities are factored into our expected internal rate of return and cash-flow modeling. Beyond premiums, we incur policy servicing costs, including annual trustee, policy administration and tracking costs. Additionally, we incur significant financing costs, including principal, interest and dividends. Both policy servicing costs and financing costs are excluded from our internal rate of return calculations. We finance our businesses through a combination of life insurance policy benefit receipts, dividends and interest on other investments, equity offerings, debt offerings, and advances under our amended and restated senior credit facility with LNV Corporation.

The amount of payments for anticipated premiums, including the requirement under our amended and restated senior credit facility with LNV Corporation to maintain a two month cost-of-insurance threshold within each policy cash value account, and servicing costs that we will be required to make over the next five years to maintain our current portfolio, assuming no mortalities, is set forth in the table below.

Years Ending December 31,	Premiums	Servicing	Premiums and Servicing Fees
2019	$65,536,000	$1,413,000	$66,949,000
2020	77,552,000	1,413,000	78,965,000
2021	90,290,000	1,413,000	91,703,000
2022	103,363,000	1,413,000	104,776,000
2023	115,597,000	1,413,000	117,010,000
	$452,338,000	$7,065,000	$459,403,000

Our anticipated premium expenses are subject to the risk of increased cost-of-insurance charges (i.e., “COI” or premium charges) for the life insurance policies we own. During 2018, we received notice of, or support for, COI rate changes on 30 policies with combined face value of $84.6 million in our portfolio. These increased charges resulted in a $5.1 million reduction in the fair value of our portfolio. During 2017, we received notice of, or support for, COI rate changes on 8 policies with combined face value of $23.5 million in our portfolio. These increased charges resulted in a $1.9 million reduction in the fair value of our portfolio.

We have no known pending cost-of-insurance increases on any policies in our portfolio, but we are aware that cost-of-insurance increases have become more prevalent in the industry. Thus, we may see additional insurers implementing cost-of-insurance increases in the future.

Life Insurance Policy Benefit Receipts

For the quarter-end dates set forth below, the following table illustrates the total amount of face value of policy benefits owned, and the trailing 12 months of life insurance policy benefits realized and premiums paid on our portfolio. The trailing 12-month benefits/premium coverage ratio indicates the ratio of policy benefits realized to premiums paid over the trailing 12-month period from our portfolio of life insurance policies.

Quarter End Date	Portfolio Face Amount ($)	12-Month Trailing Benefits Realized ($)	12-Month Trailing Premiums Paid ($)	12-Month Trailing Benefits/ Premium Coverage Ratio
March 31, 2015	754,942,000	46,675,000	23,786,000	196.2%
June 30, 2015	806,274,000	47,125,000	24,348,000	193.5%
September 30, 2015	878,882,000	44,482,000	25,313,000	175.7%
December 31, 2015	944,844,000	31,232,000	26,650,000	117.2%
March 31, 2016	1,027,821,000	21,845,000	28,771,000	75.9%
June 30, 2016	1,154,798,000	30,924,000	31,891,000	97.0%
September 30, 2016	1,272,078,000	35,867,000	37,055,000	96.8%
December 31, 2016	1,361,675,000	48,452,000	40,239,000	120.4%
March 31, 2017	1,447,558,000	48,189,000	42,753,000	112.7%
June 30, 2017	1,525,363,000	49,295,000	45,414,000	108.5%
September 30, 2017	1,622,627,000	53,742,000	46,559,000	115.4%
December 31, 2017	1,676,148,000	64,719,000	52,263,000	123.8%
March 31, 2018	1,758,066,000	60,248,000	53,169,000	113.3%
June 30, 2018	1,849,079,000	76,936,000	53,886,000	142.8%
September 30, 2018	1,961,598,000	75,161,000	55,365,000	135.8%
December 31, 2018	2,047,992,000	71,090,000	52,675,000	135.0%

We believe that the portfolio cash flow results set forth above are consistent with our general investment thesis: that the life insurance policy benefits we receive will continue to increase over time in relation to the premiums we are required to pay on the remaining polices in the portfolio. Nevertheless, we expect that our portfolio cash flow on a period-to-period basis will remain inconsistent as we begin to allocate substantially more capital to Beneficient and reduce capital allocated to acquiring a larger, more diversified portfolio of life insurance policies.

Inflation

Changes in inflation do not necessarily correlate with changes in interest rates. We presently do not foresee any material impact of inflation on our results of operations in the periods presented in our consolidated financial statements.

Off-Balance Sheet Arrangements

We are party to an office lease with U.S. Bank National Association as the landlord. On September 1, 2015, we entered into an amendment that expanded the leased space to 17,687 square feet and extended the term through October 2025 (see Note 22).

Credit Risk

We review the credit risk associated with our portfolio of life insurance policies when estimating its fair value. In evaluating the policies’ credit risk, we consider insurance company solvency, credit risk indicators, economic conditions, ongoing credit evaluations, and company positions. We attempt to manage our credit risk related to life insurance policies typically by purchasing policies issued only from companies with an investment-grade credit rating by either Standard & Poor’s, Moody’s, or A.M. Best Company. As of December 31, 2018, 95.6% of our life insurance policies, by face value benefits, were issued by companies that maintained an investment-grade rating (BBB or better) by Standard & Poor’s.

The assets and liabilities exchanged in the Initial Transfer of the Exchange Transaction are excluded from this analysis.

Interest Rate Risk

Our amended and restated senior credit facility with LNV Corporation is floating-rate financing. In addition, our ability to offer interest and dividend rates that attract capital (including in our continuous offering of L Bonds) is generally impacted by prevailing interest rates. Furthermore, while our L Bond offering provides us with fixed-rate debt financing, our Debt Coverage Ratio is calculated in relation to the interest rate on all of our debt financing, exclusive of our Seller Trust L Bonds. Therefore, fluctuations in interest rates impact our business by increasing our borrowing costs and reducing availability under our debt financing arrangements. We calculate our life insurance portfolio earnings based upon the spread generated between the return on our life insurance portfolio and the total cost of our financing, excluding cost of financing for the Seller Trust L Bonds. As a result, increases in interest rates will reduce the earnings we expect to achieve from our investments in life insurance policies.

Non-GAAP Financial Measures — Discontinuation

The Company in the past has provided non-GAAP financial measures as additional information to investors in order to provide an alternative method for assessing our financial condition and operating results. These non-GAAP financial measures are not in accordance with GAAP and may be different from non-GAAP measures used by other companies, including other companies within our industry.

Historically we used non-GAAP financial measures for management’s assessment of our financial condition and operating results without regard to GAAP fair value standards. The application of current GAAP fair value standards, especially during a period of significant growth of our life insurance portfolio may result in current period GAAP financial results that may not be reflective of our long-term earnings potential. Management believes our non-GAAP financial measures provided investors an alternative view of our long-term earnings potential without regard to the volatility in GAAP financial results that can occur during the growth stage of our life insurance portfolio and company.

Due primarily to the Beneficient Transactions and the Expanded Strategic Relationship with Beneficient, and to a lesser extent the size and actuarial diversity of our portfolio of life insurance policies, we believe that our historical non-GAAP financial measures are no longer relevant. Therefore, we no longer disclose non-GAAP financial measures.

Debt Coverage Ratio

Our L Bonds borrowing covenants require us to maintain a Debt Coverage Ratio of less than 90%. The Debt Coverage Ratio is calculated by dividing the sum of our total interest-bearing indebtedness by the sum of our cash, cash equivalents, and policy benefits receivable by the net present value of the life insurance portfolio, and, without duplication, the value of all of our other assets as reflected on our most recently available balance sheet prepared in accordance with GAAP.

	As of December 31, 2018	As of December 31, 2017
Life insurance portfolio policy benefits	$2,047,992,000	$1,676,148,000

Discount rate of future cash flows(1)	7.75%	7.95%
Net present value of life insurance portfolio policy benefits	$770,074,000	$737,625,000
Cash and cash equivalents	125,436,000	142,771,000
Life insurance policy benefits receivable	16.461,000	16,659,000
Other assets(2)	591,048,000	—
Total Coverage	$1,503,019,000	$897,055,000

Amended and Restated Senior credit facility with LNV Corporation	$158,209,000	$222,525,000
L Bonds and Seller Trust L Bonds	1,029,044,000	461,427,000
Total Indebtedness	$1,187,253,000	$683,952,000

Debt Coverage Ratio	78.99%	76.24%

____________

(1)      Weighted-average interest rate paid on indebtedness, excluding that of Seller Trust L-Bonds.

(2)      The Total Coverage amount as of December 31, 2018 includes “other assets” of GWG Holdings as reflected on its most recently available balance sheet prepared in accordance with GAAP. This change in the definition of the Debt Coverage Ratio was defined in Amendment No. 1 to the Amended and Restated Indenture entered into as of March 27, 2018.

As of December 31, 2018 and 2017, we were in compliance with the Debt Coverage Ratio.

Management’s Discussion and Analysis from the Quarterly Report on Form 10-Q for the period ended March 31, 2019

JOBS Act

On April 5, 2012, the Jumpstart Our Business Startups Act of 2012, or JOBS Act, was enacted. Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933 for complying with new or revised accounting standards. This means that an “emerging growth company” can make an election to delay the adoption of certain accounting standards until those standards would apply to private companies. We have historically qualified as an emerging growth company and have elected to delay our adoption of new or revised accounting standards and, as a result, we may not have complied with new or revised accounting standards at the same time as other public reporting companies that are not “emerging growth companies.” As discussed in our Annual Report on Form 10-K for the period ended December 31, 2018, we no longer qualify as an emerging growth company as a result of the aggregate amount of non-convertible debt that we have issued during the prior three year period.

Overview

In 2018 and early 2019, we consummated a series of transactions (as more fully described below) with The Beneficient Company Group, L.P. (“BEN LP,” including all of the subsidiaries it may have from time to time — “Beneficient”). Beneficient is a financial services firm, based in Dallas, Texas, that provides liquidity solutions for mid-to-high net worth (“MHNW”) individuals and small-to-mid (“STM”) size institutions, which previously had few options to obtain early liquidity for their alternative asset holdings. Beneficient has closed a limited number of these transactions to date, and intends to significantly expand its operations going forward. As part of GWG’s reorientation, we also changed our Board of Directors and executive management team. Beneficient, through its subsidiaries, plans to operate three potentially high value, high margin lines of business:

•        Private Trust Lending & Liquidity Products.    Through BCC, Beneficient provides a unique suite of private trust, lending and liquidity products focused on bringing liquidity to owners of professionally managed alternative assets. Beneficient’s innovative liquidity solutions are designed to serve mid-to-high net worth (“MHNW”) individuals, small-to-mid sized (“STM”) institutions, and asset managers who have historically possessed few attractive options to access early liquidity from their alternative assets. Beneficient targets MHNW clients with $5 million to $30 million in net worth and STM institutional clients typically holding up to $1 billion in assets.

•        Trust and Custody Services.    Through BACC and (subject to capitalization) through PEN, Beneficient plans, in the future, to market retirement funds, custody and clearing of alternative assets, and trustee and insurance services for covering risks attendant to owning or managing alternative assets.

•        Financial Technology.    Through ACE, Beneficient plans to provide online portals and financial technologies for the trading and financing of alternative assets. Beneficient’s existing and planned products and services are designed to support the tax and estate planning objectives of its MHNW clients, facilitate a diversification of assets or simply provide administrative management and reporting solutions tailored to the goals of the investor who owns alternative investments.

While we are continuing our work to maximize the value of our secondary life insurance business, we have significantly reduced capital allocated to purchasing additional life insurance policies in the secondary market and have increased capital allocated toward providing liquidity to a broader range of alternative assets, primarily through investments in Beneficient. We believe Beneficient can finance investments in alternative assets that will produce higher risk-adjusted returns than those we can achieve from life insurance policies acquired in the secondary market. Furthermore, although we believe that our portfolio of life insurance policies is a meaningful component of a growing diversified alternative asset portfolio, we have begun to explore strategic alternatives for our life insurance portfolio aimed at maximizing its value, including a possible sale, refinancing or recapitalization of our life insurance portfolio.

We completed our transactions with Beneficient to provide us with a significant increase in assets and common shareholders’ equity. In addition, our transactions with Beneficient provide us with the opportunity for a diversified source of future earnings within the alternative asset industry. As GWG and Beneficient expand their strategic relationship, we believe the Beneficient transactions will transform GWG from a niche provider of liquidity to owners of life insurance to a full-scale provider of trust and liquidity products and services to owners of a broad range of alternative assets.

The Beneficient Transactions

The Exchange Transaction

On January 12, 2018, GWG Holdings and GWG Life entered into a Master Exchange Agreement with Beneficient, MHT Financial SPV, LLC, a Delaware limited liability company (“MHT SPV”), and various related trusts (the “Seller Trusts”), as amended and restated on January 18, 2018 with effect from January 12, 2018, and as further amended by the First Amendment to Master Exchange Agreement, the Second Amendment to Master Exchange Agreement and the Third Amendment to the Master Exchange Agreement (as amended, the “Master Exchange Agreement”). The material terms and conditions of the initial Master Exchange Agreement were described in GWG Holdings’ Current Report on Form 8-K (the “January 2018 Form 8-K”) filed with the Securities and Exchange Commission (“SEC”) on January 18, 2018.

On August 10, 2018, GWG Holdings, GWG Life, Beneficient, MHT SPV, and the Seller Trusts entered into a Third Amendment to Master Exchange Agreement (the “Third Amendment”). Pursuant to the Third Amendment, the parties agreed to consummate the transactions contemplated by the Master Exchange Agreement in two closings. The Third Amendment also generally deleted MHT SPV as a party to the Master Exchange Agreement. The material terms and conditions of the Third Amendment to Master Exchange Agreement were described in GWG Holdings’ Current Report on Form 8-K (the “August 2018 Form 8-K”) filed with the SEC on August 14, 2018. The transactions contemplated by the Master Exchange Agreement, as amended, are referred to throughout this prospectus supplement as the “Exchange Transaction.”

On the first closing date, which took place on August 10, 2018 (the “Initial Transfer Date”):

•        in consideration for GWG and GWG Life entering into the Master Exchange Agreement and consummating the transactions contemplated thereby, BEN LP, as borrower, entered into a commercial loan agreement (the “Commercial Loan Agreement”) with GWG Life, as lender, providing for a loan in a principal amount of $200,000,000 (the “Commercial Loan”);

•        BEN LP delivered to GWG a promissory note (the “Exchangeable Note”) in the principal amount of $162,911,379;

•        BEN LP purchased 5,000,000 shares of GWG’s Series B Convertible Preferred Stock, par value $0.001 per share and having a stated value of $10 per share (the “Convertible Preferred Stock”), for cash consideration of $50,000,000, which shares were subsequently transferred to the Seller Trusts;

•        the Seller Trusts delivered to GWG 4,032,349 common units of BEN LP at an assumed value of $10 per common unit;

•        GWG issued to the Seller Trusts Seller Trust L Bonds due 2023 (the “Seller Trust L Bonds”) in an aggregate principal amount of $403,234,866, as more fully described below;

•        GWG and the Seller Trusts entered into a registration rights agreement with respect to the Seller Trust L Bonds received by the Seller Trusts; and

•        GWG and Beneficient entered into a registration rights agreement with respect to the BEN LP common units received and to be received by GWG.

Under the Master Exchange Agreement, at the final closing (the “Final Closing” and the date on which the final closing occurred, the “Final Closing Date”), which occurred on December 28, 2018:

•        in accordance with the Master Exchange Agreement, and based on the net asset value of alternative asset financings as of the Final Closing Date, effective as of the Initial Transfer Date, (i) the principal amount of the Commercial Loan was reduced to $181,974,314, (ii) the principal amount of the Exchangeable Note was reduced to $148,228,432, and (iii) the principal amount of the Seller Trust L Bonds was reduced to $366,891,940;

•        the Seller Trusts refunded to GWG $840,430 in interest paid on the Seller Trust L Bonds related to the Seller Trust L Bonds that were issued as of the Initial Transfer Date, but cancelled, effective as of the Initial Transfer Date, on the Final Closing Date;

•        the accrued interest on the Commercial Loan and the Exchangeable Note was added to the principal amount of the Commercial Loan, as a result of which the principal amount of the Commercial Loan as of the Final Closing Date was $192,507,946;

•        the Seller Trusts transferred to GWG an aggregate of 21,650,087 common units of BEN LP and GWG received 14,822,843 common units of BEN LP in exchange for the Exchangeable Note, upon completion of which GWG owned (including the 4,032,349 common units received by GWG on the Initial Transfer Date) 40,505,279 common units of BEN LP;

•        BEN LP issued to GWG an option (the “Option Agreement”) to acquire the number of common units of BEN LP, interests or other property that would be received by a holder of the NPC-A Prime limited partnership interests of Beneficient Company Holdings, L.P., an affiliate of BEN LP (“Beneficient Holdings”); and

•        GWG issued to the Seller Trusts 27,013,516 shares of GWG common stock (including shares issued upon conversion of the Convertible Preferred Stock).

On the Final Closing Date, GWG and the Seller Trusts also entered into a registration rights agreement with respect to the shares of GWG common stock owned by the Seller Trusts, an orderly marketing agreement and a stockholders agreement. The material terms of these agreements are described in our Information Statement on Schedule 14C filed with the SEC on December 6, 2018 and in our Current Report on Form 8-K filed with the SEC on January 4, 2019.

The Expanded Strategic Relationship

In the second quarter of 2019, we completed an expansion of the strategic relationship with Beneficient, which was a transformational event for both organizations that creates a unified platform uniquely positioned to provide an expanded suite of products, services and resources for investors and the financial professionals who assist them. GWG and Beneficient intend to collaborate extensively and capitalize on one another’s capabilities, relationships and services.

On April 15, 2019, Jon R. Sabes, the Company’s former Chief Executive Officer and a former director, and Steven F. Sabes, the Company’s former Executive Vice President and a former director, entered into a Purchase and Contribution Agreement (the “Purchase and Contribution Agreement”) with, among others, Beneficient. The Purchase and Contribution Agreement was summarized in our Current Report on Form 8-K filed with the SEC on April 16, 2019.

The closing of the transactions contemplated by the Purchase and Contribution Agreement (the “Purchase and Contribution Transaction”) occurred on April 26, 2019. Prior to or in connection with such closing:

•        Messrs. Jon and Steven Sabes sold and transferred all of the shares of the Company’s common stock held directly and indirectly by them and their immediate family members (approximately 12% of the Company’s outstanding common stock in the aggregate); specifically, Messrs. Jon and Steven Sabes (i) sold an aggregate 2,500,000 shares of Company common stock to BCC for $25,000,000 in cash and (ii) contributed the remaining 1,452,155 shares of Company common stock to AltiVerse Capital Markets, L.L.C., a Delaware limited liability company (“AltiVerse”) (which is a limited liability company owned by certain of Beneficient’s founders, including Brad K. Heppner (GWG’s Chairman and Beneficient’s Chief Executive Officer and Chairman) and Thomas O. Hicks (one of Beneficient’s current directors and a director of GWG)), in exchange for certain equity interests in AltiVerse.

•        Our bylaws were amended to increase the maximum number of directors of the Company from nine to 13, and the actual number of directors comprising the Board was increased from seven to 11.

•        All seven members of the Company’s Board of Directors prior to the closing resigned as directors of the Company, and 11 individuals designated by Beneficient were appointed as directors of the Company, leaving two board seats vacant after the closing.

•        Jon R. Sabes resigned from all officer positions he held with the Company or any of its subsidiaries prior to the closing, other than his position as Chief Executive Officer of the Company’s technology focused wholly owned subsidiaries, Life Epigenetics and youSurance.

•        Steven F. Sabes resigned from all officer positions he held with the Company or any of its subsidiaries prior to the closing, except as Chief Operating Officer of Life Epigenetics.

•        The resignations of Messrs. Jon and Steven Sabes included a full waiver and forfeit of (i) any severance that may be payable by the Company or any of its subsidiaries in connection with such resignations or the Transactions and (ii) all equity awards of the Company currently held by either of them.

•        Murray T. Holland, a trust advisor of the Seller Trusts, which in the aggregate own approximately 79 percent of GWG’s outstanding common stock, was named Chief Executive Officer of the Company.

•        The Company entered into performance share unit agreements with certain employees of the Company pursuant to which such employees will receive a bonus under certain terms and conditions, including, among others, that such employees remain employed by the Company or one of its subsidiaries (or, if no longer employed, such employment was terminated by the Company other than for cause, as such term is defined in the performance share unit agreement) for a period of 120 days following the closing.

•        The stockholders agreement that was entered into on the Final Closing Date was terminated by mutual consent of the parties thereto.

•        BCC and AltiVerse executed and delivered a Consent and Joinder to the Amended and Restated Pledge and Security Agreement dated October 23, 2017 by and among the Company, GWG Life, LLC, Messrs. Jon and Steven Sabes and the Bank of Utah, which provides that the shares of the Company’s common stock acquired by BCC and AltiVerse pursuant to the Purchase and Contribution Agreement will continue to be pledged as collateral security for the Company’s obligations owing in respect of the L Bonds issued under our Amended and Restated Indenture, dated as of October 23, 2017, as amended and supplemented.

Among other things, the Purchase and Contribution Agreement contemplates that after the closing, the parties will seek to enter into an agreement pursuant to which the Company will have the right to appoint a majority of the board of directors of the general partner of Beneficient, resulting in the Company and Beneficient being under common control. The Company and Beneficient will also seek to enter into an agreement pursuant to which the Company will offer and distribute (through a FINRA registered managing broker-dealer) Beneficient’s liquidity products and services. The Company has reduced capital allocated to life insurance assets while it works with Beneficient to build a larger diversified portfolio of alternative asset investment products.

A copy of the Purchase and Contribution Agreement is included in our Annual Report on Form 10-K filed with the SEC on July 9, 2019 as Exhibit 99.3.

We refer to the Exchange Transaction and the Purchase and Contribution Transaction as the “Beneficient Transactions.”

Critical Accounting Policies

Critical Accounting Estimates

The preparation of our consolidated financial statements in accordance with the Generally Accepted Accounting Principles in the United States of America (GAAP) requires us to make significant judgments, estimates, and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. We base our judgments, estimates, and assumptions on historical experience and on various other factors believed to be reasonable under the circumstances. Actual results could differ materially from these estimates. We evaluate our judgments, estimates, and assumptions on a regular basis and make changes accordingly. We believe that the judgments, estimates, and assumptions involved in valuing our investments in life insurance policies, assessing potential impairment of equity method investments and equity security investments, assessing the need for allowance for credit losses on financing receivables and evaluating deferred taxes have the greatest potential impact on our consolidated financial statements and accordingly believe these to be our critical accounting estimates. Below we discuss the critical accounting policies associated with these estimates as well as certain other critical accounting policies.

Ownership of Life Insurance Policies — Fair Value Option

We account for the purchase of life insurance policies in accordance with Accounting Standards Codification (“ASC”) 325-30, Investments in Insurance Contracts, which requires us to use either the investment method or the fair value method. We have elected to account for all of our life insurance policies using the fair value method.

The fair value of our life insurance policies is determined as the net present value of the life insurance portfolio’s future expected cash flows (policy benefits received and required premium payments) that incorporates current life expectancy estimates and discount rate assumptions.

We initially record our purchase of life insurance policies at the transaction price, which is the amount paid for the policy, inclusive of all external fees and costs associated with the acquisition. At each subsequent reporting period, we re-measure the investment at fair value in its entirety and recognize the change in fair value as unrealized gain (loss) in the current period, net of premiums paid. Changes in the fair value of our life insurance portfolio are based on periodic evaluations and are recorded in our condensed consolidated statements of operations as changes in fair value of life insurance policies.

Fair Value Components — Life Expectancies

Unobservable inputs, as discussed below, are a critical component of our estimate for the fair value of our investments in life insurance policies. We currently use a probabilistic method of estimating and valuing the projected cash flows of our portfolio, which we believe to be the preferred and most prevalent valuation method in the industry. In this regard, the most significant assumptions we make are the life expectancy estimates of the insureds and the discount rate applied to the expected future cash flows to be derived from our life insurance portfolio.

The fair value of our portfolio of life insurance policies is determined as the net present value of the life insurance portfolio’s future expected cash flows (the net of policy benefits received and required premium payments). The net present value of the future expected cash flows incorporate life expectancy estimates and current discount rate assumptions. The life expectancy estimates we use for acquiring and valuing life insurance policies has in the past been typically based upon the average of two life expectancy reports received from independent third-party medical actuarial underwriting firms (“Life Expectancy Providers”). After the acquisition of a life insurance policy, we historically have sought to update these life expectancy reports on a periodic basis.

In October and November 2018, two of the primary Life Expectancy Providers used by the Company — ITM TwentyFirst, LLC (“TwentyFirst”) and AVS, LLC (“AVS”) — released updates to their respective mortality tables and medical underwriting methodologies. As disclosed in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2018 filed with the SEC on November 19, 2018, and our amended Quarterly Report on Form 10-Q/A filed on April 22, 2019, the majority of our life insurance policies were valued using life expectancy reports provided by TwentyFirst and/or AVS. The updates from TwentyFirst and AVS suggest a lengthening of prior life expectancy estimates and relate to revised estimates of the originally issued life expectancy reports. These updates do not encompass any change to the insured’s age and health condition since the report was originally issued.

We, along with other major secondary market participants, have noted the frequent changes in methodologies made by the Life Expectancy Providers over the years that, short of purchasing revised life expectancy reports at a substantial cost, have lacked detailed information about the impact of these changes on individual policy values. Moreover, our experience is these methodology changes have not resulted in a narrowing of consensus in the life expectancy estimates issued for individual insureds. In other words, the successive changes in the medical underwriting methodologies and mortality tables made by the Life Expectancy Providers have not, in retrospect, proven to be sufficiently accurate with respect to our life insurance portfolio as measured by the ratio of mortality cash flows realized to mortality cash flows predicted (or “expected). We believe, as further described below, that the method we have adopted is a more accurate way of projecting mortality cash flows. Finally, as our life insurance portfolio has grown in size and diversity, our ability to model with greater certainty and predictability through the incorporation of historical portfolio experience in conjunction with the use of life expectancy reports has improved significantly.

Performance Based Forecasting and Valuation Methodology (“Actual-to-Expected” or “A2E”)

As a result, we undertook a comprehensive study to determine a more accurate, transparent and cost-effective method of pricing, valuing, and modeling the performance of our portfolio of life insurance policies. Our goal was to incorporate life expectancy estimates from Life Expectancy Providers, the historical experience of the portfolio, the diversification and mortality factors of the portfolio, and relevant market-based observations and inputs.

The methodology we have adopted was derived from back-testing (the process of applying an analytical method to historical data to see how accurately the method would have predicted actual results) the mortality cash flow performance of our life insurance portfolio using the longest life expectancy report received from the Life Expectancy Providers used for pricing at the time the life insurance policies were acquired (the “Longest Life Expectancy”). This contrasts with our historical methodology of projecting mortality cash flows, used prior to the fourth quarter of 2018, which typically used the average of two such life expectancy reports.

Our Longest Life Expectancy methodology is built from the following pillars:

•        The utilization of life expectancy reports from independent Life Expectancy Providers for the pricing of all life insurance policies;

•        The application of a stable valuation methodology driven by the experience of our life insurance portfolio, which is re-evaluated if experience deviates by a specified margin; and

•        The use of relevant market-based observations that can be independently validated and mapped to the discount rate used to value the life insurance portfolio. See “Fair Value Components — Discount Rate” below for a further discussion.

Each of the aforementioned pillars of the Longest Life Expectancy methodology, and the associated assumptions, modeling and outcomes, was reviewed by a leading actuarial consulting firm whose longevity services are used worldwide.

Our life insurance portfolio modeling and predicted future cash flows are based upon the central limit theorem, which establishes that, in certain situations, random events become normalized and predictable around the mean as the number of observations grow in size. We believe our portfolio of life insurance policies has grown sufficiently large in size and diversity to establish that while individual mortality experience is inherently unpredictable, the actual mortality experience of the portfolio should be expected to approach the mean modeled prediction. In other words, we believe that we have sufficient actual mortality experience from our life insurance portfolio to use as the basis for the Longest Life Expectancy methodology. As of March 31, 2019, our life insurance portfolio, stratified by age of insured in the table below, stood at $2.098 billion in face value of policy benefits and 1,194 policies:

				Percentage of Total
Min Age	Max Age	Number of Policies	Policy Benefits	Number of Policies	Policy Benefits
95	100	18	$29,153,000	1.5%	1.4%
90	94	131	254,273,000	11.0%	12.1%
85	89	252	579,409,000	21.1%	27.6%
80	84	245	430,373,000	20.5%	20.5%
75	79	234	409,470,000	19.6%	19.5%
70	74	227	314,465,000	19.0%	15.0%
60	69	87	81,285,000	7.3%	3.9%
Total		1,194	$2,098,428,000	100.0%	100.0%

As depicted in the graphs below and after extensive research and modeling, we determined that the Longest Life Expectancy methodology was highly predictive of the actual experience of our portfolio of life insurance policies as compared to our historical methodology using the Average Life Expectancy method.

We used the Least Squares statistical method, which can be used to determine a line of best fit by minimizing the sum of squares of the errors (actual vs. expected) and can be used with either linear or non-linear data. In this case, we are fitting non-linear data to a non-linear curve. The Least Squares method was determined to be an efficient means of calculating the required portfolio multiplier (PMM) to maintain the overall shape of the projected curve while maximizing fit to the observed data.

The tables below compare the A2E mortality cash flow experience of our life insurance portfolio using Average Life Expectancy and Longest Life Expectancy. By using the Longest Life Expectancy methodology, we increased our actual-to-expected mortality cash flow experience accuracy from 78% to 95%. The net effect on the life insurance portfolio of achieving a higher actual-to-expected ratio is a significant lengthening of its overall life expectancy.

We believe that a Longest Life Expectancy methodology, which incorporates the actual mortality experience of our portfolio and the use of third-party estimates, is superior to our historical methodology. We believe this methodology should minimize future fluctuations of valuation, decrease our reliance on Life Expectancy Providers for updated reports, and improve our ability to finance and forecast future revenues and cash flows.

The implementation of the Longest Life Expectancy methodology required us to take a non-cash charge (net of the impact of a change in discount rate) to revenue of $87.1 million in the fourth quarter of 2018, reflecting a decrease in the fair value of its portfolio of life insurance policies at December 31, 2018. This non-cash charge represented approximately 10% of fair value of the portfolio prior to adjustment.

Updates to the Analysis

Proper maintenance of an A2E based valuation methodology includes the continual tracking of actual results as well as comparisons to projections. An A2E based valuation methodology rests on the actuarial premise that mortality results for sufficiently large populations follow predictable mortality curves (see discussion above regarding the Central Limit Theorem). As such, through the A2E analysis and the use of the PMM, we are able to “fit” projections to actual results, which provides a basis to forecast future performance more accurately.

Should performance sufficiently deviate in the future from these projections, the A2E analysis will be re-examined to determine if the resultant PMM still results in the most accurate fitting of the projections to actual results. Adjustments to the PMM would then be made based on that analysis if warranted.

The analysis would utilize the same basic methodology as the initial analysis to ensure consistency in the process and would include:

•        Calculation of a static Portfolio PMM;

•        A cohort analysis of our life insurance portfolio combined with a durational analysis to determine if either static or vector cohort PMM’s are warranted; and

•        Following this updated analysis, any necessary changes to the PMM would then be incorporated into the valuation methodology.

The basis for a re-examination of the A2E analysis could be based on either the passage of time or a pre-determined performance trigger. Following further analysis, we determined that a performance-based trigger approach that allows the portfolio to perform within statistical norms (+/- 1 standard deviation) without constant updates is most appropriate. We intend to re-examine the A2E analysis and recalculate the resultant PMM anytime the six-month moving average of the difference between actual portfolio performance and projected performance deviates by more than one standard deviation from the mean and such deviation persists for three consecutive months. This methodology allows for natural periods of slow or excess maturities to occur without the necessity of changes to the PMM. At present, a one standard deviation move in the six month moving average of the difference between actual portfolio performance and projected performance would equate to a valuation change of approximately $8 million. The decision to update our valuation methodology in the fourth quarter of 2018 was based in part on an analysis performed by a third-party actuarial consulting firm, which indicated a very strong tendency toward mean reversion within the dataset.

The analysis above utilizes the Society of Actuaries 2015 Valuation Basic Table (“2015 VBT”). The 2015 VBT is the standard in the secondary market for life insurance and is based on a much larger dataset of insured lives, face amount of policies and more current information compared to the dataset underlying the 2008 Valuation Basic Table. The 2015 VBT dataset includes 266 million policies compared to the 2008 VBT dataset of 75 million. The experience data in the 2015 VBT dataset includes 2.6 million claims on policies from 51 insurance carriers. Life expectancies implied by the 2015 VBT are generally slightly longer for both male and female non-smokers between the ages of 65 and 80. However, insureds of both genders over the age of 80 have significantly longer life expectancies, approximately 8% to 42% longer, as compared to the 2008 VBT. We adopted the 2015 VBT in our valuation process in 2016.

Periodic Updates to Life Expectancy (LE) Reports

We anticipate our current senior lender will and other lenders we engage may require regular updates to LE Reports. Additionally, should we choose to sell life insurance policies in the secondary market, investors may require updated LE Reports. These lenders and investors may utilize an average LE for valuation, similar to our historical methodology, which may result in significantly different valuations.

We intend to continue obtaining LE Reports beyond our policy purchase process to the extent they are needed to comply with existing and future covenants within credit facilities. To the extent such LE Reports are available, we do not expect to immediately incorporate these LE Reports into our revised valuation methodology but will track this data to determine over time if there exists any additive predictive value in relation to the basis of its mortality projections. As such, the policies and procedures surrounding the updating of LE Reports will reflect that LE Reports will only be updated when required by third parties.

Current A2E Analysis and PMM Implications

Our A2E based methodology and use of a static Portfolio PMM requires that we recalculate the PMM used in our valuation anytime the six-month moving average of the difference between actual portfolio performance and projected performance of cumulative face value maturities deviates by more than one standard deviation from the mean and such deviation persists for three consecutive months. As of March 31, 2019, the six-month moving average of the difference between actual portfolio performance and projected performance of cumulative face value of maturities was within one standard deviation from the mean. Additionally, the six-month moving average was within one standard deviation measured at each of the month end dates within the quarter. As a result, we did not update our PMM during the current quarter.

Portfolio Return Implications

At any time, we calculate our returns from our life insurance assets based upon (i) our historical results, and (ii) the future cash flows we expect to realize from our statistical forecasts. To forecast our expected future cash flows and returns, we use the probabilistic method of analysis. The expected internal rate of return (“IRR”) of our portfolio is based upon future cash flow forecasts derived from a probabilistic analysis of policy benefits received and policy premiums paid in relation to our non-GAAP investment cost basis, which includes purchase price, total premiums paid, and total financing costs incurred to date. As of March 31, 2019, the expected internal rate of return on our portfolio of life insurance assets was 6.00% based on our portfolio benefits of $2.10 billion and our non-GAAP investment cost basis of $889.2 million. This calculation excludes returns realized from our matured policy benefits, which are substantial.

We seek to further enhance our understanding of our expected future cash flow and returns by using a stochastic analysis, sometimes referred to as a “Monte Carlo simulation,” to provide us with a greater understanding of the variability of our projections. The stochastic analysis we perform, which excludes financing costs to isolate only those cash flows associated with the life insurance policies, provides IRR calculations for different statistical confidence intervals. The results of our stochastic analysis, in which we run 10,000 random mortality scenarios, demonstrates that the scenario ranking at the 50th percentile of all 10,000 results generates an IRR of 8.22%, which is very near to the discount rate of 8.25% that we used to calculate the fair value of our portfolio. Our Expected IRR is based upon future policy related cash flow forecasts derived from a probabilistic analysis of our policy benefits received and policy premiums paid. The stochastic analysis results also reveal that our portfolio is expected to generate an IRR of 7.78% or better in 75% of all generated scenarios, and an IRR of 7.38% or better in 90% of all generated scenarios. We believe the Company’s portfolio of life insurance policies has grown sufficiently large in size and diversity to establish that, while individual mortality experience is inherently unpredictable, the actual mortality experience of the portfolio should be expected to approach the mean modeled prediction.

Fair Value Components — Required Premium Payments

We must pay the premiums on the life insurance policies within our portfolio in order to collect the policy benefit. The same probabilistic model and methodologies used to generate expected cash inflows from the life insurance policy benefits over the expected life of the insured are used to estimate cash outflows due to required premium payments. Premiums paid are offset against revenue in the applicable reporting period.

Fair Value Components — Discount Rate

A discount rate is used to calculate the net present value of the expected cash flows. The discount rate used to calculate fair value of our portfolio incorporates the guidance provided by ASC 820, Fair Value Measurements and Disclosures.

The table below provides the discount rate used to estimate the fair value of our portfolio of life insurance policies for the period ending:

March 31, 2019	December 31, 2018
8.25%	8.25%

In adopting the Longest Life Expectancy methodology as described above, we preserved the general methodology that we have historically used to calculate the fair value discount rate and have made important enhancements. We also improved the reliability and relevancy of the competitive sales estimates we use to measure the discount rates (on a Longest Life Expectancy basis) observed in the life insurance secondary market. We continue to use fixed income market interest rates, credit exposure to the issuing insurance companies, and our estimate of the operational risk premium a purchaser would apply to the future cash flows derived from our portfolio of life insurance policies in our methodology. To the extent we limit or cease acquiring insurance policies, we will not have reliable access to the market based factors described above and will have to find suitable alternative proxies.

Management has significant discretion regarding the combination of these and other factors when determining the discount rate. The discount rate we choose assumes an orderly and arms-length transaction (i.e., a non-distressed transaction in which neither seller nor buyer is compelled to engage in the transaction), which is consistent with related GAAP guidance. The carrying value of policies acquired during each quarterly reporting period are adjusted to their current fair value using the fair value discount rate applied to the entire portfolio as of that reporting date.

We engaged ClearLife Limited, owner of the ClariNet LS actuarial portfolio pricing software we use, to prepare a net present value calculation of our life insurance portfolio. ClearLife Limited processed policy data, future premium data, life expectancy estimate data, and other actuarial information to calculate a net present value for our portfolio using the specified discount rate of 8.25%. ClearLife Limited independently calculated the net present value of our portfolio of 1,194 policies to be $782.2 million and furnished us with a letter documenting its calculation. A copy of such letter is filed as Exhibit 99.1 to our Quarterly report on Form 10-Q for the quarter ended March 31, 2019.

See Note 5 to the condensed consolidated financial statements for additional discussion of the sensitivity of the valuation to different discount rates.

Equity Method Investment, Equity Security Investment and Financing Receivable from Affiliate

GWG has an investment in BEN LP, accounted for using the equity method, an equity security investment in Beneficient and a financing receivable for a loan it provided to Beneficient. When circumstances indicate that the carrying value of the equity method investment or equity security may not be recoverable, the fair value of the investment is evaluated by management. The fair value of these investments are not readily determinable as the BEN LP common units are not currently publicly traded on a stock exchange. As a result, management uses other accepted valuation methods to determine fair value such as discounting estimated future cash flows for the business. If the fair value of the investment is determined to be less than its carrying value and the decline in value is considered to be other than temporary, an appropriate write down is recorded to net earnings based on the excess of the carrying value over the best estimate of fair value of the investment. In addition, if based on current information and events it is probable that GWG will be unable to collect all amounts due according to the contractual terms of the financing receivable from affiliate and an amount can be reasonably estimated, GWG will write down the amounts to estimated realizable value. Information and events creating uncertainty about the realization of recorded amounts for financing receivables from affiliates include, but are not limited to, the estimated cash flows generated by the affiliate’s business, the sufficiency of collateral securing the amounts, and the creditworthiness of the counterparties involved. Changes in facts, circumstances and management’s estimates and judgment could result in a material charge to earnings. At March 31, 2019, we determined that no indication of an impairment of the equity method investment or equity security investment existed, and no allowance for credit losses was recorded on the financing receivable from affiliate.

Deferred Income Taxes

Under ASC 740, Income Taxes, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. A valuation allowance is established for deferred tax assets that are not considered “more likely than not” to be realized. Realization of deferred tax assets depends upon having sufficient past or future taxable income in periods to which the deductible temporary differences are expected to be recovered or within any applicable carryback or carryforward periods or sufficient tax planning strategies. After assessing the realization of the net deferred tax assets, we believe that there is substantial uncertainty that our net deferred tax asset will be realized during the applicable carryforward period. As such, a valuation allowance has been recorded against the total net deferred tax asset as of March 31, 2019 and December 31, 2018, respectively.

At March 31, 2019 and December 31, 2018, we had net operating loss (“NOL”) carryforwards of $34.1 million and $36.5 million, respectively, for both federal and state taxes. The NOL carryforwards subject to expiration (i.e., those generated prior to 2018) will begin to expire in 2031. Future utilization of NOL carryforwards is subject to limitations under Section 382 of the Internal Revenue Code. This section generally relates to a more than 50 percent change in ownership over a three-year period. As a result of the Exchange Transaction, it is believed that a change in ownership for tax purposes only has occurred as of December 28, 2018. As such, the annual utilization of our net operating losses generated prior to the ownership change is limited. Based on the estimated value of the Company prior to the Exchange Transaction, utilization of pre-ownership change net operating losses are subject to an annual limitation of approximately $7.6 million.

Principal Revenue and Expense Items

We earn revenues from the following primary sources.

•        Life Insurance Policy Benefits Realized.    We recognize the difference between the face value of the policy benefits and carrying value when an insured event has occurred and determine that collection of the policy benefits is realizable and reasonably assured. Revenue from a transaction must meet both criteria in order to be recognized. We generally collect the face value of the life insurance policy from the insurance company within 45 days of our notification of the insured’s mortality.

•        Change in Fair Value of Life Insurance Policies.    We value our life insurance portfolio investments for each reporting period in accordance with the fair value principles discussed herein, which reflects the expected receipt of policy benefits in future periods, net of premium costs, as shown in our condensed consolidated financial statements.

•        Interest on Financing Receivable from Affiliate.    We recognize and record interest income on outstanding principal as earned.

•        Sale of a Life Insurance Policy.    In the event of a sale of a policy, we recognize gain or loss as the difference between the sale price and the carrying value of the policy on the date of the receipt of payment on such sale.

Our main components of expense are summarized below.

•        Selling, General and Administrative Expenses.    We recognize and record expenses incurred in our business operations, including operations related to the purchasing and servicing of life insurance policies. These expenses include salaries and benefits, sales, marketing, occupancy and other expenditures.

•        Interest Expense.    We recognize, and record interest expenses associated with the costs of financing our life insurance portfolio and our investment in Beneficient for the current period. These expenses include interest paid to our senior lenders under our amended and restated senior credit facility with LNV Corporation, as well as interest paid on our L Bonds, Seller Trust L Bonds and other outstanding indebtedness. When we issue debt, we amortize the financing costs (commissions and other fees) associated with such indebtedness over the outstanding term of the financing and classify it as interest expense.

An additional component of our net earnings includes:

•        Earnings (Loss) from Equity Method Investment.    We account for our investment in the common units of BEN LP using the equity method. Under this method, we record our share of the net earnings or losses attributable to BEN LP common unitholders, on a one quarter lag, as a separate line on our condensed consolidated statements of operations.

Results of Operations — Three Months Ended March 31, 2019 Compared to the Same Period in 2018

The following is our analysis of the results of operations for the periods indicated below. This analysis should be read in conjunction with our condensed consolidated financial statements and related notes.

Revenue.

	Three Months Ended March 31,
	2019	2018
Revenue realized from maturities of life insurance policies	$21,757,000	$9,421,000
Revenue recognized from change in fair value of life insurance policies	15,571,000	16,645,000
Premiums and other annual fees	(15,832,000)	(12,197,000)
Gain (loss) on life insurance policies, net	21,496,000	13,869,000
Interest and other income	3,721,000	673,000
Total revenue	$25,217,000	$14,542,000

Attribution of gain (loss) on life insurance policies, net:
Change in estimated probabilistic cash flows, net of premium and other annual fees paid	$1,299,000	$6,808,000
Net revenue recognized at matured policy event	15,738,000	4,955,000
Unrealized gain on acquisitions	4,459,000	6,974,000
Change in discount rates	—	—
Change in life expectancy evaluation	—	(4,868,000)
Gain (loss) on life insurance policies, net	$21,496,000	$13,869,000

Number of policies acquired	60	59
Face value of purchases	$80,211,000	$94,352,000
Purchases (initial cost basis)	$27,393,000	$25,300,000
Unrealized gain on acquisition (% of face value)	5.6%	7.4%

Number of policies matured	20	15
Face value of matured policies	$30,459,000	$14,504,000
Net revenue recognized at maturity event (% of face value matured)	51.7%	34.2%

The increase of $7.6 million on gain on life insurance policies for the three months ended March 31, 2019 over the comparable prior year period was driven by higher life insurance policy maturities and lower charges from life expectancy evaluation updates, partially offset by lower estimated probabilistic cash flows and lower unrealized gain on acquisition in the current period.

The face value of matured policies was $30.5 million and $14.5 million in the three months ended March 31, 2019 and 2018, respectively, reflecting an increase of face value of matured policies of $16.0 million. The resulting revenue recognized at matured policy event was $21.7 million and $9.4 million, respectively. Revenue changes from maturity events of $12.3 million primarily resulted from the changes of face value of policies matured during those same periods.

Net revenue charges from change in life expectancy evaluation were $0 and $4.9 million during the three months ended March 31, 2019 and 2018, respectively. The resulting net revenue increase of $4.9 million primarily resulted from a lower number of life insurance policy updates received during the corresponding period of 2019 over that of 2018. The decreased number of life expectancy updates is the result of our implementation of our Longest Life Expectancy methodology in the fourth quarter of 2018.

Revenue from changes in estimated probabilistic cash flows, net of premiums paid was $1.3 million and $6.8 million during the three months ended March 31, 2019 and 2018, respectively.

The face value of policies purchased was $80.2 million and $94.3 million in the three months ended March 31, 2019 and 2018, respectively, reflecting a decrease of face value purchased of $14.1 million. The resulting unrealized gain on acquisition was $4.5 million and $7.0 million in the respective periods of 2019 and 2018, reflecting a decrease of $2.5 million. Decreased unrealized gain on acquisition in the current period is the result of lower purchase volume as well as increased purchase competition driving down yields in the secondary market for life insurance, which we expect to continue for the foreseeable future.

The discount rate was 8.25% at both March 31, 2019 and December 31, 2018. The discount rate was 10.45% at both March 31, 2018 and December 31, 2017. The discount rate was decreased in the fourth quarter of 2018 in connection with the implementation of our Longest Life Expectancy methodology. We believe this methodology should minimize future valuation fluctuations and improve our ability to finance and forecast future cash flows and revenues from our life insurance portfolio.

Interest and other income is comprised of interest from financing receivables, bank interest and other miscellaneous items. Increased revenue of $3.0 million during the three months ended March 2019 compared to the same period of 2018 was primarily driven by the interest income earned on the financing receivables from Beneficient, and to a lesser extent, interest income from higher bank account balances and the implementation of a sweep process to move balances to higher interest earning bank accounts.

Expenses.

	Three Months Ended March 31,
	2019	2018	Increase/ (Decrease)
Interest expense (including amortization of deferred financing costs)(1)	$26,975,000	$16,063,000	$10,912,000
Employee compensation and benefits(2)	5,154,000	3,743,000	1,411,000
Legal and professional expenses(3)	2,947,000	1,173,000	1,774,000
Other expenses(4)	2,828,000	2,741,000	87,000
Total expenses	$37,904,000	$23,720,000	$14,184,000

____________

(1)      Increase is primarily due to the increase in the average debt outstanding from $690.4 million during the three months ended March 31, 2018 to $1.252 billion in the same period of 2019, contributing $10.9 million of additional interest expense.

(2)      Increase in incentive cost resulting from stock-based compensation items related to stock appreciation rights and restricted stock unit awards, as well as increased internal commissions and long-term incentive costs.

(3)      Increase is the result of higher legal and audit fees associated with the Beneficient transactions and other professional services.

(4)      Slightly increased costs of contract labor, servicing and facility fees, travel and entertainment, and insurance and regulatory were offset by a reduction in marketing, information technology, and general and administrative costs. See Note 17 for the detailed breakdown of other expenses.

Insurtech Initiatives

During the three months ended March 31, 2019 and 2018, we incurred $2.0 million and $0.6 million of expenses, respectively, in furtherance of our insurtech initiatives, which we believe are potentially transformational. These expenses are primarily related to the development of intellectual property surrounding advanced epigenetic testing technology and we expect these costs will increase over the foreseeable future.

Deferred Income Taxes

Under ASC 740, Income Taxes, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. A valuation allowance is established for deferred tax assets that are not considered “more likely than not” to be realized. Realization of deferred tax assets depends upon having sufficient past or future taxable income in periods to which the deductible temporary differences are expected to be recovered or within any applicable carryback or carryforward periods. After assessing the realization of the net deferred tax assets, we believe that there is substantial uncertainty that our net deferred tax asset will be realized during the applicable carryforward period. As such, a valuation allowance has been established against the total net deferred tax asset as of March 31, 2019 and December 31, 2018.

Income Tax Expense.

We realized a net income tax benefit of $0 for both the three months ended March 31, 2019 and 2018. The effective rate was 0% for both the three months ended March 31, 2019 and 2018.

The following table provides a reconciliation of our income tax expense at the statutory federal tax rate to our actual income tax expense:

	Three Months Ended March 31,
	2019		2018
Statutory federal income tax (benefit)	$(2,664,000)	21.0%	$(1,928,000)	21.0%
State income taxes (benefit), net of federal benefit	(1,123,000)	8.9%	(701,000)	7.6%
Valuation allowance	4,170,000	(32.9)%	2,604,000	(28.4)%
Other permanent differences	(382,000)	3.0%	25,000	(0.2)%
Total income tax expense (benefit)	$—	0.0%	$—	0.0%

The most significant temporary differences between GAAP net income (loss) and taxable net income (loss) are the treatment of interest costs, policy premiums and servicing costs with respect to the acquisition and maintenance of the life insurance policies and revenue recognition with respect to the fair value of the life insurance portfolio.

Revenue and Earnings before Tax by Reportable Segment — Three Months Ended March 31, 2019 Compared to the Same Period in 2018

Comparison of revenue by reportable segment for the periods indicated is as follows:

	Three Months Ended March 31,
Revenue:	2019	2018	Increase/ (Decrease)
Secondary Life Insurance	$22,183,000	$14,440,000	$7,743,000
Investment in Beneficient	2,870,000	—	2,870,000
Corporate & Other	164,000	102,000	62,000
Total	$25,217,000	$14,542,000	$10,675,000

The primary drivers of the changes for the three months ended March 31, 2019 compared to the same period in 2018 were as follows:

•        Secondary Life Insurance revenue increased by $7.7 million in 2019 primarily as a result of higher policy maturities, which resulted in $7.6 million higher revenue as noted above in the consolidated results of operations discussion. There was also $0.1 million higher interest income as a result of higher bank balances and the implementation of a sweep process to earn higher yield on bank balances.

•        Investment in Beneficient revenue represents interest income on $192 million of financing receivables resulting from the transactions with Beneficient in the third and fourth quarters of 2018.

Comparison of earnings before tax by reportable segment for the periods indicated:

	Three Months Ended March 31,
Segment Earnings Before Tax:	2019	2018	Increase/ (Decrease)
Secondary Life Insurance	$(1,623,000)	$(4,266,000)	$2,643,000
Investment in Beneficient	(5,936,000)	—	(5,936,000)
Corporate & Other	(7,055,000)	(4,913,000)	(2,142,000)
Total	$(14,614,000)	$(9,179,000)	$(5,435,000)

The primary drivers of the change for the three months ended March 31, 2019 compared to the same period in 2018 were as follows:

•        Secondary Life Insurance increased by $2.6 million due to a $7.6 million increase in the gain on life insurance policies, net as described above in the discussion of consolidated results of operations. The offsetting $5.0 million decrease is a result of the following:

•        Increase in interest expense of $4.0 million as a result of higher average debt outstanding and an interest rate increase of 0.91% on the senior credit facility debt outstanding in 2019.

•        Partially offset by a $0.1 million increase in interest income as noted above in the segment revenue discussion.

•        An increase in operating expenses of $1.1 million, primarily resulting from higher policy acquisition expenses, higher professional fees, and increased stock-based compensation expense.

•        Investment in Beneficient results in 2019 primarily consisted of interest income of $2.9 million from financing receivables, offset by $6.9 million of interest expense on the Seller Trust L Bonds issued to finance the Exchange Transaction and a $1.9 million loss from equity method earnings of Beneficient.

•        Corporate and Other operating loss increased primarily due to a $1.4 million increase in investments in insurtech initiatives, and a $0.7 million increase in other corporate costs, including: sales expenses, professional fees, and incentive costs.

Liquidity and Capital Resources

We finance our businesses through a combination of life insurance policy benefit receipts, dividends and interest on investments, equity offerings, debt offerings and our amended and restated senior credit facility with LNV Corporation. We have traditionally used proceeds from these sources for policy acquisition, policy premiums and servicing costs, working capital and financing expenditures including paying principal, interest and dividends.

We currently fund our business mostly with shorter term debt while most of our assets have significantly longer durations. The resulting asset/liability mismatch can result in a liquidity shortage if we are unable to renew maturing short term debt or secure suitable additional financing. In such a situation, we could be forced to sell assets at less than optimal (distressed) prices. As further described below, we have been unable to offer our L Bonds, our primary source of debt capital, since May 1, 2019, and have been drawing down our cash balances as L Bonds mature but are unable to be renewed and we are unable to sell new L Bonds.

As of March 31, 2019 and December 31, 2018, we had approximately $183.9 million and $141.9 million, respectively, in combined available cash, cash equivalents, restricted cash and policy benefits receivable for the purpose of financing our business.

Additional future borrowing base capacity for premiums and servicing costs, created as the premiums and servicing costs of pledged life insurance policies become due and by additional policy pledges to the facility, if any, exists under our amended and restated senior credit facility with LNV Corporation. We may also obtain borrowing base capacity through the offering of our L Bonds, subject to recommencing offers and sales thereof. The amended and restated senior credit facility has certain financial and nonfinancial covenants. Due to our failure to deliver GWG Life, LLC audited financial statements for 2018 to LNV Corporation within 90 days after the end of the year, we were in violation of our debt covenants as of March 31, 2019. We subsequently failed to comply with a similar requirement to issue GWG Life, LLC unaudited financial statements to LNV Corporation for the first quarter of 2019 within 45 days after March 31, 2019. CLMG Corp., as administrative agent for LNV Corporation, issued a forbearance extending the delivery date for these financial statements until July 22, 2019. The covenant violations were cured during the forbearance period and we are in compliance with the debt covenants as of the date of this prospectus supplement.

On August 10, 2018, we issued and sold $50 million of Series B in connection with the Initial Transfer of the Exchange Transaction. Approximately half of the proceeds from this sale were distributed to common shareholders pursuant to a special dividend paid on September 5, 2018 to shareholders of record on August 27, 2018. The remaining amount is expected to be utilized primarily for our insurtech initiatives, although these amounts are available for general corporate purposes. We do not expect to issue any additional Series B.

As of July 31, 2019, we had approximately $51.5 million in combined available cash, cash equivalents, restricted cash and policy benefits receivable. The decrease from approximately $183.9 million as of March 31, 2019 is due, in part, to our temporarily suspending the offering of our L Bonds, on which we heavily rely to fund our business operations. As described elsewhere in this prospectus supplement, the suspension resulted from our delinquency in filing certain periodic reports with the SEC. We anticipate recommencing our offering of L Bonds upon regaining compliance with our SEC reporting obligations. Although we expect to regain compliance with reporting obligations in the third quarter of 2019, there is no assurance that we will be able to do so within that timeframe. If we are forced to continue the suspension of our L Bond offering for any significant additional length of time, our business would be adversely impacted and our ability to service and repay our debt obligations, much of which is short term, would be compromised, thereby negatively affecting our business prospects and viability.

Financings Summary

We had the following outstanding debt balances as of March 31, 2019 and December 31, 2018:

	As of March 31, 2019		As of December 31, 2018
Issuer/Borrower	Principal Amount Outstanding	Weighted Average Interest Rate	Principal Amount Outstanding	Weighted Average Interest Rate
GWG DLP Funding IV, LLC – LNV senior credit facility (see Note 8)	$155,836,000	10.54%	$158,209,000	10.45%
GWG Holdings, Inc. – L Bonds (see Note 9)	769,307,000	7.24%	662,152,000	7.10%
GWG Holdings, Inc. – Seller Trust L Bonds (see Note 10)	366,892,000	7.50%	366,892,000	7.50%
Total	$1,292,035,000	7.64%	$1,187,253,000	7.67%

The table below reconciles the face amount of our outstanding debt to the carrying value shown on our balance sheets:

	As of March 31, 2019	As of December 31, 2018
Senior credit facility with LNV Corporation
Face amount outstanding	$155,836,000	$158,209,000
Unamortized selling costs	(8,968,000)	(9,231,000)
Carrying amount	$146,868,000	$148,978,000

L Bonds and Seller Trust L Bonds:
Face amount outstanding	$1,136,199,000	$1,029,044,000
Subscriptions in process	16,552,000	13,467,000
Unamortized selling costs	(29,462,000)	(24,216,000)
Carrying amount	$1,123,289,000	$1,018,295,000

In November 2011, we began offering Series I Secured Notes, which were governed by an Intercreditor Agreement, a Third Amended and Restated Note Issuance and Security Agreement dated November 1, 2011, as amended, and a related Pledge Agreement. In September 2017, all of the Series I Secured Notes were paid in full and all obligations thereunder were terminated.

In June 2011, we concluded a private placement offering of Series A Preferred Stock for new investors, having received an aggregate $24.6 million in subscriptions for our Series A Preferred Stock. These subscriptions consisted of $14.0 million in conversions of outstanding Series I Secured Notes into Series A Preferred Stock and $10.6 million of new investments. In October 2017, we exercised our contractual right to call for the redemption of the Series A Preferred Stock and all related outstanding warrants and paid an aggregate of approximately $22.2 million.

In January 2012, we began publicly offering up to $250.0 million in debt securities (initially named “Renewable Secured Debentures” and subsequently renamed “L Bonds”) that was completed in January 2015.

On September 24, 2014, we consummated an initial public offering of our common stock resulting in the sale of 800,000 shares of common stock at $12.50 per share and net proceeds of approximately $8.6 million after the deduction of underwriting commissions, discounts and expense reimbursements.

In January 2015, we began publicly offering up to $1.0 billion of L Bonds as a follow-on to our earlier $250.0 million public debt offering. In January 2018, we began publicly offering up to $1.0 billion L Bonds as a follow-on to our earlier L Bond offering. Through March 31, 2019, the total amount of these L Bonds sold, including renewals, was $1.3 billion. As of March 31, 2019 and December 31, 2018, respectively, we had approximately $769.3 million and $662.1 million in principal amount of L Bonds outstanding (exclusive of Seller Trust L Bonds).

In October 2015, we began publicly offering up to 100,000 shares of our Redeemable Preferred Stock (“RPS”) at a per-share price of $1,000. As of December 31, 2017, we had issued approximately $99.1 million stated value of RPS and terminated that offering.

In February 2017, we began publicly offering up to 150,000 shares of our Series 2 Redeemable Preferred Stock (“RPS 2”) at a per-share price of $1,000. As of December 31, 2018, we had issued approximately $150 million stated value of RPS 2 and terminated that offering.

On August 10, 2018, GWG Holdings, GWG Life and the Bank of Utah, as trustee, entered into the Supplemental Indenture to the Amended and Restated Indenture. GWG Holdings entered into the Supplemental Indenture to add and modify certain provisions of the Amended and Restated Indenture necessary to provide for the issuance of the Seller Trust L Bonds. We issued Seller Trust L Bonds in the amount of $366.9 million to the Seller Trusts in connection with the Exchange Transaction. The maturity date of the Seller Trust L Bonds is August 9, 2023. The Seller Trust L Bonds bear interest at 7.5% per annum. Interest is payable monthly in cash (see Note 10).

In August 2018, we offered and sold 5,000,000 shares of our Series B Convertible Preferred Stock (“Series B”) in reliance upon the exemption from registration provided by Section 4(a)(2) under the Securities Act of 1933. The Series B shares were issued at $10 per share for cash consideration of $50 million.

On December 28, 2018, the Series B converted into 5,000,000 shares of our common stock at a conversion price of $10.00 per share immediately following the Final Closing of the Exchange Transaction.

The weighted-average interest rate of our outstanding L Bonds (excluding the Seller Trust L Bonds) as of March 31, 2019 and December 31, 2018 was 7.11% and 7.10%, respectively, and the weighted-average maturity at those dates was 3.02 and 2.83 years, respectively. Our L Bonds have renewal features. Since we first issued our L Bonds, we have experienced $535.8 million in maturities, of which $315.8 million has renewed through March 31, 2019 for an additional term. This has provided us with an aggregate renewal rate of approximately 58.9% for investments in these securities.

Future contractual maturities of L Bonds and Seller Trust L Bonds at March 31, 2019 are as follows:

Years Ending December 31,	L Bonds
Nine months ending December 31, 2019	$112,567,000
2020	159,710,000
2021(1)	513,827,000
2022	80,589,000
2023	73,631,000
2024	60,200,000
Thereafter	135,675,000
$1,136,199,000

____________

(1)      After the second anniversary of the Final Closing, the holders of the Seller Trust L Bonds will have the right to cause GWG to repurchase, in whole but not in part, the Seller Trust L Bonds held by such holder within 45 days. As such, while the maturity date of the $366,892,000 Seller Trust L Bonds is in August 2023, their contractual maturity is reflected in 2021, as that is the first period in which they could become payable. The repurchase may be paid, at GWG’s option, in the form of cash, a pro rata portion of (i) the outstanding principal amount and accrued and unpaid interest under the Commercial Loan Agreement and (ii) BEN LP common units, or a combination of cash and such property.

The L Bonds and the Seller Trust L Bonds are secured by all of our assets and are subordinate to our amended and restated senior credit facility with LNV Corporation.

On September 27, 2017, we entered into a $300 million amended and restated senior credit facility with LNV Corporation in which DLP IV is the borrower. We intend to use the proceeds from this facility to maintain our portfolio of life insurance policies, for liquidity and for general corporate purposes. As of March 31, 2019, we had approximately $155.8 million outstanding under the senior credit facility.

We expect to meet our ongoing operational capital needs for alternative asset investments, policy premiums and servicing costs, working capital and financing expenditures including paying principal, interest and dividends through a combination of the receipt of policy benefits from our portfolio of life insurance policies, net proceeds from our L Bond offering, dividends and interest from investments (primarily our investments in Beneficient), and funding available from our amended and restated senior credit facility with LNV Corporation. We estimate that our liquidity and capital resources are sufficient for our current and projected financial needs for at least the next twelve months given current assumptions. However, if we are unable to continue our L Bonds offering for any reason, and we are unable to obtain capital from other sources, our business will be materially and adversely affected. In addition, our business will be materially and adversely affected if we do not receive the policy benefits we forecast and if holders of our L Bonds fail to renew with the frequency we have historically experienced. In such a case, we could be forced to sell our investments in life insurance policies to service or satisfy our debt-related and other obligations. A sale under such circumstances may result in significant impairment of the recognized value of our portfolio.

Capital expenditures have historically not been material and we do not anticipate making material capital expenditures in 2019 or beyond.

Alternative Assets and Secured Indebtedness

At March 31, 2019, the fair value of our investments in life insurance policies of $782.2 million plus our cash balance of $154.4 million, restricted cash balance of $20.3 million, life insurance policy benefits receivable of $9.2 million, and other assets of $596.0 million (which are mostly related to our investment in BEN LP and our financing receivable from same) totaled $1,562.1 million, representing an excess of portfolio assets over secured indebtedness of $270.1 million. At December 31, 2018, the fair value of our investments in life insurance policies of $747.9 million plus our cash balance of $114.6 million, restricted cash balance of $10.8 million, life insurance policy benefits receivable of $16.5 million, and other assets of $591.0 million totaled $1,480.8 million, representing an excess of portfolio assets over secured indebtedness of $293.6 million.

The following forward-looking table seeks to illustrate the impact that a hypothetical sale of our portfolio of life insurance assets (at various discount rates), and the realization of the financing receivable from affiliate, equity method investment in BEN LP (a substantial majority of the net assets of which are currently represented by intangible assets and goodwill) and equity security investment in the Option Agreement (in each case, at their respective carrying amounts and assuming no discount for lack of marketability or transaction costs, which could be substantial) would have on our ability to satisfy our debt obligations as of March 31, 2019. In all cases, the sale of the life insurance assets owned by DLP IV will be used first to satisfy all amounts owing under our amended and restated senior credit facility with LNV Corporation. The net sale proceeds remaining after satisfying all obligations under our amended and restated senior credit facility with LNV Corporation would be applied to the L Bonds and Seller Trust L Bonds on a pari passu basis.

Life Insurance

Portfolio Discount Rate	10%	12%	14%	16%	18%
Value of life insurance portfolio	$711,163,000	$642,721,000	$585,147,000	$536,226,000	$494,274,000
Cash, cash equivalents and policy benefits receivable	183,896,000	183,896,000	183,896,000	183,896,000	183,896,000
Other assets(2)	595,951,000	595,951,000	595,951,000	595,951,000	595,951,000
Total assets	1,491,010,000	1,422,568,000	1,364,994,000	1,316,073,000	1,274,121,000
Senior credit facility	155,836,000	155,836,000	155,836,000	155,836,000	155,836,000
Net after senior credit facility	1,335,174,000	1,266,732,000	1,209,158,000	1,160,237,000	1,118,285,000
L Bonds(1)	1,136,199,000	1,136,199,000	1,136,199,000	1,136,199,000	1,136,199,000
Net remaining	$198,975,000	$130,533,000	$72,959,000	$24,038,000	$(17,914,000)
Impairment to L Bonds	No impairment	No impairment	No impairment	No Impairment	Impairment

____________

(1)      Amount represents L Bonds and Seller Trust L Bonds

(2)      Other assets includes Equity method investment, Financing receivable from affiliate and the equity security investment in the Option Agreement. Beneficient issued to GWG an option (the “Option Agreement”) to acquire the number of common units of BEN LP, interests or other property that would be received by a holder of the NPC-A Prime limited partnership interests of Beneficient Company Holdings, L.P., an affiliate of BEN LP.

The above table illustrates that our ability to fully satisfy amounts owing under the L Bonds and Seller Trust L Bonds would likely be impaired upon the sale or realization of the financing receivable from affiliate, equity method investment and equity security investment in the Option Agreement at their respective carrying amounts, plus all our life insurance assets at a price equivalent to a discount rate of approximately 17.11% or higher at March 31, 2019. At December 31, 2018, the likely impairment occurred at a discount rate of approximately 18.70% or higher. The discount rate used to calculate the fair value of our life insurance portfolio was 8.25% as of both March 31, 2019 and December 31, 2018.

The table does not include any allowance for transactional fees and expenses (which expenses and fees could be substantial) nor any discount for lack of marketability associated with a portfolio sale or the realization of the financing receivable with affiliate, equity method investment and equity security investment in the Option Agreement, respectively, and is provided to demonstrate how various discount rates used to value our portfolio of life insurance assets could affect our ability to satisfy amounts owing under our debt obligations in light of our senior secured lender’s right to priority payments under our amended and restated senior credit facility with LNV Corporation.

The table assumes we will realize the full amounts of our financing receivable, equity method investment, and equity security investment in the Option Agreement. There is currently no market for our financing receivable with affiliate, equity method investment and equity security investment in the Option Agreement, and a market may not develop. Our financing receivable from affiliate and a portion of our equity method investment in BEN LP may be used as consideration for retiring the Seller Trust L Bonds upon a redemption event or at the maturity of the Seller Trust L Bonds (see Notes 6 and 10). This table also does not include the yield maintenance fee, which could be substantial, we are required to pay in certain circumstances under our amended and restated senior credit facility with LNV Corporation. You should read the above table in conjunction with the information contained in other sections of this prospectus supplement, including Critical Accounting Policies — Fair Value Components — Discount Rate and the notes to the condensed consolidated financial statements.

Amendment of Credit Facility

Effective September 27, 2017, DLP IV entered into an amended and restated senior credit facility with LNV Corporation. The amended and restated senior credit facility makes available a total of up to $300,000,000 in credit to DLP IV with a maturity date of September 27, 2029. Additional advances are available under the amended and restated senior credit facility at the LIBOR rate described below. Advances are available as the result of additional borrowing base capacity, created as the premiums and servicing costs of pledged life insurance policies become due and by additional policy pledges to the amended and restated senior credit facility, if any. Interest will accrue on amounts borrowed under the amended and restated senior credit facility at an annual interest rate, determined as of each date of borrowing or quarterly if there is no borrowing, equal to (a) the greater of 12-month LIBOR or the federal funds rate (as defined in the agreement) plus one-half of one percent per annum, plus (b) 7.50% per annum. The effective rate at March 31, 2019 was 10.51%. Interest payments are made on a quarterly basis.

Under the amended and restated senior credit facility, DLP IV has granted the administrative agent, for the benefit of the lenders under the facility, a security interest in all of DLP IV’s assets. As with prior collateral arrangements relating to the senior secured debt of GWG Holdings and its subsidiaries (on a consolidated basis), GWG Life’s equity ownership in DLP IV continues to serve as collateral for the obligations of GWG Holdings under the L Bonds and Seller Trust L Bonds (although the life insurance assets owned by DLP IV will not themselves serve directly as collateral for those obligations).

We are subject to various financial and non-financial covenants under the amended and restated senior credit facility with LNV Corporation, including, but not limited to, compliance with laws, preservation of existence, financial reporting, keeping of proper books of record and account, payment of taxes, and ensuring that neither DLP IV nor GWG Life become an investment company. Due to our failure to deliver GWG Life audited financial statements for 2018 to LNV Corporation within 90 days after the end of the year, we were in violation of our debt covenants as of March 31, 2019. We subsequently failed to comply with a similar requirement to issue GWG Life, LLC unaudited financial statements to LNV Corporation for the first quarter of 2019 within 45 days after March 31, 2019. CLMG Corp., as administrative agent for LNV Corporation, issued a forbearance extending the delivery date for these financial statements until July 22, 2019. The covenant violations were cured during the forbearance period and we are in compliance with the debt covenants as of the date of this prospectus supplement.

Cash Flows

Interest and Dividend Payments

We finance our businesses through a combination of life insurance policy benefit receipts, dividends and interest on investments (primarily our investments in Beneficient), equity offerings, debt offerings and our amended and restated senior credit facility with LNV Corporation. We have historically relied on debt (L Bonds and our amended and restated senior credit facility with LNV Corporation) and equity (preferred stock) financing for the majority of our cash expenditures (for policy acquisition, policy premiums and servicing costs, working capital and financing expenditures including paying principal and interest on existing debt) as the amount of cash flows from the realization of life insurance policy benefits and cash flows from our other investments has been insufficient to meet all of our needs. This has resulted in the Company incurring substantial indebtedness (much of it being of a short term nature) and, to a lesser extent, obligations to make dividend payments on our classes of preferred stock.

Our total interest expense for the three months ended March 31, 2019 and 2018 was $27.0 million and $16.1 million, respectively, and represent the largest single line item of expense in both periods. Preferred stock cash dividends paid for the three months ended March 31, 2019 and 2018 were $4.3 million and $3.7 million, respectively. While reducing our cost of funds and increasing our common equity base (at valuations accretive to our book value) are primary goals of the Company, until we do so we will continue to expend significant amounts of cash for interest and dividend payments and will thus continue to rely heavily on our ability to raise cash from our L Bond offering, amended and restated senior credit facility with LNV Corporation and other means as they are developed and available.

Life Insurance Policy Premium Payments

The payment of premiums and servicing costs to maintain life insurance policies represents one of our most significant requirements for cash disbursement. When a policy is purchased, we are able to calculate the minimum premium payments required to maintain the policy in-force. Over time as the insured ages, premium payments will increase. Nevertheless, the probability we will actually be required to pay the premiums decreases as mortality becomes more likely. These scheduled premiums and associated probabilities are factored into our expected internal rate of return and cash-flow modeling. Beyond premiums, we incur policy servicing costs, including annual trustee, policy administration and tracking costs. Additionally, we incur significant financing costs, including principal, interest and dividends. Both policy servicing costs and financing costs are excluded from our internal rate of return calculations. We finance our businesses through a combination of life insurance policy benefit receipts, dividends and interest on other investments, equity offerings, debt offerings, and advances under our amended and restated senior credit facility with LNV Corporation.

The amount of payments for anticipated premiums, including the requirement under our senior credit facility with LNV Corporation to maintain a two month cost-of-insurance threshold within each policy cash value account, and servicing costs that we will be required to make over the next five years to maintain our current portfolio, assuming no mortalities, is set forth in the table below.

Years Ending December 31,	Premiums	Servicing	Premiums and Servicing Fees
Nine months ending December 31, 2019	$50,753,000	$1,413,000	$52,166,000
2020	78,314,000	1,413,000	79,727,000
2021	90,938,000	1,413,000	92,351,000
2022	104,170,000	1,413,000	105,583,000
2023	116,608,000	1,413,000	118,021,000
2024	126,999,000	1,413,000	128,412,000
	$567,782,000	$8,478,000	$576,260,000

Our anticipated premium expenses are subject to the risk of increased cost-of-insurance charges (i.e., “COI” or premium charges) for the life insurance policies we own. During 2018, we received notice of, or support for, COI rate changes on 30 policies with combined face value of $84.6 million in our portfolio. These increased charges resulted in a $5.1 million reduction in the fair value of our life insurance portfolio in 2018. We have not received any notices of COI rate changes in 2019.

We have no known pending cost-of-insurance increases on any policies in our portfolio, but we are aware that cost-of-insurance increases have become more prevalent in the industry. Thus, we may see additional insurers implementing cost-of-insurance increases in the future.

Life Insurance Policy Benefit Receipts

For the quarter-end dates set forth below, the following table illustrates the total amount of face value of policy benefits owned, and the trailing 12 months of life insurance policy benefits realized and premiums paid on our portfolio. The trailing 12-month benefits/premium coverage ratio indicates the ratio of policy benefits realized to premiums paid over the trailing 12-month period from our portfolio of life insurance policies.

Quarter End Date	Portfolio Face Amount ($)	12-Month Trailing Benefits Realized ($)	12-Month Trailing Premiums Paid ($)	12-Month Trailing Benefits/ Premium Coverage Ratio
March 31, 2015	754,942,000	46,675,000	23,786,000	196.2%
June 30, 2015	806,274,000	47,125,000	24,348,000	193.5%
September 30, 2015	878,882,000	44,482,000	25,313,000	175.7%
December 31, 2015	944,844,000	31,232,000	26,650,000	117.2%
March 31, 2016	1,027,821,000	21,845,000	28,771,000	75.9%
June 30, 2016	1,154,798,000	30,924,000	31,891,000	97.0%
September 30, 2016	1,272,078,000	35,867,000	37,055,000	96.8%
December 31, 2016	1,361,675,000	48,452,000	40,239,000	120.4%
March 31, 2017	1,447,558,000	48,189,000	42,753,000	112.7%
June 30, 2017	1,525,363,000	49,295,000	45,414,000	108.5%
September 30, 2017	1,622,627,000	53,742,000	46,559,000	115.4%
December 31, 2017	1,676,148,000	64,719,000	52,263,000	123.8%
March 31, 2018	1,758,066,000	60,248,000	53,169,000	113.3%
June 30, 2018	1,849,079,000	76,936,000	53,886,000	142.8%
September 30, 2018	1,961,598,000	75,161,000	55,365,000	135.8%
December 31, 2018	2,047,992,000	71,090,000	52,675,000	135.0%
March 31, 2019	2,098,428,000	87,045,000	56,227,000	154.8%

We believe that the portfolio cash flow results set forth above are consistent with our general investment thesis: that the life insurance policy benefits we receive will continue to increase over time in relation to the premiums we are required to pay on the remaining polices in the portfolio. Nevertheless, we expect that our portfolio cash flow on a period-to-period basis will remain inconsistent as we begin to allocate substantially more capital to Beneficient and reduce capital allocated to acquiring a larger, more diversified portfolio of life insurance policies.

Inflation

Changes in inflation do not necessarily correlate with changes in interest rates. We presently do not foresee any material impact of inflation on our results of operations in the periods presented in our condensed consolidated financial statements.

Off-Balance Sheet Arrangements

None.

Credit Risk

We review the credit risk associated with our portfolio of life insurance policies when estimating its fair value. In evaluating the policies’ credit risk, we consider insurance company solvency, credit risk indicators, economic conditions, ongoing credit evaluations, and company positions. We attempt to manage our credit risk related to life insurance policies typically by purchasing policies issued only from companies with an investment-grade credit rating by either Standard & Poor’s, Moody’s, or A.M. Best Company. As of March 31, 2019, 95.7% of our life insurance policies, by face value benefits, were issued by companies that maintained an investment-grade rating (BBB or better) by Standard & Poor’s.

The assets and liabilities exchanged in the Exchange Transaction are excluded from this analysis.

Interest Rate Risk

Our amended and restated senior credit facility with LNV Corporation is floating-rate financing. In addition, our ability to offer interest and dividend rates that attract capital (including in our continuous offering of L Bonds) is generally impacted by prevailing interest rates. Furthermore, while our L Bond offering provides us with fixed-rate debt financing, our Debt Coverage Ratio is calculated in relation to the interest rate on all of our debt financing, exclusive of our Seller Trust L Bonds. Therefore, increases in interest rates impact our business by increasing our borrowing costs and reducing availability under our debt financing arrangements. Earnings from our life insurance portfolio are based upon the spread, if any, generated between the return on the portfolio and the total cost of our financing (excluding cost of financing for the Seller Trust L Bonds). As a result, increases in interest rates will reduce the earnings we expect to achieve from our investments in life insurance policies.

Increases in interest rates could also adversely affect Beneficient’s earnings, which could result in less earnings from equity method investment for GWG from our equity method investment in Beneficient and/or impairment thereof.

Non-GAAP Financial Measures — Discontinuation

The Company in the past has provided non-GAAP financial measures as additional information to investors in order to provide an alternative method for assessing our financial condition and operating results. These non-GAAP financial measures are not in accordance with GAAP and may be different from non-GAAP measures used by other companies, including other companies within our industry.

Historically, we used non-GAAP financial measures for management’s assessment of our financial condition and operating results without regard to GAAP fair value standards. The application of current GAAP fair value standards, especially during a period of significant growth of our life insurance portfolio may result in current period GAAP financial results that may not be reflective of our long-term earnings potential. Management believed our non-GAAP financial measures provided investors an alternative view of our long-term earnings potential without regard to the volatility in GAAP financial results that can occur during the growth stage of our life insurance portfolio and company.

Due primarily to the Beneficient Transactions and the Expanded Strategic Relationship with Beneficient, and to a lesser extent the size and actuarial diversity of our portfolio of life insurance policies, we believe that our historical non-GAAP financial measures are no longer relevant. Therefore, we no longer disclose non-GAAP financial measures.

Debt Coverage Ratio

Our L Bond borrowing covenants require us to maintain a Debt Coverage Ratio of less than 90%. The Debt Coverage Ratio is calculated by dividing the sum of our total interest-bearing indebtedness by the sum of our cash, cash equivalents, restricted cash, life insurance policy benefits receivable, the net present value of the life insurance portfolio, and, without duplication, the value of all of our other assets as reflected on our most recently available balance sheet prepared in accordance with GAAP. The discount rate we use for the net present value of our life insurance portfolio for this calculation may not be the same discount rate we use for our GAAP valuation and isn’t necessarily reflective of the amount we could realize upon a sale of the portfolio.

	As of March 31, 2019	As of December 31, 2018
Life insurance portfolio policy benefits	$2,098,428,000	$2,047,992,000
Discount rate of future cash flows(1)	7.69%	7.75%
Net present value of life insurance portfolio policy benefits	$807,584,000	$770,074,000
All cash and cash equivalents (including restricted cash)	174,696,000	125,436,000
Life insurance policy benefits receivable (net of allowance)	9,200,000	16,461,000
Other assets(2)	595,951,000	591,048,000
Total Coverage	$1,587,431,000	$1,503,019,000

Senior credit facility with LNV Corporation	$155,836,000	$158,209,000
L Bonds and Seller Trust L Bonds	1,136,199,000	1,029,044,000
Total Indebtedness	$1,292,035,000	$1,187,253,000

Debt Coverage Ratio	81.39%	78.99%

____________

(1)      Weighted-average interest rate paid on indebtedness, excluding that of Seller Trust L Bonds.

(2)      The Total Coverage amount as of March 31, 2019 includes “other assets” of GWG Holdings as reflected on its most recently available balance sheet prepared in accordance with GAAP. The definition of the Debt Coverage Ratio was defined in Amendment No. 1 to the Amended and Restated Indenture entered into as of March 27, 2018.

As of March 31, 2019 and December 31, 2018, we were in compliance with the Debt Coverage Ratio.

Portfolio Information

Our portfolio of life insurance policies, owned by our subsidiaries as of March 31, 2019, is summarized below:

Life Insurance Portfolio Summary

Total life insurance portfolio face value of policy benefits	$2,098,428,000
Average face value per policy	$1,757,000
Average face value per insured life	$1,885,000
Average age of insured (years)*	81.7
Average life expectancy estimate (years)*	7.6
Total number of policies	1,194
Number of unique lives	1,113
Demographics	78% Males; 2% Females
Number of smokers	53
Largest policy as % of total portfolio face value	0.6%
Average policy as % of total portfolio	0.1%
Average annual premium as % of face value	3.0%

____________

*        Averages presented in the table are weighted averages.

Our portfolio of life insurance policies, owned by our subsidiaries as of March 31, 2019, organized by the insured’s current age and the associated number of policies and policy benefits, is summarized below:

Distribution of Policies and Policy Benefits by Current Age of Insured

				Percentage of Total
Min Age	Max Age	Number of Policies	Policy Benefits	Number of Policies	Policy Benefits	Wtd. Avg. LE (yrs.)
95	100	18	$29,153,000	1.5%	1.4%	2.3
90	94	131	254,273,000	11.0%	12.1%	3.5
85	89	252	579,409,000	21.1%	27.6%	5.3
80	84	245	430,373,000	20.5%	20.5%	7.5
75	79	234	409,470,000	19.6%	19.5%	10.4
70	74	227	314,465,000	19.0%	15.0%	11.3
60	69	87	81,285,000	7.3%	3.9%	11.6
Total		1,194	$2,098,428,000	100.0%	100.0%	7.6

Our portfolio of life insurance policies, owned by our subsidiaries as of March 31, 2019, organized by the insured’s estimated life expectancy estimates and associated policy benefits, is summarized below:

Distribution of Policies by Current Life Expectancies of Insured

				Percentage of Total
Min LE (Months)	Max LE (Months)	Number of Policies	Policy Benefits	Number of Policies	Policy Benefits
1	47	244	$375,730,000	20.4%	17.9%
48	71	231	409,480,000	19.4%	19.5%
72	95	238	458,640,000	19.9%	21.9%
96	119	183	296,746,000	15.3%	14.1%
120	143	137	246,890,000	11.5%	11.8%
144	179	125	215,791,000	10.5%	10.3%
180	249	36	95,151,000	3.0%	4.5%
Total		1,194	$2,098,428,000	100.0%	100.0%

We rely on the payment of policy benefit claims by life insurance companies as a significant source of cash inflow. The life insurance assets we own represent obligations of third-party life insurance companies to pay the benefit amount under the policy upon the mortality of the insured. As a result, we manage this credit risk exposure by generally purchasing policies issued by insurance companies with investment-grade ratings from Standard & Poor’s, and diversifying our life insurance portfolio among a number of insurance companies.

The yield to maturity on bonds issued by life insurance carriers reflects, among other things, the credit risk (risk of default) of such insurance carrier. We follow the yields on certain publicly traded life insurance company bonds because this information is part of the data we consider when valuing our portfolio of life insurance policies for our financial statements.

The average yield to maturity of publicly traded life insurance company bonds data we consider as inputs to our life insurance portfolio valuation process was 4.10% as of March 31, 2019. We believe that this reflects, in part, the financial market’s judgment that credit risk is low with regard to these carriers’ financial obligations. The obligations of life insurance carriers to pay life insurance policy benefits ranks senior to all of their other financial obligations, including the senior bonds they issue. As of March 31, 2019, approximately 95.7% of the face value of policy benefits in our life insurance portfolio were issued by insurance companies with investment-grade credit ratings from Standard & Poor’s.

As of December 31, 2018, our ten largest life insurance company credit exposures and the Standard & Poor’s credit rating of their respective financial strength and claims-paying ability is set forth below:

Distribution of Policy Benefits by Top 10 Insurance Companies

Rank	Policy Benefits	Percentage of Policy Benefit Amount	Insurance Company	Ins. Co. S&P Rating
1	$290,896,000	13.9%	John Hancock Life Insurance Company	AA-
2	239,254,000	11.4%	Lincoln National Life Insurance Company	AA-
3	218,951,000	10.4%	AXA Equitable Life Insurance Company	A+
4	207,095,000	9.9%	Transamerica Life Insurance Company	AA-
5	120,763,000	5.8%	Metropolitan Life Insurance Company	AA-
6	102,498,000	4.9%	Pacific Life Insurance Company	AA-
7	96,993,000	4.6%	American General Life Insurance Company	A+
8	71,526,000	3.4%	ReliaStar Life Insurance Company	A
9	71,058,000	3.4%	Security Life of Denver Insurance Company	A
10	63,695,000	3.0%	Massachusetts Mutual Life Insurance Company	AA+
	$1,482,729,000	70.7%

BUSINESS

Organizational Structure

Our business was originally organized in February 2006. We added our current parent holding company, GWG Holdings, Inc., in March 2008, and in September 2014 we consummated an initial public offering of our common stock on The NASDAQ Capital Market where our stock trades under the ticker symbol “GWGH.”

GWG Holdings conducts its life insurance secondary market business through a wholly owned subsidiary, GWG Life, LLC (“GWG Life”), and GWG Life’s wholly owned subsidiaries, GWG Life Trust and GWG DLP Funding IV, LLC. GWG Holdings’ indirect interests in other alternative assets are held and managed by The Beneficient Company Group, L.P. (“BEN LP,” including all of the subsidiaries it may have from time to time — “Beneficient”) and its general partner, Beneficient Management, L.L.C. All of these entities are legally organized in Delaware, other than GWG Life Trust, which is governed by the laws of the State of Utah. GWG Holdings’ wholly owned subsidiary, Life Epigenetics Inc. (formerly named Actüa Life & Annuity Ltd.) (“Life Epigenetics”), was formed to engage in various life insurance related businesses and activities related to its development of epigenetic technology. Through its wholly owned subsidiary, youSurance General Agency, LLC (“youSurance”), GWG Holdings offers life insurance directly to customers from a variety of life insurance carriers. Unless the context otherwise requires or we specifically so indicate, all references in this prospectus supplement to “we,” “us,” “our,” “our Company,” “GWG,” or the “Company” refer to these entities collectively. Our headquarters are currently based in Minneapolis, Minnesota.

Beneficient was formed in 2003 but began its alternative asset financings business in September 2017. Beneficient operates primarily through its subsidiaries, which provide Beneficient’s products and services. These subsidiaries include: (i) Beneficient Capital Company, L.L.C. (“BCC”), through which Beneficient offers loans and liquidity products; (ii) Beneficient Administrative and Clearing Company, L.L.C. (“BACC”), through which Beneficient provides services for fund and trust administration and plans to provide custody services; (iii) PEN Indemnity Insurance Company, LTD (“PEN”), through which Beneficient plans to offer insurance services; and (iv) ACE Portal, L.L.C. (“ACE”), through which Beneficient plans to provide an online portal for direct access to Beneficient’s financial services and products.

In the second quarter of 2019, in connection with the expansion of our strategic relationship with Beneficient, (i) our former chief executive officer resigned and was replaced with Murray Holland, a trust advisor of the Seller Trusts (as defined below) which control a majority of our outstanding common stock, was appointed as our chief executive officer and (ii) all then current members of our Board of Directors resigned as directors of the Company, and 11 individuals designated by Beneficient were appointed as directors of the Company. Shortly thereafter, two independent directors were appointed to our Board of Directors. Under our conflicts of interest policy, all transactions between the Company and its wholly owned subsidiaries, on the one hand, and Beneficient and its controlled affiliates, on the other hand, must be approved by our independent directors. We are currently working towards entering into an agreement pursuant to which we will have the right to appoint a majority of the board of directors of the general partner of Beneficient, resulting in the Company and Beneficient being under common control. There can be no assurance that such an agreement will ultimately be entered into. See “Business — The Beneficient Transactions — The Expanded Strategic Relationship.”

Our Company

We are a financial services company committed to transforming the alternative asset industry with disruptive and innovative products and services. In 2018 and early 2019 we consummated a series of transactions (as more fully described below) with Beneficient that has resulted in a significant reorientation of our business and capital allocation strategy towards an expansive and diverse exposure to alternative assets. As part of this reorientation, we also changed our Board of Directors and executive management team.

Beneficient, through its subsidiaries, plans to operate three potentially high value, high margin lines of business:

•        Private Trust Lending & Liquidity Products.    Through BCC, Beneficient provides a unique suite of private trust, lending and liquidity products focused on bringing liquidity to owners of professionally managed alternative assets. Beneficient’s innovative liquidity solutions are designed to serve mid-to-high net worth (“MHNW”) individuals, small-to-mid sized (“STM”) institutions, and asset managers who have historically possessed few attractive options to access early liquidity from their alternative assets. Beneficient targets MHNW clients with $5 million to $30 million in net worth and STM institutional clients typically holding up to $1 billion in assets.

•        Trust and Custody Services.    Through BACC and (subject to capitalization) through PEN, Beneficient plans, in the future, to market retirement funds, custody and clearing of alternative assets, and trustee and insurance services for covering risks attendant to owning or managing alternative assets.

•        Financial Technology.    Through ACE, Beneficient plans to provide online portals and financial technologies for the trading and financing of alternative assets.

Beneficient’s existing and planned products and services are designed to support the tax and estate planning objectives of its MHNW clients, facilitate a diversification of assets or simply provide administrative management and reporting solutions tailored to the goals of the investor who owns alternative investments.

While we are continuing our work to maximize the value of our secondary life insurance business, we have significantly reduced the capital allocated to purchasing additional life insurance policies in the secondary market and have increased capital allocated toward providing liquidity to a broader range of alternative assets, primarily through investments in Beneficient. We believe Beneficient can finance investments in alternative assets that will produce higher risk-adjusted returns than those we can achieve from life insurance policies acquired in the secondary market. Furthermore, although we believe that our portfolio of life insurance policies is a meaningful component of a growing diversified alternative asset portfolio, we have begun to explore strategic alternatives for our life insurance portfolio aimed at maximizing its value, including a possible sale, refinancing or recapitalization of our life insurance portfolio.

We completed our transactions with Beneficient to provide us with a significant increase in assets and common shareholder equity. In addition, our transactions with Beneficient provide us with the opportunity for a diversified source of future earnings within the alternative asset industry. We believe the Beneficient transactions will transform GWG from a niche provider of liquidity to owners of life insurance to, as GWG and Beneficient expand their strategic relationship, a full-scale provider of trust and liquidity products and services to owners of a broad range of alternative assets.

The Beneficient Transactions

The Exchange Transaction

On January 12, 2018, GWG Holdings and GWG Life entered into a Master Exchange Agreement with Beneficient, MHT Financial SPV, LLC, a Delaware limited liability company (“MHT SPV”), and various related trusts (the “Seller Trusts”), as amended and restated on January 18, 2018 with effect from January 12, 2018, and as further amended by the First Amendment to Master Exchange Agreement, the Second Amendment to Master Exchange Agreement and the Third Amendment to the Master Exchange Agreement (as amended, the “Master Exchange Agreement”). The material terms and conditions of the initial Master Exchange Agreement were described in GWG Holdings’ Current Report on Form 8-K (the “January 2018 Form 8-K”) filed with the SEC on January 18, 2018.

On August 10, 2018, GWG Holdings, GWG Life, Beneficient, MHT SPV, and the Seller Trusts entered into a Third Amendment to Master Exchange Agreement (the “Third Amendment”). Pursuant to the Third Amendment, the parties agreed to consummate the transactions contemplated by the Master Exchange Agreement in two closings. The Third Amendment also generally deleted MHT SPV as a party to the Master Exchange Agreement. The material terms and conditions of the Third Amendment to Master Exchange Agreement were described in GWG Holdings’ Current Report on Form 8-K (the “August 2018 Form 8-K”) filed with the SEC on August 14, 2018. The transactions contemplated by the Master Exchange Agreement, as amended, are referred to throughout this prospectus supplement as the “Exchange Transaction.”

On the first closing date, which took place on August 10, 2018 (the “Initial Transfer Date”):

•        in consideration for GWG and GWG Life entering into the Master Exchange Agreement and consummating the transactions contemplated thereby, BEN LP, as borrower, entered into a commercial loan agreement (the “Commercial Loan Agreement”) with GWG Life, as lender, providing for a loan in a principal amount of $200,000,000 (the “Commercial Loan”);

•        BEN LP delivered to GWG a promissory note (the “Exchangeable Note”) in the principal amount of $162,911,379;

•        BEN LP purchased 5,000,000 shares of GWG’s Series B Convertible Preferred Stock, par value $0.001 per share and having a stated value of $10 per share (the “Convertible Preferred Stock”), for cash consideration of $50,000,000, which shares were subsequently transferred to the Seller Trusts;

•        the Seller Trusts delivered to GWG 4,032,349 common units of BEN LP at an assumed value of $10 per common unit;

•        GWG issued to the Seller Trusts Seller Trust L Bonds due 2023 (the “Seller Trust L Bonds”) in an aggregate principal amount of $403,234,866, as more fully described below;

•        GWG and the Seller Trusts entered into a registration rights agreement with respect to the Seller Trust L Bonds received by the Seller Trusts; and

•        GWG and Beneficient entered into a registration rights agreement with respect to the BEN LP common units received and to be received by GWG.

Under the Master Exchange Agreement, at the final closing (the “Final Closing” and the date on which the final closing occurred, the “Final Closing Date”), which occurred on December 28, 2018:

•        in accordance with the Master Exchange Agreement, and based on the net asset value of alternative asset financings as of the Final Closing Date, effective as of the Initial Transfer Date, (i) the principal amount of the Commercial Loan was reduced to $181,974,314, (ii) the principal amount of the Exchangeable Note was reduced to $148,228,432, and (iii) the principal amount of the Seller Trust L Bonds was reduced to $366,891,940;

•        the Seller Trusts refunded to GWG $840,430 in interest paid on the Seller Trust L Bonds related to the Seller Trust L Bonds that were issued as of the Initial Transfer Date but cancelled, effective as of the Initial Transfer Date, on the Final Closing Date;

•        the accrued interest on the Commercial Loan and the Exchangeable Note was added to the principal amount of the Commercial Loan, as a result of which the principal amount of the Commercial Loan as of the Final Closing Date was $192,507,946;

•        the Seller Trusts transferred to GWG an aggregate of 21,650,087 common units of BEN LP and GWG received 14,822,843 common units of BEN LP in exchange for the Exchangeable Note, upon completion of which GWG owned (including the 4,032,349 common units received by GWG on the Initial Transfer Date) 40,505,279 common units of BEN LP;

•        BEN LP issued to GWG an option (the “Option Agreement”) to acquire the number of common units of BEN LP, interests or other property that would be received by a holder of the NPC-A Prime limited partnership interests of Beneficient Company Holdings, L.P., an affiliate of BEN LP (“Beneficient Holdings”); and

•        GWG issued to the Seller Trusts 27,013,516 shares of GWG common stock (including shares issued upon conversion of the Convertible Preferred Stock).

On the Final Closing Date, GWG and the Seller Trusts also entered into a registration rights agreement with respect to the shares of GWG common stock owned by the Seller Trusts, an orderly marketing agreement and a stockholders agreement. The material terms of these agreements were described in our Information Statement on Schedule 14C filed with the SEC on December 6, 2018 and in our Current Report on Form 8-K filed with the SEC on January 4, 2019.

The Expanded Strategic Relationship

In the second quarter of 2019, we completed an expansion of the strategic relationship with Beneficient, which was a transformational event for both organizations that creates a unified platform uniquely positioned to provide an expanded suite of products, services and resources for investors and the financial professionals who assist them. GWG and Beneficient intend to collaborate extensively and capitalize on one another’s capabilities, relationships and services.

On April 15, 2019, Jon R. Sabes, the Company’s former Chief Executive Officer and a former director, and Steven F. Sabes, the Company’s former Executive Vice President and a former director, entered into a Purchase and Contribution Agreement (the “Purchase and Contribution Agreement”) with, among others, Beneficient. The Purchase and Contribution Agreement was summarized in our Current Report on Form 8-K filed with the SEC on April 16, 2019.

The closing of the transactions contemplated by the Purchase and Contribution Agreement (the “Purchase and Contribution Transaction”) occurred on April 26, 2019. Prior to or in connection with such closing:

•        Messrs. Jon and Steven Sabes sold and transferred all of the shares of the Company’s common stock held directly and indirectly by them and their immediate family members (approximately 12% of the Company’s outstanding common stock in the aggregate); specifically, Messrs. Jon and Steven Sabes (i) sold an aggregate 2,500,000 shares of Company common stock to BCC for $25,000,000 in cash and (ii) contributed the remaining 1,452,155 shares of Company common stock to AltiVerse Capital Markets, L.L.C., a Delaware limited liability company (“AltiVerse”) (which is a limited liability company owned by certain of Beneficient’s founders, including Brad K. Heppner (GWG’s Chairman and Beneficient’s Chief Executive Officer and Chairman) and Thomas O. Hicks (one of Beneficient’s current directors and a director of GWG)), in exchange for certain equity interests in AltiVerse.

•        Our bylaws were amended to increase the maximum number of directors of the Company from nine to 13, and the actual number of directors comprising the Board was increased from seven to 11.

•        All seven members of the Company’s Board of Directors prior to the closing resigned as directors of the Company, and 11 individuals designated by Beneficient were appointed as directors of the Company, leaving two board seats vacant after the closing.

•        Jon R. Sabes resigned from all officer positions he held with the Company or any of its subsidiaries prior to the closing, other than his position as Chief Executive Officer of the Company’s technology focused wholly owned subsidiaries, Life Epigenetics and youSurance.

•        Steven F. Sabes resigned from all officer positions he held with the Company or any of its subsidiaries prior to the closing, except as Chief Operating Officer of Life Epigenetics.

•        The resignations of Messrs. Jon and Steven Sabes included a full waiver and forfeit of (i) any severance that may be payable by the Company or any of its subsidiaries in connection with such resignations or the Transactions and (ii) all equity awards of the Company currently held by either of them.

•        Murray Holland, a trust advisor of the Seller Trusts, was appointed as Chief Executive Officer of the Company.

•        The Company entered into performance share unit agreements with certain employees of the Company pursuant to which such employees will receive a bonus under certain terms and conditions, including, among others, that such employees remain employed by the Company or one of its subsidiaries (or, if no longer employed, such employment was terminated by the Company other than for cause, as such term is defined in the performance share unit agreement) for a period of 120 days following the closing.

•        The stockholders agreement that was entered into on the Final Closing Date was terminated by mutual consent of the parties thereto.

•        BCC and AltiVerse executed and delivered a Consent and Joinder to the Amended and Restated Pledge and Security Agreement dated October 23, 2017 by and among the Company, GWG Life, LLC, Messrs. Jon and Steven Sabes and the Bank of Utah, which provides that the shares of the Company’s common stock acquired by BCC and AltiVerse pursuant to the Purchase and Contribution Agreement will continue to be pledged as collateral security for the Company’s obligations owing in respect of the L Bonds issued under our Amended and Restated Indenture, dated as of October 23, 2017, as amended and supplemented.

Among other things, the Purchase and Contribution Agreement contemplates that after the closing, the parties will seek to enter into an agreement pursuant to which the Company will have the right to appoint a majority of the board of directors of the general partner of Beneficient, resulting in the Company and Beneficient being under common control. The Company and Beneficient will also seek to enter into an agreement pursuant to which the Company will offer and distribute (through a FINRA registered managing broker-dealer) Beneficient’s liquidity products and services. The Company intends to reduce capital allocated to life insurance assets while it works with Beneficient to build a larger diversified portfolio of alternative asset investment products.

A copy of the Purchase and Contribution Agreement is incorporated by reference as Exhibit 99.3 to the 2018 Form 10-K.

We refer to the Exchange Transaction and the Purchase and Contribution Transaction as the “Beneficient Transactions.”

Segment Financial Information

We have two reportable segments: 1) Investment in Beneficient and 2) Secondary Life Insurance.

Market Opportunity

Alternative Asset Liquidity Products and Services

The market demand for liquidity from owners of alternative assets is attributable to the outstanding net asset value of illiquid alternative assets (“NAV”) held by U.S. investors. Using data from various published industry reports from 2017 and 2018, certain widely accepted commercial private-equity databases, and applying its own proprietary assumptions and calculations (“BEN Estimates”), Beneficient estimates that total outstanding NAV held by U.S. investors exceeded $3 trillion in 2018.

According to at least one industry report from 2018, total outstanding NAV in the hands of U.S. investors grew at a 12.1% compound annual growth rate (CAGR) for the ten years ended 2018 and is forecasted to grow at an 8% CAGR through 2023 as a result of continued increases in capital committed to the alternative asset class.

According to BEN Estimates, the large U.S. institutions representing approximately 54% of the NAV have consistently sought liquidity on approximately 1.85% to 2.25% of their outstanding NAV. Based on BEN Estimates, this has led to an annual demand for liquidity of nearly $40 billion in recent years.

A primary group not included in this demand is the MHNW investor who holds investments of $5 million to $30 million compared to a large institution’s holdings in the hundreds of millions or billions of dollars. Intermediary brokers will often not represent the MHNW individuals (or STM institutional investors). According to BEN Estimates, MHNW investors hold over $700 billion in NAV, yet MHNW investors have only been able to access liquidity representing less than 0.5% of the NAV held by them each year, compared to the average 2% achieved by the large institutional owners, representing 54% of the market.

Based on these amounts, Beneficient estimates that MHNW investors would seek liquidity of 3% of their outstanding NAV, or a slightly greater percentage than that of large U.S. institutions, each year if liquidity was made available to them. As a result, and according to BEN Estimates, the estimated market demand for liquidity by MHNW individuals would have exceeded $20 billion in 2018.

Secondary Life Insurance Market

The market for life insurance is large. According to the American Council of Life Insurers Fact Book 2018 (ACLI), consumers owned approximately $12.0 trillion in face value of individual life insurance policy benefits in the United States in 2017. In that same year, the ACLI reports that individual consumers purchased an aggregate of $3.1 trillion of new individual life insurance policy benefits. This figure includes all types of individual life policies, including term insurance and permanent insurance known as whole life and universal life.

The life insurance secondary market primarily serves consumers, 65 years and older, and their families who own life insurance.

The secondary market for life insurance exists as a result of consumer lapse behaviors and surrender values far below economic value offered to consumers for their life insurance by the issuing insurance carriers. The ACLI reports that the annual lapse and surrender rate for individual life insurance policies is 5.7% of the in-force face value of benefits, amounting to over $680 billion in face value of policy benefits lapsed and surrendered in 2017 alone. According to Milliman (2004), a leading actuarial consulting firm, nearly 88% of all universal life insurance policies issued in the United States ultimately do not terminate with the payment of a death claim.

In 2017, the National Association of Insurance Commissioners (“NAIC”) issued a policy bulletin in support of products we provide that the bulletin described as “innovative private market solutions for financing Americans’ long-term care needs.” The NAIC, citing the Company’s August 25, 2016 presentation, discussed how consumers could exchange the market value of their life insurance policies for products designed to fund long-term care expenses.

Primary Life Insurance Market and Technology (“Insurtech”)

The opportunity to apply technology to transform the insurance industry is significant. The application of technology to the insurance industry, commonly referred to as “insurtech”, provides opportunities for new entrants into the traditional insurance marketplace that have the potential to significantly disrupt the insurance industry’s historical approach to assessing and selecting acceptable underwriting risks.

As contemplated by the Purchase and Contribution Agreement described above, the Company intends to:

(a)     form a new technology subsidiary under the name of InsurTech Holdings, LLC (“InsurTech”), which will be wholly owned by a subsidiary of GWG other than GWG Life, LLC;

(b)    effect a reorganization so that InsurTech owns only two direct subsidiaries, Life Epigenetics Inc. and youSurance General Agency, LLC, both of which hold all insurtech assets, and one indirect subsidiary, Scientific Testing Partners, LLC, a wholly owned subsidiary of Life Epigenetics;

(c)     cause Life Epigenetics and youSurance to become independent of GWG on commercially reasonable terms as soon as practical; and

GWG anticipates funding a total of $20 million in capital to InsurTech over the next two years.

If we succeed in causing Life Epigenetics and youSurance to become independent of GWG, GWG may retain a significant ownership interest in the independent company.

Business Strategies

1. Liquidity For Alternative Assets

As a result of the Beneficient Transactions, we are now uniquely positioned to provide liquidity and related services to investors holding a full range of illiquid alternative assets. We will continue to work closely with Beneficient to create the most value for holders of alternative assets, the financial professionals who advise them and for our shareholders.

Beneficient provides private trust solutions, including a unique suite of lending and liquidity products focused on bringing liquidity to owners of alternative assets. Beneficient’s innovative liquidity solutions are designed to serve MHNW individuals, STM institutions, and asset managers who have historically possessed few attractive options to access early liquidity from their alternative assets. Beneficient targets MHNW individual clients with $5 million to $30 million in investments and institutional clients typically holding up to $1 billion in assets.

Beneficient’s products can also support tax and estate planning objectives, facilitate a diversification of assets or simply provide administrative management and reporting solutions tailored to the goals of the investor. In the future, Beneficient plans to offer insurance services covering risks associated with owning or managing alternative assets.

Our life insurance secondary market business is designed to serve consumers 65 years or older owning life insurance. We seek to earn non-correlated yield from life insurance policies that we purchase in the secondary market. Since inception, we have purchased over $3.1 billion in face value of policy benefits from consumers for over $592 million, as compared to the $48 million in surrender value offered by insurance carriers on those same policies. Our products provide unique and valuable services to the senior consumers that we serve.

The goal of our secondary life insurance business has been to build a profitable, large and well-diversified portfolio of life insurance assets. We believe that scale and diversification are key factors and risk mitigation strategies to provide consistent cash flows and reliable investment returns. We believe that we have reached the goal in terms of portfolio size and diversification.

2. Developing a World Class Financial Services Distribution Platform

GWG has developed a large and sophisticated financial services product distribution platform. Today, this platform consists of over one hundred independent broker dealers and several thousand independent financial advisors (“Retail Distribution”) who sell the Company’s investment products. Since inception, GWG has raised over $1.13 billion of debt and equity capital to support our secondary market of life insurance business and related expenditures.

We believe that we are well positioned to continue to grow our Retail Distribution for several reasons:

•        We believe there is a trend towards financial professionals leaving large full-service broker-dealers to become “independent”;

•        Newly independent financial professionals and their clients demand a high level of customer service and access to innovative and value added products;

•        The significant demand for liquidity from owners of alternative assets by US investors;

•        We believe that our expanded relationship with Beneficient will attract more and larger broker dealers to our platform due to our increased size and market capitalization as well as the increase in products offered; and

•        We believe that by using capital to provide liquidity products to our current customers, and as they begin to realize the benefit of these products, we will able to raise more capital and attract additional broker dealers into our selling group.

3. Commercializing Advanced Epigenetic Technology for Primary Life Insurance Markets

We believe life insurance underwriting will be transformed due to advancements in science and technology. As part of that transformational change, we believe that the science of epigenetics will serve as a foundational science to this advancement for the life insurance industry. The life insurance industry is striving to achieve more automated underwriting and improve the overall customer experience.

As described above, the Company is working toward a separation of InsurTech as soon as practical and on commercially reasonable terms. We believe that as a separate entity (rather than as a small subsidiary of a large financial services holding company), the InsurTech businesses can reach their maximum potential in terms of marketing and branding, attraction of talent, appropriate peer group comparisons and, ultimately, return to its owners.

Secondary Life Insurance Assets

Our portfolio of life insurance policies, owned by our subsidiaries as of December 31, 2018, is summarized below:

Life Insurance Portfolio Summary
Total life insurance portfolio face value of policy benefits	$2,047,992,000
Average face value per policy	$1,775,000
Average face value per insured life	$1,984,000
Average age of insured (years)*	82.1
Average life expectancy estimate (years)*	7.8
Total number of policies	1,154
Number of unique lives	1,032
Demographics	77% Male; 23% Female
Number of smokers	52
Largest policy as % of total portfolio face value	0.6%
Average policy as % of total portfolio	0.1%
Average annual premium as % of face value	2.9%

____________

*        Averages presented in the table are weighted averages.

Our portfolio of life insurance policies, owned by our subsidiaries as of December 31, 2018, organized by the insured’s current age and the associated number of policies and policy benefits, is summarized below:

Distribution of Policies and Policy Benefits by Current Age of Insured

				Percentage of Total
Min Age	Max Age	Number of Policies	Policy Benefits	Number of Policies	Policy Benefits	Wtd. Avg. LE (yrs.)
95	100	16	$23,483,000	1.4%	1.1%	2.0
90	94	129	257,877,000	11.2%	12.6%	3.6
85	89	232	519,107,000	20.1%	25.3%	5.5
80	84	243	458,529,000	21.1%	22.4%	7.5
75	79	230	407,087,000	19.9%	19.9%	10.3
70	74	213	275,933,000	18.4%	13.5%	11.4
60	69	91	105,976,000	7.9%	5.2%	12.0
Total		1,154	$2,047,992,000	100.0%	100.0%	7.8

Our portfolio of life insurance policies, owned by our subsidiaries as of December 31, 2018, organized by the insured’s estimated life expectancy estimates and associated policy benefits, is summarized below:

Distribution of Policies by Current Life Expectancies of Insured

				Percentage of Total
Min LE (Months)	Max LE (Months)	Number of Policies	Policy Benefits	Number of Policies	Policy Benefits
1	47	231	$336,205,000	20.0%	16.4%
48	71	217	408,826,000	18.8%	20.0%
72	95	226	429,535,000	19.6%	21.0%
96	119	176	294,803,000	15.3%	14.4%
120	143	139	256,526,000	12.0%	12.5%
144	179	129	227,752,000	11.2%	11.1%
180	228	36	94,345,000	3.1%	4.6%
Total		1,154	$2,047,992,000	100.0%	100.0%

We rely on the payment of policy benefit claims by life insurance companies as a significant source of cash inflow. The life insurance assets we own represent obligations of third-party life insurance companies to pay the benefit amount under the policy upon the mortality of the insured. As a result, we manage this credit risk exposure by generally purchasing policies issued by insurance companies with investment-grade ratings from Standard & Poor’s, and diversifying our life insurance portfolio among a number of insurance companies.

The yield to maturity on bonds issued by life insurance carriers reflects, among other things, the credit risk (risk of default) of such insurance carrier. We follow the yields on certain publicly traded life insurance company bonds because this information is part of the data we consider when valuing our portfolio of life insurance policies for our financial statements.

The average yield to maturity of publicly traded life insurance company bonds data we consider as inputs to our life insurance portfolio valuation process was 4.11% as of December 31, 2018. We believe that this average yield to maturity reflects, in part, the financial market’s judgment that credit risk is low with regard to these carriers’ financial obligations. The obligations of life insurance carriers to pay life insurance policy benefits ranks senior to all of their other financial obligations, including the senior bonds they issue. As of December 31, 2018, approximately 95.6% of the face value of policy benefits in our life insurance portfolio were issued by insurance companies with investment-grade credit ratings from Standard & Poor’s.

As of December 31, 2018, our ten largest life insurance company credit exposures and the Standard & Poor’s credit rating of their respective financial strength and claims-paying ability is set forth below:

Distribution of Policy Benefits by Top 10 Insurance Companies

Rank	Policy Benefits	Percentage of Policy Benefit Amount	Insurance Company	Ins. Co. S&P Rating
1	$280,851,000	13.7%	John Hancock Life Insurance Company	AA-
2	231,959,000	11.3%	Lincoln National Life Insurance Company	AA-
3	221,708,000	10.8%	AXA Equitable Life Insurance Company	A+
4	202,236,000	9.9%	Transamerica Life Insurance Company	AA-
5	122,763,000	6.0%	Metropolitan Life Insurance Company	AA-
6	97,498,000	4.8%	Pacific Life Insurance Company	AA-
7	96,493,000	4.7%	American General Life Insurance Company	A+
8	61,695,000	3.0%	Massachusetts Mutual Life Insurance Company	AA+
9	61,152,000	3.0%	ReliaStar Life Insurance Company	A
10	55,682,000	2.7%	Security Life of Denver Insurance Company	A
	$1,432,037,000	69.9%

Competitive and Regulatory Framework

Competition

We encounter significant competition from numerous companies in the products and services we provide and seek to develop in the alternative assets industry. Many of these competitors have greater financial and other resources than we do and may have significantly lower cost of funds than us because they have access to insured deposits or greater access to the capital markets, for example. They may also have greater market share in the markets in which we operate. These factors could adversely affect our business, results of operations and financial condition and our ability to implement our growth strategies.

In addition, as we enter new markets, we expect to experience significant competition from incumbent market participants. Our ability to compete in these markets will be dependent upon our ability to deliver value-added products and services to the customers we serve. Our competitors in these markets may have greater financial, market share and other resources than we do. These factors also could adversely affect our business, results of operations and financial condition and our ability to implement our growth strategies.

Government Regulation

Our life insurance secondary market business is highly regulated at the state level with respect to the life insurance industry, and at the federal level with respect to the issuance of our securities offerings. At the state level, states generally subject us to laws and regulations requiring us to obtain specific licenses or approvals to purchase life insurance policies in those states. State statutes typically provide state regulatory agencies with significant powers to interpret, administer and enforce the laws relating to the life insurance industry. Under this authority, state regulators have broad discretionary power and may impose new licensing and other requirements, and interpret or enforce existing regulatory requirements in new and different ways. Any of these new requirements, interpretations or enforcement directives could be materially adverse to our industry.

Beneficient has applied for trust company charters from the State of Texas and intends to carry on much of its business through two subsidiary trust companies. Because Beneficient’s current business plans are based in part on obtaining regulatory approval to operate as regulated trust companies, a failure to do so may materially and adversely impact its financial performance and prospects, which would likely decrease the value of the BEN LP common units and commercial loan receivable we hold and adversely affect our ability to execute our growth strategies.

The state regulatory landscape for the use of genetic and epigenetic testing in life insurance underwriting is such that genetic and epigenetic testing is generally permitted. A few states require informed consent for use of genetic testing in life insurance underwriting. Epigenetic testing is distinguishable from genetic testing and we believe epigenetic testing does not raise the ethical issue found with genetic testing of denying insurance coverage to applicants based on immutable inherited characteristics. While well-informed policymakers and regulators should have little reason to consider expanding current definitions of genetic testing to include epigenetic testing, or to increase restrictions on life insurance underwriting using epigenetic test results, we can provide no such assurances.

Other changes to the current genetic and epigenetic regulatory framework, including the imposition of additional or new regulations, could arise at any time during the development or marketing of our epigenetic based products. This may negatively affect our ability to obtain or maintain applicable regulatory clearance or approval of our products. In addition, regulatory authorities, such as the Food and Drug Administration (FDA), may introduce new requirements that may change the regulatory requirements for us or our customers, or both.

Although the federal securities laws and regulations do not directly affect life insurance, in some cases the purchase of a variable life insurance policy may constitute a transaction involving a “security” that is governed by federal securities laws. While we presently hold few variable life insurance policies, our holding of a significant amount of such policies in the future could cause our Company or one of our subsidiaries to be characterized as an “investment company” under the federal Investment Company Act of 1940. The application of that law to all or part of our businesses — whether due to our purchase of life insurance policies or to the expansion of the definition of “securities” under federal securities laws — could require us to comply with detailed and complex regulatory requirements, and cause us to fall out of compliance with certain covenants under our amended and restated senior credit facility with LNV Corporation. Such an outcome could negatively affect our business, results of operations and financial condition and our ability to implement our growth strategies.

We hold licenses to purchase life insurance policies in 39 states and can also purchase in the eight unregulated states. We also purchase life insurance policies from other secondary market participants.

Health Insurance Portability and Accountability Act (HIPAA)

HIPAA requires that holders of medical records maintain such records and implement procedures designed to assure the privacy of patient records. In order to carry out our business, we receive medical records and obtain a release to share such records with a defined group of persons, take on the responsibility for preserving the privacy of that information, and use the information only for purposes related to the life insurance policies we own.

The Genetic Information Nondiscrimination Act of 2008 (GINA)

GINA is a federal law that protects people from genetic discrimination in health insurance and employment. GINA prohibits health insurers from: (i) requesting, requiring, or using genetic information to make decisions about eligibility for health insurance; or (ii) making decisions on the health insurance premium, contribution amounts, or coverage terms they offer to consumers. In addition, GINA makes it against the law for health insurers to consider family history or a genetic test result, a pre-existing condition, require a genetic test, or use any genetic information, to discriminate coverage, even if the health insurance company did not mean to collect such genetic information.

GINA does not apply to the life insurance, long-term care or annuity industries. The life insurance, long-term care or annuity industries operate on medical-evidenced underwriting principles in which specific medical conditions are taken into account when assessing and pricing risk. The regulation of genomic data is relatively new, and we believe it is likely that regulation will increase and grow more complex in the foreseeable future. We cannot, however, predict what any new law or regulation would specifically involve or how it might affect our industry, our business, or our future plans.

Patents, trademarks, licenses

On April 26, 2017, our wholly owned subsidiary, Life Epigenetics, secured the exclusive license agreement for patent pending “DNA Methylation Based Predictor of Mortality” technology from The Regents of the University of California to commercialize advanced epigenetic technology for the life insurance industry.

On March 19, 2018, our wholly owned subsidiary, Life Epigenetics, filed provisional patents for the application of the use of epigenetic technology against the identification of tobacco and alcohol usage. We continue to advance our intellectual property protection of these alcohol and tobacco focused technologies.

On December 17, 2018, our wholly owned subsidiary, Life Epigenetics, secured the exclusive evaluation and option agreement for patent pending “Phenotypic Age and DNA Methylation Based Biomarkers for Life Expectancy and

Morbidity” technology from The Regents of the University of California to commercialize advanced epigenetic technology for the life insurance industry.

We believe epigenetics holds promises to improve upon many traditional factors used in the life insurance underwriting process with greater accuracy, speed and convenience. To that end, we are engaged in several research and development efforts to further validate, refine and expand our epigenetic testing capabilities. In particular, we are working to conclude a research study comprised of approximately 1,300 participants in which biological samples, as well as medical records and prescription transaction history records, detailed health history, and DNA methylation analysis were conducted. During the second quarter of 2019, we expect to measure the results of each participant’s diagnostic indicators against insurance risk classes, disease states, biomarker levels, and prescription medication statuses.

Employees

We employ approximately 75 employees.

Properties

Our principal executive offices are currently located at 220 South Sixth Street, Suite 1200, Minneapolis, Minnesota 55402. At that location, we lease 17,687 square feet of space for a lease term expiring in 2025. We believe these facilities are adequate for our current needs and that suitable additional space will be available as needed.

DESCRIPTION OF THE L BONDS

General

The L Bonds are secured obligations of GWG Holdings. The L Bonds will be issued under the amended and restated indenture between us and Bank of Utah as the indenture trustee, dated October 23, 2017, which amends and restates the original indenture dated October 19, 2011 and as may be amended or supplemented from time to time (referred to herein as the “indenture”). The terms and conditions of the L Bonds include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939. The following is a summary of the material provisions of the indenture. For a complete understanding of the L Bonds, you should review the definitive terms and conditions contained in the indenture, which include definitions of certain terms used below. A copy of the indenture has been filed with the SEC as an exhibit to the registration statement of which the accompanying prospectus is a part, and is available from us at no charge upon request.

The following is a summary of the material terms associated with the L Bonds:

•        The L Bonds are general secured obligations of GWG Holdings. The obligations are secured by a grant of a security interest in all of the assets of GWG Holdings, which assets will serve as collateral for our obligations under the L Bonds. This grant of a security interest is effected pursuant to a pledge and security agreement attached to the indenture.

•        The L Bonds are fully and unconditionally guaranteed by our wholly owned direct subsidiary, GWG Life, but otherwise are not guaranteed by any other person or entity. The guarantee is backed by a grant of a security interest in all of the assets of GWG Life, which assets will serve as additional collateral for our obligations under the L Bonds. Chief among these assets is GWG Life’s ownership interest in DLP IV. This guarantee is effected pursuant to provisions contained in the indenture.

•        The L Bonds are also secured by a pledge of the equity ownership interests in GWG Holdings beneficially owned by BCC and AltiVerse — which pledge is effected pursuant to a pledge and security agreement attached to the indenture.

•        Through DLP IV, we are party to a $300 million senior secured term loan with LNV/CLMG. The amount outstanding under this facility was $222.5 million at December 31, 2017. The L Bonds will also be junior to any other senior lending facility we may later obtain.

•        The L Bonds are not savings accounts, certificates of deposit (CDs) or other forms of “deposits,” and are not insured by the FDIC or any other governmental agency.

•        The L Bonds are not directly secured by any life insurance assets not owned by GWG Life. Substantially all of our life insurance assets are held by DLP IV. Although GWG Life’s equity ownership interest in DLP IV is an asset in which GWG Life has, pursuant to its guarantee, granted a security interest to serve as collateral for obligations under the L Bonds, the payment on such equity interest will be subordinate to the interests of creditors of DLP IV, including our senior creditor LNV/CLMG.

•        The L Bonds do not have the benefit of a “sinking fund” for the retirement of principal.

•        The L Bonds are not convertible into our capital stock or other securities.

•        We have the option to call and redeem the entire outstanding principal balance and accrued but unpaid interest of any L Bonds at any time and without premium or penalty. If we elect to call and redeem your L Bonds, those redeemed L Bonds will cease to accrue interest after the redemption date under the terms and subject to the conditions of the indenture.

•        Except in limited circumstances (death, bankruptcy or total permanent disability), L Bond holders will have no right to require us to redeem any L Bond prior to its maturity date. Any early redemption will be for the total outstanding principal balance and accrued but unpaid interest. If we in our sole discretion nonetheless elect to accommodate a redemption request, we will redeem the entire (but not less than the entire) outstanding principal balance and accrued but unpaid interest of the L Bonds and may impose a redemption fee of 6% against the outstanding principal balance of the L Bond redeemed. This fee will be subtracted from the amount paid to you.

The L Bonds will be represented by “Units,” with each whole Unit representing $1,000 in principal amount (USD) of L Bonds. Accordingly, L Bond Units will be sold at 100% of their principal face amount. Throughout this prospectus supplement, we refer to L Bond Units simply as “L Bonds.” The minimum investment amount in the L Bonds will be 25 Units, or $25,000. Above that minimum amount, L Bonds may be purchased in whole Units. Subject to the minimum investment amount, you may select the principal amount and term of the L Bonds (ranging from two to seven years) you would like to purchase when you subscribe. The interest rate of your L Bonds will remain fixed until maturity. Depending on our capital requirements, we may not, however, always offer L Bonds with the particular terms you seek. See “Description of the L Bonds — Interest Rate and Maturity” below.

Upon acceptance of your subscription, we will create an account in a book-entry registration and transfer system for you, and credit the principal amount of your subscription to your account. We will also send you a purchase confirmation that will indicate our acceptance of your subscription. If your subscription is rejected, all funds deposited will be promptly returned to you without any interest. See “— Registration and Exchange” below. Alternatively, you may subscribe for L Bonds as a direct participant with Depository Trust Company (DTC settlement). See “Plan of Distribution — Settlement Procedures” for more information.

Investors whose subscriptions for L Bonds have been accepted and anyone who subsequently acquires L Bonds in a qualified transfer are referred to as “holders” or “registered holders” in this prospectus supplement. We may modify or supplement the terms of the L Bonds described in this prospectus supplement from time to time in a supplement to the indenture and a further supplement to this prospectus supplement. Except as set forth under “— Amendment, Supplement and Waiver” below, any modification or amendment will not affect L Bonds outstanding at the time of such modification or amendment.

The L Bonds are transferable pursuant to the terms of the indenture. The L Bonds may be transferred or exchanged for other L Bonds of the same series and class of a like aggregate principal amount (i.e., the same number of Units) subject to limitations contained in the indenture. We will not charge a fee for any registration, transfer or exchange of L Bonds. However, we may require the holder to pay any tax, assessment fee, or other governmental charge required in connection with any registration, transfer or exchange of L Bonds. The registered holder of any L Bonds will be treated as the owner of such L Bond Units for all purposes.

Denomination

You may purchase L Bonds in the minimum amount of 25 Units, representing a minimum principal amount of $25,000, and in any whole Unit amounts in excess thereof. You will determine the exact number of L Bond Units you purchase when you subscribe. You may not cumulate multiple purchases L Bond Units in amounts less than 25 Units to satisfy the 25 Unit minimum requirement. In our discretion, however, we may waive the 25 Unit minimum purchase requirement for any investor.

Term

We may offer L Bonds with the following terms to maturity: two years, three years, five years, and seven years.

You will select the term of the L Bonds you purchase when you subscribe. You may purchase multiple L Bonds with different terms by filling in investment amounts for more than one term on your Subscription Agreement. Nevertheless, during this offering we may not always offer L Bonds with each of the maturity terms outlined above.

The actual maturity date will be on the last day of the month in which the L Bond matures (i.e., the month in which the L Bond’s term ends). For example, if you select a two-year term and your L Bond becomes effective on January 1, 2018, then the actual maturity date will be January 31, 2020. After actual maturity, we will pay all outstanding principal and accrued but unpaid interest on the L Bond no later than the fifth day of the calendar month next following its maturity (or the first business day following the fifth day of such month). So, in the case of an L Bond with a maturity date of January 31, 2020, actual payment will be made on or prior to February 5, 2020 (unless such date is not a business day, in which case actual payment will be made on the next business day). The L Bonds do not earn interest after the maturity date or any date set for prepayment.

Should the original L Bond holder (x) no longer be the holder of the L Bond or (y) be unavailable, or a change in payee be necessary, such as in the case of a surviving estate, we may require a copy of the executed assignment to any transferee, or an order from a court or probate commission, as the case may be, in order that we know the principal is returned to the rightful party.

Interest Rate

The rate of interest we will offer to pay on L Bonds at any particular time will vary based upon market conditions, and will be determined by the term to maturity of the L Bonds, our capital requirements and other factors described below. The interest rate on particular L Bonds will be determined at the time of subscription or renewal and then remain fixed for the original or renewal term of the L Bond. We will establish and may change the interest rates payable for L Bonds of various terms and at various investment levels in an interest rate supplement to this prospectus supplement.

We may offer L Bonds that earn incrementally higher interest rates when, at the time they are purchased or renewed, the aggregate principal amount of the L Bond portfolio of the holder increases. If applicable, the interest rates payable at each level of investment will be set forth in an interest rate supplement to this prospectus supplement. We may change the interest rate for any or all maturities to reflect market conditions at any time by supplementing this prospectus supplement. If we change the interest rates, the interest rate on L Bonds issued before the date of the change will not be affected.

Payments on the L Bonds; Paying Agent and Registrar

Investors will have the opportunity to select whether interest on their L Bonds will be paid monthly or annually. For investors using direct settlement with the Company, this selection opportunity will be presented in the Subscription Agreement.

Interest will accrue on the L Bonds at the stated rate from and including the effective date of the L Bond until maturity. The effective date of an L Bond will be as follows:

•        If you purchase an L Bond through DTC settlement, the effective date of your L Bond purchase will be the date your subscription is accepted by the Company.

•        If you purchase an L Bond through direct settlement with the Company, the effective date of your L Bond purchase will be the following, as applicable: (i) in cases where you pay for your bond via wire transfer directly to us, the first business day of the next calendar month after which we receive the wire; (ii) in cases where you pay for your bond by bank draft directly to us, the first business day of the next calendar month after which we receive the draft; or (iii) in cases where you pay for your bond by personal check, the first business day of the calendar month that is at least five full business days after which we receive the check. In all cases involving direct settlement with the Company, we must also have received and accepted your completed and executed Subscription Agreement.

Interest payments on L Bonds will be paid on the 15th day immediately following the last day of the applicable interest payment period. Interest will be paid without any compounding. The first payment of interest will include interest for the partial period in which the purchase occurred. The indenture provides that all interest will be calculated based on a year with twelve 30-day months.

If you purchase your L Bond Units through direct settlement, we will pay the principal of, and interest on, L Bonds by direct deposit to the account you specify in your Subscription Agreement. We will not accept subscriptions from investors who are not willing to receive their interest payments via direct deposit. If the foregoing payment method is not available, principal and interest payments on the L Bonds will be payable at our principal executive office or at such other place as we may designate for payment purposes. If you purchase your L Bond Units through DTC settlement, our payments of principal and interest will be paid to the depositary (DTC) and then be credited to your brokerage or custodial account through the DTC procedures followed by your brokerage firm or custodian. For more information, please see “Registration and Exchange — Global Certificates Deposited with DTC” below.

We will withhold 28% of any interest payable to any investor who has not provided us with a social security number, employer identification number, or other satisfactory equivalent in the Subscription Agreement (or another document) or where the IRS has notified us that backup withholding is otherwise required. Please see “Material Federal Income Tax Considerations — Backup Withholding and Information Reporting.”

Registration and Exchange

The L Bonds that we settle directly will generally be issued in book-entry form, which means that no physical L Bond is created, subject, however, to limited exceptions described in the indenture. The L Bonds settled through DTC settlement will be represented by global certificates deposited with the depositary as described below.

Book-Entry Registration

Evidence of your ownership will be provided by written confirmation. As described below, holders may, under certain circumstance described below, opt to receive physical delivery of a certificated security that evidences their L Bonds. Otherwise, the issuance and transfer of L Bonds will be accomplished exclusively through the crediting and debiting of the appropriate accounts in our book-entry registration and transfer system.

The holders of the accounts established upon the purchase or transfer of L Bonds will be deemed to be the owners of the L Bonds under the indenture. The holder of the L Bonds must rely upon the procedures established by the trustee to exercise any rights of a holder of L Bonds under the indenture. We will regularly provide the trustee with information regarding the establishment of new accounts and the transfer of existing accounts.

On or prior to any interest payment date or upon redemption, we will also provide the trustee with information regarding the total amount of any principal and interest due to holders of L Bonds. On each interest payment date, we will credit interest due on each account and direct payments to the holders. We will determine the interest payments to be made to the book-entry accounts and maintain, supervise and review any records relating to book-entry accounts for the L Bonds.

Book-entry notations in the accounts evidencing ownership of the L Bonds are exchangeable for certificated L Bonds only: (i) at the request of the holder, at the end of the Company’s next fiscal quarter; or (ii) after the occurrence of an event of default under the indenture, if holders of more than 50% of the aggregate outstanding principal amount of the L Bonds advise the trustee in writing that the continuation of a book-entry system is no longer in the best interests of the holders of L Bonds. In its discretion, the Company may elect to terminate the book-entry system and replace book-entry notations with physical certificates.

Global Certificates Deposited with DTC

L Bonds may be issued in the form fully registered global certificates deposited with, or on behalf of, The Depository Trust Company (“DTC”), New York, NY, and registered in the name of Cede & Co., as nominee of DTC. Unless and until exchanged, in whole or in part, for L Bonds in definitive registered form, a global certificate may not be transferred except as a whole by the depositary to a nominee of such depositary, by a nominee of such depositary to such depositary or another nominee of such depositary, or by such depositary or any nominee of such depositary to a successor of such depositary or a nominee of such successor.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers (including the managing broker-dealer), banks, trust companies, clearing corporations and certain other organizations, some of whom own DTC. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

If available, purchases of L Bonds within the DTC system must be made by or through direct participants, which will receive a credit for the L Bonds on DTC’s records. The ownership interest of each beneficial owner of the L Bonds will be recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owners entered into the transaction. Transfers of ownership interests in the L Bonds are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners.

To facilitate subsequent transfers, all L Bonds deposited by participants with DTC will be registered in the name of DTC’s nominee, Cede & Co. The deposit of L Bonds with DTC and their registration in the name of Cede & Co. will effect no change in beneficial ownership. DTC will have no knowledge of the actual beneficial owners of the L Bonds. DTC’s records will reflect only the identity of the direct participants to whose accounts such notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

We will make payments due on the notes to Cede & Co., as nominee of DTC, in immediately available funds. DTC’s practice is to credit direct participants’ accounts, upon DTC’s receipt of funds and corresponding detailed information, on the relevant payment date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not our responsibility or that of DTC, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment to Cede & Co. is our responsibility. Disbursement of such payments to direct participants is the responsibility of Cede & Co. Thereafter, disbursement of such payments to the beneficial owners is the responsibility of direct and indirect participants (i.e., brokers, dealers and custodians).

Except as provided herein, a beneficial owner of an interest in a global certificate will not be entitled to receive physical delivery of the L Bonds. Accordingly, each beneficial owner must rely on the procedures of DTC to exercise any rights under the L Bonds. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global certificate.

As long as the depositary, or its nominee, is the registered holder of a global certificate, the depositary or such nominee will be considered the sole owner and holder of the L Bonds represented thereby for all purposes under the L bonds and the indenture. Except in the limited circumstances referred to below, owners of beneficial interests in a global certificate will not be entitled to have such global certificate or any L Bonds represented thereby registered in their names, will not receive or be entitled to receive physical delivery of certificated L Bonds in exchange for the global certificate and will not be considered to be the owners or holders of such global certificate or any certificates represented thereby for any purpose under the L Bonds or the indenture. Accordingly, each person owning a beneficial interest in such global certificate must rely on the procedures of the depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest to exercise any rights of a holder under the indenture.

If the depositary for a global certificate representing L Bonds is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue L Bonds in definitive form in exchange for such global certificate. In addition, we may at any time and in our sole discretion determine not to have the L Bonds represented by one or more global certificates and, in such event, we will issue the notes in definitive form in exchange for all of the global certificates representing the L Bonds. Finally, if an event of default, or an event which with the giving of notice or lapse of time or both would constitute an event of default, with respect to the L Bonds represented by a global certificate has occurred and is continuing, then we will issue L Bonds in definitive form in exchange for all of the global certificates representing the notes.

Although DTC has agreed to the procedures provided above in order to facilitate transfers, it is under no obligation to perform these procedures, and these procedures may be modified or discontinued at any time.

Limited Rescission Right

If you are purchasing L Bonds through direct settlement with the Company and your Subscription Agreement is accepted at a time when we have determined that a post-effective amendment to the registration statement of which the accompanying prospectus is a part must be filed with the SEC, but such post-effective amendment has not yet been declared effective, we will send to you at your registered address a notice and a copy of the related prospectus once it has been declared effective. You will thereupon have the right to rescind your investment upon written request within ten business days from the postmark date of the notice we send to you that the post-effective amendment has been declared effective (and containing the related prospectus). We will promptly return any funds sent with a Subscription Agreement that is properly rescinded without penalty, although any interest previously paid on a rescinded L Bond will be deducted from the funds returned to you upon rescission. A written request for rescission, except in the case of a mailed rescission, must be postmarked on or before the tenth business day after our notice to you (described above). If you notify us other than by mail, we must actually receive your rescission request on or before the tenth business day after our notice to you.

We will not accept purchases of L Bonds through DTC settlement if, as of the end of the monthly closing for DTC settlement, we have determined that a post-effective amendment to the registration statement of which the accompanying prospectus is a part must be filed with the SEC, but such post-effective amendment has not yet been declared effective. In any such case, settlement of your L Bond purchase must occur in the following month.

Renewal or Repayment on Maturity

At least 30 days prior to the maturity of your L Bond, we will provide you with a notice indicating that your L Bond is about to mature and whether we will allow automatic renewal of your L Bond. If we allow you to renew your L Bond, we will also provide to you the then-current form of prospectus, which may include an interest rate or prospectus supplement and any other updates to the information contained in the accompanying prospectus. The prospectus, or the interest rate or prospectus supplement, will set forth the interest rates then in effect. The notice will recommend that you review the then-current prospectus, including any interest rate or prospectus supplement, prior to exercising one of the below options. If we do not provide you a new prospectus because the prospectus has not changed since the delivery of this prospectus supplement and the accompanying prospectus in connection with your original investment or any prior renewal, we will nonetheless send you a new copy of the prospectus upon your request. Unless the election period is extended as described below, you will have until 15 days prior to the maturity date to exercise one of the following options:

•        You can do nothing, in which case (subject to applicable law) your L Bond will automatically renew for a new term equal to the original term but at the interest rate in effect at the time of renewal. Interest on renewed L Bonds will be paid on the same schedule (i.e., monthly or annually) as the original L Bond. If applicable, a new certificate will be issued.

•        You can elect repayment of your L Bond, in which case the principal amount will be repaid in full along with any accrued but unpaid interest. If you choose this option, your L Bond will not earn interest on or after the maturity date.

•        You can elect repayment of your L Bond and use all or part of the proceeds to purchase a new L Bond with a different term or principal amount. To exercise this option, you will need to complete a new Subscription Agreement for the new L Bond and mail it along with your request, or else work with your broker if you wish to purchase your new L Bond through DTC settlement. Any proceeds from the old L Bond that are not applied to the new L Bond will be sent to you.

The foregoing options will be available to holders unless and until terminated under the indenture. Interest will accrue from the first day of each renewed term. Each renewed L Bond will retain all its original provisions, including provisions relating to payment, except that the interest rate payable during any renewal term will be the interest rate that is being offered at that time to other holders with similar aggregate L Bond portfolios for L Bonds of the same term as set forth in the interest rate supplement delivered with the maturity notice. If similar L Bonds are not then being offered, the (i) interest rate upon renewal will be the rate specified by us on or before the maturity date, or the rate of the existing L Bond if no such rate is specified, and (ii) the maturity will, if L Bonds of the same maturity are being offered at the time of renewal, be the same or, if not, the next earliest maturity.

If we notify the holder of our intention to repay an L Bond at maturity, or if the holder timely requests repayment, we will pay the principal and all accrued but unpaid interest on the L Bond on or prior to the fifth day of the calendar month after the maturity date (or the first business day following the fifth day of such month). Thus, in the case of an L Bond with a maturity date of January 31, 2020, actual payment will be made on or prior to February 5, 2020 (unless such date is not a business day, in which case actual payment will be made on the next business day). No interest will accrue after the maturity date. You should be aware that because payment is made by ACH transfer, funds may not be received in the holder’s account for two to three business days.

We will be required from time to time to file post-effective amendments to the registration statement of which the accompanying prospectus is a part to update the information it contains. If you would otherwise be entitled to renew your L Bonds upon their stated maturity at a time when we have determined that a post-effective amendment must be filed with the SEC, but such post-effective amendment has not yet been declared effective, then the period during which you can elect renewal (or repayment) will be automatically extended until ten days following the postmark date of our notice to you that the post-effective amendment has been declared effective, which notice shall contain a copy of the related prospectus. All other provisions relating to the renewal or redemption of L Bonds upon their stated maturity described above shall remain unchanged.

For any L Bonds offered hereby that mature on or after the three-year anniversary of the date on which the registration statement of which the accompanying prospectus is a part shall have been declared effective, we expect that the renewal of such L Bonds may require us to file a new registration statement. In such a case, the new registration statement must be declared effective before we can renew your L Bond. In this event, if the new registration statement has not yet been filed or become effective, we will extend your election period until ten days following the date of our notice to you that the new registration statement has become effective, which notice will include a new prospectus.

Call and Redemption Prior to Stated Maturity

We may call and redeem, in whole or in part, principal amount and accrued but unpaid interest on any L Bonds prior to their stated maturity only as set forth in the indenture and described below. The holder has no right to put or otherwise require us to redeem any L Bond prior to its maturity date (as originally stated or as it may be extended), except as indicated in the indenture and described below.

Our Voluntary Redemption

We have the right to redeem any L Bond, in whole or in part, at any time prior to its stated maturity upon at least 30 days written notice to the holder of the L Bond. The holder of the L Bond being redeemed will be paid a redemption price equal to the outstanding principal amount thereof plus accrued but unpaid interest up to but not including the date of redemption without any penalty or premium. We may use any criteria we choose to determine which L Bonds we will redeem if we choose to do so. We are not required to redeem L Bonds on a pro rata basis.

Holder’s Put Election Upon Death, Bankruptcy or Total Permanent Disability

L Bonds may be redeemed prior to maturity at the election of a holder who is a natural person (including L Bonds held in an individual retirement account and the holders of a beneficial interest in a global certificate held by a depositary or its nominee), by giving us written notice within 45 days following the holder’s total permanent disability or bankruptcy, as established to our satisfaction, or at the election of the holder’s estate, by giving written notice within 45 days following the death of the holder. Subject to the limitations described below, we will redeem the L Bonds not later than the 15th day of the month next following the month in which we establish to our satisfaction the holder’s death, bankruptcy or total permanent disability. In the event that the 15th day of the month next following the month in which we so establish such facts is not a business day, we will redeem the L Bonds on the next business day. The redemption price, in the event of such a death, bankruptcy or total permanent disability, will be the entire principal amount of the L Bonds, plus accrued but unpaid interest thereon up to and through the last day of the calendar month preceding the redemption date. The indenture defines “total permanent disability” as the determination by a physician, approved by us, that a holder of an L Bond who is a natural person, and who was gainfully employed at the time of issuance of the L Bond (or its renewal date), is unable to work on a full-time basis during a period of 24 consecutive months.

If spouses are joint registered holders of an L Bond, the right to elect to have us redeem L Bonds will apply when either registered holder dies, files bankruptcy or suffers a total permanent disability. If the L Bond is held jointly by two or more persons who are not legally married, none of these persons will have the right to request that we redeem the L Bonds unless all joint holders have died, filed bankruptcy or suffered a total permanent disability. If the L Bond is held by a trust, partnership, corporation or other similar entity, the right to request redemption upon death or total permanent disability does not apply.

Redemption at Request of Holder

We have no obligation to redeem any L Bonds other than upon maturity, or upon the death, bankruptcy or total permanent disability of a natural person holder. Nevertheless, at our sole discretion we may agree from time to time, at the written request of a holder (including the holder of a beneficial interest in a global certificate held by a depositary or its nominee), to redeem an L Bond, subject, however, to a redemption fee of 6.0% of the principal amount of such L Bond. If we so redeem any L Bond prior to maturity, we will redeem the entire principal amount of such L Bond together with accrued but unpaid interest thereon, The redemption fee will be subtracted from the amount paid to you.

Transfers

The L Bonds will be transferable in accordance with the indenture. For L Bonds that are issued solely in book-entry form, transfers will be effective only upon the delivery to us of an executed assignment or other conveyance instrument in customary form. For L Bonds that are represented by a global certificate held by a depositary or its nominee, transfers of beneficial interests in such certificate must be effected in accordance with the procedures and rules of the depositary.

Upon transfer of an L Bond, we will provide the new holder of the L Bond with a purchase confirmation that will evidence the transfer of the account on our records. If applicable (e.g., if transferred to a custodial account), a new certificate will be issued. No written confirmations will be provided with respect to transfers of beneficial interests in a global certificate held by a depositary or its nominee.

Quarterly Statements

We will provide holders of the L Bonds with quarterly statements, which will indicate, among other things, the account balance at the end of the quarter, interest credited, redemptions made, if any, and the interest rate paid during the quarter. These statements will be sent electronically on or prior to the 10th business day after the end of each calendar quarter. If a holder is unwilling or unable to receive quarterly statements electronically, we will mail the statements to the address of record on or prior to the 10th business day after the end of each calendar quarter. In such a case, we may charge such holders a reasonable fee to cover our expenses incurred in mailing the statements.

Ranking

The L Bonds will constitute secured debt of GWG Holdings. The payment of principal and interest on the L Bonds will be:

•        pari passu with respect to payment and collateral securing all L Bonds previously issued by GWG Holdings, Inc., of which approximately $461.4 million in principal amount is outstanding as of December 31, 2017 (see the caption “— Collateral Security” below);

•        structurally and contractually junior to the present and future obligations owed by our subsidiary DLP IV under our senior credit facility with LNV/CLMG, and structurally or contractually junior to any future obligations that DLP IV or other primary obligors or guarantors may have under future senior secured borrowing facilities; and

•        structurally junior to the present and future claims of creditors of our subsidiaries, other than GWG Life, including trade creditors.

The indenture will permit us to issue other forms of debt, including secured and senior debt, in the future.

“Pari passu” means that claims for payment and entitlement to security among the holders of L Bonds, including the holders of previously issued L Bonds, and the holders of any later-created class of “pari passu debt,” will be treated equally and without preference. Although we have no present intention of causing GWG Life to issue additional secured debt in the future, any such debt issued on a pari passu basis in the future (including renewals of outstanding L Bonds or other renewable pari passu debt) would also be treated equally and without preference in respect of all outstanding L Bonds. Thus, in the event of any default on the L Bonds (or any other debt securities of ours that are pari passu with the L Bonds) resulting in claims for payment or claims on collateral security, the holders of the L Bonds and all such other debt securities pari passu with the L Bonds would share in payment or collateral in proportion to the amount of principal and interest owed on each such debt instrument.

Guarantee by GWG Life Subsidiary

The payment of principal and interest on the L Bonds, including previously issued L Bonds, is fully and unconditionally guaranteed by GWG Life. There were approximately $461.4 million in principal amount of previously issued L Bonds outstanding as of December 31, 2017.

Collateral Security

The L Bonds are secured by the assets of GWG Holdings, Inc. We will grant a security interest in all of the assets of GWG Holdings to the indenture trustee for the benefit of the L Bond holders. The assets of GWG Holdings consist, and are expected to consist, primarily of (i) any cash proceeds received from its subsidiaries as distributions derived from life insurance assets of subsidiaries, (ii) all other cash and investments held in various accounts, (iii) the equity ownership interests in subsidiaries of GWG Holdings, including the equity ownership interest in GWG Life, together with (iv) all proceeds from the foregoing. This collateral security granted by us is referred to as the “GWG Holdings Assets Collateral.”

As indicated above, our direct and wholly owned subsidiary, GWG Life, will fully and unconditionally guarantee our obligations under the L Bonds. This guarantee will be supported by GWG Life’s grant of a security interest in all of its assets. The assets of GWG Life consist, and are expected to consist, primarily of (i) certain life insurance assets, (ii) any cash proceeds received from life insurance assets owned by GWG Life or received from DLP IV, as distributions derived from life insurance policies owned by that subsidiary, (iii) all other cash and investments held by GWG Life in its various accounts, (iv) GWG Life’s equity ownership interest in its direct subsidiaries, including DLP IV, together with (v) all proceeds from the foregoing. The collateral security granted by GWG Life pursuant to its guarantee of our obligations under the L Bonds is referred to as the “GWG Life Assets Collateral.”

In addition, BCC and AltiVerse, collectively, have pledged 3,952,155 shares of our common stock to further secure our obligations under the L Bonds. This collateral security granted by BCC and Altiverse is referred to as the “GWG Holdings Equity Collateral.”

Together, the GWG Holdings Assets Collateral, GWG Life Assets Collateral and GWG Holdings Equity Collateral comprise all of the collateral security for our obligations under the L Bonds. To the extent that we subsequently establish one or more wholly owned subsidiaries of GWG Holdings or GWG Life, the L Bonds will have a security interest in the equity ownership interests of those subsidiaries if and to the extent owned by GWG Holdings or GWG Life.

The guarantee by GWG Life is contained in the indenture, and the grant of security interests in the GWG Holdings Assets Collateral, GWG Life Assets Collateral and GWG Holdings Equity Collateral is effected through a “Pledge and Security Agreement” that is an exhibit to the indenture and has been amended in connection with this offering of L Bonds. Neither the indenture nor the Pledge and Security Agreement contain any provision preventing a pledging party from disposing of any collateral in the ordinary course of business. In this regard, the Pledge and Security Agreement permits the disposition of GWG Holdings Equity Collateral to the extent the number of shares continuing to constitute such collateral represents at least 10% of the number of shares beneficially held by each individual grantor as of the date of the Pledge and Security Agreement.

Substantially all of our life insurance assets are held in our subsidiaries. The L Bonds will not be directly secured by any security interest in the assets of those subsidiaries, including DLP IV. Instead, the L Bonds will be secured by a pledge of the equity ownership interests in those subsidiaries, including DLP IV, owned by GWG Life by virtue of the guarantee provisions in the indenture and the Pledge and Security Agreement referenced above. An equity ownership interest is, by its very nature, subordinate to the interests of creditors. Therefore, although investors in the L Bonds will have a security interest in the ownership of DLP IV (and other direct subsidiaries of GWG Life) any claim they may have to the assets owned by such entity will be subordinate to the interests of creditors of that entity, including LNV/CLMG, which is the lender to DLP IV under our senior credit facility, and all other creditors of DLP IV, including trade creditors. In addition, there is the risk that the collateral security granted for our obligations under the L Bonds may be insufficient to repay the L Bonds upon an event of default. See “Risk Factors,” page 17 (“The collateral granted as security...”).

Subordination; Other Indebtedness

Our obligations under the L Bonds will be subordinate to all our senior debt. For this purpose, “our senior debt” presently includes all indebtedness owed or that may in the future become owing under our senior credit facility with LNV/CLMG. As of December 31, 2017, DLP IV had approximately $222.5 million of debt outstanding under the credit facility with LNV/CLMG. In addition, as of December 31, 2017, we had approximately $461.4 million in principal amount of debt outstanding under previously issued L Bonds.

The maximum amount of debt, including the L Bonds, we may issue is limited by the indenture. In particular, the indenture prohibits us from issuing debt in an amount such that our “debt coverage ratio” would exceed 90%. The indenture defines the debt coverage ratio as a percentage calculated by the ratio of (A) obligations owing by us and our subsidiaries on all outstanding debt for borrowed money (including the L Bonds), over (B) the net present asset value of all life insurance assets we own, directly or indirectly, plus any cash held in our accounts. For this purpose, the net present asset value of our life insurance assets is equal to the present value of the cash flows derived from the face value of policy benefit assets we own, discounted at a rate equal to the weighted average cost of capital for all our indebtedness for the prior month.

We are required to notify the indenture trustee in the event that we violate this restrictive covenant. An “event of default” will exist under the indenture if a violation of this covenant persists for a period of 30 calendar days after our initial notice to the trustee. The L Bonds are guaranteed by GWG Life but otherwise are not guaranteed by any of our subsidiaries, affiliates or control persons. Neither indenture nor the Pledge and Security Agreement prevent holders of debt issued by our subsidiaries from disposing of, or exercising any other rights with respect to, any or all of the collateral securing that debt. Accordingly, in the event of a liquidation or dissolution of one of our subsidiaries (other than GWG Life), creditors of that subsidiary that are senior in rank will be paid in full, or provision for such payment will be made, from the assets of that subsidiary prior to distributing any remaining assets to us as an equity owner of that subsidiary.

The indenture also contains specific subordination provisions, benefitting lenders under any senior credit facility, restricting the right of L Bond holders to enforce certain of their rights in certain circumstances, including:

•        a prohibition on challenging any enforcement action taken by a senior lender or interfering with any legal action or suits undertaken by our senior lenders against us and our affiliates;

•        a 180-day standstill period during which there may not be brought any action against us or our affiliates to enforce rights respecting collateral unless our senior credit facilities have been repaid in full, which period may be extended if the senior lender takes action during such standstill period; and

•        a prohibition on filing a bankruptcy or insolvency case against us or our affiliates for at least one year plus one day after the senior credit facility lenders have been paid in full.

We will not make any payment, direct or indirect (whether for interest, principal, as a result of any redemption or repayment at maturity, on default, or otherwise), on the L Bonds and any other indebtedness, and neither the holders of the L Bonds nor the trustee will have the right, directly or indirectly, to sue to enforce the indenture or the L Bonds, if a default or event of default under any senior credit facility has occurred and is continuing, or if any default or event of default under any senior credit facility would result from such payment, in each case unless and until:

•        the default and event of default has been cured or waived or has ceased to exist; or

•        in the case of a non-payment default that permits a senior lender to declare as due and payable all amounts owing under a senior credit facility (but where that senior lender has not yet so declared amounts as being due and payable), the end of the period commencing on the date the trustee receives written notice of default from the senior lender and ending on the earliest of (1) our discharge of the default (or other cure), (2) the trustee’s receipt of a valid waiver of default from the senior lender, or (3) a written notice from the senior lender terminating the payment prohibition.

During any payment prohibition period, neither the holders of the L Bonds nor the trustee will have the right, directly or indirectly, to sue to enforce the indenture or the L Bonds. Other provisions of the indenture do permit the trustee to take action to enforce the payment rights of L Bond holders after 179 days have passed since the trustee’s receipt of notice of default from a senior lender, but in such case any funds paid as a result of any such suit or enforcement action shall be applied toward the senior credit facility until the facility is indefeasibly paid in full before being applied to the L Bonds. The indenture contains provisions whereby each investor in the L Bonds consents to the subordination provisions contained in the indenture and related agreements governing collateral security.

If the 180-day standstill period noted above or any other limitation on the rights of the trustee or L Bond holders to assert their rights to payment of principal or interest under the indenture or L Bonds is ultimately determined to conflict with provisions of the Trust Indenture Act of 1939 (most notably sections 316(b) and 317(a) of that Act), then the trustee, as well as any holder who shall not have earlier consented to such subordination provisions, shall (notwithstanding such provision contained in the indenture) be authorized to institute a lawsuit for the enforcement of any payment of principal or interest after their respective due dates.

No Sinking Fund

The L Bonds are not associated with any sinking fund. A sinking fund is generally any account to which contributions will be made, from which payments of principal or interest owed on the L Bonds will be made. See “Risk Factors,” page 17.

Restrictive Covenants

The indenture contains covenants that restrict us from certain actions as described below. In particular, the indenture provides that:

•        we will not declare or pay any dividends or other payments of cash or other property solely in respect of our capital stock to our stockholders (other than a dividend paid in shares of our capital stock on a pro rata basis to all our stockholders) unless no default and no event of default with respect to the L Bonds exists or would exist immediately following the declaration or payment of the dividend or other payment;

•        to the extent legally permissible, we will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or the performance of the indenture;

•        our Board of Directors will not adopt a plan of liquidation that provides for, contemplates or the effectuation of which is preceded by (a) the sale, lease, conveyance or other disposition of all or substantially all of our assets, otherwise than (i) substantially as an entirety, or (ii) in a qualified sales and financing transaction, and (b) the distribution of all or substantially all of the proceeds of such sale, lease, conveyance or other disposition and of our remaining assets to the holders of our capital stock, unless, prior to making any liquidating distribution pursuant to such plan, we make provision for the satisfaction of our obligations under the renewable unsecured subordinated notes; and

•        our debt coverage ratio may not exceed 90%.

The indenture defines the debt coverage ratio as a percentage calculated by the ratio of (A) obligations owing on all outstanding debt for borrowed money (including the L Bonds), over (B) the net present asset value of all life insurance assets we own, plus any cash held in our accounts, plus, without duplication, the value of all other assets of the Company as reflected on our most recently available balance sheet prepared in accordance with GAAP. For this purpose, the net present asset value of our life insurance assets is equal to the present value of the face value of policy benefit assets we own, discounted at a rate equal to the weighted-average weighted-average interest rate paid on indebtedness, excluding that of Seller Trust L Bonds. The net present asset value of our life insurance assets for purposes of this covenant is not necessarily the same as the net present asset value of our life insurance assets as reflected on our most recently available balance sheet prepared in accordance with GAAP and does not necessarily reflect the saleable or fair market value of those assets.

Importantly, we are not restricted from entering into “qualified sale and financing transactions” as defined — in the indenture, or incurring additional indebtedness, including additional senior debt.

Consolidation, Mergers or Sales

The indenture generally permits a consolidation or merger between us and another entity. It also permits the sale or transfer by us of all or substantially all of our property and assets. These transactions are permitted if:

•        the resulting or acquiring entity, if other than us, is a United States corporation, limited liability company or limited partnership and assumes all of our responsibilities and liabilities under the indenture, including the payment of all amounts due on the notes and performance of the covenants in the indenture; and

•        immediately after the transaction, and after giving effect to the transaction, no event of default shall exist under the indenture.

If we consolidate or merge with or into any other entity or sell or lease all or substantially all of our assets, according to the terms and conditions of the indenture, the resulting or acquiring entity will be substituted for us in the indenture with the same effect as if it had been an original party to the indenture. As a result, the successor entity may exercise our rights and powers under the indenture in our name, and we (as an entity) will be released from all our liabilities and obligations under the indenture and under the L Bonds. Nevertheless, no such transaction will by itself eliminate or modify the collateral that we have provided as security for our obligations under the indenture.

Events of Default and Remedies

The indenture provides that each of the following constitutes an event of default:

•        the failure to pay interest or principal on any L Bond for a period of 30 days after it becomes due and payable;

•        a failure to observe or perform any material covenant, condition or agreement in the indenture, but only after notice of failure from the indenture trustee and such failure is not cured within 60 days;

•        our debt coverage ratio exceeds 90% for a period of 30 consecutive calendar days, but only after notice of such breach from the indenture trustee and such breach is not cured within 60 days;

•        certain events of bankruptcy, insolvency or reorganization with respect to us; or

•        the cessation of our business.

In addition, a default under the indenture will create a default under our senior credit facility.

Through DLP IV, we are party to a senior credit facility with LNV Corporation (referred to in this prospectus supplement as LNV), as the lender. The facility is governed by a Loan and Security Agreement, and CLMG Corp (referred to in this prospectus supplement as CLMG) acts as the administrative agent for the lender under the Loan and Security Agreement.

Effective September 27, 2017, DLP IV entered into an Amended and Restated Loan and Security Agreement with LNV Corporation, as lender, and CLMG Corp., as the administrative agent on behalf of the lenders under the agreement. The Loan and Security Agreement makes available a total of up to $300,000,000 in credit to DLP IV with a maturity date of September 27, 2029. Additional advances are available under the Amended and Restated Loan Agreement at the LIBOR rate as defined in the Amended and Restated Loan Agreement. Advances are available as the result of additional borrowing base capacity, created as the premiums and servicing costs of pledged life insurance policies become due. Interest will accrue on amounts borrowed under the Amended and Restated Loan Agreement at an annual interest rate, determined as of each date of borrowing or quarterly if there is no borrowing, equal to (A) the greater of 12-month LIBOR or the federal funds rate (as defined in the agreement) plus one-half of one percent per annum, plus (B) 7.50% per annum. The effective rate at December 31, 2017 was 9.31%. Interest payments are made on a quarterly basis. As of December 31, 2017, approximately $222.5 million was outstanding under the line of credit. We may use proceeds of the line of credit to repay short-term debt and acquire additional life insurance assets.

Under the Loan and Security Agreement, DLP IV has granted the administrative agent, for the benefit of the lenders under the agreement, a security interest in all of its assets. As with prior collateral arrangements relating to the senior secured debt of GWG Holdings and its subsidiaries (on a consolidated basis), GWG Holdings’ equity ownership in DLP IV will serve as collateral for the obligations of GWG Holdings under its L Bonds (although the life insurance assets owned by DLP IV will not themselves serve directly as collateral for those obligations).

The Amended and Restated Loan Agreement does not require DLP IV to maintain a reserve account for future premiums.

In addition, the Loan and Security Agreement contains certain customary negative covenants restricting the ability of the borrower to directly or indirectly engage in a merger or exchange transaction, sell substantially all of its assets, or permit the amendment of the contracts governing the outstanding debt securities of GWG Holdings and its subsidiaries, without the prior consent of the lender.

The Loan and Security Agreement contains customary events of default (e.g., payment defaults, covenant defaults, cross-defaults, defaults arising by virtue of a change in control, and defaults arising from breaches of representations and warranties), as well as defaults for amendments to the organizational documents of the borrower, defaults from pledged policies falling out of good standing, the occurrence of an event that could terminate the arrangement by which GWG Life services the pledged life insurance policies, and the entry of a judgment against the borrower in an amount exceeding $50,000 without payment or discharge, or a stay of execution obtained, within 30 days thereafter.

The indenture requires that we give immediate notice to the indenture trustee upon the occurrence of an event of default under the indenture, unless it has been cured or waived. The indenture trustee may then provide notice to the L Bond holders or withhold the notice if the indenture trustee determines in good faith that withholding the notice is in your best interest, unless the default is a failure to pay principal or interest on any L Bond.

If an event of default occurs, the indenture trustee or the holders of at least 25% in principal amount of the outstanding L Bonds, may by written notice to us declare the unpaid principal and all accrued but unpaid interest on the L Bonds to be immediately due and payable. Notwithstanding the foregoing, the indenture limits the ability of the L Bond holders to enforce certain rights under the indenture in certain circumstances. These limitations are required subordination provisions under our senior credit facility and are summarized above under “— Subordination; Other Indebtedness.” The Pledge and Security Agreement permits the trustee to exercise on behalf of the holders of L Bonds all rights and remedies as are available to a secured creditor under applicable law, subject to any limitations therein or in the indenture. In this regard, the trustee is not authorized under the Pledge and Security Agreement to distribute in kind any collateral in its possession to the holders of L Bonds.

Amendment, Supplement and Waiver

Except as provided in this prospectus supplement or the indenture, the terms of the indenture or the L Bonds then outstanding may be amended, supplemented or waived with the consent of the holders of at least a majority in principal amount of the L Bonds then outstanding (which consent will be presumed if a holder does not object within 30 days of a request for consent), and any existing default or compliance with any provision of the indenture or the L Bonds may be waived with the affirmative consent of the holders of a majority in principal amount of the then outstanding L Bonds.

Notwithstanding the foregoing, an amendment or waiver will not be effective with respect to the L Bonds held by a holder who him, her or itself has not consented if such amendment or waiver:

•        reduces the principal of, or changes the fixed maturity of, any L Bond;

•        reduces the rate of or changes the time for payment of interest, including default interest, on any L Bond;

•        waives a default or event of default in the payment of principal or interest on the L Bonds, except for a rescission or withdrawal of acceleration of the L Bonds made by the holders of at least a majority in aggregate principal amount of the then-outstanding L Bonds and a waiver of the payment default that resulted from such acceleration;

•        makes any change in the provisions of the indenture relating to waivers of past defaults or the rights of holders of L Bonds to receive payments of principal of or interest on the L Bonds; or

•        makes any change to the subordination provisions of the indenture that has a material adverse effect on holders of L Bonds.

Notwithstanding the foregoing, the following kinds of amendments or supplements to the indenture may be effected by us and the trustee without any consent of any holder of the L Bonds:

•        to cure any ambiguity, defect or inconsistency;

•        to provide for assumption of our obligations to holders of the L Bonds in the case of a merger, consolidation or sale of all or substantially all of our assets;

•        to provide for additional uncertificated or certificated L Bonds;

•        to make any change that does not materially and adversely affect the legal rights under the indenture of any holder of L Bonds, including but not limited to an increase in the aggregate dollar amount of L Bonds which may be outstanding under the indenture and limited in amount thereunder;

•        to modify or eliminate our policy regarding redemptions elected by a holder of L Bonds prior to maturity, including our obligation to redeem L Bonds upon the death, bankruptcy or total permanent disability of any holder of the L Bonds, but only so long as such modifications do not materially and adversely affect any then-existing obligations under pending repurchase commitments for L Bonds;

•        to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, or to comply with other applicable federal or state laws or regulations;

•        to comply with the rules or policies of a depositary of the L Bonds; or

•        in connection with an amendment, extension, replacement, renewal or substitution of any senior debt, to amend the subordination provisions of the indenture to conform to the reasonable requirements of the holder or holders of such senior debt.

Rights of L Bond Holders

As an L Bond holder, you have limited rights to vote on our actions as set forth in the indenture. In general, you will have the right to vote on whether or not to approve some amendments to the indenture. For a description of these rights, see “— Amendment, Supplement and Waiver” above. You will also have the right to direct some actions that the trustee takes if there is an event of default with respect to the L Bonds. For a description of these rights, see above under the caption “— Events of Default.” For a complete description of your rights as an L Bond holder, we encourage you to read a copy of the indenture, which is filed as an exhibit to the registration statement of which the accompanying prospectus is a part. We will also provide you with a copy of the indenture upon your request.

The trustee and the L Bond holders will have the right to direct the time, method and place of conducting any proceeding for some of the remedies available, except as otherwise provided in the indenture. The trustee may require reasonable indemnity, satisfactory to the trustee, from L Bond holders before acting at their direction. You will not have any right to pursue any remedy with respect to the indenture or the L Bonds unless you satisfy the conditions contained in the indenture.

The Indenture Trustee

General

Bank of Utah has agreed to be the trustee under the indenture. The indenture contains certain limitations on the rights of the trustee, should it become one of our creditors, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any claim as security or otherwise. The trustee will be permitted to engage in other transactions with us.

Subject to certain exceptions, the holders of a majority in principal amount of the then-outstanding L Bonds will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee. The indenture provides that if an event of default specified in the indenture shall occur and not be cured, the trustee will be required, in the exercise of its power, to use the degree of care of a reasonable person in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of L Bonds, unless the holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Resignation or Removal of the Trustee

The trustee may resign at any time, or may be removed by the holders of a majority of the aggregate principal amount of the outstanding L Bonds. In addition, we may remove the trustee for certain failures in its duties, including the insolvency of the trustee or the trustee’s ineligibility to serve as trustee under the Trust Indenture Act of 1939. However, no resignation or removal of the trustee may become effective until a successor trustee has accepted the appointment as provided in the indenture.

Reports to Trustee

We will provide the trustee with (i) a calculation date report by the 15th day of each month containing a calculation of the debt coverage ratio that includes a summary of all cash, life insurance policy investments serving as collateral, as well as our total outstanding indebtedness including outstanding principal balances, interest credited and paid, transfers made, any redemption or repayment and interest rate paid; (ii) copies of our audited annual financials, no earlier than when the same become a matter of public record; and (iii) any additional information reasonably requested by the trustee.

Certain Charges

We and our servicing agents, if any, may assess service charges for changing the registration of any L Bond to reflect a change in name of the holder, multiple changes in interest payment dates or transfers (whether by operation of law or otherwise) of an L Bond by the holder to another person. The indenture permits us to set off, against amounts otherwise payable to you under the L Bonds, the amount of these charges.

Variations in Terms and Conditions

We may from time to time vary the terms and conditions of the L Bonds offered, including but not limited to minimum initial principal investment amount requirements, maximum aggregate principal amount limits, interest rates, minimum denominations, service and other fees and charges, and redemption provisions. Terms and conditions may be varied by state, locality, principal amount, type of investor (for example, new or current investor) or as otherwise permitted under the indenture governing the securities offered by the accompanying prospectus. No change in terms, however, will apply to any L Bonds already issued and outstanding at the time of such change.

Satisfaction and Discharge of Indenture

The indenture shall cease to be of further effect upon the payment in full of all of the outstanding L Bonds and the delivery of an officer’s certificate to the trustee stating that we do not intend to issue additional L Bonds under the indenture or, with certain limitations, upon deposit with the trustee of funds sufficient for the payment in full of all of the outstanding L Bonds.

Reports

We will publish annual reports containing financial statements and quarterly reports containing financial information for the first three quarters of each fiscal year. We will send copies of these reports, at no charge, to any holder of L Bonds who sends us a written request.

PLAN OF DISTRIBUTION

General

We are offering up to 1,000,000 Units, representing $1,000,000,000 in aggregate principal amount, of L Bonds (referred to throughout this prospectus supplement simply as “L Bonds”) on a continuous basis. The L Bonds will be sold at $1,000 per Unit, and in minimum amounts of 25 Units, or $25,000 or more in principal. There is no minimum amount of L Bonds that must be sold before we access and use the proceeds. The proceeds of new sales of L Bonds will be paid directly to us promptly following each sale and will not be placed in an escrow account. Even if we sell less than the entire $1,000,000,000 in aggregate principal amount of L Bonds Units being offered, the L Bonds that we sell will be issued, and the proceeds of those L Bond sales will be used by us, as described in this prospectus.

The L Bonds will be offered and sold on a best efforts basis by Emerson Equity LLC (our “dealer manager”). Our dealer manager will enter into participating dealer agreements with certain other broker-dealers that are members of FINRA, referred to as “selling group members,” to authorize those broker-dealers to sell our L Bonds. The L Bonds will be offered to the public on the terms set forth in the accompanying prospectus and any prospectus supplements we may file from time to time. Neither our dealer manager nor any selling group members will have any obligation to take or purchase any L Bonds. In addition to forming the selling group, our dealer manager provides services to us, which include conducting broker-dealer seminars, holding informational meetings and providing information and answering any questions investors or selling group members may have concerning this offering.

Members of the selling group will receive sales commissions of up to 5.00% of the gross offering proceeds depending upon the maturity of the L Bonds sold. In addition, our dealer manager and selling group members may receive up to 3.00% of the gross offering proceeds as additional compensation consisting of the following:

•        a dealer-manager fee payable to the dealer manager in an amount equal to 0.50% of the principal amount of all L Bonds sold;

•        an accountable expense allowance to be paid to the selling group members, which may include due diligence expenses of the dealer manager and selling group members set forth in a detailed and itemized invoice and as further described below;

•        wholesaling fees, which may consist of commissions and non-transaction-based compensation of the wholesalers;

•        non-cash compensation, which may consist of an occasional meal, a ticket to a sporting event or the theater, or comparable entertainment that is neither so frequent nor so extensive as to raise any question of propriety and is not preconditioned on achievement of a sales target, the national and regional sales conferences of our selling group members, training and education meetings for registered representatives of our selling group members, and permissible forms of non-cash compensation to registered representatives of our selling group members, such as gifts that do not exceed an aggregate value of $100 per annum per registered representative and that are not pre-conditioned on achievement of a sales target, including but not limited to seasonal gifts; and

•        up to a 1.00% reallowance to selling group members.

As part of the accountable expense allowance, the dealer manager and selling group members are expected to be reimbursed for accountable out-of-pocket expenses incurred by them during the course of the offering. Expenses eligible for reimbursement may include:

•        travel, lodging, and meals for the wholesalers who are our employees and associated with the dealer manager;

•        reasonable out-of-pocket expenses incurred by selling group members and their associated persons, including reimbursement of actual costs of third-party professionals retained by them; and

•        due diligence expenses of the dealer manager and selling group members set forth in a detailed and itemized invoice.

Upon the sale of L Bonds by a selling group member, the selling group member effecting the sale will receive selling commissions and additional compensation in connection therewith pursuant to the terms of the soliciting dealer agreement between the dealer manager and the selling group member.

In no event will the total selling commissions and additional compensation, including accountable due diligence expenses and reimbursements, exceed 8.00% of the aggregate gross offering proceeds we receive from the sale of L Bonds.

We may also sell our L Bonds at a discount through the following distribution channels in the event that the investor:

•        purchases L Bonds through fee-based programs, also known as wrap accounts;

•        purchases L Bonds through a selling group member that has an alternative fee arrangement with its clients;

•        purchases L Bonds through certain registered investment advisers;

•        purchases L Bonds through bank trust departments or any other organization or person authorized to act in a fiduciary capacity for its clients or customers; or

•        is an endowment, foundation, pension fund or other institutional investor.

If an investor purchases shares through one of the above distribution channels in our offering, we will sell the L Bonds at a discount, reflecting that selling commissions are not being paid in connection with such purchase. The public offering price will be decreased by an amount equal to such reduction; however, the net proceeds to us will not be affected by any such reduction in selling commissions.

Our officers and directors and their family members may purchase the L Bonds offered hereby for investment and not for distribution at a discount from the public offering price. For purposes of this discount, we consider a family member to be a spouse, parent, child, sibling, mother- or father-in-law, son- or daughter-in-law or brother- or sister-in-law. In addition, if approved by our Board of Directors, certain of our joint venture partners, consultants and other service providers may purchase the L Bonds offered hereby at a discount from the public offering price. We will sell such L Bonds reflecting that selling commissions will not be paid in connection with such sales. The public offering price will be decreased by an amount equal to such reduction; however, the net proceeds to us from such sales made net of commissions will be the same as the net proceeds we receive from other sales of L Bonds.

Also, we may sell L Bonds to the dealer manager, selling group members, their retirement plans, their representatives and the family members as described above, IRAs and qualified plans of their representatives at a purchase price reflecting that selling commissions will not be payable in consideration of the services rendered by such dealer manager, selling group members, and their representatives in the offering. Such sales, however, may not be made for the period of time from the effective date through 90 days after the effective date. The public offering price will be decreased by an amount equal to such reduction; however, the net proceeds to us from the sales of these L Bonds will be the same as the net proceeds we receive from other sales of L Bonds.

Neither our dealer manager nor its affiliates will directly or indirectly compensate any person engaged as an investment advisor or a bank trust department by a potential investor as an inducement for such investment advisor or bank trust department to advise favorably for an investment in the L Bonds offered hereby. Also, we will not pay referral or similar fees to any accountants, attorneys or other persons in connection with the distribution of the L Bonds.

In addition to the sales commissions, fees, allowances, reimbursements and expenses described above, we expect to pay approximately $1,200,000 in offering and related costs and expenses in connection with this offering. These kinds of expenses include all expenses to be paid by us in connection with the offering (other than sales commissions, additional compensation, and expense allowances and reimbursement to our selling group members), including but not limited to legal, accounting, printing and mailing expenses, registration, qualification and associated securities filing fees and other costs and expenses.

The table below sets forth the maximum amount of sales commissions and additional compensation, as described in footnote (1) to the table below, we may pay in connection with this offering.

L Bond Term	Sales Commission	Additional Compensation(1)	Total(2)
2 years	3.25%	4.75%	8.00%
3 years	4.25%	3.75%	8.00%
5 years	4.90%	3.10%	8.00%
7 years	5.00%	3.00%	8.00%

____________

(1)      As described above, additional compensation includes: (i) a dealer-manager fee payable to the dealer manager in an amount equal to 0.50% of the principal amount of all L Bonds sold; (ii) an accountable expense allowance to the selling group members as described above, which may include due-diligence expenses of the dealer manager and selling group members set forth in a detailed and itemized invoice; (iii) wholesaling fees, which may consist of commissions and non-transaction-based compensation of the wholesalers; (iv) non-cash compensation, which may consist of an occasional meal, a ticket to a sporting event or the theater, or comparable entertainment that is neither so frequent nor so extensive as to raise any question of propriety and is not preconditioned on achievement of a sales target, the national and regional sales conferences of our selling group members, training and education meetings for registered representatives of our selling group members, and permissible forms of non-cash compensation to registered representatives of our selling group members, such as gifts that do not exceed an aggregate value of $100 per annum per registered representative and that are not pre-conditioned on achievement of a sales target, including but not limited to seasonal gifts; and (v) up to a 1.00% reallowance to selling group members.

(2)      The combined selling commissions and additional compensation for this offering will not exceed 8.00% of the aggregate gross proceeds of this offering.

The line items reflected in the table below are our current estimates of average sales commissions and additional compensation (including accountable expenses) that we will pay. Specifically, we estimate that the average sales commission will be 5.00%, or $50,000,000 based on $1,000,000,000 in principal amount of L Bonds sold, and the average additional compensation will be 3.00%, or $30,000,000 based on $1,000,000,000 in principal amount of L Bonds sold. The components of “additional compensation” are detailed in footnote (1) to the table above. Actual costs may differ from the percentages and amounts shown in the table below, subject, however, to the limitations noted above.

L Bonds Sold	Sales Commission	Additional Compensation	Total
$500,000,000	$25,000,000	$15,000,000	8.00%
$750,000,000	$37,500,000	$22,500,000	8.00%
$1,000,000,000	$50,000,000	$30,000,000	8.00%

The wholesalers employed by us are registered with and associated persons of our dealer manager. The wholesalers will:

•        attend local, regional and national conferences of the selling group members; and

•        contact selling group members and their registered representatives to make presentations concerning us and this offering.

The wholesalers will receive a portion of their non-transaction based compensation as compensation for their selling efforts. We host training and education meetings for selling group members and their representatives. The costs of the training and education meetings will be borne by us, but counted toward the 8.00% underwriting compensation limit.

Certain of our employees who are also registered representatives and supervisory principals of the dealer manager have been granted certain share appreciation rights (“SARs”) as part of their compensation. The SARs give such individual the contractual right to receive from us additional cash compensation at any point before the SAR’s expiration, but only if the price of our common stock has increased between the grant date and the date when we receive notice of such individual’s intention to exercise the SAR. At the termination of this offering, the aggregate of the appreciation amount, as defined in the SAR agreement, will be calculated and added to the other items of value (e.g., selling commissions and additional forms of compensation) to ensure that aggregate compensation paid in connection with this offering does not exceed 8.00% of the gross offering proceeds.

In accordance with FINRA rules, in no event will our total compensation to FINRA members, including but not limited to sales commissions, the dealer-manager fee and accountable expense and other reimbursements to our dealer manager and selling group members, including non-transaction-based compensation of the wholesalers and non-cash compensation, exceed 8.00% of our gross offering proceeds, in the aggregate.

We will indemnify the selling group members and our dealer manager against some civil liabilities, including certain liabilities under the Securities Act of 1933 and liabilities arising from breaches of our representations and warranties contained in the Dealer Manager Agreement.

The foregoing is a summary of the material terms relating to the plan of distribution of the L Bonds contained in the Dealer Manager Agreement. Any amendment to the Dealer Manager Agreement will be filed as an exhibit to an amendment to the registration statement of which the accompanying prospectus is a part.

Settlement Procedures

You can place an order for the purchase of L Bonds using DTC Settlement through your selling group member. A selling group member using DTC settlement will have an account with a DTC participant in which your funds will be placed to facilitate settlement. Orders may be placed until the cyclical order due date. Orders will be executed by such selling group member electronically and you must coordinate with your selling group member’s registered representative to pay the full purchase price of the L Bonds by the trade date. If you purchase your L Bonds using DTC settlement, you will be credited with ownership of an L Bond on the second business day after the end of the DTC closing cycle in which the subscription is made (typically, closings will occur on a bi-monthly cycle). If you purchase your L Bonds in this manner, your purchase price will not be held in escrow.

You also have the option to elect to settle your purchase directly with us, the Company. If you elect to use direct settlement with us, you should complete and sign a Subscription Agreement similar to the one filed as an exhibit to the registration statement of which the accompanying prospectus is a part. A form of Subscription Agreement is available from your selling group member’s registered representative. Once completed and signed, your Subscription Agreement should be provided to your selling group member who will deliver it to us to be held, together with your related subscription funds, until our acceptance of your subscription. In connection with a direct settlement subscription, you should pay the full purchase price of the L Bonds to us as set forth in the Subscription Agreement. Subscribers may not withdraw funds from the subscription account. Subscriptions will be effective upon our acceptance of your Subscription Agreement and related funds, and we reserve the right to reject any subscription in whole or in part.

Covered Security

Our L Bonds are a “covered security.” The term “covered security” applies to securities exempt from state registration because of their oversight by federal authorities and national-level regulatory bodies pursuant to Section 18 of the Securities Act of 1933. Generally, securities listed on national exchanges are the most common type of covered security exempt from state registration. A non-traded security also can be a covered security if it has a seniority greater than or equal to other securities from the same issuer that are listed on a national exchange. Our L Bonds are a covered security because they are senior to our common stock, which is listed on The Nasdaq Capital Market, and therefore our offering of L Bonds will be exempt from state registration.

Although the status of our L Bonds as a “covered security” will facilitate their purchase and sale to a broader range of investors than would otherwise be available to us, and although the offer and sale of a “covered security” generally involves fewer issuance costs to the issuer of such securities, our L Bonds are not a suitable purchase for all investors. In this regard, please carefully review the “Risk Factors” contained in this prospectus supplement, as well as the disclosures on page 3 under the heading “Covered Security.”

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of the material United States (“U.S.”) federal income tax considerations relating to the initial purchase, ownership and disposition of the L Bonds by U.S. and non-U.S. holders. This discussion is a summary only and is not a complete analysis of all the potential tax considerations relating to the purchase, ownership and disposition of the L Bonds. We have based this summary on current provisions of the Code of 1986, as amended (the “Code”), applicable U.S. Treasury Regulations promulgated thereunder, judicial opinions, and published rulings of the Internal Revenue Service (the “IRS”), all as in effect on the date of this prospectus supplement. However, these laws and other guidance are subject to differing interpretations or change, possibly with retroactive effect. In addition, we have not sought, and will not seek, a ruling from the IRS or an opinion of counsel with respect to any tax consequences of purchasing, owning or disposing of L Bonds. Thus, the IRS could take a different position regarding one or more of the tax consequences or matters described in this prospectus supplement; and there can be no assurance that any position taken by the IRS would not be sustained.

This discussion is limited to purchasers of L Bonds who acquire the L Bonds from us in this offering and hold the L Bonds as capital assets for federal income tax purposes. This discussion does not address all possible tax consequences that may be applicable to you in light of your specific circumstances. For instance, this discussion does not address the alternative minimum tax provisions of the Code, or special rules applicable to some categories of investors such as financial institutions, insurance companies, tax-exempt organizations, dealers in securities, real estate investment trusts, regulated investment companies, or persons who hold L Bonds as part of a hedge, conversion or constructive sale transaction, straddle or other risk reduction transaction that may be subject to special rules. This discussion also does not address the tax consequences arising under the laws of any foreign, state or local jurisdiction; or any U.S. estate or gift tax laws.

If you are considering the purchase of an L Bond, you should consult your own tax advisors as to the particular tax consequences to you of acquiring, holding or otherwise disposing of the L Bonds, including the effect and applicability of state, local or foreign tax laws, or any U.S. estate and gift tax laws.

As used in this discussion, the term “U.S. holder” means a holder of an L Bond that is:

(i)     for United States federal income tax purposes, a citizen or resident of the United States;

(ii)    a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof or other entity characterized as a corporation or partnership for federal income tax purposes;

(iii)   an estate, the income of which is subject to United States federal income taxation regardless of its source; or

(iv)   a trust, the administration of which is subject to the primary supervision of a court within the United States and which has one or more United States persons with authority to control all substantial decisions, or if the trust was in existence on August 20, 1996, and has elected to continue to be treated as a United States trust.

For the purposes of this discussion, a “non-U.S. holder” means any holder of L Bonds other than a U.S. holder. Any L Bond purchaser who is not a U.S. citizen will be required to furnish documentation, on IRS Form W-8BEN, that clearly states whether it is subject to U.S. withholding taxes, in accordance with applicable requirements of the United States taxing authority.

Characterization of the L Bonds

The federal income tax consequences of owning L Bonds depend on characterization of the L Bonds as debt for federal income tax purposes, rather than as equity interests or a partnership among the holders of the L Bonds. We believe that the L Bonds have been structured in a manner that will allow the L Bonds to be characterized as debt for federal income tax purposes. However, this is only our belief; and no ruling from the IRS or an opinion of counsel has been sought in this regard. Thus, the IRS could successfully challenge this characterization.

If the L Bonds were treated as equity interests, there could be adverse effects on some holders. For example, payments on the L Bonds could (1) if paid to non-U.S. holders, be subject to federal income tax withholding; (2) constitute unrelated business taxable income to some tax-exempt entities, including pension funds and some retirement accounts (if the relationship were characterized as a partnership for tax purposes); and (3) cause the timing and amount of income that accrues to holders of L Bonds to be different from that described below.

Because of these potential adverse effects, you are urged to consult your own tax advisors as to the tax consequences that may apply to your particular situation in the event the L Bonds are re-characterized as equity interests; and as to the likelihood that the L Bonds could be so re-characterized. The remainder of this discussion assumes that the L Bonds are characterized as debt.

Taxation of U.S. Holders

Stated Interest

Under general federal income tax principles, you must include stated interest in income in accordance with the method of accounting you use for federal income tax purposes. Accordingly, if you are using the accrual method of tax accounting, you must include stated interest in income as it accrues. If you are using the cash method of tax accounting, you must include stated interest in income as it is actually or constructively received. Payments of interest to taxable holders of L Bonds will constitute portfolio income, and not passive activity income, for the purposes of the passive loss limitations of the Code. Accordingly, income arising from payments on the L Bonds will not be subject to reduction by losses from passive activities of a holder.

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds L Bonds, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership purchasing L Bonds, we urge you to consult your tax advisor.

Disposition of L Bonds

In general, a U.S. holder will recognize gain or loss upon the sale, exchange or other taxable disposition of an L Bond measured by the difference between (1) the sum of the cash and the fair market value of all other property received on such disposition, excluding any portion of the payment that is attributable to accrued interest on the L Bonds; and (2) your adjusted tax basis in the L Bond. A U.S. holder’s adjusted tax basis in an L Bond generally will be equal to the price the U.S. holder paid for the L Bond. Any of this gain or loss generally will be long-term capital gain or loss if, at the time of any such taxable disposition, the L Bond was a capital asset in the hands of the holder and was held for more than one year. Net long-term capital gain recognized by individual U.S. holders is eligible for a reduced rate of taxation. The deductibility of capital losses is subject to annual limitations.

The terms of the L Bonds may be modified upon the consent of a specified percentage of holders and, in some cases, without consent of the holders. In addition, the L Bonds may be assumed upon the occurrence of specific transactions. The modification or assumption of an L Bond could, in some instances, give rise to a deemed exchange of an L Bond for a new debt instrument for federal income tax purposes. If an exchange is deemed to occur by reason of a modification or assumption, you could realize gain or loss without receiving any cash.

Additional Tax on Net Investment Income

If you are a U.S. holder other than a corporation, you generally will be subject to a 3.8% additional tax on the lesser of (1) your “net investment income” for the taxable year, and (2) the excess of your modified adjusted gross income for the taxable year over a certain threshold. Your net investment income generally will include any income or gain recognized by you with respect to our L Bonds, unless such income or gain is derived in the ordinary course of the conduct of your trade or business (other than a trade or business that consists of certain passive or trading activities).

Considerations for Tax-Exempt Holders of L Bonds

Tax-exempt entities, including charitable corporations, pension plans, profit sharing or stock bonus plans, individual retirement accounts and some other employee benefit plans are subject to federal income tax on unrelated business taxable income. For example, net income derived from the conduct of a trade or business regularly carried on by a tax-exempt entity or by a partnership in which it is a partner is treated as unrelated business taxable income.

A $1,000 special deduction is allowed in determining the amount of unrelated business taxable income subject to tax. Tax-exempt entities taxed on their unrelated business taxable income are also subject to the alternative minimum tax for items of tax preference which enter into the computation of unrelated business taxable income.

In general, interest income does not constitute unrelated business taxable income. However, under the debt-financed property rules, if tax-exempt holders of L Bonds finance the acquisition or holding of L Bonds with debt, interest on the L Bonds will be taxable as unrelated business taxable income. The L Bonds will be treated as debt-financed property if the debt was incurred to acquire the L Bonds or was incurred after the acquisition of the L Bonds, so long as the debt would not have been incurred but for the acquisition and, at the time of the acquisition, the incurrence of the debt has already occurred or was foreseeable.

Non-U.S. Holders

The following discussion is a summary of the principal U.S. federal income consequences resulting from the ownership of the L Bonds by non-U.S. holders. However, application of the U.S. federal income tax rules associated with non-U.S. holders is complex and factually sensitive. Thus, if you could be considered to be a non-U.S. holder, you are urged to consult your own tax advisors with respect to the application of the federal income tax rules for your particular situation.

Payments of Interest to Non-U.S. Holders

Subject to the discussion below under “Backup Withholding and Information Reporting,” payments of interest received by a non-U.S. holder generally will not be subject to U.S. federal withholding tax, provided (1) that (a) the non-U.S. holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote; (b) the non-U.S. holder is not a controlled foreign corporation, actually or constructively, through stock ownership; and (c) the beneficial owner of the L Bond complies with the certification requirements, including delivery of a statement, signed by the holder under penalties of perjury, certifying that the holder is a foreign person and provides its name and address; or (2) that the non-U.S. holder is entitled to the benefits of an income tax treaty under which the interest is exempt from U.S. withholding tax and the non-U.S. holder complies with the reporting requirements. If an L Bond is held through a securities clearing organization or other specified financial institutions (an “Intermediary”), the Intermediary may provide the relevant signed statement and, unless the Intermediary is a “qualified” intermediary as defined under the Code, the signed statement provided by the Intermediary must be accompanied by a copy of a valid Form W-8BEN provided by the non-U.S. beneficial holder of the L Bond.

Payments of interest not exempt from United States federal withholding tax as described above will be subject to a withholding tax at the rate of 30%, subject to reduction under an applicable income tax treaty.

Payments of interest on an L Bond to a non-U.S. holder generally will not be subject to U.S. federal income tax, as opposed to withholding tax, unless the income is effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States. To claim the benefit of a lower treaty withholding rate, a non-U.S. holder must provide a properly executed IRS Form W-8BEN to us or our paying agent before the payment of stated interest; and may be required to obtain a U.S. taxpayer identification number and provide documentary evidence issued by foreign governmental authorities to prove residence in the foreign country. You should consult your own tax advisor to determine the effects of the application of the U.S. federal withholding tax to your particular situation.

Disposition of the L Bonds by Non-U.S. Holders

Subject to the discussion below under “Backup Withholding and Information Reporting,” a non-U.S. holder generally will not be subject to United States federal income tax, and generally no tax will be withheld with respect to gains realized on the disposition of an L Bond, unless (a) the gain is effectively connected with a United States trade or business conducted by the non-U.S. holder or (b) the non-U.S. holder is an individual who is present in the United States for 183 or more days during the taxable year of the disposition and other requirements are satisfied.

Non-U.S. Holders Subject to U.S. Income Taxation

If interest and other payments received by a non-U.S. holder with respect to the L Bonds, including proceeds from the disposition of the L Bonds, are effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States, or the non-U.S. holder is otherwise subject to United States federal income taxation on a net basis with respect to the holder’s ownership of the L Bonds, or are individuals that have by operation of law become residents in the United States for federal income tax purposes, the non-U.S. holder generally will be subject to the rules described above applicable to U.S. holders of L Bonds, subject to any modification provided under an applicable income tax treaty. If any of these non-U.S. holders is a corporation, it may also be subject to a U.S. “branch profits tax” at a 30% rate.

Backup Withholding and Information Reporting

Non-corporate U.S. holders may be subject to backup withholding at a rate of 28% on payments of principal, premium, and interest on, and the proceeds of the disposition of, the L Bonds. In general, backup withholding will be imposed only if the U.S. holder (1) fails to furnish its taxpayer identification number (“TIN”), which for an individual would be his or her Social Security number; (2) furnishes an incorrect TIN; (3) is notified by the IRS that it has failed to report payments of interest or dividends; or (4) under some circumstances, fails to certify under penalty of perjury that it has furnished a correct TIN and has been notified by the IRS that it is subject to backup withholding tax for failure to report interest or dividend payments. In addition, the payments of principal and interest to U.S. holders generally will be subject to information reporting. You should consult your tax advisors regarding your qualification for exemption from backup withholding and the procedure for obtaining an exemption, if applicable.

Backup withholding generally will not apply to payments made to a non-U.S. holder of an L Bond who provides the certification that it is a non-U.S. holder, and the payor does not have actual knowledge that a certificate is false, or otherwise establishes an exemption from backup withholding. Payments by United States office of a broker of the proceeds of a disposition of the L Bonds generally will be subject to backup withholding at a rate of 28% unless the non-U.S. holder certifies it is a non-U.S. holder under penalties of perjury or otherwise establishes an exemption. In addition, if a foreign office of a foreign custodian, foreign nominee or other foreign agent of the beneficial owner, or if a foreign office of a foreign “broker” pays the proceeds of the sale of an L Bond to the seller, backup withholding and information reporting will not apply; provided that the nominee, custodian, agent or broker is not a “United States related person,” or a person which derives more than 50% of its gross income for some periods from the conduct of a trade or business in the United States or is a controlled foreign corporation. The payment by a foreign office of a broker that is a United States person or a United States related person of the proceeds of the sale of L Bonds will not be subject to backup withholding, but will be subject to information reporting unless the broker has documentary evidence in its records that the beneficial owner is not a United States person for purposes of the backup withholding and information reporting requirements and other conditions are met, or the beneficial owner otherwise establishes an exemption.

The amount of any backup withholding imposed on a payment to a holder of an L Bond will be allowed as a credit against the holder’s United States federal income tax liability and may entitle the holder to a refund; provided that the required information is furnished to the IRS.

STATE, LOCAL AND FOREIGN TAXES

We make no representations regarding the tax consequences of the purchase, ownership or disposition of the L Bonds under the tax laws of any state, locality or foreign country. You should consult your own tax advisors regarding these state and foreign tax consequences.

ERISA CONSIDERATIONS

General

Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and Section 4975 of the Code impose restrictions on employee benefit plans that are subject to ERISA, or plans or arrangements that are subject to Code Section 4975, and on persons who are parties in interest or disqualified persons with respect to those plans or arrangements. Some employee benefit plans, like governmental plans and church plans (if no election has been made under Section 410(d) of the Code), are not subject to the restrictions of Title I of ERISA or Code Section 4975, and assets of these plans may be invested in the L Bonds without regard to the ERISA considerations described below, subject to the Code and other applicable federal and state laws affecting tax-exempt organizations generally. Any plan fiduciary that proposes to cause a plan to acquire any of the L Bonds should consult with its counsel with respect to the potential consequences under ERISA and the Code of the plan’s acquisition and ownership of the L Bonds. Investments by plans are also subject to ERISA’s and the Code’s general fiduciary requirements, including the requirement of investment prudence and diversification and the requirement that a plan’s investments be made in accordance with the documents governing the plan.

Prohibited Transactions

General

Section 406 of ERISA and Section 4975 of the Code prohibits certain “parties in interest” and “disqualified persons” with respect to a plan from engaging in select transactions involving a plan and its assets unless a statutory, regulatory or administrative exemption applies to the transaction. Section 4975 of the Code imposes excise taxes on parties in interest that engage in non-exempt “prohibited transactions.” Section 502(i) of ERISA requires the Secretary of the U.S. Department of Labor (“Labor”) to assess a civil penalty against a fiduciary who breaches any fiduciary responsibility under, or commits any other violation of, part 4 of Title I of ERISA, or any other person who knowingly participates in a breach or violation.

Plan Asset Regulations

Labor has issued regulations concerning the definition of what constitutes the assets of a plan for purposes of ERISA and the prohibited transaction provisions of the Code. The plan asset regulations describe the circumstances where the assets of an entity in which a plan invests will be considered to be “plan assets,” so that any person who exercises control over the assets would be subject to ERISA’s fiduciary standards. Generally, under the plan asset regulation, when a plan invests in another entity, the plan’s assets do not include, solely by reason of the investment, any of the underlying assets of the entity. However, the plan asset regulation provides that, if a plan acquires an “equity interest” in an entity that is neither a “publicly-offered security” nor a security issued by an investment company registered under the Investment Company Act of 1940 the assets of the entity will be treated as assets of the plan investor unless exceptions apply.

Under the plan asset regulations the term “equity interest” is defined as any interest in an entity other than an instrument that is treated as indebtedness under “applicable local law” and that has no “substantial equity features.” Although the plan asset regulation is silent with respect to the question of which law constitutes “applicable local law” for this purpose, Labor has stated that these determinations should be made under the state law governing interpretation of the instrument in question. In the preamble to the plan asset regulation, Labor declined to provide a precise definition of what features are equity features or the circumstances under which the features would be considered “substantial,” noting that the question of whether a plan’s interest has substantial equity features is an inherently factual one, but that in making that determination it would be appropriate to take into account whether the equity features are such that a plan’s investment would be a practical vehicle for the indirect provision of investment management services. We believe that the L Bonds will be classified as indebtedness without substantial equity features for ERISA purposes.

Under the plan asset regulations the term “publicly-offered security” is defined as a security that is (i) freely transferable, (ii) part of a class of securities that is widely held, and (iii) either (A) part of a class of securities registered under section 12(b) or 12(g) of the Securities Exchange Act of 1934 or (B) sold to the plan as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act of 1933 and the class of securities of which such security is a part is registered under the Securities Exchange Act of 1934 within 120 days after the end of the fiscal year of the issuer during which the offering of such securities to the public occurred. For purposes of the above, a class of securities is considered to be “widely held” if it is owned by 100 or more investors independent of the issuer and of one another. In the case of this offering, while the offer and sale of the L Bonds have been registered under the Securities Act of 1933, the L Bonds themselves have not been registered under the Securities Exchange Act of 1934. For this reason, we believe that the L Bonds will not likely meet the definition for “publicly-offered security” under the plan asset regulations.

In light of the foregoing, if the L Bonds were deemed to be equity interests for this purpose and no statutory, regulatory, or administrative exception applies, we could be considered to hold plan assets by reason of a plan’s investment in the L Bonds. These plan assets would include an undivided interest in all of our assets. In this case, we may be considered a fiduciary with respect to the investing plans. We would be subject to the fiduciary responsibility provisions of Title I of ERISA, including the prohibited transaction provisions of Section 406 of ERISA and Section 4975 of the Code, and to Section 4975 of the Code with respect to transactions involving any of our assets. The ERISA fiduciary standards could affect the way we conduct the business, which would have consequences for all investors, not just those that are employee benefit plans.

Depending on the relevant facts and circumstances, prohibited transaction exemptions may apply to the purchase or holding of the L Bonds. See, for example, Prohibited Transaction Class Exemption (“PTE”) 96-23, which exempts some transactions effected on behalf of a plan or by an “in-house asset manager;” PTE 95-60, which exempts some transactions between insurance company general accounts and parties in interest; PTE 91-38, which exempts some transactions between bank collective investment funds and parties in interest; PTE 90-1, which exempts some transactions between insurance company pooled separate accounts and parties in interest; or PTE 84-14, which exempts some transactions effected on behalf of a plan by a “qualified professional asset manager.” However, there can be no assurance that any of these exemptions will apply with respect to any plan’s investment in the L Bonds, or that the exemption, if it did apply, would apply to all prohibited transactions that may occur in connection with the investment.

Any plan fiduciary considering whether to purchase L Bonds on behalf of a plan should consult with its counsel regarding the applicability of the fiduciary responsibility and prohibited transaction provisions of ERISA and the Code. Before purchasing any L Bonds, a fiduciary of a plan should make its own determination as to (1) whether GWG Holdings, as issuer of and borrower under the L Bonds, is a “party in interest” under ERISA or a “disqualified person” under the Code with respect to the plan; (2) the availability of the relief provided in the plan asset regulation and (3) the availability of any other prohibited transaction exemptions. In addition, purchasers that are insurance companies should consult their own ERISA counsel with respect to their fiduciary responsibilities associated with their purchase and ownership of the L Bonds, including any responsibility under the Supreme Court case John Hancock Mutual Life Insurance Co. v. Harris Trust and Savings Bank.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the L Bonds to be offered and sold pursuant to the accompanying prospectus which is a part of that registration statement. This prospectus supplement does not contain all the information contained in the registration statement. For further information with respect to us and the L Bonds to be sold in this offering, we refer you to the registration statement, including the agreements, other documents and schedules filed as exhibits to the registration statement.

We file annual, quarterly and current reports, and other information with the SEC. We intend to make these filings available on our website at www.gwgh.com. Information on our website is not incorporated by reference in the accompanying prospectus. We maintain an office at 220 South Sixth Street, Suite 1200, Minneapolis, MN 55402 where all records concerning the L Bonds are to be retained. L Bond holders and their representatives can request information regarding the L Bonds by contacting our office by mail at our address or by telephone at (612) 746-1944 or by fax at (612) 746-0445. Upon request, we will provide copies of our filings with the SEC free of charge to our investors. Our SEC filings, including the registration statement of which the accompanying prospectus is a part, will also be available on the SEC’s Internet site at http://www.sec.gov. You may read and copy all or any portion of the registration statement or any reports, statements or other information we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. In addition, you may call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. You may receive copies of these documents upon payment of a duplicating fee by writing to the SEC.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We are incorporating certain information about us that we have filed with the SEC by reference in this prospectus supplement and the accompanying prospectus, which means that we are disclosing important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus supplement and the accompanying prospectus.

We incorporate by reference the documents listed below and all other filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, including (i) filings made after the initial filing of the registration statement of which this prospectus supplement and the accompanying prospectus are a part and prior to the date of this prospectus supplement, and (ii) future filings made from the date of this prospectus supplement but prior to the termination of the offering of the securities covered by this prospectus supplement:

•        Our Annual Report on Form 10-K for the period ended December 31, 2018, filed with the SEC on July 9, 2019;

•        Our Quarterly Report on Form 10-Q for the period ended March 31, 2019 filed with the SEC on August 5, 2019;

•        Our Current Reports on Form 8-K filed with the SEC on January 4, 2019, January 24, 2019, April 16, 2019, April 16, 2019, April 22, 2019, April 26, 2019, April 30, 2019, May 17, 2019, May 23, 2019, June 6, 2019, June 6, 2019, July 9, 2019 and August 7, 2019;

•        Our definitive Information Statement on Schedule 14C filed with the SEC on January 3, 2019; and

•        Our Information Statement on Schedule 14f-1 filed with the SEC on April 16, 2019.

We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K.

The section entitled “Where You Can Find More Information” above describes how you can obtain or access any documents or information that we have incorporated by reference herein. The information relating to us contained in this prospectus supplement does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus supplement.

Upon written or oral request, we will provide, free of charge, to each person, including any beneficial owner, to whom a prospectus supplement is delivered, a copy of any or all of the reports or documents that are incorporated by reference into this prospectus supplement. Such written or oral requests should be made to:

William Acheson, Chief Financial Officer

220 South Sixth Street, Suite 1200

Minneapolis, MN 55402

Telephone Number: (612) 746-1944

In addition, such reports and documents may be found on our website at www.gwgh.com.

1,000,000 Units

($1,000,000,000)

GWG HOLDINGS, INC.

L Bonds

______________________________

PROSPECTUS SUPPLEMENT

______________________________

August 7, 2019